As filed with the Securities and Exchange Commission on April 12, 2010

Registration No. 333-146457

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NINE

TO FORM S-11

REGISTRATION STATEMENT

Under

The Securities Act of 1933, As Amended

CNL LIFESTYLE PROPERTIES, INC.

(Exact name of registrant as specified in charter)

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Address of principal executive offices)

R. Byron Carlock, Jr.

Chief Executive Officer

CNL Center at City Commons

450 South Orange Avenue

Orlando, Florida 32801

Telephone: (407) 650-1000

(Name, address and telephone

number of agent for service)

COPIES TO:

RICHARD E. BALTZ, ESQUIRE

NEIL GOODMAN, ESQUIRE

Arnold & Porter, LLP

555 Twelfth Street, NW

Washington, DC 20004-1206

Telephone: (202) 942-5124

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☐

This Post-Effective Amendment No. Nine consists of the following:

1.	The Registrant’s Prospectus dated April __, 2010, filed herewith.

2.	Part II to this Post-Effective Amendment No. Nine, filed herewith.

Prospectus

CNL LIFESTYLE PROPERTIES, INC.

Maximum Offering—200,000,000 Shares of Common Stock—Minimum Purchase—500 Shares

We are a Maryland corporation sponsored by CNL Financial Group, Inc. (our “Sponsor”). We were formed primarily to acquire lifestyle properties and have elected to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. This is a best efforts offering, which means that CNL Securities Corp. (our “Managing Dealer”) will use its best efforts but is not required to sell any specific amount of shares. We are offering 200,000,000 common shares, 170,000,000 of which will be offered at a price of $10.00 per share and 30,000,000 of which will be offered to stockholders at a price of $9.50 per share pursuant to our reinvestment plan. The offering prices were subjectively determined by our board of directors. This is a continuous offering that will terminate on or before April 9, 2011, unless we extend the offering for an additional six months subject to meeting certain criteria. An individual must initially invest at least $5,000. Plans (as defined below) must initially invest at least $4,000. Following an initial investment of the required minimum amount in this offering or our prior offerings, an investor may purchase additional shares in $10.00 increments. As of March 15, 2010, we have issued and outstanding a total of approximately 252.2 million shares of our common stock.

All capitalized terms used herein but not defined shall have the meanings ascribed to them in the “Definitions” section of this prospectus.

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See “Risk Factors” beginning on page 8. Significant risks relating to your investment in shares of our common stock include:

•	Our investment policies and strategies are very broad and permit us to invest in many types of real estate and to make loans and other investments.

•	We rely on CNL Lifestyle Company, LLC, which is our advisor (our “Advisor”), to make our investment decisions subject to approval by our board of directors.

•	The agreement with our Advisor (the “Advisory Agreement”) was not negotiated at arm’s length and we will pay our Advisor and its affiliates substantial fees.

•

Certain officers and directors of our Advisor also serve as our officers and directors, resulting in conflicts of interest. Those persons could take actions that are more favorable to other entities than to us.

•

To the extent consistent with our investment objectives and limitations, our investment policies and strategies may be altered by a majority of our directors, including a majority of our independent directors (our “Independent Directors”), without stockholder consent.

•

There is no market for our shares and we do not expect to list our shares in the near future. If you are able to sell your shares prior to listing, you would likely have to sell them at a substantial discount.

•	Redemption of our shares shall be at our sole option.

•	We may borrow up to 300% of the value of our Net Assets, which may reduce the cash available for distributions to stockholders.

•	Our articles of incorporation prohibit individual stockholders from owning more than 9.8% of our common stock.

•	If we do not qualify or remain qualified as a REIT, we will be subject to taxation on our income at regular corporate rates.

	Price to Public(1)	Commissions(1)(2)	Proceeds to us, before Expenses(1)
Primary Offering Per Share	$10.00	$1.00	$9.00
Total Primary Offering Amount	$1,700,000,000	$170,000,000	$1,530,000,000
Reinvestment Plan Offering Per Share	$9.50	$—	$9.50
Total Reinvestment Plan Offering Amount	$285,000,000	$—	$285,000,000
Total Offering Amount	$1,985,000,000	$170,000,000	$1,815,000,000

(1)	Assumes we sell 170,000,000 shares in the primary offering and 30,000,000 shares pursuant to our reinvestment plan.
(2)	Includes up to a 7.0% selling commission and a 3.0% marketing support fee, neither of which will be paid for shares issued pursuant to our reinvestment plan.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. In addition, the Attorney General of the State of New York has not passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

No one is authorized to make any statements about the offering that differ from those that appear in this prospectus. You should also be aware that the description of our company contained in this prospectus was accurate on March 31, 2010, but may no longer be accurate. We will amend or supplement this prospectus, however, if there is a material change in the affairs of our company.

The use of forecasts in connection with this offering is prohibited. Any representations to the contrary and any predictions, written or oral, as to the amount or certainty of any present or future cash benefit or tax consequence which may flow from an investment in our shares is not permitted.

April __, 2010

SUITABILITY STANDARDS

We have established financial suitability standards for investors interested in purchasing shares of our common stock. In determining your net worth, do not include the value of your home, home furnishings or personal automobiles.

You must have:

•	a net worth of at least $250,000, or

•	a gross annual income of at least $70,000 and a net worth of at least $70,000.

Our suitability standards also require that you:

•	can reasonably benefit from an investment in our common stock based on your overall investment objectives and portfolio structure;

•	are able to bear the economic risk of the investment based on your overall financial situation; and

•	have an apparent understanding of:

•	the fundamental risks of your investment,

•	the risk that you may lose your entire investment,

•	the lack of liquidity of your shares,

•	the restrictions on transferability of your shares,

•	the background and qualifications of our Advisor, and

•	the tax consequences of your investment.

Several states have established suitability standards that are more stringent than the standards that we have established and outlined above. Shares of our common stock will be sold only to investors in these states if investors represent that they meet the special suitability standards set forth below. In each case, these special suitability standards exclude from the calculation of net worth the value of the investor’s home, home furnishings and personal automobiles.

Alabama, Kentucky, Michigan, Missouri, Ohio and Pennsylvania—In addition to our suitability requirements, you may invest no more than 10% of your net worth (not including home, furnishings and personal automobiles) in our shares.

The following states have established recommendations for investors in their states. Shares will be sold to investors in these states only if the investors represent that they meet the special recommendations set forth below.

Kansas and Massachusetts—In addition to our suitability requirements, the offices of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that an investor’s aggregate investment in our shares and similar direct participation investments should not exceed 10% of the investor’s liquid net worth. For this purpose, “liquid net worth” is that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

The foregoing suitability standards must be met by each investor who purchases shares. If the investment is being made for a fiduciary account (such as a Plan, as defined below), the beneficiary, the fiduciary account, or any donor or grantor that is the fiduciary of the account who directly or indirectly supplies the investment funds must meet such suitability standards.

Before authorizing an investment in shares, fiduciaries of pension or profit sharing plans, other employee benefit plans, individual retirement accounts and other plans, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or the Internal Revenue Code of 1986, as amended (the “Code”) (all such plans and accounts, and entities deemed to hold assets of such plans and accounts, are herein referred to as “Plans”) should consider, among other matters, (a) fiduciary standards imposed by the Employee Retirement Income Security Act of 1974, as amended, or ERISA, or governing state or other law, if applicable; (b) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan’s investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares; (c) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (d) rules relating to the periodic valuation of Plan assets and the delegation of control over responsibility for “plan assets” under ERISA or governing state or other law, if applicable, and (e) prohibitions under ERISA, the Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with Persons who are “disqualified persons” under the Code or “parties in interest” under ERISA or governing state or other law, if applicable. See “The Offering—Certain Benefit Plan Considerations.”

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HOW TO SUBSCRIBE

Investors who meet the suitability standards described herein may purchase shares of our common stock as follows:

•	Review the entire prospectus and any appendices and supplement(s) accompanying the prospectus.

•	Complete the execution copy of the subscription agreement. A specimen copy of the subscription agreement is included in this prospectus as “Appendix B.”

•

Deliver a check for the full purchase price of our shares of our common stock being subscribed for along with a completed subscription agreement to your participating broker dealer. Make your check payable to “CNL Lifestyle Properties, Inc.”

By executing the subscription agreement and paying the total purchase price for the shares of our common stock subscribed for, each investor attests that he or she meets the suitability standards as stated in the subscription agreement and agrees to be bound by all of its terms. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

ADDITIONAL INFORMATION

A registration statement has been filed with the Commission with respect to the securities offered hereby. This prospectus does not contain all information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this prospectus as to the contents of any document are necessarily summaries of such documents, and in each instance reference is made to the copy of such documents filed with the Commission, each such statement being qualified in all respects by such reference. For further information regarding us and our shares, reference is hereby made to the registration statement and to the exhibits and schedules filed or incorporated as a part thereof which may be obtained from the principal office of the Commission in Washington, D.C., upon payment of the fee prescribed by the Commission, or examined at the principal office of the Commission without charge. In addition, we are required to file periodic reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have filed registration statements relating to previous offerings, all of which may be obtained from the Commission. The Commission maintains a web site located at http://www.sec.gov that contains information regarding registrants that file electronically with the Commission.

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PROSPECTUS SUMMARY

This summary highlights the material information contained elsewhere in this prospectus. Because this is a summary, it does not contain all information that may be important to you. You should read this entire prospectus and its appendices carefully before you decide to invest in shares of our common stock.

Our Business

CNL Lifestyle Properties, Inc. We are a Maryland corporation organized on August 11, 2003 that operates as a real estate investment trust, or REIT. In general, a REIT is a company that combines the capital of many investors to acquire or provide financing for real estate. Typically REITs will not be subject to federal income tax at the corporate level to the extent they distribute annually at least 90% of their income to stockholders and meet other compliance requirements and offer the benefit of a real estate portfolio under professional management.

In the course of our business, various wholly owned subsidiaries, unconsolidated and consolidated entities have been and/or will be formed in the future for the purpose of acquiring interests in properties, loans and other Permitted Investments. The terms “us,” “we,” “our,” “our company” and “CNL Lifestyle Properties” means CNL Lifestyle Properties, Inc. and our subsidiaries. We have retained CNL Lifestyle Company, LLC (the “Advisor”) as our Advisor to provide management, acquisition, disposition, advisory and administrative services. Our offices are located at, 450 South Orange Avenue within the CNL Center at City Commons in Orlando, Florida 32801, and our telephone number is (407) 650-1000 or toll free (866) 650-0650.

Our principal investment objectives include investing in a diversified portfolio of real estate with a goal to preserve, protect and enhance the long-term value of those assets. We primarily invest in lifestyle properties in the United States that we believe have the potential for long-term growth and income generation. We define lifestyle properties as those properties that reflect or are impacted by the social, consumption and entertainment values and choices of our society. Our investment thesis is supported by demographic trends which we believe affect consumer demand for the various lifestyle asset classes that are the focus of our investment strategy. We generally lease our properties on a long-term, triple-net or gross basis (generally five to 20 years, plus multiple renewal options) to tenants or operators whom we consider to be significant industry leaders. To a lesser extent, we also make and acquire loans (including mortgage, mezzanine and other loans) and enter into joint ventures related to interests in real estate.

Following our investment policies of acquiring carefully selected and well-located lifestyle or other income producing properties, we believe we have built a unique portfolio of diversified assets with established long-term operating histories that have survived many economic cycles. We will continue to focus on the careful selection and acquisition of income producing properties that we believe will provide long-term value to our stockholders, while also concentrating on the management and oversight of our existing assets.

We acquire assets directly by purchasing a fee, leasehold interest or similar interest. We may acquire the stock or other interests in REITs or other real estate operating companies that own these assets as well. In the alternative, if we seek to own a partial interest, we may acquire property through a joint venture where our partners may subordinate their returns to our minimum return. This joint venture structure provides us with some protection against the risk of downturns in performance but may allow our partners to obtain a higher rate of return on their investment than we receive if the underlying performance of the properties exceeds certain thresholds.

Our asset classes and portfolio diversification. We have invested primarily in ski and mountain lifestyle, golf, attractions and marinas. However, we have also invested or may invest in additional lifestyle properties including, but not limited to, hotels, multi-family residential housing, merchandise marts, medical facilities or any type of property that we believe has the potential to generate long-term revenue.

As of March 31, 2010, we had a portfolio of 119 lifestyle properties which when aggregated by initial purchase price was diversified as follows: approximately 28.0% in ski and mountain lifestyle, 24.6% in golf facilities, 17.5% in attractions, 7.5% in marinas and 22.4% in additional lifestyle properties. These assets consist of 22 ski and mountain lifestyle properties, 53 golf facilities, 21 attractions, 15 marinas and eight additional lifestyle properties. Eight of these 119 properties are owned through unconsolidated ventures. Many of our properties feature characteristics that are common to more than one asset class, such as a ski resort with a golf facility. Our asset classifications are based on the primary property usage.

Our real estate investment portfolio is geographically diversified with properties in 32 states and two Canadian provinces. We own ski and mountain lifestyle properties in eight states and Canada with a majority of those properties located in the northeast, California and Canada. Our golf properties are located in 15 states with a majority of those facilities located in “Sun Belt” states. Our attractions properties are located in 13 states with a majority located in the Southern and Western United States. Our marinas properties are located in eight states with a majority located in California and the Southeast, Mid Atlantic, and Great Lakes regions.

Our leases and ventures. As part of our net lease investment strategy, we either acquire properties directly or purchase interests in entities that own the properties we seek to acquire. Once we acquire the properties, we either lease them back to the original seller or to a third-party operator. These leases are usually structured as triple-net leases which means our tenants are generally responsible for repairs, maintenance, property taxes, ground lease or permit expenses (where applicable), utilities and insurance for the properties that they lease. Our leases are generally long-term in nature (generally five to 20 years with multiple renewal options).

We typically structure our leases to provide for the payment of a minimum annual base rent with periodic increases in base rent over the lease term. In addition, our leases provide for the payment of percentage rent normally based on a percentage of gross revenues generated at the property over certain thresholds. Within the provisions of our leases, we also generally require the payment of capital improvement reserve rent. Capital improvement reserves are paid by the tenant and generally based on a percentage of gross revenue of the property and are set aside by us for capital improvements, replacements and other capital expenditures at the property. These amounts are and will remain our property during and after the term of the lease and help maintain the integrity of our assets. Our lease structures generally require security deposits and include cross-default provisions when multiple properties are leased to a single tenant.

To a lesser extent, when beneficial to our investment structure, certain properties may be leased to wholly-owned tenants that are taxable REIT subsidiaries or that are owned through taxable REIT subsidiaries (referred to as “TRS” entities). Under this structure, we engage third-party managers to conduct day-to-day operations. Under the TRS leasing structure, our results of operations will include the operating results of the underlying properties as opposed to rental income from operating leases that is recorded for properties leased to third-party tenants.

We have entered into joint ventures in which our partners may subordinate their returns to our minimum return. This structure provides us with some protection against the risk of downturns in performance but may allow our partners to obtain a higher rate of return on their investment than we receive if the underlying performance of the properties exceeds certain thresholds. Our joint ventures will lease properties either to our venture partner or to third-party operators, generally on a triple-net basis.

Our tenants and operators. We generally attempt to lease our properties to tenants and operators that we consider to be significant industry leaders. We consider a tenant or an operator to be a “significant industry leader” if it has one or more of the following traits:

•	many years of experience operating in a particular industry as compared with other operators in that industry, as a company or through the experience of its senior management;

•	many assets managed in a particular industry as compared with other operators in that industry; and/or

•	is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above.

Although we attempt to lease our properties to tenants that we consider to be significant industry leaders, we do not believe the success of our properties is based solely on the performance or abilities of our tenant operators. In some cases, the assets we have acquired are considered unique, iconic or nonreplicable assets which by their very nature have intrinsic value. In addition, unlike our competitors in many other commercial real estate sectors, in the event a tenant is in default and vacates a property, we are able to engage a third-party manager to operate the property on our behalf for a period of time until we re-lease it to a new tenant. During this period, the property remains open and we receive any net earnings from the property’s operations, although these amounts may be less than the rents that were contractually due under the prior leases. Any taxable income from these properties will be subject to income tax until we re-lease these properties to new tenants.

Our loans. As part of our overall investment and lending strategy, we have made and may continue to make or to acquire loans (including mortgage, mezzanine or other loans) with respect to any of the asset classes in which we are permitted to invest. We generally make loans to the owners of properties to enable them to acquire land, buildings, or both, or to develop property or as part of a larger acquisition. In exchange, the owner generally grants us a first lien or collateralized interest in a participating mortgage collateralized by the property or by interests in the entity that owns the property. Our loans generally require fixed interest payments. We expect that the interest rate and terms for long-term mortgage loans (generally, 10 to 20 years) will be similar to the rate of return on our long-term net leases. Mezzanine loans and other financings for which we have a secondary-lien or collateralized interest will generally have shorter terms (one to two years) and higher interest rates than our net leases and long-term mortgage loans. With respect to the loans that we make, we generally seek loans with collateral values resulting in a loan-to-value ratio of not more than 85%.

Our borrowings. We have borrowed and intend to continue to borrow money to make acquisitions, loans and other Permitted Investments and to pay certain related fees. In general, we pledge our assets in connection with such borrowings. We have also borrowed, and may continue to borrow, money to pay distributions to stockholders in order to avoid distribution volatility.

Lines of credit. We plan to obtain one or more lines of credit and anticipate that the aggregate amount of any lines of credit we carry will be up to $500 million; however, our board of directors is permitted to increase the amount we may borrow under lines of credit. We may repay lines of credit we obtain with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing (generally, long-term debt financing collateralized by mortgages on our properties). We currently have an $85 million syndicated collateralized revolving line of credit, but there is no assurance that we will obtain additional lines of credit on satisfactory terms.

Permanent financing. In addition to lines of credit, we anticipate obtaining Permanent Financing. The aggregate amount of our Permanent Financing is not expected to exceed 50% of our total assets on an annual basis. Our articles of incorporation limit the maximum amount of our borrowings in relation to our Net Assets to an amount equal to 300% of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. For us to borrow an amount in excess of 300% of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. At December 31, 2009, our Permanent Financing totaled 23.9% of our total assets and 35.12% of our Net Assets.

Our Investment Objectives

Our primary investment objectives are to preserve, protect and enhance our assets, while:

•	paying distributions at an increasing rate;

•	obtaining fixed income primarily through the receipt of base rent and providing protection against inflation primarily through periodic increases in rent and the payment of percentage rent;

•	owning a diversified portfolio primarily of triple-net leased real estate that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing you with liquidity for your investment on or before December 31, 2015.

Our Duration and Listing

Under our articles of incorporation, we will automatically terminate and dissolve on December 31, 2015, unless our common stock is listed on a national securities exchange or quoted on the National Market System of the NASDAQ Stock Market. If our shares are listed or quoted by that time, we will automatically become a company with no fixed termination date. In conjunction with, or prior to, listing, we anticipate merging with our Advisor and becoming self-advised.

If our shares are not listed or quoted by December 31, 2015, we will sell our assets and distribute the Net Sales Proceeds to our stockholders or will merge with another entity in a transaction which provides our stockholders with cash or the securities of a publicly traded company, unless stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amending our articles of incorporation.

Notwithstanding the above, our board of directors has determined that on or prior to December 31, 2011, it will consider an evaluation of our strategic options, which may include, but are not limited to, listing on a national securities exchange, merging with another public company or selling the company or our assets. In making a determination of whether listing or quotation is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company and the potential for stockholder liquidity.

Our REIT Status

We currently operate and have elected to be taxed as a REIT for federal income tax purposes beginning with the taxable year ended December 31, 2004. As a REIT, we generally will not be subject to federal income tax at the corporate level to the extent we distribute annually at least 90% of our taxable income to our stockholders and meet other compliance requirements. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax on our taxable income at regular corporate rates and may not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which our qualification is lost. To maintain REIT status, we must meet a number of highly technical and complex organizational and operational requirements. No assurance can be provided that we qualify or will continue to qualify as a REIT. A more complete discussion of our tax status is provided under the heading “Federal Income Tax Considerations.”

Our Management

The members of our board of directors oversee our business. A majority of our directors are independent of our Advisor and have responsibility for reviewing our Advisor’s performance. Our directors are elected annually by our stockholders. Although we have executive officers, all of our executive officers are also executive officers of, and employed by, our Advisor. Our executive officers have extensive previous experience investing in real estate on a triple-net lease basis. Our Chairman of the Board and Vice Chairman of the Board have over 37 and 32 years of experience, respectively, with our Sponsor and its affiliates. We have retained our Advisor to provide us with management, acquisition, advisory and administrative services. Our Advisor has responsibility for:

•	selecting the investments that we will make, formulating and evaluating the terms of each proposed acquisition, and arranging for the acquisition of properties;

•

identifying potential tenants and/or operators for our properties and potential borrowers for our loans, and formulating, evaluating and negotiating the terms of each of our lease, loan and operating agreements; and

•	negotiating the terms of our borrowings, including lines of credit and any long-term, Permanent Financing.

Compensation of Our Advisor and Affiliates

We pay our Advisor and other affiliates of our Advisor compensation for services they perform on our behalf, and also reimburse them for expenses they pay on our behalf. See “Management Compensation” for more information on compensation and reimbursement payable to our Advisor and its affiliates.

Our Conflicts of Interest

Conflicts of interest may exist between us and some of our affiliates. Some of our officers and directors, who are also officers or directors of our Advisor, may experience conflicts of interest in their management of us. These conflicts arise principally from their involvement in other activities that may conflict with our business and interests. Some of the conflicts that may exist between us and some of our affiliates include:

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competition for properties and other investments with existing affiliates, including CNL Real Estate Group, Inc., or future affiliates sponsored or controlled by our Chairman of the Board, James M. Seneff, Jr.;

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competition for the time and services of James M. Seneff Jr. and Robert A. Bourne, our Chairman and Vice Chairman of the board respectively, which may limit the amount of time they spend on our business matters;

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substantial compensation, including fees in connection with the acquisition, management and sale of our properties and fees based on Permanent Financing that we obtain, will be paid to our Advisor and its affiliates, including the Managing Dealer;

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the fee payable to our Advisor upon the incurrence of Permanent Financing by us may create an incentive for our Advisor to recommend that we obtain more debt despite the risk that increased debt may decrease distributions to our stockholders;

•	the Asset Management Fee payable to our Advisor may encourage the purchase and discourage the sale of investments, some of which may be speculative;

•	the deferred, subordinated disposition fee that may be payable to our Advisor may encourage the premature sale of properties, loans and other Permitted Investments;

•	agreements with affiliates will not be negotiated at “arms length” and, accordingly, may be less advantageous to us than if similar agreements were negotiated with non-affiliated third parties; and

•

our corporate, securities and tax counsel also may serve as corporate, securities and tax counsel for some of our affiliates, including our Managing Dealer and our Sponsor, and we will not have separate counsel.

Our Common Stock Offerings

We have extended our current common stock offering for a period of one year through April 9, 2011 and may have the ability to extend for another six months beyond that date upon meeting certain criteria. We have and will continue to use the net proceeds from our public offerings of common stock to acquire properties and make loans and other Permitted Investments. As of December 31, 2009, we had cumulatively raised approximately $2.6 billion (260.1 million shares) in subscription proceeds, including approximately $197.0 million (20.7 million shares) received through our dividend reinvestment plan.

Our first offering commenced on April 16, 2004 and terminated on March 31, 2006, and we raised $520.7 million. Our second offering commenced on April 4, 2006 and terminated on April 4, 2008, and we raised $1.5 billion. The current offering, which is our third, commenced on April 9, 2008 and as of February 28, 2010, we have raised $583.0 million in the current offering and $2.6 billion cumulatively. There are 152.7 million shares remaining to be sold in this offering. As of March 15, 2010 we had approximately 80,083 common stockholders of record.

We have used the proceeds from our offerings primarily in our investing activities, including acquiring properties, making loans, investing in unconsolidated entities and making other capital expenditures. In addition, we used these offering proceeds to reimburse and compensate our Advisor and its affiliates for acquisition fees and costs incurred on our behalf, to pay offering costs, selling commissions and marketing support fees to our Managing Dealer and to make redemptions in connection with our redemption plan.

Distribution policy. We intend to pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a number of factors, including:

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Sources of cash available for distribution such as current year and inception to date cumulative cash flows, funds from operations (“FFO”) and modified funds from operations (“MFFO”), as well as, expected future long-term stabilized cash flows, FFO and MFFO;

•	The proportion of distributions paid in cash compared to that which is being reinvested through our reinvestment program; and

•	Other factors such as the avoidance of distribution volatility, our objective of continuing to qualify as a REIT, capital requirements, the general economic environment and other factors.

We may use borrowings to fund a portion of our distributions in order to avoid distribution volatility.

Taxation of distributions. Generally, distributions that you receive will be considered ordinary income to the extent they are from current and accumulated earnings and profits. In addition, because depreciation expense reduces taxable income but does not reduce cash available for distribution, we expect that a considerable portion of your distributions will be considered a return of capital for tax purposes. This return of capital will not be subject to taxation immediately and will instead reduce the tax basis of your investment. This result in effect defers a portion of your tax until your investment is sold or until we liquidate or merge with another company (if such merger is treated as a taxable merger), at which time the gain will, generally, be taxable as a capital gain. As each investor’s tax implications are different, we suggest you consult with your tax advisor before investing in our common stock. Form 1099-DIV tax information will be mailed to investors by January 31 of each year or such other deadline prescribed by the Internal Revenue Service (“IRS”). Stockholders subject to federal taxation who elect to participate in the reinvestment plan may incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions held pursuant to the reinvestment plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distributions to purchase shares in the reinvestment plan. Participants in the reinvestment plan will also be treated for tax purposes as having received an additional distribution to the extent that they purchase shares through our reinvestment plan at a discount to fair market value.

Estimated use of proceeds. Approximately 86.60% (the maximum offering) of the proceeds, or, assuming 100 million shares are sold as described in the “Estimated Use of Proceeds” section of this prospectus, 87.44 % of the proceeds, are expected to be used to acquire properties, make loans and other Permitted Investments. The balance of 13.4% or 12.56% will be used to pay fees and expenses in connection with the offering, some of which are payable to our affiliates, the Managing Dealer and/or participating brokers.

Reinvestment Plan. We have adopted a reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares that may be available. We designated 30 million shares of our common stock for this purpose.

Redemption Plan. We have adopted a discretionary redemption plan that allows our stockholders who hold shares for at least one year to request that we redeem between 25% and 100% of their shares. If we have sufficient funds available to do so and if we choose, in our sole discretion, to redeem shares, the number of shares redeemed in any calendar year and the price at which they are redeemed are subject to conditions and limitations, including:

•	no more than 5% of the weighted average number of shares of our common stock outstanding at the beginning of any 12-month period may be redeemed during such 12-month period; and

•

redemption pricing ranging from 92.5% of the purchase price per share for stockholders who have owned their shares for at least one year to 100% of the purchase price per share for stockholders who have owned their shares for at least four years.

Our board of directors has the ability, in its sole discretion, to amend or suspend the plan or to waive any specific condition if it is deemed to be in our best interest.

Who can help answer your questions? If you have more questions about our offering or if you would like additional copies of this prospectus, you should contact your participating broker or CNL Client Services, Post Office Box 4920, Orlando, Florida 32802-4920; phone (866) 650-0650 or (407) 650-1000.

RISK FACTORS

An investment in our shares involves significant risks and is suitable only for those Persons who understand the following material risks and who are able to bear the risk of losing their entire investment. You should consider the following material risks in addition to other information set forth elsewhere in this prospectus before making your investment decision.

Offering Related Risks

The price of our shares is subjective and may not bear any relationship to what a stockholder could receive if their shares were resold.

We determined the offering price of our shares in our sole discretion based on:

•	the price that we believed investors would pay for our shares;

•	estimated fees to be paid to third parties and to our Advisor and its affiliates; and

•	the expenses of this offering and funds we believed should be available for us to invest in properties, loans and other Permitted Investments.

There is no public market for our shares on which to base market value and there can be no assurance that one will develop. However, eighteen months following the completion of our last offering, we will be required to provide an estimated value of our shares to our stockholders.

There may be a delay in investing the proceeds from this offering due to the inability of our Advisor to find suitable properties, loans or other Permitted Investments and/or tenants and operators for those investments. Therefore, we might experience a delay in the receipt of returns from such investments.

We may delay investing the proceeds of this offering for up to the later of two years from the commencement of this offering or one year following the termination of the offering. Until we invest in properties, make loans or other Permitted Investments, our investment returns on offering proceeds will be limited to the rates of return available on short-term, highly liquid investments that provide appropriate safety of principal. We expect the rates of return on our investments, which rates affect the amount of cash available to make distributions to stockholders, to be lower than we would receive for investments in properties, loans or other Permitted Investments. These delays may be due to the inability of our Advisor to find suitable properties, loans or other Permitted Investments. Delays may also be caused by our Advisor’s or its affiliates’ employees who may be simultaneously trying to find suitable investments both for us and for other entities. We may be unable to find suitable tenants or operators in certain sectors, which could further delay our investment of proceeds. If we have not invested or committed for investment the Net Offering Proceeds or reserved those funds for company purposes within the later of two years from the initial date of this prospectus, or one year after the termination of this offering, then we will distribute the remaining funds, including accrued interest which has not been previously distributed, pro-rata to such Persons who are our stockholders at that time.

Selling your shares will be difficult, because there is no market for our common stock.

Currently, there is no market for our shares, so stockholders may not be able to promptly sell their shares at a desired price. You should only consider purchasing our shares as a long-term investment. Although we anticipate applying for listing or quotation or pursuing an alternate exit strategy on or before December 31, 2015, we do not know if we will ever apply to list our shares on a national securities exchange or be included for quotation on the National Market System of the NASDAQ Stock Market or, if we do apply for listing or quotation, when such application would be made or whether it would be accepted. If our shares are listed, we still cannot assure you that a public trading market will develop. We cannot assure you that the price you would receive in a sale on a national securities exchange or on the National Market System of the NASDAQ Stock

Market would be representative of the value of the assets we own or that the price would equal or exceed the amount you paid for our shares. In addition, although we have adopted a redemption plan, we have discretion to not redeem your shares, to suspend the plan and to cease redemptions. The redemption plan has many limitations and you should not rely upon it as a method of selling shares promptly and at a desired price.

You are limited in your ability to sell your shares pursuant to our share redemption program.

Our share redemption program provides you with the opportunity, on a quarterly basis, to request that we redeem all or a portion of your shares after you have held them for one year, subject to certain restrictions and limitations. In the event that an eligible stockholder presents fewer than all of his or her shares to us for redemption, such stockholder must present at least 25% of his or her shares to us for redemption and must retain at least $5,000 of common shares if any shares are held after such redemption. Shares will be redeemed at the discretion of our board of directors subject to the provisions of our redemption plan and only to the extent of cash available after the payment of dividends necessary to maintain our qualification as a REIT and to avoid the payment of any U.S. federal income tax or excise tax on our net taxable income. This may significantly limit our ability to redeem your shares. To the extent our available cash flow is insufficient to fund all redemption requests, each stockholder’s request will be reduced on a pro rata basis, unless you withdraw your request for redemption or ask that we carry over your request to the next quarterly period, if any, when sufficient funds become available. Our board of directors reserves the right to amend or terminate the share redemption program at any time. Therefore, in making a decision to purchase shares, you should not assume that you will be able to sell any of your shares back to us pursuant to our share redemption program.

You cannot evaluate the types of properties or the specific properties that we will acquire or the loans or other Permitted Investments that we may make in the future.

Because we have not identified all of the specific assets that we will acquire in the future, we cannot provide you with all of the information that you may want to evaluate before deciding to invest in our shares. Our board has absolute discretion in implementing the investment policies set forth in our articles of incorporation. See “Business—Investment Focus” for a discussion of our investment policies and strategies. While we have targeted certain types of properties in the past and will continue to do so in the future, our investment policies and strategies are very broad and permit us to invest in many types of real estate, including developed and undeveloped properties, regardless of geographic location or property type.

We cannot assure you that we will obtain suitable investments and meet our investment objectives.

We cannot be certain that we will be successful in obtaining suitable investments on financially attractive terms or that, if we make investments, our objectives will be achieved. If we are unable to find suitable investments, then our financial condition and ability to pay distributions and/or increase the distribution rate could be adversely affected.

Company Related Risks

We may have difficulty funding distributions solely from cash flow from operations, which could reduce the funds we have available for investments and your overall return.

There are many factors that can affect the availability and timing of distributions to stockholders. We expect to fund distributions principally from cash flows from operations; however, if our properties are not generating sufficient cash flow or our other operating expenses require it, we may fund our distributions from borrowings. If we fund distributions from borrowings, then we will have fewer funds available for the acquisition of properties and your overall return may be reduced. Further, to the extent distributions exceed earnings and profits calculation on a tax basis, a stockholder’s basis in our stock will be reduced and, to the extent distributions exceed a stockholder’s basis, the stockholder may recognize a capital gain in the future.

Yields on and safety of deposits may be lower due to the extensive decline in the financial markets.

Until we invest the proceeds of the offering in properties, we generally hold those funds in permitted investments that are consistent with preservation of liquidity and safety. The investments include money market funds, bank money market accounts and CDs or other accounts at third-party depository institutions. While we strive to hold these funds in high quality investments with quality institutions, there can be no assurance that continued or unusual declines in the financial markets will not result in a loss of some or all of these funds or reductions in cash flows from these investments.

We may not be able to pay distributions at the current or at an increasing rate.

In the future, our ability to declare and pay distributions at our current or an increasing rate will be subject to evaluation by our board of directors of our current and expected future operating results, capital levels, financial condition, future growth plans, general business and economic conditions and other relevant considerations, and we cannot assure you that we will continue to pay distributions on any schedule or that we will not reduce the amount of or cease paying distributions in the future.

We may be unable to invest the proceeds we receive from our common stock offerings in a timely manner.

We have and expect to continue to raise capital through our current and future common stock offerings. If we experience delays in using this capital to acquire properties or make loans, it may reduce the rate at which we pay distributions to our stockholders as a result of the dilution that occurs from uninvested offering proceeds. Additionally, if we are unable to locate suitable third-party tenants for our properties, it may further delay our ability to acquire properties.

Our loss of key personnel could delay or hinder implementation of certain investment strategies, which could limit our ability to make distributions and decrease the value of an investment in our stock.

Our success depends to a significant degree upon the contributions of James M. Seneff, Jr., our Chairman, Robert A. Bourne, our Vice Chairman, R. Byron Carlock, Jr., our Chief Executive Officer, Charles A. Muller, our Chief Operations Officer and Tammie A. Quinlan, our Chief Financial Officer, each of whom would be difficult to replace. If any of these key personnel were to cease their affiliation with us or our affiliates, we may be unable to find suitable replacement personnel, and our operating results could suffer as a result. We do not maintain key person life insurance on any of our officers. We believe that our future success depends, in large part, upon our Advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our Advisor may be unsuccessful in attracting and retaining such skilled personnel.

Our stockholders may experience dilution.

Our stockholders have no preemptive rights. If we commence a subsequent public offering of shares or securities convertible into shares, or otherwise issue additional shares, then investors purchasing shares in this offering who do not participate in future stock issuances will experience dilution in the percentage of their equity investment. Stockholders will not be entitled to vote on whether or not we engage in additional offerings. In addition, depending on the terms and pricing of an additional offering of our shares and the value of our properties, our stockholders may experience dilution in both the book value and fair value of their shares. Our board of directors has not yet determined whether it will engage in future offerings or other issuances of shares; however, it may do so if our board determines that it is in our best interests. Other public REITs sponsored by CNL Financial Group, Inc. have engaged in multiple offerings.

The liquidation of our assets may be delayed.

If our shares are not listed on a national securities exchange or quoted on the National Market System of the NASDAQ Stock Market on or before December 31, 2015, we are obligated under our articles of incorporation to sell our assets and distribute the Net Sales Proceeds to our stockholders or merge with another entity in a transaction that provides our stockholders with cash or securities of a publicly traded company. In such instances, we will engage only in activities related to our orderly liquidation or merger unless stockholders owning a majority of our shares of common stock elect to extend our duration by amendment of our articles of incorporation. Neither our Advisor nor our board of directors may be able to control the timing of the sale of our assets or completion of a merger, and we cannot assure you that we will be able to sell our assets or merge with another company so as to return our stockholders’ aggregate Invested Capital, generate a profit for the stockholders or fully satisfy our debt obligations. Because we will use a portion of the offering proceeds to pay expenses and fees and the full offering price is not invested in properties, loans or other Permitted Investments, we will only return all of our stockholders’ Invested Capital if we sell our assets or our company for a sufficient amount in excess of the original purchase price of our assets. If we take a purchase money obligation in partial payment of the sales price of a property, we may realize the proceeds of the sale over a period of years.

Conflicts of Interest and Related Risks

The timing of sales and acquisitions may favor our Advisor and not us.

Our Advisor may immediately realize substantial commissions, fees and other compensation as stock is sold in our public offering. Our board of directors approves each investment and sale, as well as our Advisor’s fees, but our Advisor may be influenced by the impact of a transaction upon its compensation in recommending such transactions.

There will be competing demands on our officers and directors.

James M. Seneff, Jr. and Robert A. Bourne are also officers and directors of our Advisor and other affiliated entities and may experience conflicts of interest in managing us because they also have management responsibilities for other companies including companies that may invest in some of the same types of assets in which we may invest. In addition, substantially all of the other companies that these officers and directors work for are affiliates of us and/or our Advisor. For these reasons, these officers and directors will share their management time and services among those companies and us, and do not devote all of their attention to us and could take actions that are more favorable to the other companies than to us. For an explanation of the conflicts of interest between us, our Advisor and its affiliates, and our policies to reduce or eliminate certain potential conflicts, see “Conflicts of Interest.”

Our Advisor’s fee structure may encourage it to recommend speculative investments and a high amount of leverage.

Because our Advisor will receive fees based on the amount of Permanent Financing we obtain, our Advisor may have an incentive to recommend a high amount of leverage. Similarly, because our Advisor may receive fees upon the sale of properties, loans and other Permitted Investments, our Advisor may have an incentive to recommend the early sale of these assets. However, our Independent Directors must approve the Advisory Agreement each year and are required to review the fees and activities of our Advisor on our behalf.

Real Estate and Other Investment Risks

The current economic slowdown has affected certain of the lifestyle properties in which we invest, and the financial difficulties of our tenants and operators could adversely affect us.

The current economic slowdown has affected certain of the lifestyle properties in which we invest, and a prolonged or expanded period of economic difficulty could adversely affect other of our lifestyle properties. Although a general downturn in the real estate industry would be expected to adversely affect the value of our properties, a downturn in the ski, golf, attractions, marinas and additional lifestyle industries in which we invest could compound the adverse affect. Economic weakness combined with higher costs, especially for energy, food and commodities, has put considerable pressure on consumer spending, which, along with the lack of available debt, has resulted in certain of our tenants experiencing a decline in financial and operating performance over the past twelve months than in prior periods. Reductions in consumer spending due to weakness in the economy and uncertainties regarding future economic prospects have adversely affected some of our tenants’ abilities to pay rent to us, resulting in the restructuring of many of their leases with us or in the termination of certain leases. The continuation or expansion of such events could have a negative impact on our results of operations and our ability to pay distributions to our stockholders. In addition, negative events impacting the capital markets may reduce the amount of working capital available to our tenants which may affect their ability to pay rent.

The current economic environment has affected certain of our tenants’ ability to make rental payments to us in accordance with their lease agreement and could reduce our cash flows from operating activities.

Many of our tenants have experienced difficulties or have been unable to obtain working capital lines of credit or renew their existing lines of credit due to current state of economy and the capital markets which impacted their ability to pay the full amount of rent due under their leases. As a result, we restructured the leases for certain tenants such that the rents are paid on a seasonal schedule with most, if not all, of the rent being paid during the tenants’ seasonally busy period. In other cases, we restructured the lease terms to allow for rent deferrals or reductions for a period of time to provide temporary relief that then become payable in later periods of the lease term. In addition, we have refunded security deposits which must be replaced up to specified amounts and have provided lease allowances. The rent deferrals granted, the security deposits refunded and lease allowances paid in 2009 directly reduced our cash flows from operating activities. Other restructures, such as the reductions in lease rates and the future amortization of lease allowances against rental income, have reduced and will reduce our net operating results in current and future periods.

Because our revenues are highly dependent on lease payments from our properties and interest payments from loans that we make, defaults by our tenants or borrowers would reduce our cash available for the repayment of our outstanding debt and for distributions.

Our ability to repay any outstanding debt and make distributions to stockholders will depend upon the ability of our tenants and borrowers to make payments to us, and their ability to make these payments will depend primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on our properties. For example, the ability of our tenants to make their scheduled payments to us will depend upon their ability to generate sufficient operating income at the property or properties they operate. A tenant’s failure or delay in making scheduled rent payments to us or a borrower’s failure to make debt service payments to us may result from the tenant or borrower realizing reduced revenues at the properties it operates.

We do not have control over market and business conditions that may affect our success.

The following external factors, as well as other factors beyond our control, may reduce the value of properties that we acquire, the ability of tenants to pay rent on a timely basis, or at all, the amount of the rent to be paid and the ability of borrowers to make loan payments on time, or at all:

•	changes in general or local economic or market conditions;

•	the pricing and availability of debt or working capital;

•	increased costs of energy, insurance or products;

•	increased costs and shortages of labor;

•	increased competition;

•	quality of management;

•	failure by a tenant to meet its obligations under a lease;

•	bankruptcy of a tenant or borrower;

•	the ability of an operator to fulfill its obligations;

•	limited alternative uses for properties;

•	changing consumer habits;

•	condemnation or uninsured losses;

•	changing demographics; and

•	changing government regulations.

Further, the results of operations for a property in any one period may not be indicative of results in future periods, and the long-term performance of such property generally may not be comparable to, and cash flows may not be as predictable as, other properties owned by third parties in the same or similar industry. If tenants are unable to make lease payments or borrowers are unable to make loan payments as a result of any of these factors, cash available for distributions to our stockholders may be reduced.

Our exposure to typical real estate investment risks could reduce our income.

Our properties, loans and other Permitted Investments will be subject to the risks typically associated with investments in real estate. Such risks include the possibility that our properties will generate rent and capital appreciation, if any, at rates lower than we anticipated or will yield returns lower than those available through other investments. Further, there are other risks by virtue of the fact that our ability to vary our portfolio in response to changes in economic and other conditions will be limited because of the general illiquidity of real estate investments. Income from our properties may be adversely affected by many factors including, but not limited to, an increase in the local supply of properties similar to our properties, a decrease in the number of people interested in participating in activities related to the businesses conducted on the properties that we acquire, adverse weather conditions, changes in government regulation, international, national or local economic deterioration, increases in energy costs and other expenses affecting travel, factors which may affect travel patterns and reduce the number of travelers and tourists, increases in operating costs due to inflation and other factors that may not be offset by increased room rates, and changes in consumer tastes.

If one or more of our tenants file for bankruptcy protection, we may be precluded from collecting all sums due.

If one or more of our tenants, or the guarantor of a tenant’s lease, commences, or has commenced against it, any proceeding under any provision of the U.S. federal bankruptcy code, as amended, or any other legal or equitable proceeding under any bankruptcy, insolvency, rehabilitation, receivership or debtor’s relief statute or law (“Bankruptcy Proceeding”), we may be unable to collect sums due under our lease(s) with that tenant. Any or all of the tenants, or a guarantor of a tenant’s lease obligations, could be subject to a Bankruptcy Proceeding. A Bankruptcy Proceeding may bar our efforts to collect pre-bankruptcy debts from those entities or their properties unless we are able to obtain an enabling order from the bankruptcy court. If a lease is rejected by a tenant in bankruptcy, we would only have a general unsecured claim against the tenant, and may not be entitled to any further payments under the lease. We believe that our security deposits in the form of letters of credit would be protected from bankruptcy in most jurisdictions. However, a tenant’s or lease guarantor’s Bankruptcy Proceeding could hinder or delay efforts to collect past due balances under relevant leases or guarantees and could ultimately preclude collection of these sums. Such an event could cause a decrease or cessation of rental payments which would reduce our cash flow and the amount available for distribution to our stockholders. In the event of a Bankruptcy Proceeding, we cannot assure you that the tenant or its trustee will assume our lease. If a given lease, or guaranty of a lease, is not assumed, our cash flow and the amounts available for distribution to our stockholders may be adversely affected.

Multiple property leases or loans with individual tenants or borrowers increase our risks in the event that such tenants or borrowers become financially impaired.

The value of our properties will depend principally upon the value of the leases entered into for properties that we acquire. Defaults by a tenant or borrower may continue for some time before we determine that it is in our best interest to evict the tenant or foreclose on the property of the borrower. Tenants may lease more than one property, and borrowers may enter into more than one loan. As a result, a default by, or the financial failure of, a tenant or borrower could cause more than one property to become vacant or be in default or more than one lease or loan to become non-performing. Defaults or vacancies can reduce and have reduced our cash receipts and funds available for distribution and could decrease the resale value of affected properties until they can be re-leased.

We may rely on various cash flow or income security provisions in our leases for minimum rent payments.

Our leases may, but are not required to, have security provisions such as deposits, stock pledges and guarantees or shortfall reserves provided by a third-party tenant or operator. These security provisions may terminate at either a specific time during the lease term or once net operating income of the property exceeds a specified amount. Certain security provisions may also have limits on the overall amount of the security under the lease. During 2009, we released certain portions of our security deposits to certain of our tenants in connection with certain lease restructures and modified those tenants’ obligations to replenish their security deposits in the future. After the termination of a security feature, or in the event that the maximum limit of a security provision is reached, we may only look to the tenant to make lease payments. In the event that a security provision has expired or the maximum limit has been reached, or a provider of a security provision is unable to meet its obligations, our results of operations and ability to pay distributions to our stockholders could be adversely affected if our tenants are unable to generate sufficient funds from operations to meet minimum rent payments and the tenants do not otherwise have the resources to make rent payments.

It may be difficult for us to exit a joint venture after an impasse.

In our joint ventures, there will be a potential risk of impasse in some business decisions because our approval and the approval of each co-venturer may be required for some decisions. In any joint venture, we may have the right to buy the other co-venturer’s interest or to sell our own interest on specified terms and conditions in the event of an impasse regarding a sale. In the event of an impasse, it is possible that neither party will have the funds necessary to complete a buy-out. In addition, we may experience difficulty in locating a third-party purchaser for our joint venture interest and in obtaining a favorable sale price for the interest. As a result, it is possible that we may not be able to exit the relationship if an impasse develops.

Discretionary consumer spending may affect the profitability of certain properties we acquire.

The financial performance of certain properties in which we have invested and may invest in the future depends in part on a number of factors relating to or affecting discretionary consumer spending for the types of services provided by businesses operated on these properties. Unfavorable local, regional, or national economic developments or uncertainties regarding future economic prospects have reduced consumer spending in the markets where we own properties and, when combined with the lack of available debt, have adversely affected certain of our tenants’ businesses. As a result, certain of our tenants have experienced declines in operating results, and a number of our tenants have sought to modify certain of their leases. Any continuation of such events that leads to lower spending on lifestyle activities could impact our tenants’ ability to pay rent and thereby have a negative impact on our results of operations.

Seasonal revenue variations in certain asset classes will require the operators of those asset classes to manage cash flow properly over time so as to meet their non-seasonal scheduled rent payments to us.

Certain of the properties in which we invest are generally seasonal in nature due to geographic location, climate and weather patterns. For example, revenue and profits at ski resorts and their related properties are substantially lower and historically result in losses during the summer months due to the closure of ski operations, while many attractions properties are closed during the winter months and produce the majority of their revenues and profits during summer months. As a result of the seasonal nature of certain business operations that may be conducted on properties we acquire, these businesses will experience seasonal variations in revenues that may require our operators to supplement revenue at their properties in order to be able to make scheduled rent payments to us or require us to, in certain cases we have or may, adjust their lease payments so that we collect proportionately more rent during their tenants’ seasonally busy operating period.

Our real estate assets may be subject to impairment charges.

We periodically evaluate the recoverability of the carrying value of our real estate assets for impairment indicators. Factors considered in evaluating impairment of our existing real estate assets held for investment include significant declines in property operating profits, recurring property operating losses and other significant adverse changes in general market conditions that are considered permanent in nature. Generally, a real estate asset held for investment is not considered impaired if the undiscounted, estimated future cash flows of the asset over its estimated holding period are in excess of the asset’s net book value at the balance sheet date. Investments in unconsolidated entities are not considered impaired if the estimated fair value of the investment exceeds the carrying value of the investment. Management makes assumptions and estimates when considering impairments and actual results could vary materially from these assumptions and estimates.

The real estate industry is capital intensive and we are subject to risks associated with ongoing needs for renovation and capital improvements to our properties as well as financing for such expenditures.

In order for us to remain competitive, our properties will have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. These capital improvements may give rise to the following risks:

•	construction cost overruns and delays;

•	a possible shortage of available cash to fund capital improvements and the related possibility that financing for these capital improvements may not be available to us on satisfactory terms; and

•	disruptions in the operation of the properties while capital improvements are underway.

Increased competition for customers may reduce the ability of certain of our operators to make scheduled rent payments to us.

The types of properties in which we invest are expected to face competition for customers from other similar properties, both locally and nationally. For example, competing golf courses may be located near the golf courses we own or acquire. Similarly, marinas we acquire will compete in each market with other marinas, some of which may have greater resources than our marinas, for a limited number of boaters seeking boat rental slips. Any decrease in revenues due to such competition at any of our properties may adversely affect our operators’ ability to make scheduled rent payments to us.

We will have no economic interest in the land beneath ground lease properties we have and will acquire in the future.

A significant number of the properties that we have acquired are on land owned by a governmental entity or other third party, while we own a leasehold, permit, or similar interest. This means that while we have a right to use the property, we do not retain fee ownership in the underlying land. Accordingly, with respect to such properties, we will have no economic interest in the land or buildings at the expiration of the ground lease or permit. As a result, although we will share in the income stream derived from the lease or permit, we will not share in any increase in value of the land associated with the underlying property. Further, because we do not completely control the underlying land, the governmental or other third party owners that lease this land to us could take certain actions to disrupt our rights in the properties or our tenants’ operation of the properties or take the properties in an eminent domain proceeding. While we do not think such interruption is likely, such events are beyond our control. If the entity owning the land under one of our properties chose to disrupt our use either permanently or for a significant period of time, then the value of our assets could be impaired and our results of operations and ability to pay distributions to our stockholders could be adversely affected.

Marinas, ski resorts, golf courses and other types of properties in which we may invest may not be readily adaptable to other uses.

Ski resorts and related properties, marinas, golf courses and other types of properties in which we may invest are specific-use properties that have limited alternative uses. Therefore, if the operations of any of our properties in these sectors, such as our ski properties, become unprofitable for our tenant or operator due to industry competition, a general deterioration of the applicable industry or otherwise, such that the tenant becomes unable to meet its obligations under its lease, then we may have great difficulty re-leasing the property and the liquidation value of the property may be substantially less than would be the case if the property were readily adaptable to other uses. Should any of these events occur, our income and cash available for distribution and the value of our property portfolio could be reduced.

Our investments in common equity securities will be subject to specific risks relating to the particular issuer of the securities and may be subject to the general risks of investing in subordinated real estate securities.

We may invest in real estate common equity securities of both publicly traded and private real estate companies. Investments in real estate common equity securities involve special risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate common equity securities generally invest in real estate or real estate related assets and are subject to the inherent risks associated with real estate related investments discussed in this prospectus, including risks relating to rising interest rates.

Real estate common equity securities are generally unsecured and may also be subordinated to other obligations of the issuer. As a result, investments in real estate common equity securities are subject to risks of (i) limited liquidity in the secondary trading market; (ii) substantial market price volatility resulting from changes in prevailing interest rates; (iii) subordination to the prior claims of banks and other senior lenders to the issuer; (iv) the operation of mandatory sinking fund or call/redemption provisions during periods of declining interest rates that could cause the issuer to reinvest redemption proceeds in lower yielding assets; (v) the possibility that earnings of the issuer may be insufficient to meet its debt service and distribution obligations; and (vi) the declining creditworthiness and potential for insolvency of the issuer during periods of rising interest rates and economic downturn. These risks may adversely affect the value of outstanding real estate common equity securities and the ability of the issuers thereof to repay principal and interest or make distribution payments.

Investments in preferred equity securities involve a greater risk of loss than traditional debt financing.

We may invest in real estate preferred equity securities, which involve a higher degree of risk than traditional debt financing due to a variety of factors, including the risk that such investments are subordinate to traditional loans and are not collateralized by property underlying the investment. Furthermore, should the issuer default on our investment, we would only be able to proceed against the entity in which we have an interest, and not the property owned by such entity and underlying our investment. As a result, we may not recover some or all of our investment.

A portion of our real estate securities investments may be illiquid and we may not be able to adjust our portfolio in response to changes in economic and other conditions.

Certain of the real estate securities that we may purchase in connection with privately negotiated transactions will not be registered under the relevant securities laws, resulting in a prohibition against their transfer, sale, pledge or other disposition except in a transaction that is exempt from the registration requirements of, or is otherwise in accordance with, those laws. As a result, our ability to vary our portfolio in response to changes in economic and other conditions may be relatively limited. The mezzanine and bridge loans we may purchase will be particularly illiquid investments due to their short life, their unsuitability for securitization and the greater difficulty of recoupment in the event of a borrower’s default.

We compete with other companies for investments.

We anticipate that we will continue to compete with other companies and investors, including other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds, banks and insurance companies, for the acquisition of properties, loans and other Permitted Investments that we seek to acquire or make. Some of the other entities that we may compete with for acquisition opportunities will have substantially greater experience acquiring and owning the types of properties, loans or other Permitted Investments in which we seek to acquire or make, as well as greater financial resources and a broader geographic knowledge base than we have. As a result, competition may reduce the number of suitable acquisition opportunities available to us.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act of 1940; maintenance of our Investment Company Act exemption imposes limits on our operations.

We currently are not registered as an investment company under the Investment Company Act of 1940 based on exemptions we believe are available to us. We have conducted our operations, and intend to continue to conduct our operations, so as not to become regulated as an investment company under the Investment Company Act.

If we fail to maintain an exemption or other exclusion from registration as an investment company, we could, among other things, be required to either (i) substantially change the manner in which we conduct our operations to avoid registering as an investment company, or (ii) register as an investment company. If we were registered as an investment company, we would have to comply with a variety of substantive requirements that would have the following effect:

•	place limits on our capital structure;

•	impose restrictions on specified investments;

•	prohibit transactions with affiliates;

•	require us to change the composition of our board of directors; and

•	require us to comply with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

If we were required to register as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts might be unenforceable unless a court was to require enforcement, and a court could appoint a receiver to take control of us and liquidate our business. Also, because affiliate transactions are prohibited under the Investment Company Act, failure to maintain our exemption would force us to terminate the Advisory Agreement and all other agreements with our affiliates. Any such result would be likely to have a material adverse effect on our business, our financial results and our ability to make distributions to stockholders.

Your investment may be subject to additional risks if we make international investments.

We have purchased properties in Canada and we may purchase properties located in Mexico, the Caribbean Europe, and other foreign venues. Such investments could be affected by factors particular to the laws and business practices of those countries. These laws or business practices may expose us to risks that are different from, and in addition to, those commonly found in the United States including, but not limited to foreign currency fluctuations and additional tax burdens that may impact our results of operations, cash flows and cash available for distribution to stockholders. Specifically, foreign investments could be subject to the following risks:

•	the imposition of unique tax structures and differences in taxation policies and rates and other operating expenses in particular countries;

•	non-recognition of particular structures intended to limit certain tax and legal liabilities;

•	changing governmental rules and policies, including changes in land use and zoning laws;

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enactment of laws relating to the foreign ownership of real property or mortgages and laws restricting the ability of foreign persons or companies to remove profits earned from activities within the country to the person’s or company’s county of origin;

•	our limited experience and expertise in foreign countries relative to our experience and expertise in the United States;

•	variations in currency exchange rates;

•	adverse market conditions caused by terrorism, civil unrest and changes in national or local governmental or economic conditions;

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the willingness of domestic or foreign lenders to make mortgage loans in certain countries and changes in the availability, cost and terms of mortgage funds resulting from varying national economic policies;

•	general political and economic instability; and

•	more stringent environmental laws or changes in such laws.

We will not control the management of our properties.

In order to maintain our status as a REIT for federal income tax purposes, we may not operate certain types of properties we acquire or participate in the decisions affecting their daily operations. Our success, therefore, will depend on our ability to select qualified and creditworthy tenants who can effectively manage and operate the properties. Our tenants will be responsible for maintenance and other day-to-day management of the properties or will enter into agreements with third-party operators directly or by entering into operating agreements with third-party operators. Because our revenues will largely be derived from rents, our financial condition will be dependent on the ability of third-party tenants and/or operators to operate the properties successfully. We will attempt to enter into leasing agreements with tenants having substantial prior experience in the operation of the type of property being rented; however, there can be no assurance that we will be able to make such arrangements. Additionally, if we elect to treat property we acquire as a result of a borrower’s default on a loan or a tenant’s default on a lease as “foreclosure property” for federal income tax purposes, we will be required to operate that property through an independent contractor over whom we will not have control. If our tenants or third-party operators are unable to operate the properties successfully or if we select unqualified operators, then such tenants and operators might not have sufficient revenue to be able to pay our rent, which could adversely affect our financial condition.

We may not control our joint ventures.

Our Independent Directors must approve all joint venture or general partnership arrangements. Subject to that approval, we may enter into a joint venture with an unaffiliated party to purchase a property or to make loans or other Permitted Investments, and the joint venture or general partnership agreement relating to that joint venture or partnership may provide that we will share with the unaffiliated party management control of the joint venture. For instance, with respect to the Intrawest Resort Village Properties and the Dallas Market Center, our venture partners share approval rights on many major decisions. Those venture partners may have differing interests from ours and the power to direct the joint venture or partnership on certain matters in a manner with which we do not agree. In the event the joint venture or general partnership agreement provides that we will have sole management control of the joint venture, the agreement may be ineffective as to a third party who has no notice of the agreement, and we may therefore be unable to control fully the activities of the joint venture. Should we enter into a joint venture with another program sponsored by an affiliate, we do not anticipate that we will have sole management control of the joint venture. In addition, when we invest in properties, loans or other Permitted Investments indirectly through the acquisition of interests in entities that own such properties, loans or other Permitted Investments, we may not be able to control the management of such assets.

Joint venture partners may have different interests than we have, which may negatively impact our control over our ventures.

Investments in joint ventures involve the risk that our co-venturer may have economic or business interests or goals which, at a particular time, are inconsistent with our interests or goals, that the co-venturer may be in a position to take action contrary to our instructions, requests, policies or objectives, or that the co-venturer may experience financial difficulties. Among other things, actions by a co-venturer might subject assets owned by the joint venture to liabilities in excess of those contemplated by the terms of the joint venture agreement or to other adverse consequences. This risk is also present when we make investments in securities of other entities. If we do not have full control over a joint venture, the value of our investment will be affected to some extent by a third party that may have different goals and capabilities than ours. As a result, joint ownership of investments and investments in other entities may adversely affect our returns on investments and, therefore, cash available for distributions to our stockholders may be reduced.

Compliance with the Americans with Disabilities Act may reduce our expected distributions.

Under the Americans with Disabilities Act of 1992, or the ADA, all public accommodations and commercial facilities are required to meet certain federal requirements related to access and use by disabled persons, and complying with the ADA could require us to remove access barriers. Failure to comply with the ADA could result in the imposition of fines by the federal government or an award of damages to private litigants. Although we intend to acquire properties that substantially comply with these requirements, we may incur additional costs to comply with the ADA. In addition, a number of federal, state, and local laws may require us to modify any properties we purchase, or may restrict further renovations thereof with respect to access by disabled persons. Additional legislation could impose financial obligations or restrictions with respect to access by disabled persons. Although we believe that these costs will not have a material adverse effect on us, if required changes involve a greater amount of expenditures than we currently anticipate, our ability to make expected distributions could be adversely affected.

Our properties may be subject to environmental liabilities that could significantly impact our return from the properties and the success of our ventures.

Operations at certain of the properties we have acquired or may acquire in the future, or which are used to collateralize loans we have made or may make, may involve the use, handling, storage, and contracting for recycling or disposal of hazardous or toxic substances or wastes, including environmentally sensitive materials such as herbicides, pesticides, fertilizers, motor oil, waste motor oil and filters, transmission fluid, antifreeze, Freon, waste paint and lacquer thinner, batteries, solvents, lubricants, degreasing agents, gasoline and diesel fuels, and sewage. Accordingly, the operations of certain properties we acquire will be subject to regulation by federal, state, and local authorities establishing health and environmental quality standards. In addition, certain of our properties may maintain and operate underground storage tanks (“USTs”) for the storage of various petroleum products. USTs are generally subject to federal, state, and local laws and regulations that require testing and upgrading of USTs and the remediation of contaminated soils and groundwater resulting from leaking USTs.

As an owner of real estate, various federal and state environmental laws and regulations may require us to investigate and clean up certain hazardous or toxic substances, asbestos-containing materials, or petroleum products located on, in or emanating from our properties. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the release of hazardous substances. We may also be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by those parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Other environmental laws impose liability on a previous owner of property to the extent hazardous or toxic substances were present during the prior ownership period. A transfer of the property may not relieve an owner of such liability; therefore, we may have liability with respect to properties that we or our predecessors sold in the past.

The presence of contamination or the failure to remediate contamination at any of our properties may adversely affect our ability to sell or lease the properties or to borrow using the properties as collateral. While our leases are expected to provide that the tenant is solely responsible for any environmental hazards created during the term of the lease, we or an operator of a site may be liable to third parties for damages and injuries resulting from environmental contamination coming from the site.

All of our properties have been or will be acquired subject to satisfactory Phase I environmental assessments, which assessments generally involve the inspection of site conditions without invasive testing such as sampling or analysis of soil, groundwater or other conditions, or satisfactory Phase II environmental assessments, which generally involve the testing of soil, groundwater or other conditions. Our board of directors and our Advisor may determine that we will acquire a property in which a Phase I or Phase II environmental assessment indicates that a problem exists and has not been resolved at the time the property is acquired, provided, however, that if it is a material problem: (i) the seller has (a) agreed in writing to indemnify us and/or (b) established an escrow fund with cash equal to a predetermined amount greater than the estimated costs to remediate the problem; or (ii) we have negotiated other comparable arrangements, including, but not limited to, a reduction in the purchase price. We cannot be sure, however, that any seller will be able to pay under an indemnity we obtain or that the amount in escrow will be sufficient to pay all remediation costs. Further, we cannot be sure that all environmental liabilities associated with the properties that we may acquire from time to time will have been identified or that no prior owner, operator or current occupant will have created an environmental condition not known to us. Moreover, we cannot be sure that: (i) future laws, ordinances or regulations will not impose any material environmental liability on us; or (ii) the environmental condition of the properties that we may acquire from time to time will not be affected by tenants and occupants of the properties, by the condition of land or operations in the vicinity of the properties (such as the presence of USTs), or by third parties unrelated to us. Environmental liabilities that we may incur could have an adverse effect on our financial condition, results of operations or ability to pay distributions to our stockholders.

In addition to the risks associated with potential environmental liabilities discussed above, compliance with environmental laws and regulations that govern our properties may require expenditures and modifications of development plans and operations that could have a detrimental effect on the operations of the properties and our financial condition, results of operations and ability to pay distributions to our stockholders. There can be no assurance that the application of environmental laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire.

Legislation and government regulation may adversely affect the development and operations of properties we may acquire.

In addition to being subject to environmental laws and regulations, certain of the development plans and operations conducted or to be conducted on properties we have acquired and may acquire in the future require permits, licenses and approvals from certain federal, state and local authorities. For example, ski resort operations often require federal, permits from the U.S. Forest Service to use forests as ski slopes. Material permits, licenses or approvals may be terminated, not renewed or renewed on terms or interpreted in ways that are materially less favorable to the properties we purchase. Furthermore, laws and regulations that we or our operators are subject to may change in ways that are difficult to predict. There can be no assurance that the application of laws, regulations or policies, or changes in such laws, regulations and policies, will not occur in a manner that could have a detrimental effect on any property we may acquire, the operations of such property and the amount of rent we receive from the tenant of such property.

Governmental regulation with respect to water use by ski resorts and golf courses could negatively impact ski resorts and golf courses we acquire.

The rights of ski resorts, golf courses and related properties that we have acquired or may acquire in the future to use various water sources on or about their properties may also be subject to significant restrictions or the rights of other riparian users and the public generally. Certain ski resorts, golf courses and related properties we have acquired or may acquire in the future and the municipalities in which they are located may be dependent upon a single source of water, which sources could be historically low or inconsistent. Such a problem with water may lead to disputes and litigation over, and restrictions placed on, water use. Disputes and litigation over water use could damage the reputation of ski resorts, golf courses and related properties we have acquired or may acquire in the future and could be expensive to defend, and together with restrictions placed on water use, could have a material adverse effect on the business and operating results of our ski resorts, golf courses and related properties.

Governmental regulation of marinas with respect to dredging or damming could negatively impact marinas we acquire.

Marinas that we have acquired or may acquire in the future must be dredged from time to time to remove the silt and mud that collect in harbor areas as a result of, among other factors, heavy boat traffic, tidal flow, water flow and storm runoff. Dredging and disposing of the dredged material can be very costly and may require permits from various governmental authorities. In addition, the Army Corps of Engineers often has the authority to dam rivers and lakes, which can negatively affect our marinas. If we or our marina tenants or operators engaged by our marina tenants cannot timely obtain the permits necessary to dredge marinas or dispose of the dredged material, if dredging is not practical or is exceedingly expensive, or damming drops water levels, the operations of the marina could be materially and adversely affected, which could have a negative impact on our financial condition.

Uninsured losses or losses in excess of insured limits could result in the loss or substantial impairment of one or more of our investments.

The nature of the activities at certain of our properties will expose us and our operators to potential liability for personal injuries and, with respect to certain types of properties such as marinas, property damage claims. For instance, marina business activities are customarily subject to various hazards, including gasoline or other fuel spills, fires, drownings and other water-related accidents, boat storage rack collapses and other dangers relatively common in the marina industry. We will maintain, and require our tenants and operators as well as mortgagors to whom we have loaned money to maintain, insurance with respect to each of our properties that tenants lease or operate and each property securing a mortgage that we hold, including comprehensive liability, fire, flood and extended coverage insurance. There are, however, certain types of losses (such as from hurricanes, floods, earthquakes or terrorist attacks) that may be either uninsurable or not economically feasible to insure. Furthermore, an insurance provider could elect to deny or limit coverage under a claim. Should an uninsured loss or loss in excess of insured limits occur, we could lose all or a portion of our anticipated revenue stream from the affected property, as well as all or a portion of our invested capital. Accordingly, if we, as landlord, incur any liability which is not fully covered by insurance, we would be liable for the uninsured amounts, cash available for distributions to stockholders may be reduced and the value of our assets may decrease significantly. In the case of an insurance loss, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

Portfolio acquisitions are more difficult to complete than single asset acquisitions.

Sellers may require that a group of assets be purchased as a package, even though one or more of the assets in the portfolio does not meet our investment criteria. In such cases, we may attempt to make a joint bid with another buyer, or we may purchase the portfolio of assets with the intent to subsequently dispose of those assets which do not meet our investment criteria. In the case of joint bids, however, it is possible that the other buyer may default in its obligations, which increases the risk that the acquisition will not close, with the adverse consequences described above. In cases where we intend to dispose of assets that we do not wish to own, we cannot assure you that we will be able to sell or exchange such asset or assets in a timely manner or on terms beneficial or satisfactory to us.

Adverse weather conditions may damage certain properties we acquire and/or reduce our operators’ ability to make scheduled rent payments to us.

Weather conditions may influence revenues at certain types of properties we acquire. These adverse weather conditions include heavy snowfall (or lack thereof), hurricanes, tropical storms, high winds, heat waves, frosts, drought (or reduced rainfall levels), excessive rain, avalanches, mudslides and floods. Adverse weather could reduce the number of people participating in activities at properties we acquire and have acquired. Certain properties may be susceptible to damage from weather conditions such as hurricanes, which may cause damage (including, but not limited to property damage and loss of revenue) that is not generally insurable at commercially reasonable rates. Further, the physical condition of properties we acquire must be satisfactory to attract visitation. In addition to severe or generally inclement weather, other factors, including, but not limited to plant disease and insect infestation, as well as the quality and quantity of water, could adversely affect the conditions at properties we own and acquire or develop. Most properties have some insurance coverage that will offset such losses and fund needed repairs.

Our operating results may be negatively affected by potential development and construction delays and resultant increased costs and risks.

We may invest in properties upon which we will develop and construct improvements. We will be subject to risks relating to uncertainties associated with re-zoning for development and environmental concerns of governmental entities and/or community groups, and our ability to control construction costs or to build in conformity with plans, specifications and timetables. Our performance also may be affected or delayed by conditions beyond our control. Moreover, delays in completion of construction also could give tenants the right to terminate preconstruction leases for space at a newly developed project. Furthermore, we must rely upon projections of rental income, expenses and estimates of the fair market value of property upon completion of construction before agreeing to a property’s purchase price. If our projections are inaccurate, we may pay too much for a property and our return on our investment could suffer.

If we set aside insufficient reserves for capital expenditures, we may be required to defer necessary property improvements.

If we do not have enough reserves for capital expenditures to supply needed funds for capital improvements throughout the life of the investment in a property, and there is insufficient cash available from our operations, we may be required to defer necessary improvements to the property that may cause the property to suffer from a greater risk of obsolescence, a decline in value and/or a greater risk of decreased cash flow as a result of attracting fewer potential tenants to the property and adversely affecting our tenants’ businesses. If we lack sufficient capital to make necessary capital improvements, then we may not be able to maintain projected rental rates for certain properties, and our results of operations and ability to pay distributions to our stockholders may be negatively impacted.

Lending Related Risks

Our loans may be affected by unfavorable real estate market conditions.

When we make loans, we are at risk of default on those loans caused by many conditions beyond our control, including local and other economic conditions affecting real estate values and interest rate levels. We do not know whether the values of the properties collateralizing mortgage loans will remain at the levels existing on the dates of origination of the loans. If the values of the underlying properties drop or in some instances fail to rise, our risk will increase and the value of our interests may decrease.

Foreclosures create additional ownership risks that could adversely impact our returns on mortgage investments.

When we acquire property by foreclosure following defaults under our mortgage, bridge or mezzanine loans, we have the economic and liability risks as the owner of such property. This additional liability could adversely impact our returns on mortgage investments.

Our loans will be subject to interest rate fluctuations.

If we invest in fixed-rate, long-term loans and interest rates rise, the loans will yield a return lower than then-current market rates. If interest rates decrease, we will be adversely affected to the extent that loans are prepaid, because we will not be able to make new loans at the previously higher interest rate.

Lack of principal amortization of loans increases the risk of borrower default at maturity and delays in liquidating defaulted loans could reduce our investment returns and our cash available for distributions.

Certain of the loans that we have made do not require the amortization of principal during their term. As a result, a substantial amount of, or the entire principal balance of such loans, will be due in one balloon payment at their maturity. Failure to amortize the principal balance of loans may increase the risk of a default during the term, and at maturity of loans. In addition, certain of our loans have or may have a portion of the interest accrued and payable upon maturity. We may not receive any of that accrued interest if our borrower defaults. A default under loans could have a material adverse effect on our ability to pay distributions to stockholders. Further, if there are defaults under our loans, we may not be able to repossess and sell the underlying properties or other security quickly. The resulting time delay could reduce the value of our investment in the defaulted loans. An action to foreclose on a mortgaged property securing a loan is regulated by state statutes and rules and is subject to many of the delays and expenses of other lawsuits if the defendant raises defenses or counterclaims. In the event of default by a mortgagor, these restrictions, among other things, may impede our ability to foreclose on or sell the mortgaged property or to obtain proceeds sufficient to repay all amounts due on our loan. Any failure or delay by a borrower in making scheduled payments to us may adversely affect our ability to make distributions to stockholders.

We may make loans on a subordinated and unsecured basis and may not be able to collect outstanding principal and interest.

Although our loans to third parties are usually collateralized by properties pledged by such borrowers, we have made loans that are unsecured and/or subordinated in right of payment to such third parties’ existing and future indebtedness. In the event of a foreclosure, bankruptcy, liquidation, winding up, reorganization or other similar proceeding relating to such third party, and in certain other events, such third party’s assets may only be available to pay obligations on our unsecured loans after the third party’s other indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay the principal or interest on the unsecured loans we may make.

Financing Related Risks

Continued uncertainty and volatility in the credit markets could affect our ability to obtain debt financing on reasonable terms, which could reduce the number of properties we may be able to acquire.

The global and U.S. economy continued to struggle during 2009 and there continues to be uncertainty regarding the duration of the economic downturn as well as the full impact of these events on the global and U.S. economy, including our properties. If mortgage debt is unavailable on attractive terms as a result of increased interest rates, increased credit spreads, decreased liquidity or other factors, our ability to acquire properties may be limited and we risk being unable to refinance our existing debt upon maturity.

There is no guarantee that borrowing arrangements or other arrangements for obtaining leverage will be available, or if available, will be available on terms and conditions acceptable to us.

Unfavorable economic conditions have increased financing costs and limited access to the capital markets. In addition, a decline in market value of our assets may have adverse consequences in instances where we borrow money based on the fair value of those assets. A decrease in market value of those assets may result in the lender requiring us to post additional collateral.

Currently, the market for credit facilities is very challenging and many lenders are actively seeking to reduce their balances outstanding by lowering advance rates on financed assets and increasing borrowing costs, to the extent such facilities continue to be available.

In the event we are unable to maintain or extend existing and/or secure new lines of credit or collateralized financing on favorable terms, our ability to make investments and our ability to make distributions may be significantly impacted.

Anticipated borrowing creates risks.

We have borrowed and will likely continue to borrow money to acquire assets, to preserve our status as a REIT or for other corporate purposes. We generally mortgage or put a lien on one or more of our assets in connection with any borrowing. We intend to maintain one or more revolving lines of credit of up to $150 million to provide financing for the acquisition of assets, although our board of directors could determine to borrow a greater amount. We may repay the line of credit using equity offering proceeds, including proceeds from our stock offering, proceeds from the sale of assets, working capital or long-term Permanent Financing. We also have and intend to continue to obtain long-term financing. We may not borrow more than 300% of the value of our Net Assets without the approval of a majority of our Independent Directors and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval. Borrowing may be risky if the cash flow from our properties and other Permitted Investments is insufficient to meet our debt obligations. In addition, our lenders may seek to impose restrictions on future borrowings, distributions and operating policies, including with respect to capital expenditures and asset dispositions. If we mortgage assets or pledge equity as collateral and we cannot meet our debt obligations, then the lender could take the collateral, and we would lose the asset or equity and the income we were deriving from the asset.

Because our revenues are highly dependent on lease payments from our properties and interest payments from loans that we make, defaults by our tenants or borrowers would reduce our cash available for the repayment of our outstanding debt and for distributions.

Our ability to repay any outstanding debt and make distributions to stockholders depends upon the ability of our tenants and borrowers to make payments to us, and their ability to make these payments will depend primarily on their ability to generate sufficient revenues in excess of operating expenses from businesses conducted on our properties. For example, the ability of our golf tenants to make their scheduled rent payments to us will be dependent upon their ability to generate sufficient operating income at the golf courses they operate. A tenant’s failure or delay in making scheduled rent payments to us or a borrower’s failure to make debt service payments to us may result from the tenant or borrower realizing reduced revenues at the properties it operates.

Defaults on our borrowings may adversely affect our financial condition and results of operations.

Defaults on loans collateralized by a property we own may result in foreclosure actions and our loss of the property or properties securing the loan that is in default. Such legal actions are expensive. For tax purposes, a foreclosure would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt collateralized by the property. If the outstanding balance of the debt exceeds our tax basis in the property, we would recognize taxable income on the foreclosure, all or a portion of such taxable income may be subject to tax, and/or required to be distributed to our stockholders in order for us to qualify as a REIT. In such case, we would not receive any cash proceeds to enable us to pay such tax or make such distributions. If any mortgages contain cross collateralization or cross default provisions, more than one property may be affected by a default. If any of our properties are foreclosed upon due to a default, our financial condition, results of operations and ability to pay distributions to stockholders will be adversely affected.

Financing arrangements involving balloon payment obligations may adversely affect our ability to make distributions.

Some of our fixed-term financing arrangements may require us to make “balloon” payments at maturity. Our ability to make a balloon payment at maturity is uncertain and may depend upon our ability to obtain additional financing or sell a particular property. At the time the balloon payment is due, we may not be able to raise equity or refinance the balloon payment on terms as favorable as the original loan or sell the property at a price sufficient to make the balloon payment. These refinancing or property sales could negatively impact the rate of return to stockholders and the timing of disposition of our assets. In addition, payments of principal and interest may leave us with insufficient cash to pay the distributions that we are required to pay to maintain our qualification as a REIT.

Increases in interest rates could increase the amount of our debt payments and adversely affect our ability to make distributions to our stockholders.

We may borrow money that bears interest at a variable rate and, from time to time, we may pay mortgage loans or refinance our properties in a rising interest rate environment. Accordingly, increases in interest rates could increase our interest costs, which could have a material adverse effect on our operating cash flow and our ability to make distributions to our stockholders.

We may borrow money to make distributions, and distributions may not come from cash flows or funds from operations.

In the past, we have borrowed from affiliates and other Persons to make distributions and in the future we may continue to borrow money as we consider necessary or advisable to meet our distribution requirements. Our distributions have exceeded our funds from operations in the past and may do so in the future. In the event that we make distributions in excess of our earnings and profits, such distributions could constitute a return of capital for federal income tax and accounting purposes. Furthermore, in the event that we are unable to fund future distributions from our funds from operations, the value of your shares upon the possible listing of our stock, the sale of our assets or any other liquidity event may be negatively affected. See additional information about distributions and sources of distributions under “Distribution Policy.”

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

When providing financing, a lender may impose restrictions on us that affect our distributions, operating policies and ability to incur additional debt. Loan documents we enter into may contain covenants that limit our ability to further mortgage a property or affect other operational policies. Such limitations hamper our flexibility and may impair our ability to achieve our operating plans.

We may acquire various financial instruments for purposes of “hedging” or reducing our risks which may be costly and/or ineffective and will reduce our cash available for distribution to our stockholders.

Use of derivative instruments for hedging purposes may present significant risks, including the risk of loss of the amounts invested. Defaults by the other party to a hedging transaction can result in the hedging transaction becoming worthless or a speculative hedge. Hedging activities also involve the risk of an imperfect correlation between the hedging instrument and the asset being hedged, which could result in losses both on the hedging transaction and on the asset being hedged. Use of hedging activities generally may not prevent significant losses and could increase our losses. Further, hedging transactions may reduce cash available for distribution to our stockholders.

Tax Related Risks

We will be subject to increased taxation if we fail to qualify as a REIT for federal income tax purposes.

We believe that we have been organized and have operated, and intend to continue to be organized and to operate, in a manner that will enable us to meet the requirements for qualification and taxation as a REIT for federal income tax purposes, commencing with our taxable year ended December 31, 2004. A REIT is generally not subject to federal tax at the corporate level to the extent that it distributes annually at least 90% of its taxable income to its stockholders and meets other compliance requirements. We have not requested, and do not plan to request, a ruling from the IRS that we qualify as a REIT. Based upon representations made by our officers with respect to certain factual matters, and upon counsel’s assumption that we have operated and will continue to operate in the manner described in the representations and in this prospectus, our tax counsel, Arnold & Porter LLP, has rendered an opinion that we were organized and have operated in conformity with the requirements for qualification as a REIT and that our proposed method of operation will enable us to continue to meet the requirements for qualification as a REIT. Our continued qualification as a REIT will depend on our continuing ability to meet highly technical and complex requirements concerning, among other things, the ownership of our outstanding shares of common stock, the nature of our assets, the sources of our income, the amount of our distributions to our stockholders and the filing of TRS elections. No assurance can be given that we qualify or will continue to qualify as a REIT or that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to our qualification as a REIT.

You should be aware that opinions of counsel are not binding on the IRS or on any court.

The conclusions stated in the opinion of our tax counsel are conditioned on, and our continued qualification as a REIT will depend on, our company meeting various requirements, which are discussed in more detail under the heading “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Qualification as a REIT” and are not binding on the IRS or any court.

If we fail to qualify as a REIT, we would be subject to additional federal income tax at regular corporate rates.

If we fail to qualify as a REIT, we may be subject to additional federal income and alternative minimum taxes. Unless we are entitled to relief under specific statutory provisions, we also could not elect to be taxed as a REIT for four taxable years following the year during which we were disqualified. Therefore, if we fail to qualify as a REIT, the funds available for distribution to stockholders would be reduced substantially for each of the years involved. For additional discussion regarding REIT qualification and the consequences if we fail to qualify as a REIT, see “Federal Income Tax Considerations.”

Our leases may be recharacterized as financings which would eliminate depreciation deductions on our properties.

We believe that we would be treated as the owner of properties where we would own the underlying land, except with respect to leases structured as “financing leases,” which would constitute financings for federal income tax purposes. If the lease of a property does not constitute a lease for federal income tax purposes and is recharacterized as a secured financing by the IRS, then we believe the lease should be treated as a financing arrangement and the income derived from such a financing arrangement should satisfy the 75% and the 95% gross income tests for REIT qualification as it would be considered to be interest on a loan collateralized by real property. Nevertheless, the recharacterization of a lease in this fashion may have adverse tax consequences for us. In particular, we would not be entitled to claim depreciation deductions with respect to the property (although we should be entitled to treat part of the payments we would receive under the arrangement as the repayment of principal). In such event, in some taxable years our taxable income, and the corresponding obligation to distribute 90% of such income, would be increased. With respect to leases structured as “financing leases,” we will report income received as interest income and will not take depreciation deductions related to the real property. Any increase in our distribution requirements may limit our ability to invest in additional properties and to make additional mortgage loans. No assurance can be provided that the IRS would recharacterize such transactions as financings that would qualify under the 95% and 75% gross income tests. See “Federal Income Tax Considerations—Characterization of Property Leases.”

Excessive non-real estate asset values may jeopardize our REIT status.

In order to qualify as a REIT, among other requirements, at least 75% of the value of our assets must consist of investments in real estate, investments in other REITs, cash and cash equivalents and government securities. Accordingly, the value of any other property that is not considered a real estate asset for federal income tax purposes must represent in the aggregate not more than 25% of our total assets. In addition, under federal income tax law, we may not own securities in, or make loans to, any one company (other than a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary) which represent in excess of 10% of the voting securities or 10% of the value of all securities of that company (other than certain securities described in “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Asset Tests”), or which have, in the aggregate, a value in excess of 5% of our total assets, and we may not own securities of one or more taxable REIT subsidiaries which have, in the aggregate, a value in excess of 25% of our total assets.

The 25%, 25%, 10% and 5% REIT qualification tests are determined at the end of each calendar quarter. If we fail to meet any such test at the end of any calendar quarter, and such failure is not remedied within 30 days after the close of such quarter, we will cease to qualify as a REIT, unless certain requirements are satisfied, as described more fully in “Federal Income Tax Considerations—Taxation of the CNL Lifestyle Properties—Asset Tests.”

We may have to borrow funds or sell assets to meet our distribution requirements.

Subject to some adjustments that are unique to REITs, a REIT generally must distribute 90% of its taxable income to its stockholders. For the purpose of determining taxable income, we may be required to accrue interest, rent and other items treated as earned for tax purposes, but that we have not yet received. In addition, we may be required not to accrue as expenses for tax purposes some items which actually have been paid, or some of our deductions might be disallowed by the IRS. As a result, we could have taxable income in excess of cash available for distribution. If this occurs, we may have to borrow funds or liquidate some of our assets in order to meet the distribution requirements applicable to a REIT.

Ownership limits may discourage a change in control which could limit your future returns.

For the purpose of protecting our REIT status, our articles of incorporation generally limit the direct or indirect ownership by any single stockholder (applying certain attribution rules) of any class of our capital stock, including common stock, to 9.8% of the outstanding shares of that class. Our articles expressly prohibit anyone from buying shares if the purchase would result in our losing our REIT status. For example, we would lose our REIT status if we had fewer than 100 different stockholders or if five or fewer stockholders, applying certain broad attribution rules of the Code, owned 50% or more of our common stock during the last half of any taxable year other than our first taxable year as a REIT. These restrictions may discourage a change in control, deter any attractive tender offers for our common stock or limit the opportunity for you or other stockholders to receive a premium for your common stock in the event a stockholder is purchasing shares of common stock in order to acquire a block of shares.

Despite our REIT status, we remain subject to various taxes which would reduce operating cash flow if and to the extent certain liabilities are incurred.

Even if we qualify as a REIT, we are subject to some federal, state and local taxes on our income and property that could reduce operating cash flow, including but not limited to: (i) tax on any undistributed real estate investment trust taxable income; (ii) “alternative minimum tax” on our items of tax preference; (iii) certain state income taxes (because not all states treat REITs the same as they are treated for federal income tax purposes); (iv) a tax equal to 100% of net gain from “prohibited transactions;” (v) tax on gains from the sale of certain “foreclosure property;” (vi) tax on gains of sale of certain “built-in gain” properties; and (vii) certain taxes and penalties if we fail to comply with one or more REIT qualification requirements, but nevertheless qualify to maintain our status as a REIT. Foreclosure property includes property with respect to which we acquire ownership by reason of a borrower’s default on a loan or possession by reason of a tenant’s default on a lease. We may elect to treat certain qualifying property as “foreclosure property,” in which case, the income from such property will be treated as qualifying income under the 75% and 95% gross income tests for three years following such acquisition. To qualify for such treatment, we must satisfy additional requirements, including that we operate the property through an independent contractor after a short grace period. We will be subject to tax on our net income from foreclosure property. Such net income generally means the excess of any gain from the sale or other disposition of foreclosure property and income derived from foreclosure property that otherwise does not qualify for the 75% gross income test, over the allowable deductions that relate to the production of such income. Any such tax incurred will reduce the amount of cash available for distribution. See “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties.”

We may be required to pay a penalty tax upon the sale of a property.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% penalty tax. Under current law, unless a sale of real property qualifies for a safe harbor, the question of whether the sale of a property constitutes the sale of property held primarily for sale to customers is generally a question of the facts and circumstances regarding a particular transaction. The 2008 Housing and Economic Recovery Act changed the safe harbor rules such that a REIT, among other things, is required to hold the property for only two years rather than four years. We intend that we and our subsidiaries will hold the interests in our properties for investment with a view to long-term appreciation, to engage in the business of acquiring and owning properties, and to make occasional sales as are consistent with our investment objectives. We do not intend to engage in prohibited transactions. We cannot assure you, however, that we will only make sales that satisfy the requirements of the safe harbors or that the IRS will not successfully assert that one or more of such sales are prohibited transactions.

You may have current tax liability on distributions you elect to reinvest in our common stock.

If you participate in the reinvestment plan, you will be deemed to have received, and for income tax purposes will be taxed on, the amount reinvested in shares of our common stock to the extent the amount reinvested was not a tax-free return of capital. In addition, you will be treated for tax purposes as having received an additional distribution to the extent the shares are purchased at a discount to fair market value. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of the shares of common stock received.

Miscellaneous Risks

Possible effect of ERISA.

We believe that our assets will not be deemed to be “plan assets” for purposes of ERISA and/or the Code, but we have not requested an opinion of counsel to that effect, and no assurances can be given that our assets will never constitute “plan assets.” If our assets were deemed to be “plan assets” for purposes of ERISA and/or the Code, among other things, (i) certain of our transactions could constitute “prohibited transactions” under ERISA and the Code; and (ii) ERISA’s prudence and other fiduciary standards would apply to our investments (and might not be met). Among other things, ERISA makes plan fiduciaries personally responsible for any losses resulting to the plan from any breach of fiduciary duty, and the Code imposes nondeductible excise taxes on prohibited transactions. If such excise taxes were imposed on us, the amount of funds available for us to make distributions to stockholders would be reduced. For more information, see “Plan of Distribution—Certain Benefit Plan Considerations.”

Our governing documents may discourage takeovers.

Certain provisions of our articles of incorporation, including the ownership limitations, transfer restrictions and ability to issue preferential preferred stock, may have the effect of preventing, delaying or discouraging takeovers of CNL Lifestyle Properties by third parties that a stockholder may consider favorable. For more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status, see “Summary of the Articles of Incorporation and Bylaws—General,” “Summary of the Articles of Incorporation and Bylaws—Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws—Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Certain provisions of our articles of incorporation may encourage a hostile takeover of CNL Lifestyle Properties.

Certain provisions of our articles of incorporation exempt us from the application of Maryland’s Business Combinations Statute and Control Share Acquisition Act. Our exemption from the application of these statutes may have the effect of facilitating: (i) business combinations between us and beneficial owners of 10% or more of the voting power of our outstanding voting stock, and (ii) the acquisition by any Person of shares entitled to exercise or direct the exercise of 10% or more of our total voting power. Because we will not be subject to the provisions of the Business Combinations Statute and the Control Share Acquisition Act, it may be more difficult for our stockholders to prevent or delay business combinations with large stockholders or acquisitions of substantial blocks of voting power by such stockholders or other Persons, should the ownership restrictions contained in our articles of incorporation be waived, modified or completely removed. Such business combinations or acquisitions of voting power could cause us to fail to qualify as a REIT. For more information about ownership limitations and transfer restrictions and the effect of business combinations and acquisitions of large amounts of our stock on our REIT status, see “Summary of the Articles of Incorporation and Bylaws —Mergers, Combinations and Sale of Assets,” “Summary of the Articles of Incorporation and Bylaws—Control Share Acquisitions” and “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Our board of directors can take many actions without stockholder approval.

Our board of directors has overall authority to conduct our operations. This authority includes significant flexibility. For example, our board of directors can: (i) list our stock on a national securities exchange or include our stock for quotation on the National Market System of the NASDAQ Stock Market without obtaining stockholder approval; (ii) prevent the ownership, transfer and/or accumulation of shares in order to protect our status as a REIT or for any other reason deemed to be in the best interests of the stockholders; (iii) authorize and issue additional shares of any class or series of stock without obtaining stockholder approval, which could dilute your ownership; (iv) change our Advisor’s compensation, and employ and compensate affiliates; (v) direct our investments toward investments that will not appreciate over time, such as loans and building-only properties, with the land owned by a third party; and (vi) establish and change minimum creditworthiness standards with respect to tenants. Any of these actions could reduce the value of our assets without giving you, as a stockholder, the right to vote.

Maryland law and our organizational documents limit your right to bring claims against our officers and directors.

Maryland law provides that a director will not have any liability as a director so long as he or she performs his or her duties in accordance with the applicable standard of conduct. Our articles of incorporation and bylaws provide that an officer or director’s liability for monetary damages to us, our stockholders or third parties may be limited. Generally, we are obligated under our articles of incorporation and the bylaws to indemnify our officers and directors against certain liabilities incurred in connection with their services. We have executed indemnification agreements with each officer and director and agreed to indemnify them for any such liabilities that they incur. In addition, we have obtained directors and officers insurance in order to cover the expense of certain actions against our officers and directors. The indemnification agreements and insurance coverage could limit our ability and the ability of our stockholders to effectively take action against our officers and directors arising from their service to us without significant expense. We believe that the indemnification and limitation of liability arrangements described above are consistent with the Statement of Policy Regarding Real Estate Investment Trusts adopted by certain states. See “Summary of the Articles of Incorporation and Bylaws—Limitation of Liability and Indemnification” for more information about the indemnification of our officers and directors.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can be identified by the use of such words as “may,” “plan,” “expect,” “anticipate,” “intend,” “estimate,” “continue,” “believe,” predict,” “potential,” “would,” “should,” “could,” “seeks,” “approximately,” “projects” or the negative of such words. You can also identify forward-looking statements by discussions of strategy, objectives, plans or intentions of management for future operations or economic performance and related assumptions and forecasts.

We caution you that forward-looking statements are not guarantees. We believe that our expectations reflected in the forward-looking statements are based on our reasonable beliefs, assumptions and expectations of our future performance, and have taken into account all information currently available to us. Such beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of future economic, competitive and market conditions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

Important factors that could cause our actual results of operations and execution of our business strategy to differ materially from the expectations reflected in our forward-looking statements include, but are not limited to:

•	general economic, business and market conditions, and the real estate financing and securities markets in particular;

•	changes in federal, state and local laws and regulations;

•	increased competitive pressures;

•	our ability to invest the proceeds from this offering in a timely manner;

•	interest rates;

•	the ability of our operators to operate our properties successfully and to fulfill their obligations; and

•	changing consumer habits and demographics.

We can give no assurance that any of the events anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on our results of operations and financial condition. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties discussed in the “Risk Factors” section of this prospectus. Except as required by law, we undertake no obligation to publicly revise our forward-looking statements to reflect events or circumstances that arise after the date of this prospectus or the date of the documents incorporated by reference in this prospectus that include forward-looking statements.

ESTIMATED USE OF PROCEEDS

The table below summarizes certain information relating to our anticipated use of offering proceeds which assumes that we will sell no fewer than 100 million and no more than 200 million shares. The table further provides our actual expenses in those categories as of December 31, 2009. Shares will be offered to the public on a best efforts basis at $10.00 per share. The table below assumes that 30 million shares will be issued through the reinvestment plan. All shares issued through the reinvestment plan for this offering will be at a purchase price of $9.50 per share. We estimate that the remaining 170 million shares (approximately 85.0% of our shares) will be sold at the full $10.00 per share offering price.

These estimates and the figures set forth below represent our best estimate of our intended sales results. Further, there is no limit to the number of shares that may be sold through these distribution channels; accordingly, these estimates may not reflect the actual number of shares that may be sold at the various purchase prices described. Depending primarily on the number of shares sold in this offering, we estimate that 87.44% to 86.60% of the offering proceeds, or between $8.74 and $8.66 per share, will be used to purchase properties and make or acquire loans and other Permitted Investments. The remainder of the offering proceeds will be used to pay offering expenses including selling commissions and the marketing support fee, and to pay our Advisor a fee for its services in connection with the selection, acquisition, development and construction of our investments. The payment of these fees will not reduce your Invested Capital, as you receive $10.00 worth of shares, and discounts only impact our Managing Dealer, participating brokers and our Advisor. Your initial Invested Capital amount will be $10.00 per share for shares purchased in this offering and $9.50 per share for shares purchased pursuant to our reinvestment plan.

Any reduction in selling commissions, the marketing support fee, and/or Acquisition Fees will reduce the effective purchase price per share for shares purchased pursuant to this offering, but will not alter the cash available to us resulting from such sale with which we may acquire properties, make loans or invest in other Permitted Investments.

While we believe the estimated use of proceeds set forth in the table below is reasonable, you should view this table only as an estimate of the use of proceeds that may be achieved.

	Assuming Sale of 100,000,000 Shares		Assuming Sale of Maximum Offering 200,000,000 Shares		Actual Sales as of December 31, 2009
	Amount	Percent	Amount	Percent	Amount		Percent
OFFERING PROCEEDS TO CNL LIFESTYLE PROPERTIES(1)	$985,000,000	100.0%	$1,985,000,000	100.0%	$548,341,000		100%

Less:
Selling Commissions to CNL Securities Corp.(1)	49,000,000	4.98%	119,000,000	6.00%	30,613,000		5.58%
Marketing Support Fee to CNL Securities Corp.(1)	21,000,000	2.13%	51,000,000	2.57%	13,144,000		2.40%
Due Diligence Reimbursement to CNL Securities Corp.(1)	1,000,000	0.10%	2,000,000	0.10%	Note	(7)
Other Offering Expenses(2)	10,875,000	1.10%	14,500,000	0.73%	9,668,000		1.76%

NET PROCEEDS TO CNL LIFESTYLE PROPERTIES	903,125,000	91.69%	1,798,500,000	90.60%	494,916,000		90.26%

Less:
Acquisition Fees to the Advisor(3)	29,550,000	3.00%	59,550,000	3.00%	16,450,000		3.00%
Acquisition Expenses(4)	12,313,000	1.25%	19,850,000	1.00%	7,592,000		1.38%
Initial Working Capital Reserve(5)	—	—	—	—	—		—

CASH AVAILABLE FOR PURCHASE OF PROPERTIES AND THE MAKING OR ACQUIRING OF LOANS AND OTHER PERMITTED INVESTMENTS BY CNL LIFESTYLE PROPERTIES(6)	$861,262,000	87.44%	$1,719,100,000	86.60%	$470,874,000		85.87%

FOOTNOTES:

(1)	See “Plan of Distribution” for a description of the circumstances under which selling commissions, the marketing support fee and due diligence reimbursements may be reduced or paid in connection with certain purchases including, but not limited to, purchases by registered representatives or principals of our Managing Dealer or participating brokers, our Advisor or our Advisor and its affiliates, directors, officers and employees and those Persons’ affiliates via registered investment advisers. A portion of the selling commissions will be reduced in connection with volume purchases, and will be reflected by a corresponding reduction in the per share purchase price. Selling commissions, the marketing support fee and due diligence reimbursements will not be paid in connection with the purchase of shares pursuant to the reinvestment plan.

(2)	Other Offering Expenses include, without limitation, legal, accounting, printing, escrow, filing, registration, qualification, and other expenses of this offering, including marketing and sales costs, but exclude selling commissions, the marketing support fee and due diligence expense reimbursements. Pursuant to state securities laws, the Other Offering Expenses paid by us together with the 7.0% selling commission, the 3.0% marketing support fee and due diligence expense reimbursements paid by us may not exceed 15% of the proceeds raised in connection with this offering. Notwithstanding the additional expenses we could incur by virtue of this cap, we estimate that in general, assuming that the maximum number of shares is sold, selling commissions will not exceed 7.0%, the marketing support fee will not exceed 3.0%, due diligence expense reimbursements will not exceed 0.10% and Other Offering Expenses is not expected to exceed 0.73%. The difference between the “15% limitation” and these estimates represents additional costs that we may incur under state securities laws but do not anticipate incurring. In accordance with our articles of incorporation, the total amount of selling commissions, marketing support fees, due diligence expense reimbursements, and Organizational and Offering Expenses to be paid may not exceed 13% of the aggregate offering proceeds. Therefore, the calculation of the Organizational and Offering Expenses for the minimum offering assumes the maximum amount that could be paid within the 13% limitation.

(3)	Acquisition Fees include all fees and commissions paid by us to any Person in connection with the selection or acquisition of any property or company or the making or acquisition of any loan or other Permitted Investment, including to affiliates or non-affiliates. We will pay our Advisor the Acquisition Fee upon receipt of offering proceeds rather than at the time a property is acquired. Estimated Acquisition Fees do not include Acquisition Expenses or Acquisition Fees for debt. In connection with making investments, if we assume or make an investment subject to existing debt, we will not be able to pay Acquisition Fees with respect to such debt out of debt proceeds and may need to use Net Offering Proceeds (defined in Note 5 below) to pay such Acquisition Fees. In that event, the cash available to make investments will decrease. For example, assuming we raise the maximum offering amount of $1,985,000,000, use all of the $1,719,100,000 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $12,893,250, or 0.65%. Assuming we raise the midpoint offering amount of $985,000,000, use all of the $861,262,000 available to make investments, and such investments are subject to 25% assumed debt, then the estimated Acquisition Fees payable from offering proceeds will increase by approximately $6,459,465 or 0.66%. See “Plan of Distribution” for a description of the circumstances under which Acquisition Fees will be reduced and an applicable discount will be available to purchasers.

(4)	Acquisition Expenses include any and all expenses incurred by us, our Advisor, or any affiliate of either of us in connection with the selection or acquisition of any property or the making or acquisition of any loan or other Permitted Investment, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance, but excluding Acquisition Fees. Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6.0% of the Real Estate Asset Value of a property, or in the case of a loan, 6.0% of the funds advanced, unless a majority of our board of directors, including a majority of our Independent Directors, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.

(5)	Because leases generally will be on a triple-net lease basis, we do not anticipate that a permanent reserve for maintenance and repairs will be established. However, to the extent that we have insufficient funds for such purposes, our Advisor may, but is not required to, allocate to us an aggregate amount of up to 1.0% of the Net Offering Proceeds available to us (the “Net Offering Proceeds”) for maintenance and repairs. As used herein, “Net Offering Proceeds” means Gross Proceeds less (i) selling commissions; (ii) Organizational and Offering Expenses; (iii) the marketing support fee; and (iv) due diligence expense reimbursements. Our Advisor also may, but is not required to, establish reserves from offering proceeds, operating funds, and the available proceeds of any sales of our assets.

(6)	Offering proceeds designated for investment in properties or for the making or acquisition of loans or other Permitted Investments may also be used to repay debt borrowed in connection with such acquisitions. Offering proceeds designated for investment in properties or for the making or acquisition of loans or other Permitted Investments temporarily may be invested in short-term, highly liquid investments with appropriate safety of principal. We may, at our discretion and subject to certain limitations, use offering proceeds for redemptions of shares. See “Summary of Redemption Plan.”

(7)	Actual amounts for due diligence reimbursements to CNL Securities Corp. are included with actual Marketing Support Fees to CNL Securities Corp.

MANAGEMENT COMPENSATION

This section presents the types, recipients, methods of computation, and estimated amounts of all compensation, fees, reimbursements and distributions to be paid directly or indirectly by us to our Advisor and its affiliates, exclusive of any distributions to which our Advisor or its affiliates may be entitled by reason of their purchase and ownership of shares in connection with this offering. The table includes estimated amounts of compensation relating to the 30 million shares that we have estimated will be sold under our reinvestment plan assuming 200 million shares are sold. For additional information concerning compensation and fees paid to our Advisor and its affiliates, see “Certain Relationships and Related Transactions.” For information concerning compensation to our directors, see “Management.”

A maximum of 200 million shares may be sold, including an estimated 30 million shares that may be sold to stockholders who receive a copy of this prospectus and who purchase shares through our reinvestment plan. Prior to the conclusion of this offering, if any of the 30 million shares remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering.

The following arrangements for compensation and fees to our Advisor and its affiliates were not determined by arm’s-length negotiations. See “Conflicts of Interest.” There is no item of compensation and no fee that can be paid to our Advisor or its affiliates under more than one category. For purposes of calculating estimates of the maximum fees payable, we have made assumptions as to the number of shares and the corresponding price per share (as described under “Estimated Use of Proceeds”) that would be sold net of selling commissions, the marketing support fee and reduced Acquisition Fees. Because these figures cannot be precisely calculated at this time, the actual fees payable may exceed these estimates.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
FEES PAID IN CONNECTION WITH OUR OFFERING

Selling commissions to our Managing Dealer and participating brokers	Selling commissions of up to 7.0% per share on all shares sold, subject to reduction in connection with purchases by: registered representatives or principals of our Managing Dealer or participating brokers; our directors, officers and employees and our affiliates and those Persons’ affiliates; and through registered investment advisers. A portion of these commissions will be reduced with respect to volume purchases, which will be reflected by a corresponding reduction in the per share purchase price. No selling commissions will be paid in connection with shares purchased pursuant to our reinvestment plan. See “Plan of Distribution.” All or any portion of the 7.0% selling commission may be reallowed to participating brokers with respect to shares they sell, although it is anticipated that 6.5% will be reallowed to participating brokers.	Estimated to be up to $119.0 million if 200 million shares are sold.

Marketing support fee to our Managing Dealer and participating brokers	Marketing support fee of 3.0% of Gross Proceeds payable to our Managing Dealer, all or a portion of which up to 2.5% may be reallowed to participating brokers or their affiliated broker dealers who agree to assume the participating brokers’ obligation set forth in the participating broker agreement. The 3.0% marketing support fee is subject to reduction in connection with purchases by: registered representatives or principals of our Managing Dealer or participating brokers; directors, officers and employees of our company and of our	Estimated to be $51.0 million if 200 million shares are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
affiliates and those Persons’ affiliates; and through registered investment advisers. The marketing support fee will not be paid in connection with shares purchased pursuant to our reinvestment plan. See “Plan of Distribution.” Our Managing Dealer may reallow a portion of this fee to certain participating brokers who initial the participating broker agreement with our Managing Dealer relating to this fee or their affiliated broker dealers who agree in writing to assume the participating brokers’ obligations set forth in the participating broker agreement.

Other offering expenses to our Advisor	Actual expenses incurred in connection with this offering such as filing fees, printing, legal, mailing and advertising expenses.	Estimated to be $14.5 million if 200 million shares are sold.

Due diligence expense reimbursements to participating broker-dealers	Actual expenses incurred in connection with due diligence on CNL Lifestyle Properties, Inc. and this offering.	Estimated to be $2.0 million if 200 million shares are sold.

FEES PAID IN CONNECTION WITH ACQUISITIONS, INVESTMENTS OR LOANS

Acquisition Fee to our Advisor on offering proceeds and advisory fee payable to our Advisor or its affiliates	3.0% of Gross Proceeds, for services in the selection, purchase, development or construction of real property or equity investments, subject to reduction under certain circumstances described below. Acquisition Fees payable from Gross Proceeds will be paid to our Advisor as we receive offering proceeds from the sale of shares.	Estimated to be $59.6 million if 200 million shares are sold.

Acquisition Fee to our Advisor on loan proceeds	3.0% of loan proceeds for services in connection with the incurrence of debt from lines of credit and Permanent Financing that are used to acquire properties or equity or used to make or acquire loans and other Permitted Investments payable to our Advisor as Acquisition Fees. As used herein, “Permanent Financing” means financing to: (i) acquire properties and to make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on a line of credit. Permanent Financing may be in addition to any borrowing under a line of credit. Acquisition Fees payable from loan proceeds from Permanent Financing will be paid to our Advisor as we acquire such Permanent Financing. In the event that we acquire a property or company with existing debt and refinance that debt after closing, our Advisor will be entitled to an Acquisition Fee only upon any incremental amount above the existing debt. However, no Acquisition Fees will be paid on loan proceeds from any line of credit until such time as we have invested all Net Offering Proceeds. If, after we have invested all of our Net Offering Proceeds, we acquire a	Estimated to be $51.9 million if Permanent Financing equals $1.729 billion.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
property using our line of credit and then later refinance that property with Permanent Financing, then an Acquisition Fee will be paid, but only on the incremental amount of funds above the original debt from the line of credit used to purchase such property.

Other Acquisition Fees to affiliates of our Advisor	Any fees paid to affiliates of our Advisor in connection with the financing, development, construction or renovation of a property. Such fees are in addition to the Acquisition Fees (described above), and payment of such fees will be subject to approval by our board of directors, including a majority of our Independent Directors.	Amount is not determinable at this time.

Reimbursement of Acquisition Expenses to our Advisor and its affiliates	Reimbursement to our Advisor and its affiliates for expenses actually incurred. Acquisition Expenses may include, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.	Acquisition Expenses, which are based on a number of factors, including the purchase price of the properties, loans and other Permitted Investments, are not determinable at this time.

Pursuant to state securities laws, the total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan, 6% of the funds advanced, unless a majority of the board of directors, including a majority of our Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us. Acquisition Fees shall be reduced to the extent that, and if necessary to limit, the total compensation paid to all Persons involved in the acquisition of any property or the making or acquisition of any loan or other Permitted Investment to the amount customarily charged in arm’s-length transactions by other Persons or entities rendering similar services as an ongoing public activity in the same geographical location and for comparable types of assets, and to the extent that other Acquisition Fees, finder’s fees, real estate commissions, or other similar fees or commissions are paid by any Person in connection with the transaction.

FEES PAID IN CONNECTION WITH ASSET MANAGEMENT

Asset Management Fee to our Advisor	A monthly Asset Management Fee in an amount equal to 0.08334% of our Real Estate Asset Value, the outstanding principal amount of any loans and the amount invested in other Permitted Investments, as of the end of the preceding month. For this purpose, Real Estate Asset Value equals the amount	Amount is not determinable at this time. The amount of the Asset Management Fee

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
	invested in wholly-owned properties, determined on the basis of cost, plus, in the case of properties owned by any joint venture or partnership in which we are a co-venturer or partner, the portion of the cost of such properties paid by us, exclusive of Acquisition Fees and Acquisition Expenses. The Asset Management Fee, which will not exceed fees which are competitive for similar services in the same geographic area, may or may not be taken, in whole or in part as to any year, in the sole discretion of our Advisor. All or any portion of the Asset Management Fee not taken as to any fiscal year shall be deferred without interest and may be taken in such other fiscal year as our Advisor shall determine.	will depend upon, among other things, the cost of the properties and the amount invested in loans and other Permitted Investments.

Reimbursement to our Advisor and its affiliates for Operating Expenses	Operating Expenses (which, in general, are those expenses relating to our administration on an ongoing basis) will be reimbursed by us. To the extent that Operating Expenses payable or reimbursable by us, in any four consecutive fiscal quarters (the “Expense Year”), exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”), our Advisor shall reimburse us within 60 days after the end of the Expense Year the amount by which the total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.	Amount is not determinable at this time.

FEES PAID IN CONNECTION WITH PROPERTY SALES, LIQUIDATION OR OTHER SIGNIFICANT EVENTS

Deferred, subordinated disposition fee payable to our Advisor from the sale of properties, loans or other Permitted Investments in liquidation of CNL Lifestyle Properties, Inc. or otherwise	A deferred, subordinated disposition fee, payable upon the sale of one or more properties, loans or other Permitted Investments in an amount equal to the lesser of (i) one-half of a Competitive Real Estate Commission on such property or properties (generally, a fee which is reasonable, customary and competitive in light of the size, type and location of the property, as determined by our board of directors), or (ii) 3% of the sales price of such property or properties (or comparable competitive fee in the case of a loan or other Permitted Investment). Payment of such fee shall be made only if our Advisor provides a substantial amount of services in connection with the sale of a property, loan or other Permitted Investment and shall be subordinated to receipt by the stockholders of distributions equal to or greater than the sum of (i) their aggregate Stockholders’ 8% Return, and (ii) 100% of their Invested Capital. If, at the time of a sale, payment of the disposition fee is deferred because the subordination conditions have not been satisfied, then the disposition fee shall be paid at such later time as the subordination conditions are satisfied. Upon listing, if our Advisor has accrued but not been paid such disposition fee, then for purposes of determining whether the subordination conditions have been satisfied, stockholders will be deemed to have received a distribution in the amount equal to the product of the total	Amount is not determinable at this time. The amount of this fee, if it becomes payable, will depend upon the price at which properties, loans or other Permitted Investment are sold.

Type of Compensation and Recipient	Method of Computation	Estimated Maximum Amount
number of shares of common stock outstanding and the average closing price of our shares over a period, beginning 180 days after listing, of 30 days during which our shares are traded. Disposition fees paid on loans and other Permitted Investments (other than real property) may be deemed to be incentive fees (rather than real estate commissions) for purposes of the Statement of Policy Regarding Real Estate Investment Trusts adopted by certain states.

Deferred, subordinated share of Net Sales Proceeds from sales of properties, loans or other Permitted Investments payable to our Advisor in liquidation of CNL Lifestyle Properties, Inc. or otherwise	A deferred, subordinated share equal to 10% of Net Sales Proceeds from the sale of one or more of our properties, loans or other Permitted Investments payable after receipt by the stockholders of distributions equal to or greater than the sum of (i) the Stockholders’ 8% Return, and (ii) 100% of Invested Capital. Following listing, no such share of Net Sales Proceeds will be paid to our Advisor.	Amount is not determinable at this time.

Subordinated Incentive Fee payable to our Advisor at such time, if any, as listing occurs	At such time, if any, as listing occurs, our Advisor shall be paid the subordinated incentive fee (“Subordinated Incentive Fee”) in an amount equal to 10% of the amount by which (i) our market value (as defined below) plus the total distributions made to our stockholders since inception until the date of listing exceeds, (ii) the sum of (a) their Invested Capital, and (b) the total distributions required to be made to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the market value is determined. For purposes of calculating the Subordinated Incentive Fee, our market value shall be the average closing price or average of bid and asked price, as the case may be, over a period of 30 days during which our shares are traded with such period beginning 180 days after listing. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to our Advisor of a deferred, subordinated share of Net Sales Proceeds from sales of our assets.	Amount is not determinable at this time.

Performance Fee payable to our Advisor	Upon termination of the Advisory Agreement, if listing has not occurred and our Advisor has met applicable performance standards, our Advisor shall be paid a fee for performance, (the “Performance Fee”) in an amount equal to 10% of the amount by which (i) the appraised value of our assets on the date of termination of the Advisory Agreement, less any indebtedness collateralized by such assets, plus total distributions paid to stockholders from our inception through the termination date, exceeds, (ii) the sum of 100% of Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date. The Performance Fee, to the extent payable at the time of listing, will not be payable in the event the Subordinated Incentive Fee is paid.	Amount is not determinable at this time.

CONFLICTS OF INTEREST

General

We are subject to various conflicts of interest arising out of our relationship with our Advisor and its affiliates, as described below. The following chart indicates the relationship between our Advisor, our Sponsor and certain other affiliates that will provide services to us.

•	James M. Seneff, Jr. is our Chairman of the Board. He wholly owns CNL Holdings, LLC.

•

James M. Seneff, Jr. and Robert A. Bourne serve as directors and/or executive officers of CNL Lifestyle Properties, Inc. In addition, they serve as directors and/or officers of various CNL entities affiliated with CNL Financial Group, Inc., including the managing member of our Advisor and our Managing Dealer.

•	CNL Real Estate Group, Inc. is the parent company of various entities that provide advisory services to us and other investment programs sponsored by CNL Financial Group, Inc.

Prior and Future Programs

In the past, affiliates of our Advisor have organized over 100 real estate investments for entities other than CNL Lifestyle Properties, Inc. In addition, these affiliates currently have other real estate holdings and in the future expect to form, offer interests in, and manage other real estate programs in addition to those for CNL Lifestyle Properties, Inc., and to make additional real estate investments. Future real estate programs may involve affiliates of our Advisor in the ownership, financing, operation, leasing, and management of properties that may be suitable for us.

Certain of these affiliated public or private real estate programs may invest in properties which may be suitable for us, may purchase properties concurrently with us and may lease properties to tenants who also lease or operate certain of our properties. These properties, if located in the vicinity of, or adjacent to, properties that we acquire, may affect our properties’ gross revenues. Additionally, such other programs may make or acquire loans or other Permitted Investments in the same or similar entities as those that we target, thereby affecting our loan and other investment activities. Such conflicts between us and affiliated programs may affect the value of our investments as well as our Net Income. Our Advisor has established guidelines to minimize such conflicts. See “Conflicts of Interest—Certain Conflict Resolution Procedures” below.

Competition to Acquire Properties and Invest in Loans and Other Permitted Investments

Affiliates of our Advisor and other entities sponsored or sold by CNL Financial Group, Inc. or its affiliates may compete with us to acquire properties or to make or acquire loans or other Permitted Investments of a type suitable for acquisition or investment by us and may be better positioned to make such acquisitions or investments as a result of relationships that may develop with various operators of the types of properties in which we might invest or relationships with tenants or operators of the same such properties. A purchaser who wishes to acquire one or more of these properties or make or acquire one or more loans or other Permitted Investments may have to do so within a relatively short period of time, occasionally at a time when we may be unable (due to insufficient funds, for example) to make the acquisition or investment.

Our Advisor or its affiliates also may be subject to potential conflicts of interest at such time as we wish to acquire a property or make or acquire a loan or other Permitted Investment that also would be a suitable investment for another affiliate of CNL Financial Group, Inc. Affiliates of our Advisor serve as our directors and, in this capacity, have a fiduciary obligation to act in the best interest of our stockholders. Further, as general partners or directors of affiliates of CNL Financial Group, Inc., they have a fiduciary obligation to act in the best interests of the investors in other programs with investments that may be similar to ours. Such persons will use their best efforts to assure that we will be treated as favorably as any such other program. We have also developed procedures to resolve potential conflicts of interest in the allocation of properties, loans and other Permitted Investments between us and certain of our affiliates. See “—Certain Conflict Resolution Procedures” below.

Sales of Properties, Loans or Other Permitted Investments

A conflict also could arise in connection with our Advisor’s determination as to whether or not to sell a property, loan or other Permitted Investment because the interests of our Advisor may differ from our interests as a result of different financial and tax positions and the compensation to which our Advisor or its affiliates may be entitled upon the sale of a property. See “—Compensation of our Advisor” for a description of these compensation arrangements. In order to resolve this potential conflict, the board of directors will be required to approve each sale of a property, loan or other Permitted Investment.

Certain Relationships with Affiliates

Subject to the limitations set forth in our articles of incorporation, we may engage in transactions with affiliates and pay compensation in connection therewith. As described elsewhere in this prospectus, we will pay the Managing Dealer selling commissions and a marketing support fee. We will pay to our Advisor an Acquisition Fee for identifying properties and structuring the terms of acquisitions, leases, mortgages and loans; and a monthly Asset Management Fee for managing our properties and other investments. In addition, we will reimburse our Advisor and certain of its affiliates for Organizational and Offering Expenses, Acquisition Expenses and Operating Expenses that they incur on our behalf. For additional information concerning these relationships, see “Management Compensation” and “Certain Relationships and Related Transactions.”

Possible Listing of Shares

The board of directors must approve listing our shares on a national securities exchange. A conflict could arise in connection with the determination of whether or not to list our shares on a national securities exchange because our Advisor and other affiliates may receive compensation if our shares are listed, and such compensation could be paid earlier if listing occurs.

Competition for Management Time

Messrs. Seneff and Bourne, who are directors and officers of CNL Lifestyle Properties and the managing member of our Advisor, engage in the management of other business entities and properties and in other business activities, including those activities associated with affiliates. They will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which will be substantially less than their full time. Messrs. Seneff and Bourne may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved. Our Independent Directors may serve as directors of three REITs advised by our Advisor; however, we do not anticipate that we will share Independent Directors with other REITs advised by our Advisor.

Compensation of our Advisor

Our Advisor has been engaged to perform various services for us and will receive fees and compensation for such services. None of the agreements for such services were the result of arm’s-length negotiations. All such agreements, including the Advisory Agreement, require approval by a majority of our board of directors, including a majority of our Independent Directors not otherwise interested in such transactions, that such agreements are fair and reasonable to us and on terms and conditions no less favorable than those which could be obtained from unaffiliated entities. The timing and nature of fees and compensation to our Advisor could create a conflict between the interests of our Advisor and those of our stockholders. A transaction involving the purchase, lease, or sale of any property, loan or other Permitted Investment by us may result in the immediate realization by our Advisor and its affiliates of substantial commissions, fees, compensation, and other income. Although the Advisory Agreement authorizes our Advisor to take primary responsibility for all decisions relating to any such transaction, the board of directors must approve all of our acquisitions and sales of properties and the entering into and sale of loans or other Permitted Investments. Potential conflicts may arise in connection with the determination by our Advisor of whether to hold or sell a property, loan or other Permitted Investment as such determination could impact the timing and amount of fees payable to our Advisor. See “The Advisor and the Advisory Agreement.”

Relationship with Managing Dealer

Our Managing Dealer is CNL Securities Corp., an affiliate of our Advisor. Certain of our officers and directors are also officers, directors, and registered principals of our Managing Dealer. This relationship may create conflicts in connection with the fulfillment by the Managing Dealer of its due diligence obligations under the federal securities laws. Accordingly, investors will not have the benefit of such independent review. Certain of the participating brokers have made, or are expected to make, their own independent due diligence investigations. The Managing Dealer is not prohibited from acting in any capacity in connection with the offer and sale of securities offered by entities that may have some or all of the investment objectives similar to ours and is expected to participate in other offerings sponsored by one or more of our officers or directors.

Legal Representation

Arnold & Porter LLP, which serves as our securities and tax counsel in this offering, also serves as securities and tax counsel for certain of our affiliates, including our Managing Dealer and Sponsor and other real estate programs in connection with other matters. Members of the firm of Arnold & Porter LLP may invest in CNL Lifestyle Properties, Inc. In the event any controversy arises following the termination of this offering in which our interests appear to be in conflict with those of our Advisor or its affiliates, other counsel may be retained for one or both parties.

Certain Conflict Resolution Procedures

In order to reduce or eliminate certain potential conflicts of interest, our articles of incorporation contain, and/or our board of directors has adopted, a number of restrictions relating to (i) transactions between us and our Advisor or its affiliates; (ii) certain future offerings; and (iii) allocation of properties and loans among certain affiliated entities. These restrictions include the following:

(1)	No goods or services will be provided by our Advisor or its affiliates to us except for transactions in which our Advisor or its affiliates provide goods or services to us in accordance with the articles of incorporation, or, if a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transactions) approve such transactions as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

(2)	We will not purchase or lease properties in which our Advisor or its affiliates have an interest without the determination, by a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transaction), that such transaction is fair, competitive and commercially reasonable to us and at a price to us no greater than the cost of the asset to our Advisor or its affiliates unless there is substantial justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. In no event shall we acquire any such asset at an amount in excess of its appraised value. We will not sell or lease properties to our Advisor or its affiliates unless a majority of the directors, including a majority of the Independent Directors not otherwise interested in such transaction, determine the transaction is fair and reasonable to us.

(3)	We will not make loans to our Sponsor, Advisor, directors or any affiliates thereof, except (i) loans subject to the restrictions governing loans in the articles of incorporation, or (ii) to our subsidiaries or to ventures or partnerships in which we hold an interest. Any loans to us by our Advisor or its affiliates must be approved by a majority of the directors (including a majority of the Independent Directors not otherwise interested in such transaction) as fair, competitive, and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties. It is anticipated that our Advisor or its affiliates shall be entitled to reimbursement, at cost, for actual expenses incurred by our Advisor or its affiliates on our behalf or on behalf of a joint venture in which we are a co-venturer, subject to the 2%/25% Guidelines (2% of Average Invested Assets or 25% of Net Income) described under “The Advisor and the Advisory Agreement—The Advisory Agreement.”

(4)	Until completion of this offering, our Advisor and its affiliates will not offer or sell interests in any subsequently formed public program that has investment objectives and structure similar to ours and that intends to (i) invest in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders, and (ii) offer loans or other financings with respect to such properties. An operator will be considered a “significant industry leader” if it has one or more of the following traits: many or more years of experience operating in a particular industry as compared with other operators in that industry as a company or through the experience of its senior management; many or more assets managed in a particular industry as compared with other operators in that industry; and/or is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above. Our Advisor and its affiliates also will not purchase a property or offer or invest in a loan or other financing for any such subsequently formed public program that has investment objectives and structure similar to ours and that intends to invest primarily in a diversified portfolio of different property types in the United States to be leased primarily on a long-term, triple-net lease basis to tenants or operators who are significant industry leaders until substantially all (generally, 80%) of the Net Offering Proceeds available for our investment have been invested or committed to investment. (For purposes of the preceding sentence only, funds are deemed to have been committed to investment to the extent written agreements in principle or letters of understanding are executed and in effect at any time, whether or not any such investment is consummated, and also to the extent any funds have been reserved to make contingent payments in connection with any property, loan or other Permitted Investment whether or not any such payments are made.) Our Advisor or its affiliates currently and in the future may offer interests in one or more public or private programs that are permitted to purchase properties of the type to be acquired by us and/or to make or acquire loans or other Permitted Investments.

(5)	The board of directors and our Advisor have agreed that, in the event an investment opportunity becomes available which is suitable for both us and a public or private entity with which our Advisor or its affiliates are affiliated, for which both entities have sufficient uninvested funds, then the entity which has had the longest period of time elapse since it was offered an investment opportunity will first be offered the investment opportunity. (The board of directors and our Advisor have agreed that for purposes of this conflict resolution procedure, an investment opportunity will be considered “offered” to us when an opportunity is presented to the board of directors for its consideration.) An investment opportunity will not be considered suitable for a program if the requirements of Item 4 above, with respect to having substantially all of the Net Offering Proceeds invested, have not been satisfied. In determining whether or not an investment opportunity is suitable for more than one program, our Advisor and its affiliates will examine such factors, among others, as the cash requirements of each program, the effect of the acquisition both on diversification of each program’s investments by types of properties and geographic area, and on diversification of the tenants of our properties (which also may affect the need for one of the programs to prepare or produce audited financial statements for a property or a tenant), the anticipated cash flow of each program, the size of the investment, the amount of funds available to each program, and the length of time such funds have been available for investment. If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our Advisor and its affiliates, to be more appropriate for an entity other than the entity which committed to make the investment, however, our Advisor has the right to agree that the other entity affiliated with our Advisor or its affiliates may make the investment.

(6)	With respect to shares owned by our Advisor, our directors, or any affiliate, none of our Advisor, our directors, or any of their affiliates may vote or consent on matters submitted to our stockholders regarding the removal of our Advisor, directors, or any affiliate or any transaction between us and any of them. In determining the requisite percentage in interest of shares necessary to approve a matter on which our Advisor, directors, and any affiliate may not vote or consent, any shares owned by any of them shall not be included.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

Our primary investment objectives are to preserve, protect, and enhance our assets while:

•	paying distributions to our stockholders at an increasing rate;

•

obtaining fixed income primarily through the receipt of minimum annual base rent or the receipt of payments on loans, and increasing our income (and distributions) and providing protection against inflation primarily through periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices and the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds;

•	owning a diversified portfolio of primarily triple-net leased real estate that will increase in value;

•	qualifying and remaining qualified as a REIT for federal income tax purposes; and

•	providing our stockholders with liquidity of their investment, either in whole or in part, on or before December 31, 2015, through:

•	listing on a national securities exchange, or

•

if listing does not occur by December 31, 2015, the commencement of an orderly sale of our assets, outside the ordinary course of business and consistent with our objective of qualifying as a REIT, and the distribution of the proceeds thereof, or our merger with another entity in a transaction which provides our investors with cash or securities of a publicly traded company, unless stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amending our articles of incorporation.

Notwithstanding the above, our board of directors has determined that on or prior to December 31, 2011, it will consider an evaluation of our strategic options, which may include, but are not limited to, listing on a national securities exchange, merging with another public company or selling the company or our assets. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

We are not attempting to shelter any of our income from other sources from taxes. If we are successful in achieving our investment and operating objectives, our stockholders (other than tax-exempt entities) are likely to recognize taxable income in each year. While there is no order of priority intended in the listing of our objectives, stockholders should realize that our ability to meet these objectives may be severely handicapped by any lack of diversification of our investments and the terms of our leases.

Investment Policies

We intend to meet our objectives through our investment policies of purchasing carefully selected, well-located lifestyle or other income producing properties primarily in the United States. We do not intend to focus on any specific location. In addition, we will seek to acquire properties that we believe are important to the continuing operations of our tenants or operators.

As properties are acquired either directly or indirectly we will lease them primarily on a long-term triple-net basis to tenants or operators we consider to be significant industry leaders. A triple-net lease generally requires the tenant to be responsible for repairs, maintenance, property taxes, utilities and insurance. Our leases will generally require the tenant to pay minimum annual base rent with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices, and require the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds.

In accordance with our investment policies, we intend to invest in properties whose tenants are also operators, or whose tenants have contracted or will contract with third-party operators approved and recommended to us by our Advisor. Although there is no limit to the number of properties of a particular tenant or operator which we may acquire, our board of directors, including a majority of our Independent Directors, will review our properties and potential investments in terms of geographic, property sector and operator diversification. In addition we may offer loans and other financing opportunities to tenants, operators and others which we believe will be accretive to our portfolio or will benefit us with a new relationship. Potential borrowers will similarly be operators selected or approved by us, following our Advisor’s recommendations. We intend to invest in different property sectors and geographic locations in an attempt to achieve diversification thereby minimizing the effect of changes in local economic conditions and certain other risks. The extent of such diversification, however, depends in part upon the amount raised in the offering and the purchase price of each property. See “Estimated Use of Proceeds.” For a more complete description of the manner in which the structure of our business, including our investment policies, will facilitate our ability to meet our investment objectives, see the “Business” section of this prospectus.

With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our articles of incorporation and bylaws, we also may seek to purchase lifestyle or income producing assets by acquiring publicly traded or privately owned entities. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. We do not have, and do not expect to adopt any policies limiting our acquisitions of REITs or other real estate operating companies to those conducting a certain type of real estate business or owning a specific property type or real estate asset. In most cases, we will evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Each acquired entity would be operated as either a wholly owned or controlled subsidiary or joint venture. We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT.

In some instances, we borrow money to acquire real estate assets either at closing or sometime thereafter. These borrowings may take the form of interim or Permanent Financing primarily from banks or other lenders. These borrowings generally are collateralized solely by a mortgage on one or more of our properties but also may require us to be directly or indirectly (through a guarantee) liable for the borrowings. We may borrow at either fixed or variable interest rates and on terms that require us to repay the principal on a typical, level schedule or at one-time in “balloon” payments. We have also established a revolving line of credit for short-term cash management and bridge financing purposes.

Our articles limit the amount we may borrow, in the aggregate, to 300% of our Net Assets, which are defined as total assets, other than intangibles, at cost before deducting depreciation or other non-cash reserves less total liabilities, calculated at least quarterly on a basis consistently applied. At December 31, 2009, our outstanding indebtedness totaled 35.12% of our Net Assets. Any borrowings over this limit must be approved by a majority of our Independent Directors and disclosed to our stockholders in our next quarterly report along with the reason for exceeding the limit. See “Risk Factors – Financing Risks” for additional discussion regarding our borrowings.

Certain Limitations

In addition to other investment restrictions imposed by our board of directors from time to time, consistent with our objective of qualifying as a REIT, our articles of incorporation or our bylaws provide for the following limitations on our investments:

•

We shall not invest more than 10 percent of our total assets in Unimproved Real Property or mortgage loans on Unimproved Real Property. For purposes of this paragraph, “Unimproved Real Property” does not include any property under construction, under contract for development or planned for development within one year.

•	We shall not invest in commodities or commodity future contracts. This limitation is not intended to apply to interest rate futures, when used solely for hedging purposes.

•

We shall not make or invest in mortgage loans unless an appraisal is obtained concerning the underlying property. Mortgage indebtedness on any property shall not exceed such property’s appraised value. In cases in which a majority of Independent Directors so determine, and in all cases in which the mortgage loan involves our Advisor, directors, or affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years, and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or condition of the title must be obtained.

•

We shall not make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85 percent of the appraised value of the property as determined by appraisal, unless substantial justification exists because of the presence of other underwriting criteria. For purposes of this subsection, the “aggregate amount of all mortgage loans outstanding on the property, including our other loans” shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property), the current payment of which may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5 percent per annum of the principal balance of the loan.

•

We shall not invest in indebtedness (“Junior Debt”) collateralized by a mortgage on real property that is subordinate to a lien or other indebtedness (“Senior Debt”), except where the amount of such Junior Debt, plus the outstanding amount of the Senior Debt, does not exceed 90 percent of the appraised value of such property, if after giving effect thereto, the value of all such investments (as shown on our books in accordance with generally accepted accounting principles after all reasonable reserves but before provision for depreciation) would not then exceed 25 percent of our tangible assets. The value of all our investments in Junior Debt that does not meet the aforementioned requirements is limited to 10 percent of our tangible assets (which is included within the 25 percent limitation).

•

We may not engage in any short sale, or borrow, on an unsecured basis, if such borrowing will result in “asset coverage” of less than 300 percent, except that such borrowing limitation shall not apply to a first mortgage trust. For the purpose of this section, “asset coverage” means the ratio that the value of the total assets of an issuer, less all liabilities and indebtedness except indebtedness for unsecured borrowings, bears to the aggregate amount of all unsecured borrowings of such issuer.

•

The maximum amount of our borrowings in relation to our Net Assets may not exceed an amount equal to 300 percent of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300 percent of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed to stockholders in our first quarterly report after such approval occurs.

•	We may not make or invest in any mortgage loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, directors or affiliates.

•

We will not invest in equity securities unless a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction approves the transaction as being fair, competitive, and commercially reasonable and determines that the transaction will not jeopardize our ability to qualify and remain qualified as a REIT. In addition, we shall not invest in any security of any entity holding investments or engaging in activities prohibited by our articles of incorporation.

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We will not issue (i) equity securities redeemable solely at the option of the holder (except that stockholders may offer their shares to us as described under “Summary of Redemption Plan”); (ii) debt securities, unless the historical debt service coverage (in the most recently completed fiscal year), as adjusted for known charges, is sufficient to service that higher level of debt properly; (iii) shares on a deferred payment basis or under similar arrangements; (iv) non-voting or assessable securities; or (v) options, warrants, or similar evidences of a right to buy our securities (collectively, “Options”); provided, however, that Options may be issued (1) to all of our stockholders ratably, (2) as part of a financing arrangement, or (3) as part of a stock option plan available to our directors, executive officers, or employees or our Advisor or its affiliates. Options issuable to our Advisor, directors or any affiliate thereof shall not exceed 10 percent of the outstanding shares on the date of grant. Options may not be issued at exercise prices less than the fair market value of the underlying securities on the date of grant and unless a majority of our Independent Directors approves such issuance as being in our best interests, and not for consideration (which may include services) that has a market value less than the value of such Option on the date of grant.

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A majority of our directors shall authorize the consideration to be paid for each property, based on the fair market value of the property. If a majority of our Independent Directors determines, or if the property is acquired from our Advisor, a director or an affiliate thereof, then such fair market value shall be determined by an independent expert selected by our Independent Directors.

•	We will not engage in underwriting or the agency distribution of securities issued by others or in trading, as compared to investment activities.

•	We will not invest in real estate contracts of sale unless such contracts of sale are in recordable form and appropriately recorded in the chain of title.

•	We will not invest in any foreign currency or bullion or engage in short sales.

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We will not make loans to our Sponsor, Advisor, directors or any affiliates thereof, except (A) loans subject to the restrictions governing loans in our articles of incorporation or (B) to our subsidiaries or to ventures or partnerships in which we hold an interest.

•	We will not operate so as to be classified as an “investment company” under the Investment Company Act of 1940, as amended.

•	We will not make any investment that we believe will be inconsistent with our objective of qualifying as a REIT.

We cannot assure you that we will attain our investment objectives. Our governing documents place numerous limitations on us, some of which are set forth above. Our investment objectives may not be changed without the approval of stockholders owning a majority of the shares of our outstanding common stock. Our bylaws require that our Independent Directors review our investment policies at least annually to determine that the policies are in the best interests of our stockholders. This determination shall be set forth in the minutes of the board of directors along with the basis for such determination. Our directors (including a majority of our Independent Directors) have the right, without a stockholder vote, to alter our investment policies but only to the extent consistent with our investment objectives and investment limitations.

BUSINESS

General

CNL Lifestyle Properties, Inc. is a Maryland corporation organized on August 11, 2003 that operates as a real estate investment trust, or REIT. Two of our wholly owned subsidiaries, CNL Income GP Corp. and CNL Income LP Corp., are the general and limited partners, respectively, of CNL Income Partners, LP (“Income Partners”), our operating partnership. We acquire and own interests in our properties, loans and Permitted Investments through Income Partners or its subsidiaries. We have formed and/or will form other wholly owned or controlled subsidiaries, consolidated and unconsolidated entities in the future for the purpose of acquiring interests in properties, loans and other Permitted Investments. The terms “us,” “we,” “our,” “our company,” and “CNL Lifestyle Properties” include CNL Lifestyle Properties, Inc. and its subsidiaries.

We were formed to acquire a diversified real estate portfolio with a goal to preserve, protect and enhance the long-term value of those assets. We primarily invest in lifestyle properties in the United States that we believe have the potential for long-term growth and income generation. We define lifestyle properties as those properties that reflect or are affected by the social, consumption and entertainment values and choices of our society. Our investment thesis is supported by demographic trends which we believe affect consumer demand for the various lifestyle asset classes that are the focus of our investment strategy.

We generally seek to acquire fee simple ownership of our properties, but have and will continue to acquire leasehold or other similar interests, such as a right under a concession agreement. An interest owned under a concession agreement is similar to a leasehold interest where we hold a right to use the land, except that concession agreements are land rights granted by a government entity. In addition, we may acquire targeted properties indirectly through joint ventures, real estate operating companies, or other equity structures.

Generally, our properties are or will be leased on a long-term basis to either tenants or operators that we consider to be significant industry leaders. We generally consider a “significant industry leader” to have attributes such as substantial experience operating in a particular industry as compared with other operators in the same industry, either as a company or through the experience of its senior management, or substantial assets under management in a particular industry as compared with other operators in the same industry. Operators in certain industries might be deemed significant industry leaders for other reasons.

We enter into net leases with our tenants. Under a net lease, the tenant is generally responsible for repairs, maintenance, property taxes, utilities and insurance in addition to the payment of rent. The terms of our net leases generally are between five and 20 years, with multiple renewal options. The properties generally are leased pursuant to leases designed to provide us with minimum annual base rents with periodic increases in rent over the lease term or increases in rent based on increases in consumer price indices. In addition, our leases typically provide for the payment of percentage rent generally based on a percentage of gross revenues at the properties over certain thresholds. Our tenants’ abilities to satisfy their lease obligations depend primarily on the operating results of our properties. With respect to certain properties, we attempt to obtain various forms of security, such as corporate guarantees, limited rent guarantees, letters of credit or security deposits to secure the tenants’ obligations. If multiple properties are leased by the same tenant, we generally cross default the leases on those properties.

Subject to applicable REIT rules, we also may make or acquire mortgage, mezzanine or other loans with respect to the types of properties in which we are permitted to invest and other Permitted Investments. We may make mortgage loans pursuant to which we would provide financing to the owner of a property or our affiliates to enable them to acquire and/or develop land, buildings or both or as part of a larger acquisition. In exchange, the owner gives us a first-lien or secured interest in a participating mortgage on the property. Such mortgage loans generally require interest payments of fixed base interest and may provide for variable participating interest based on the amount of revenue generated at the encumbered property. Interest rate and terms for long-term mortgage loans (generally, between 10 and 20 years) are similar to those of our net leases. Our short-term or mezzanine loans generally have a higher rate of return with terms of less than five years.

In addition, we, through our subsidiaries, may invest up to a maximum of 10 percent of our total assets in businesses that provide services to, or are otherwise ancillary to, the types of properties in which we are permitted to invest.

The economic recession and tightened credit markets created challenges for us and our tenants in 2008 and 2009. We cannot predict the extent to which these negative trends will continue, worsen or improve or the timing and nature of any changes to the macroeconomic environment, including the impact it may have on our future results of operations and cash flows. In response to the economic and market pressures, we have focused on liquidity, maintained a strong balance sheet with significant cash balances and low leverage, proactively monitored tenant performance, restructured tenant leases when necessary and strengthened relationships with key constituents including tenants and lenders. With this disciplined management approach, we believe we are well positioned to take advantage of future buying opportunities. We continue to believe that our properties have long-term value, and we will continue to manage our portfolio through these temporary and cyclical market conditions with a long-term view.

Investment Focus

We have and will continue to focus our investment activities on, and use the proceeds of this offering primarily for, the acquisition, development, ownership and financing of properties that we believe have the potential for long-term revenue generation based upon certain demographic and other underwriting criteria and models that we have developed. The asset classes in which we have invested and are most likely to continue to invest are Ski and Mountain Lifestyle, Golf, Attractions and Marinas. Although these are the asset classes in which we have invested and are most likely to invest in the future, we may acquire or invest in any type of property, including asset classes in which we have not invested historically. Further, we have not specified any percentage of Net Offering Proceeds to be invested in any particular type of property. We expect that certain of our acquisitions will feature characteristics that are common to more than one of the target asset classes that we have identified. For example, real estate in and around ski resorts may also feature golf courses. In addition to acquiring properties and companies that own lifestyle assets, we may obtain debt financing or sell additional shares of our stock to finance acquisitions.

Future Acquisitions

We have undertaken to supplement this prospectus during the offering period to disclose when there is a reasonable probability that we will acquire a material property. Based upon the experience and acquisition methods of our Advisor and prior real estate partnerships of affiliates of CNL Financial Group, Inc., this normally will occur as of the date in the acquisition process on which all of the following conditions have been met:

•	a commitment letter is executed by a proposed lessee;

•	an underwriting for the proposed lease structure and projected property performance;

•	a satisfactory site inspection has been conducted and due diligence has been substantially completed;

•	the terms of the acquisition have been approved by the board of directors;

•	a purchase contract is executed and delivered by the seller; and

•	a nonrefundable deposit has been paid on the property.

The initial disclosure of any proposed acquisition cannot be relied upon as an assurance that we ultimately will consummate such proposed acquisition or that the information provided concerning the proposed acquisition will not change between the date of such prospectus supplement and the actual purchase. The terms of any material borrowing by us will also be disclosed in any prospectus supplement filed following our receipt of an acceptable commitment letter from a potential lender.

Selection of Properties

We generally seek to acquire a portfolio of carefully selected and well-located lifestyle or other income producing properties that we believe will provide long-term value to our stockholders. Each proposed property acquisition, lease or loan is submitted to our board of directors for its approval. In considering whether to approve a proposed property acquisition, lease or loan, our board of directors will rely principally on an examination and evaluation conducted by our Advisor of some or all of the following factors:

•	the property’s condition and potential value;

•	whether the property is strategically located;

•	the current property’s potential use and the potential revenues expected to be generated by the business to be conducted on the property;

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an independent underwriting analysis performed by our Advisor of the potential profitability of a property, using historical information provided by the tenant or operator and other data developed by us;

•	the proposed purchase price and lease terms in the case of an acquisition and the loan terms in the case of a financing and whether such terms are structured to achieve our distribution objectives;

•	the nature, quality and value of any asset or assets pledged in a financing as collateral for the loan;

•	the availability of qualified operators who possess experience specific to the type of business to be conducted on the property;

•	our ability to negotiate a joint venture or leasing structure appropriate for that investment with a tenant or qualified operator;

•	whether the property acquisition will allow us to maintain a real estate investment portfolio which is diversified on a geographic, operator and property-type basis; and

•	whether we believe that a property is strategically important to the continued operations of our tenants or operators.

The consideration paid for each property will be based on its fair market value. A majority of the Independent Directors may choose in certain circumstances to retain an independent expert to determine such fair market value. An independent expert means a person with no material current or prior business or personal relationship with our Advisor or the directors who is engaged to a substantial extent in the business of rendering opinions regarding the value of the type of assets we hold. In connection with the acquisition of a property that has recently been or is to be constructed or renovated, any appraised value of such property ordinarily will be based on the “stabilized value” of such property. The stabilized value is the value at the point at which the property has reached the level of competitiveness at which it is expected to operate over the long-term. It should be noted that appraisals are estimates of value and should not be relied upon as measures of true worth or realizable value.

The board of directors will exercise its own judgment as to, and will be solely responsible for, the ultimate selection of properties, tenants and operators. In doing so, the board of directors will consider the results of examinations and evaluations conducted by, and the recommendations of, our Advisor with respect to proposed tenants, operators and properties. Since the board of directors’ evaluation might differ from that of our Advisor, which relies entirely on its own independent analysis, we may not purchase or engage some of the properties, tenants and operators proposed and approved by our Advisor.

Title to our properties will be insured by appropriate title insurance policies and/or abstract opinions consistent with normal practices in the jurisdictions in which the properties are located.

Selection of Tenants and Operator

We expect to lease the properties we acquire to qualified tenants or operators we consider to be significant industry leaders and who will operate the properties. We consider a tenant or an operator to be a significant industry leader if it has one or more of the following traits:

•	many years of experience operating in a particular industry as compared with other operators in that industry, as a company or through the experience of its senior management;

•	many assets managed in a particular industry as compared with other operators in that industry; and/or

•	is deemed by us to be a dominant operator in a particular industry for reasons other than those listed above.

Although we attempt to lease our properties to tenants that we consider to be significant industry leaders, we do not believe the success of the properties we have acquired or acquire is based solely on the performance or abilities of the tenant operators. In the event a tenant is in default or vacates a property, we are able to engage a third-party manager to operate the property on our behalf for a period of time until we re-lease it to a new tenant. During this period, the property would remain open and we would receive any net earnings from the property’s operations, although these amounts may be less than the rents that were contractually due under the leases. Any taxable income from these properties will be subject to income tax until we re-lease these properties to new tenants.

Tenants and operators will generally be selected by our Advisor and will be subject to the approval of the board of directors. We do not anticipate selecting tenants and operators that are affiliated with us, our Advisor or our affiliates. In evaluating proposed tenants and operators, our Advisor will consider a number of factors, including the following:

•	the operations of facilities;

•	the number of facilities operated;

•	the relative financial experience of the tenant and operator in the geographic area in which the property is located;

•	the financial condition and business history of the proposed tenant and operator; and

•	the management capabilities of the operators.

References to an operator throughout this prospectus may be to a tenant that is also the operator or to a third-party operator with whom the tenant has contracted. None of our operators or any of their subsidiaries or affiliates, was related to us, affiliated with us or a partner in our business prior to entering into leases with us.

Recent Demographic Trends

We evaluate certain demographic trends which we believe may affect consumer demand for the various asset classes that are the focus of our investment strategy. We believe that these lifestyle properties will be supported by the behavioral and spending patterns of the Baby Boom generation and, to a lesser extent, by the other generations as discussed below. We consider this information in our selection of asset classes.

Recent Demographic Trends

We evaluate certain demographic trends which we believe affect consumer demand for the various asset classes and lifestyle related properties that are the focus of our investment strategy. We believe that the demand for these properties and the activities they support will be driven by the behavioral and spending patterns of the “Baby Boomer” generation, as well as their children and grandchildren, often known as “Generation X” and the “Millenials” or “Echo Boomers”.

Baby Boomers, born between 1946 and 1964, are currently the largest and most dominant demographic influence in the United States. According to population projections released by the U.S. Census Bureau in August 2008, Baby Boomers are expected to account for approximately 90.0 million or 26.1 percent of the total estimated U.S. population in 2010. A 2008 publication by the McKinsey Global Institute, “Talkin’ ‘Bout My Generation: The Economic Impact of Aging US Baby Boomers,” indicates that Baby Boomers as a group have earned record levels of income, generated great wealth and spurred economic growth. During the 1990s, the Baby Boomers accounted for approximately half of all consumer spending in the United States and by 2015, it is anticipated that they will generate 53 percent of all disposable income, account for 54 percent of consumer spending and hold 83 percent of the net worth.

As Baby Boomers’ earning power and income has grown, average household income and spending has risen. As a class, Baby Boomers tend to be healthier, wealthier, better educated and longer living than previous generations. More than sixty percent of Boomer couples are dual income earners, according to the Sixth Edition of “American Generations—Who They Are and How They Live” published in 2008. As Boomers enter retirement, real average household income is estimated to reach $94,400 in 2015. We believe that as their wealth has continued to grow, so too has their desire to spend more time on leisure-related activities and retail spending for themselves, their children and grandchildren.

According to the Sixth Edition of “American Generations—Who They Are and How They Live” published in 2008, Echo Boomers (also called Gen Yers or millennials), born between 1977 and 1994, account for 25 percent of the U.S. population or approximately 76 million individuals. The Echo Boomers get their name because they “Echo” their parents spending habits. The August 2007 business wire Visa Generational Spending Study reveals that Echo Boomers are currently spending $400 billion per year and are anticipated to increase their spending to $2.4 trillion by 2015.

The graph below depicts the distribution of U.S. citizens comprising the aforementioned demographic segments and indicates the projected growth in retirees, based upon data compiled by the U.S. Census Bureau.

SOURCE: U.S. Census Bureau, 2009 data extrapolated from 2008 Census.

The following graph shows different demographic groups as a percentage of the United States’ population, based upon data compiled by the U.S. Census Bureau.

SOURCE: U.S. Census Bureau, 2009 data extrapolated from 2008 Census.

Additionally, we are of the view that there are important psychographic and economic changes that have taken place that could translate into a continued leisure-orientation for Generation Xers, Echo Boomers and successive generations. For example, Americans, regardless of age, have enjoyed an increasing number of leisure hours, up 13 percent over the past 40 years, according to the Bureau of Labor Statistics, and recreation expenditures have grown 8.3 percent annually since 1985, according to the Bureau of Economic Analysis. Lastly, since 1980, the number of affluent households has grown by an average of 5.6 percent annually, according to data from the U.S. Census Bureau, and disposable income is projected to grow at a rate of 5.3 percent through 2012, according to the Bureau of Labor Statistics.

As the number of aging Baby Boomers entering retirement increase, so will the amount of time they have to devote to leisure activities. According to the U.S. Department of Labor, Bureau of Labor Statistics “American Time Use Survey” published in June 2009, on an average day, adults age 75 and over spent 7.6 hours engaged in leisure activities—more than any other age group. Employed adults living in households with no children under 18 engaged in leisure activities for 4.5 hours per day.

Baby Boomers, in our opinion, will continue to spend their time and money over the long term on leisure pursuits such as golf, skiing, and boating. For example, according to the IBIS World Industry Report “Ski & Snowboard Resorts in the U.S.” released in January 2010, the second largest group of industry participants, accounting for an estimated 19 percent of total industry participants, are between the ages of 45 and 54. This market segment has grown significantly over the past decade, as lifestyles have changed and their available time for leisure activities and snow sports has increased. A survey undertaken by the National Ski Access Association in 2008 noted a strong trend towards a growing population of aging visitors. As older skiers continue to visit ski resorts, the report also noted a ”three generation phenomenon” with grandparents, parents and children all visiting ski resorts together. In addition, according to the IBIS World Industry Report “Marinas in the U.S.” released in August 2009, boat owners between the age of 45 and 54 account for the largest proportion of industry revenue, at around 28 percent. The second largest market segment is boat owners aged 55 to 64 years old, and boat owners over the age of 65 account for an estimated 16 percent of industry revenue.

Our own research also indicates that even in a depressed economic market, spending on leisure pursuits continues. While certain consumers are forced to reduce their spending, they will continue to seek leisure and recreational outlets to create memories with family and friends. In our experience, lifestyle pursuits are emotionally important experiences to Baby Boomers and, accordingly, are not viewed as completely discretionary. Despite the economic climate, we believe that Baby Boomers, Generation Xers and Echo Boomers will pursue these experiences even if economic conditions cause them to do so closer to home. For example, there has been a rising trend in “staycations”, which is generally defined as a period of time in which an individual or family engages in nearby leisure activities or takes regional day trips from their home to area attractions as opposed to taking destination or fly-to vacations. The geographic diversity of our properties, the majority of which are within driving distance of metropolitan areas with populations of one million or more, are well-suited for day trips and short-term vacations.

Asset Class and Industry Trends

Although we generally lease our properties to tenant operators that bear the primary variability in property performance and net operating results, certain economic and industry trends can ultimately impact our operating performance. For example, growth in visitation and per capita spending may result in our receipt of additional contingent rent, while declines may impact our tenants’ ability to pay rent to us. The following is a discussion of the characteristics and trends of the asset classes and related industries in which we have or may invest.

Ski and mountain lifestyle. The ski industry is highly competitive and has undergone aggressive consolidation over the last twenty-five years, decreasing from 735 ski areas in 1983 to 473 ski areas in 2009. The competitive position of our Ski and Mountain Lifestyle Properties is dependent upon many variables, including location and accessibility, pricing, extent and quality of resort facilities, quality of snow conditions and terrain, quality of ski facilities, service and reputation.

Depending on the location and type of ski property, our properties face different types of competition. Our day ski areas tend to compete with other day ski areas within a general radius of 20-35 miles. Our regional ski properties compete with resorts in a broader locale, such as the northeastern section of the country as they are within a reasonable weekend travel distance. Finally, our destination resorts compete against other resorts nationally and worldwide, such as resorts in Colorado, California or Switzerland, as those resorts offer more than just skiing to families who want to make their visit an extended vacation. Such regional, national and worldwide competitors may be better positioned to withstand bad weather or economic conditions and may also have greater financial resources than we do to operate their resorts.

Despite the economic recession, the U.S. ski industry displayed signs of resilience with 57.4 million visits during the 2008 to 2009 season, the fourth highest on record according to the Kottke End of Season Survey 2008/09, Final Report, July 2009 (the “Kottke Survey”). This figure was down 5.2 percent from the record 2007 to 2008 season. The economic downturn favored the more convenient and lower-cost day ski areas located near major metropolitan markets, as many participants chose to stay closer to home in lieu of destination trips to other regional resorts or western destination resorts according to the Kottke Survey. This was shown by an increase in day visitation with a proportionate drop in overnight visits. International visitation also returned to more normal levels after a weak dollar in 2007/08 caused a substantial increase in this demographic.

The trend experienced in the 2008/2009 ski season that saw regional destination and day ski resorts prosper to a greater extent than fly-to destination resorts, continues to affect the U.S. ski industry in general, as well as our ski portfolio. Our portfolio is primarily composed of regional and day ski resorts located near large drive-to markets.

Golf. Golf courses are generally divided into daily fee, private and semi-private courses. Daily fee courses allow the general public to play upon payment of a fee and do not require a membership. Private courses only admit members or invited guests. Semi-private courses have characteristics of both, allowing daily fee play, while at the same time selling memberships that typically involve annual payments that give frequent players lower average costs and sometimes have privileges such as preferred access to tee times. All courses derive some revenues from food and beverage sales and sales of merchandise like golf balls and apparel. The main source of revenue at daily fee courses is the green and cart fees paid per round, while at private clubs the primary source of revenue is membership dues and fees. Semi-private courses can derive significant revenue from both dues and daily playing fees.

Our golf courses face a variety of different competitors depending on the course locations and quality. Our private courses compete with other private courses or high-end public courses within a nearby 50 mile radius, and generally compete on the basis of management expertise, reputation, featured facilities, quality of services and price. Public courses compete with other public courses in their local metropolitan area as well as private courses, depending on the quality of the public course. The majority of our facilities are daily fee facilities.

According to a 2010 State-of-the-Industry Presentation by the National Golf Foundation (“NGF”), the leading golf participation indicators have remained generally flat over the past five years. The number of rounds played in the United States has been relatively stable, averaging just under 500 million rounds annually, and the number of golfers has remained steady over the past seven years, totaling approximately 28.6 million in 2009. NGF and Golf Datatech reported that the total rounds played in the United States for the twelve month period ended December 31, 2009 was down only 0.6% from the same period in 2008. Additionally, the net supply of facilities (openings less closures) has declined in each of the last four years, and going forward, the NGF expects that the trend will continue until supply and demand reach equilibrium. The most financially impacted facilities have been the private clubs with large initiation or dues structures, resort facilities, and facilities with a large group outing and event business.

Attractions. Our assets in this category include theme and amusement parks, waterparks and family entertainment centers. We believe that trends in the attraction properties industry will enable us to continue to identify and acquire additional properties in this asset class consistent with our acquisition and investment return policies. The broad distinctions between the types of attractions we buy are as follows: theme parks are generally amusement parks that are designed to carry out a theme in one or more areas of the park; waterparks involve either outdoor or indoor waterparks depending on the location; and family entertainment center(s) (“FECs”) are community-based attractions often located in residential areas that offer multiple anchor attractions as opposed to single attractions like bowling or skating centers.

Our waterparks and theme parks tend to compete with other theme parks and attractions within a 150 to 300 mile radius, depending on the types, sizes and locations of the parks. Destination theme parks compete with other similar theme parks, while theme parks that do not offer lodging and restaurants compete with other similarly situated theme parks. Indoor waterparks likewise compete with other indoor waterparks, and may even be categorized as destination waterparks, thereby competing with destination theme parks. Our FECs tend to compete with other FECs within a 25 mile radius.

Our properties include regional gated amusement parks and waterparks that generally draw most of their visitation from local markets. Regional and local attractions have historically been somewhat resistant to recession, with inclement weather being a more significant factor impacting attendance. Our portfolio on average experienced a modest decline in attendance and per capita spending primarily as a result of unusually rainy weather and the recessionary conditions. Our largest attractions operator, PARC Management, reported an average decline in attendance of 3.2% in 2009 as compared to 2008 across our seven largest gated amusement parks. According to the most recent IBIS World Industry Report for “Amusement & Themeparks in the US” released on December 1, 2009, revenues at domestic parks are expected to grow by an average annual rate of 2.1% over the next five years. Although the economic recession may have impacted the rate of expected industry growth, we continue to believe based on these trends and industry research that the attraction properties in our portfolio have the potential for long term growth and revenue generation.

FECs are included in the regional park segment of the amusement park industry. Typically, FECs draw their core audience from within a 25-mile radius of their location. The FEC industry has continued to demonstrate growth over the years in its demographic reach, average spending per-capita and visiting patterns, all of which have contributed to the health of the industry.

Marinas. The marinas sector is highly fragmented with over 70% of marinas being privately owned and the remainder largely held by municipalities. Common industry drivers are boat ownerships, slip rental, and occupancy. Marina operators are affected by government regulations, rising fuel prices, and general economic conditions. During 2009, our properties included 11 marinas primarily in the Southeast, Mid Atlantic and Great Lakes regions. According to the IBIS World Industry Report on “Marinas in the US”, the industry is relatively mature and revenue is forecasted to grow by approximately 1.0% per annum over the next five years. The report also indicates that the economic recession has had a relatively limited impact on the industry, as revenues fell approximately 1.7% in 2008 as compared to 2007, and were anticipated to decrease approximately 5.7% in 2009 across the country. High barriers to entry limit the supply of competing properties and demand is projected to remain steady with a gradual rise over the next five years.

Other operating trends. We believe we have built a unique portfolio of diversified assets, with established long-term operating histories that have survived many economic cycles. The following information shows the average operating history of each of our operating asset classes based on the date the properties in our portfolio were first opened. Further, it demonstrates the longevity of these assets through a number of economic down-cycles during their operating history.

Source: Economic Cycles as defined by the National Bureau of Economic Research. Average years of operation by property and asset class compiled from Schedule III as provided in our 2009 annual report on Form 10-K, which is incorporated by reference herein.

Competition and Seasonality

Competition. As a REIT, we have historically experienced competition from other REITs (both traded and non-traded), real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which generally have had greater financial resources than we do for the purposes of leasing and financing properties within our targeted asset classes. These competitors often also have a lower cost of capital and are subject to less regulation. However, due to the current economic conditions in the U.S. financial markets, the capital resources available to these competitor sources have declined. When capital markets begin to normalize, our competition for investments will likely increase or resume to historical levels. The level of competition impacts both our ability to raise capital, find real estate investments and locate suitable tenants. We may also face competition from other funds in which affiliates of our Advisor participate or advise.

In general, we perceive there to be a lower level of competition for the types of assets that we have acquired and intend to acquire in comparison to assets in core real estate sectors based on the sheer supply of assets in those sectors, the number of willing buyers and the volume of transactions in their respective markets. Accordingly, we believe that being focused in specialty or lifestyle asset classes allows us to take advantage of unique opportunities. Some of our key competitive advantages are as follows:

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We acquire assets in niche sectors which historically trade at higher capitalization rates than other core commercial real estate sectors such as Apartment, Industrial, Office and Retail. According to data compiled by Real Capital Analytics, the aggregate average cap rate for commercial real estate since 2004 has been approximately 7.0%. Our portfolio of properties was acquired between 2004 and 2009 with an average cap rate of approximately 11.2%. We also evaluate our acquisitions on an unlevered basis, which avoids artificial justification of inflated purchase prices through low cost debt. During 2007, which is generally considered the peak buying period for commercial real estate, we acquired properties at an 11.2% cap rate which is consistent with our six year average.

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Some of our targeted assets classes, such as golf, have experienced a net reduction in new supply to normalize with demand. According to the National Golf Foundation 2010 State-of-the-Industry Presentation, the net growth in supply (openings less closings) of golf facilities has declined in each of the last four years as residential developers have scaled back development of new golf communities and weaker facilities have closed.

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Our asset classes have inherently high barriers to entry. For example, the process of obtaining permits to create a new ski resort or marina is highly regulated and significantly more difficult than obtaining permits for the construction of new office or retail space. Additionally, general geographic constraints, such as the availability of suitable waterfront property or mountain terrain, are an inherent barrier to entry in several of our asset classes. There are also high costs associated with building a new ski resort or regional gated attraction that is prohibitive to potential market participants.

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Our leasing arrangements generally require the payment of capital improvement reserve rent which is paid by our tenants and set aside by us to be reinvested into the properties. This arrangement allows us to maintain the integrity of our properties and mitigates deferred maintenance issues.

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Unlike our competitors in many other commercial real estate sectors that generally receive no income in the event a tenant defaults or vacates a property, applicable tax laws allow us to engage a third-party manager to operate a property on our behalf for a period of time until we can re-lease it to a new tenant. During that period, we receive any net earnings from the underlying business operations, which may be less than rents collected under the previous leasing arrangement. However, our ability to continue to operate the property under such an arrangement helps to off-set taxes, insurance and other operating costs that would otherwise have to be absorbed by a landlord and allows the property some time to stabilize, if necessary, before entering into a new lease.

•	Our access to capital through our public offerings allows us unique opportunities to invest in and strengthen our existing portfolio as compared to other owners or operators. Owners and operators in those industry segments often have pressure to grow visitation and revenue through the addition of new amenities. When careful analysis justifies an additional investment in one of our existing properties, such as new feature rides at an amusement park or new high-speed lifts or terrain at a ski resort, our investments are added to the tenant’s lease basis, upon which we earn future additional rent. We believe these investments increase visitation to our properties and enhance the overall competitiveness and value of the portfolio.

Seasonality. Many of the asset classes in which we invest are seasonal in nature and experience seasonal fluctuations in their business due to geographic location, climate and weather patterns. As a result, the businesses experience seasonal variations in revenues that may require our operators to supplement operating cash from their properties in order to be able to make scheduled rent payments to us. In many situations, we have structured the leases for certain tenants such that rents are paid on a seasonal schedule with most, if not all, of the rent being paid during the tenant’s seasonally busy operating period.

As part of our diversification strategy, we have considered the varying and complimentary seasonality of our asset classes and portfolio mix. For example, the peak operating season of our ski and mountain lifestyle assets are staggered against the peak seasons in our attractions and golf portfolios to balance and mitigate the risks associated with seasonality.

Real Estate Investment Portfolio

Asset classes and portfolio diversification. We have invested primarily in ski and mountain lifestyle, golf, attractions and marinas. However, we have also invested or may invest in additional lifestyle properties including, but not limited to, hotels, multi-family residential housing, merchandise marts, medical facilities or any type of property that we believe has the potential to generate long-term revenue.

As of March 31, 2010, we had a portfolio of 119 lifestyle properties which when aggregated by initial purchase price was diversified as follows: approximately 28.0% in ski and mountain lifestyle, 24.6% in golf facilities, 17.5% in attractions, 7.5% in marinas and 22.4% in additional lifestyle properties. These assets consist of 22 ski and mountain lifestyle properties, 53 golf facilities, 21 attractions, 15 marinas and eight additional lifestyle properties. Eight of these 119 properties are owned through unconsolidated ventures. Many of our properties feature characteristics that are common to more than one asset class, such as a ski resort with a golf facility. Our asset classifications are based on the primary property usage.

Our real estate investment portfolio is geographically diversified with properties in 32 states and two Canadian provinces. The map below shows our current property allocations across geographic regions as of March 31, 2010.

Properties. The following tables set forth details about our property holdings by asset class beginning with wholly-owned properties followed by properties owned through joint venture arrangements (in thousands). These properties are owned in fee simple interest and operated subject to long-term triple-net leases unless otherwise noted.

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)	Approximate Federal Income Tax Basis of Depreciable Portion of Property
Ski and Mountain Lifestyle
Brighton Ski Resort—	1,050 skiable acres, seven chairlifts;	Boyne	1/8/07	$35,000	$15,834	$34,144
Brighton, Utah	permit and fee interests

Crested Butte Mountain Resort—	1,167 skiable acres, 16 chairlifts;	Triple Peaks	12/5/08	$41,000	$13,109	$42,860
Mt. Crested Butte, Colorado	permit and leasehold interest

Cypress Mountain—	358 skiable acres, five chairlifts;	Boyne	5/30/06	$27,500	$19,064	$29,445
Vancouver, BC, Canada	permit and fee interests

Gatlinburg Sky Lift—	Scenic chairlift;	Boyne	12/22/05	$19,940	$—	$20,970
Gatlinburg, Tennessee	leasehold interest

Jiminy Peak Mountain Resort—	800 skiable acres, eight chairlifts;	FO Ski Resorts, LLC	1/27/09	$27,000	$9,957	$25,913
Hancock, Massachusetts	fee interest

Loon Mountain Resort—	275 skiable acres, ten chairlifts;	Boyne	1/19/07	$15,539	$12,963	$14,587
Lincoln, New Hampshire	leasehold, permit and fee interests

Mount Sunapee Mountain Resort—	230 skiable acres, ten chairlifts;	Triple Peaks	12/5/08	$19,000	$6,075	$19,904
Newbury, New Hampshire	leasehold interest

Mountain High Resort—	290 skiable acres, 59 trails,	Mountain High Resorts	6/29/07	$45,000	$—	$45,986
Wrightwood, California	16 chairlifts; permit interest	Associates, LLC

Northstar-at-Tahoe Resort—	2,480 skiable acres, 16 chairlifts;	Booth	1/19/07	$80,097	$42,131	$54,933
Lake Tahoe, California	permit and fee interests

Okemo Mountain Resort—	624 skiable acres, 19 chairlifts;	Triple Peaks	12/5/08	$72,000	$32,816	$66,354
Ludlow, Vermont	leasehold interest

Sierra-at-Tahoe Resort—	1,680 skiable acres, 12 chairlifts;	Booth	1/19/07	$39,898	$19,353	$40,333
South Lake Tahoe, California	permit and fee interests

Sugarloaf Mountain Resort—	525 skiable acres, 15 chairlifts;	Boyne	8/7/07	$26,000	$—	$19,934
Carrabassett Valley, Maine	fee and leasehold interests

Summit-at-Snoqualmie Resort—	1,697 skiable acres, 26 chairlifts;	Boyne	1/19/07	$34,466	$12,963	$31,863
Snoqualmie Pass, Washington	permit and fee interests

Sunday River Resort—	668 skiable acres, 18 chairlifts;	Boyne	8/7/07	$50,500	$—	$36,021
Newry, Maine	leasehold, permit and fee interests

The Village at Northstar—	79,898 leasable square feet	Booth	11/15/07	$36,100	$—	$36,326
Lake Tahoe, California

	Total			$569,040	$184,265	$519,573

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)	Approximate Federal Income Tax Basis of Depreciable Portion of Property
Golf
Ancala Country Club—	18-hole private course	EAGLE	11/30/07	$14,107	$7,349	$12,078
Scottsdale, Arizona

Arrowhead Country Club—	18-hole private course	EAGLE	11/30/07	$17,357	$9,089	$15,051
Glendale, Arizona

Arrowhead Golf Club—	18-hole public course	EAGLE	11/30/07	$15,783	$10,056	$10,013
Littleton, Colorado

Bear Creek Golf Club—	36-hole public course;	Billy Casper	9/8/06	$11,100	$5,481	$11,553
Dallas, Texas	leasehold interest

Canyon Springs Golf Club—	18-hole public course	EAGLE	11/16/06	$13,010	$7,554	$4,631
San Antonio, Texas

Clear Creek Golf Club—	18-hole public course;	EAGLE	1/11/07	$1,888	$—	$1,949
Houston, Texas	concession-hold interest

Continental Golf Course—	18-hole public course	EAGLE	11/30/07	$6,419	$3,868	$2,805
Scottsdale, Arizona

Cowboys Golf Club—	18-hole public course;	EAGLE	12/26/06	$25,000	$12,033	$26,043
Grapevine, Texas	leasehold interest

David L. Baker Golf Course—	18-hole public course;	EAGLE	4/17/08	$9,492	$—	$9,492
Fountain Valley, California	concession interest

Deer Creek Golf Club—	18-hole public course	EAGLE	11/30/07	$8,934	$4,738	$7,884
Overland Park, Kansas

Desert Lakes Golf Club—	18-hole public course	EAGLE	11/30/07	$2,637	$1,257	$2,149
Bullhead City, Arizona

Eagle Brook Country Club—	18-hole private course	EAGLE	11/30/07	$16,253	$8,896	$12,600
Geneva, Illinois

Foothills Golf Club—	18-hole public course	EAGLE	11/30/07	$9,881	$5,512	$7,740
Phoenix, Arizona

Forest Park Golf Course—	27-hole public course;	EAGLE	12/19/07	$13,372	$—	$14,216
St. Louis, Missouri	leasehold interest

Fox Meadow Country Club—	18-hole private course	EAGLE	12/22/06	$9,400	$4,517	$8,617
Medina, Ohio

Golf Club at Fossil Creek—	18-hole public course	EAGLE	11/16/06	$7,686	$4,508	$5,271
Fort Worth, Texas

Hunt Valley Golf Club—	27-hole public course	EAGLE	11/30/07	$23,430	$13,538	$14,101
Phoenix, Maryland

Kokopelli Golf Club—	18-hole public course	EAGLE	11/30/07	$9,416	$5,608	$5,867
Phoenix, Arizona

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)	Approximate Federal Income Tax Basis of Depreciable Portion of Property
Lake Park Golf Club—	27-hole public course;	EAGLE	11/16/06	$5,632	$—	$5,803
Dallas-Fort Worth, Texas	concession-hold interest

Lakeridge Country Club—	18-hole private course	EAGLE	12/22/06	$7,900	$3,804	$5,344
Lubbock, Texas

Las Vegas Golf Club—	18-hole public course	EAGLE	4/17/08	$10,951	$—	$10,951
Las Vegas, Nevada

Legend at Arrowhead Golf Resort—	18-hole public course	EAGLE	11/30/07	$10,438	$6,092	$6,224
Glendale, Arizona

London Bridge Golf Club—	36-hole public course	EAGLE	11/30/07	$11,805	$6,769	$8,939
Lake Havasu, Arizona

Majestic Oaks Golf Club—	45-hole public course	EAGLE	11/30/07	$13,217	$6,962	$9,500
Ham Lake, Minnesota

Mansfield National Golf Club—	18-hole public course;	EAGLE	11/16/06	$7,147	$4,173	$7,362
Dallas-Fort Worth, Texas	leasehold interest

Meadowbrook Golf & Country Club—	18-hole private course	EAGLE	11/30/07	$11,530	$6,575	$7,594
Tulsa, Oklahoma

Meadowlark Golf Course—	18-hole public course;	EAGLE	4/17/08	$16,945	$—	$16,945
Huntington Beach, California	leasehold interest

Mesa del Sol Golf Club—	18-hole public course	EAGLE	12/22/06	$6,850	$3,290	$6,429
Yuma, Arizona

Micke Grove Golf Course—	18-hole public course;	EAGLE	12/19/07	$6,550	$—	$7,212
Lodi, California	leasehold interest

Mission Hills Country Club—	18-hole private course	EAGLE	11/30/07	$4,779	$1,741	$3,715
Northbrook, Illinios

Montgomery Country Club—	18-hole private course	Traditional Golf	9/11/08	$6,300	$—	$5,140
Laytonsville, Maryland

Painted Desert Golf Club—	18-hole public course	EAGLE	11/30/07	$9,468	$5,222	$7,560
Las Vegas, Nevada

Painted Hills Golf Club— Kansas City, Kansas	18-hole public course	EAGLE	12/22/06	$3,850	$1,854	$3,268

Palmetto Hall Plantation Club— Hilton Head, South Carolina	36-hole public course	Heritage Golf	4/27/06	$7,600	$3,743	$6,869

Plantation Golf Club— Dallas-Fort Worth, Texas	18-hole public course	EAGLE	11/16/06	$4,424	$2,622	$524

Raven Golf Club at South Mountain— Phoenix, Arizona	18-hole public course	I.R.I. Golf	6/9/06	$12,750	$6,278	$10,403

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)	Approximate Federal Income Tax Basis of Depreciable Portion of Property

Royal Meadows Golf Course— Kansas City, Missouri	18-hole public course	EAGLE	12/22/06	$2,400	$1,165	$1,729

Ruffled Feathers Golf Club— Lemont, Illinois	18-hole public course	EAGLE	11/30/07	$13,883	$8,026	$10,449

Shandin Hills Golf Club— San Bernardino, California	18-hole public course; leasehold interest	EAGLE	3/7/08	$5,249	$—	$5,374

Signature Golf Course— Solon, Ohio	18-hole private course	EAGLE	12/22/06	$17,100	$8,201	$15,002

Stonecreek Golf Club— Phoenix, Arizona	18-hole public course	EAGLE	11/30/07	$14,095	$8,509	$7,922

Superstition Springs Golf Club— Mesa, Arizona	18-hole public course	EAGLE	11/30/07	$11,042	$6,189	$6,640

Tallgrass Country Club— Witchita, Kansas	18-hole private course	EAGLE	11/30/07	$5,405	$2,708	$3,972

Tamarack Golf Club— Naperville, Illinois	18-hole public course	EAGLE	11/30/07	$7,747	$4,351	$5,688

Tatum Ranch Golf Club—	18-hole private course	EAGLE	11/30/07	$6,379	$2,321	$5,376
Cave Creek, Arizona

The Golf Club at Cinco Ranch—	18-hole public course	EAGLE	11/16/06	$7,337	$4,419	$1,705
Houston, Texas

The Links at Challedon Golf Club—	18-hole public course	Traditional Golf	9/11/08	$3,650	$—	$3,223
Mount Airy, Maryland

The Tradition Golf Club at Broad Bay—	18-hole private course	Traditional Golf	3/26/08	$9,229	$5,770	$7,551
Virginia Beach, Virginia

The Tradition Golf Club at Kiskiack—	18-hole public course	Traditional Golf	3/26/08	$6,987	$—	$5,412
Williamsburg, Virginia

The Tradition Golf Club at The Crossings—	18-hole public course	Traditional Golf	3/26/08	$10,084	$—	$7,157
Glen Allen, Virginia

Valencia Country Club—	18-hole private course	Kemper Sports	10/16/06	$39,533	$18,621	$25,921
Santa Clarita, California

Weston Hills Country Club—	36-hole private course	Century Golf	10/16/06	$35,000	$16,651	$29,763
Weston, Florida

Weymouth Country Club—	18-hole private course	EAGLE	12/22/06	$10,500	$5,040	$9,588
Medina, Ohio

	Total			$578,921	$255,100	$454,314

Name and Location	Description	Operator (1)	Date Acquired	Initial Purchase Price	Encumbrances	Approximate Federal Income Tax Basis of Depreciable Portion of Property
Attractions
Camelot Park—	Miniature golf course, go-karts,	PARC	10/6/06	$948	$—	$1,002
Bakersfield, California	batting cages and arcade;
	fee and leasehold interest

Darien Lake—	978-acre theme park	PARC	4/6/07	$109,000	$5,854	$105,154
Buffalo, New York	and waterpark

Elitch Gardens—	62-acre theme park and waterpark	PARC	4/6/07	$109,000	$7,788	$34,364
Denver, Colorado

Fiddlesticks Fun Center—	Miniature golf course, bumper	PARC	10/6/06	$5,016	$—	$919
Tempe, Arizona	boats, batting cages and go-karts

Frontier City—	113-acre theme park	PARC	4/6/07	$17,750	$1,011	$16,754
Oklahoma City, Oklahoma

Funtasticks Fun Center—	Miniature golf course, go-karts,	PARC	10/6/06	$6,424	$—	$3,400
Tucson, Arizona	batting cages, bumper boats
	and kiddie land with rides

Grand Prix Tampa—	Miniature golf course, go-kart and	PARC	10/6/06	$3,254	$—	$850
Tampa, Florida	batting cages

Hawaiian Falls-Garland—	11-acre waterpark;	HFE Horizon	4/21/06	$6,318	$—	$6,725
Garland, Texas	leasehold interest

Hawaiian Falls-The Colony—	12-acre waterpark;	HFE Horizon	4/21/06	$5,807	$—	$6,181
The Colony, Texas	leasehold interest

Magic Springs and Crystal Falls—	70-acre theme park	PARC	4/16/07	$20,000	$—	$16,505
Hot Springs, Arkansas	and waterpark

Mountasia Family Fun Center—	Two miniature golf courses, go-karts,	PARC	10/6/06	$1,776	$—	$1,022
North Richland Hills, Texas	bumper boats, batting cages, paintball
	fields and arcade

Myrtle Waves Water Park—	20-acre waterpark;	PARC	7/11/08	$9,100	$—	$9,100
Myrtle Beach, South Carolina	leasehold interest

Splashtown—	53-acre waterpark	PARC	4/6/07	$13,700	$828	$5,637
Houston, Texas

Waterworld—	23-acre waterpark; leasehold interest	PARC	4/6/07	$10,800	$637	$11,950
Concord, California

Wet’nWild Hawaii—	29-acre waterpark;	Village	5/6/09	$25,800	$—	$16,500
Honolulu, Hawaii	leasehold interest	Roadshow

White Water Bay—	21-acre waterpark	PARC	4/6/07	$20,000	$1,123	$15,315
Oklahoma City, Oklahoma

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)		Approximate Federal Income Tax Basis of Depreciable Portion of Property

Wild Waves —	67-acre theme park and waterpark;	PARC	4/6/07	$31,750	$1,359		$33,757
Seattle, Washington	leasehold interest

Zuma Fun Center—	Miniature golf course, batting cages,	PARC	10/6/06	$7,378	$—		$2,933
Charlotte, North Carolina	bumper boats and go-karts

Zuma Fun Center—	Miniature golf course, batting cages,	PARC	10/6/06	$2,037	$—		$1,212
Knoxville, Tennessee	bumper boats, rock climbing and go-karts

Zuma Fun Center—	Miniature golf course, batting cages,	PARC	10/6/06	$916	$—		$231
North Houston, Texas	bumper boats and go-karts

Zuma Fun Center—	Miniature golf course, batting cages,	PARC	10/6/06	$4,883	$—		$1,569
South Houston, Texas	bumper boats and go-karts

	Total			$411,657	$18,600		$291,080

Marinas
Beaver Creek Marina—	275 wet slips; leasehold interest	Marinas	12/22/06	$10,525	$—		$10,907
Monticello, Kentucky		International

Brady Mountain Resort & Marina—	585 wet slips, 55 dry storage	Marinas	4/10/08	$14,140	$—		$14,140
Royal (Hot Springs), Arkansas	units; leasehold interest	International

Ancapa Isle Marina—	438 wet slips; leasehold interest	Almar Management,	3/12/10	$9,829	$2,841	(2)	$9,829
Oxnard, California		Inc.

Ballena Isle Marina—	504 wet slips; leasehold interest	Almar Management,	3/12/10	$8,179	$—		$8,179
Alameda, California		Inc.

Burnside Marina—	400 wet slips; leasehold interest	Marinas	12/22/06	$7,130	$—		$7,410
Somerset, Kentucky		International

Cabrillo Isle Marina—	463 slips; leasehold interest	Almar Management,	3/12/10	$20,576	$6,820	(2)	$20,576
San Diego, California		Inc.

Crystal Point Marina—	200 wet slips;	Marinas	6/8/07	$5,600	$—		$4,179
Point Pleasant, New Jersey		International

Eagle Cove Marina—	106 wet slips; leasehold and fee	Marinas	8/1/07	$5,300	$—		$4,664
Byrdstown, Tennessee	interests	International

Great Lakes Marina—	350 wet slips, 150 dry storage	Marinas	8/20/07	$10,088	$—		$7,257
Muskegon, Michigan	units	International

Holly Creek Marina—	250 wet slips; leasehold and	Marinas	8/1/07	$6,790	$—		$6,680
Celina, Tennessee	fee interests	International

Lakefront Marina—	470 wet slips; leasehold and fee	Marinas	12/22/06	$5,600	$—		$3,214
Port Clinton, Ohio	interests	International

Manasquan River Club—	199 wet slips	Marinas	6/8/07	$8,900	$—		$3,751
Brick Township, New Jersey		International

Name and Location	Description	Operator	Date Acquired	Initial Purchase Price	Encumbrances (1)		Approximate Federal Income Tax Basis of Depreciable Portion of Property

Pier 121 Marina and Easthill Park—	1,007 wet slips, 250 dry storage	Marinas	12/22/06	$37,190	$—		$38,471
Lewisville, Texas	units; leasehold interest	International

Sandusky Harbor Marina—	660 wet slips; leasehold and fee	Marinas	12/22/06	$8,953	$—		$6,703
Sandusky, Ohio	interests	International

Ventura Isle Marina—	579 slips; leasehold interest	Almar Management,	3/12/10	$16,418	$4,321	(2)	$16,418
Ventura, California		Inc.

	Total			$175,218	$13,982		$162,378

Additional Lifestyle Properties
Dealership
Route 66 Harley-Davidson—	46,000 square-foot retail and	Route 66 Harley	4/27/06	$6,500	$—		$5,850
Tulsa, Oklahoma	service facility with restaurant	Davidson, Inc

	Total			$6,500	$—		$5,850

Multi-family Residential
Mizner Court at Broken Sound—	450-unit apartment complex	GREP	12/31/07	$104,413	$85,413		$79,421
Boca Raton, Florida

	Total			$104,413	$85,413		$79,421

Hotels
Coco Key Water Resort Hotel—	399-room waterpark hotel	N/A	5/28/08	$18,527	$6,427		$8,697
Orlando, Florida	(closed during renovation)

Great Wolf Lodge—Sandusky—	271-room waterpark resort	Great Wolf	8/6/09	$43,400	$31,862		$57,900
Sandusky, Ohio		Resorts

Great Wolf Lodge—Wisconsin Dells—	309-room waterpark resort	Great Wolf	8/6/09	$46,900	$26,321		$65,100
Wisconsin Dells, Wisconsin		Resorts

The Omni Mount Washington Resort	284-room hotel, 434 skiable	Omni Hotels	6/23/06	$45,000	$31,500		$42,288
and Bretton Woods Ski Area—	acres and nine chairlifts	Management
Bretton Woods, New Hampshire		Corporation

	Total			$153,827	$96,110		$173,985

Other
Granby Development Lands	1,553 acres with infrastructure	N/A	10/29/09	$51,255	$—		$—
Granby, Colorado	and improvements such as roads,
	water, sewer, golf course in
	various stages of completion

	Total			$51,255	$—		$—

	Total Properties			$2,050,831	$653,470		$1,686,601

FOOTNOTES:

(1)	Amounts represent the outstanding balances of mortgages and other notes payable collateralized by the properties as of December 31, 2009, except as noted below.

(2)	These amounts are the outstanding loan balances as of the acquisition date.

As of March 31, 2010, we own interests in two joint ventures that are in the business of owning and leasing real estate. We own an 80% interest in the Intrawest Retail Village Properties and 81.9% interest in the Dallas Market Center. The following table sets forth details about the properties owned through our joint venture arrangements (in thousands):

Name and Location	Description	Initial Purchase Price	Date Acquired
Destination Retail—Intrawest Venture
Village of Baytowne Wharf—	56,104 leasable square feet	$17,100	12/16/04
Destin, Florida

Village at Blue Mountain—	39,723 leasable square feet	$10,781	12/3/04
Collingwood, ON, Canada

Village at Copper Mountain—	97,928 leasable square feet	$23,300	12/16/04
Copper Mountain, Colorado

Village at Mammoth Mountain—	57,924 leasable square feet	$22,300	12/16/04
Mammoth Lakes, California

Village of Snowshoe Mountain—	39,846 leasable square feet	$8,400	12/16/04
Snowshoe, West Virginia

Village at Stratton—	47,837 leasable square feet	$9,500	12/16/04
Stratton, Vermont

Whistler Creekside—	70,802 leasable square feet	$19,500	12/3/04
Vancouver, BC, Canada

Total		$110,881

Merchandise Marts—DMC Venture
Dallas Market Center—
International Floral and Gift Center—	4.8 million leasable square feet;	$260,659	2/14/05
Dallas, Texas	leasehold and fee interests

Total		$260,659

Total Properties		$371,540

The aggregate principal debt of our joint ventures was approximately $211.4 million and $212.4 million as of December 31, 2009 and 2008, respectively. In connection with the loans encumbering properties owned by our joint ventures, if we engage in certain prohibited activities, we could become liable for the obligations of the joint ventures which own the properties for certain enumerated recourse liabilities related to those entities and their properties. In the case of the borrowing for the resort village properties located in Canada, our obligations are such that we could become liable for the entire loan if we triggered a default due to bankruptcy or other similar events.

Our leases and tenants. The majority of the properties in our portfolio are single occupancy investment properties subject to long-term (generally five to 20 years with multiple renewal options) leases. Approximately 87.0% of our properties were subject to long term leases as of March 31, 2010. These leases are usually structured as triple-net leases, which means that our tenants are generally responsible for repairs, maintenance, property taxes, ground lease or permit expenses (where applicable), utilities and insurance for the properties that they lease. The weighted-average lease rate of our portfolio as of December 31, 2009 was approximately 8.9% and the average lease term (initial lease expiration) of our portfolio of properties subject to long term leases is 18 years excluding available renewal options. The following presents the future lease expirations of our portfolio:

We typically structure our leases to provide for the payment of a minimum annual base rent with periodic increases in base rent over the lease term. In addition, our leases provide for the payment of percentage rent normally based on a percentage of gross revenues generated at the property over certain thresholds. Within the provisions of our leases, we also generally require the payment of capital improvement reserve rent. Capital improvement reserves are paid by the tenant and generally based on a percentage of gross revenue of the property and are set aside by us for capital improvements, replacements and other capital expenditures at the property. These amounts are and will remain our property during and after the term of the lease and help maintain the integrity of our assets.

To a lesser extent, when beneficial to our investment structure, certain properties may be leased to wholly-owned tenants that are taxable REIT subsidiaries or that are owned through taxable REIT subsidiaries (referred to as “TRS” entities). Under this structure, we engage third-party managers to conduct day-to-day operations. Under the TRS leasing structure, our results of operations will include the operating results of the underlying properties as opposed to rental income from operating leases that is recorded for properties leased to third-party tenants.

The following table summarizes information about our tenants and leases as of February 28, 2010, excluding our equity investments in assets owned through joint ventures and other managed properties which are not subject to long-term leases:

Tenant	Number of Properties Operated	Aggregate Annual Base Rents (in thousands)(1)	Percent of Annualized Base Rent	Lease Term
				Initial (Years)	Renewal Options
Ski & Mountain Lifestyle
Booth Creek Resort Properties	3	$14,481	9.9	20	3 10-year
Mountain High Associates	1	4,618	3.2	20	2 10-year
Boyne USA	7	27,059	18.6	19-20	Various
Triple Peaks	3	12,647	8.7	20	4 5-year
FO Ski Resorts	1	2,633	1.8	40	2 10-year

	15	$61,438	42.2
Golf
Billy Casper Golf	1	$1,072	0.7	22	4 5-year
EAGLE Golf	43	23,591	16.2	20	4 5-year
Heritage Golf Group	1	703	0.5	20	4 5-year
I.R.I. Golf Group	1	809	0.5	20	4 5-year
Traditional Golf	5	3,461	2.4	20	6 5-year

	51	$29,636	20.3
Attractions
HFE Horizon	2	1,342	0.9	27	—
PARC Management	18	35,352	24.3	20-22	Various
Village Roadshow	1	2,386	1.6	20	6 5-year

	21	$39,080	26.8
Marinas
Marinas International	11	11,141	7.6	15-21	Various
Almar Marinas	4	3,870	2.7	20	2 10-Year

	15	15,011	10.3
Additional Lifestyle Properties
Route 66 Real Estate	1	559	0.4	20	4 5-year

	1	$559	0.4

Total	103	$145,724	100.0

(1)	Amounts based on contractual lease rates for the year ending December 31, 2010.

Significant tenants. As of December 31, 2009 and 2008 and for the years ended through December 31, 2009, we had the following tenants that individually accounted for 10% or more of our aggregate total revenues or assets.

Tenant	Number & Type of Leased Properties	Percentage of Total Revenues			Percentage of Total Assets
		2009	2008	2007	2009	2008
PARC Management, LLC (“PARC”)	18 Attractions	18.3%	21.0%	23.0%	14.3%	15.9%
Boyne USA, Inc. (“Boyne”)	7 Ski & Mountain	15.3%	19.4%	19.0%	9.2%	9.9%
	Lifestyle Properties
Evergreen Alliance Golf Limited, L.P. (“EAGLE Golf”)	43 Golf Facilities	14.3%	20.6%	9.0%	15.4%	17.1%
Booth Creek Ski Holding, Inc. (“Booth”)	3 Ski & Mountain Lifestyle Properties	8.3%	12.2%	13.2%	6.3%	6.7%

		56.2%	73.2%	64.2%	45.2%	49.6%

The significance of any given tenant or operator, and the related concentration of risk generally decrease as additional properties and operators are added to the portfolio. As shown above, there were only three tenants that individually accounted for 10% or more of our total revenues or assets as of December 31, 2009. The following is a description of our significant tenants:

PARC. PARC Management, LLC is a theme park management company formed in 2002 that is headquartered in Jacksonville, Florida. PARC operates 18 of our theme parks, waterparks and FECs as well as several other entertainment facilities in North America that they own and operate on their own behalf. PARC’s management has decades of industry experience developing and operating these types of properties.

Boyne. Boyne USA, Inc is primarily in the business of operating four-season destination resorts and day-ski venues located near major metropolitan areas. Boyne is run by family members with nearly 60 years of resort experience, and it is the largest family owned four-season resort company in North America and the owner/operator of more ski resorts than any other company in the United States. In addition to operating seven properties pursuant to leases with us, Boyne owns and operates Big Sky Resort in Montana, Crystal Mountain in Washington and Boyne Mountain, Boyne Highlands and The Inn at Bay Harbor, all in Michigan.

EAGLE Golf. Evergreen Alliance Golf Limited, L.P. is a nationwide owner and operator of golf courses, which began operations in 1984. EAGLE Golf currently operates 70 golf course properties in the United States, including the 43 it operates for us. President and CEO, Joe Munsch, has more than 30 years of industry experience with public golf and private club development and operations.

Booth Creek. Booth Creek Resort Properties, LLC and/or its affiliates, currently operate three of our ski and mountain lifestyle properties. Booth Creek was formed by certain former principals of Booth Creek Sun Holdings, Inc. The principals have a combined 40 years of ski resort operations experience, and for the last eight years have been with Booth Creek Sun Holdings, Inc., one of the largest ski resort owners in North America during such period. Before joining Booth Creek Resort, several of the principals were with Vail Associates, Inc. and related companies.

Property Lease Terms

General. The terms and conditions of any lease we enter into with regard to a property may vary from those described below. Our Advisor in all cases will use its best efforts to obtain terms at least as favorable as those described below. If our board of directors determines, based on the recommendation of our Advisor, that the terms of an acquisition and lease of a property, taken as a whole, are favorable to us, then our board of directors may, in its sole discretion, cause us to enter into leases with terms which are substantially different than the terms described below, provided the terms are consistent with our objective of qualifying as a REIT. In making such determination, our Advisor will consider such factors as the type and location of the property, the prior performance of the property, the purchase price of the property, the prior performance of the tenant, and the creditworthiness of the tenant.

Triple-net and gross leases. We lease properties that we acquire to tenants primarily under long-term, triple-net leases to tenants or operators who are significant industry leaders. Under the triple-net leases, our tenants generally are responsible for repairs, maintenance, ground lease payments, property taxes, utilities and insurance for the properties they lease. The tenants are also required to pay for special assessments, sales and use taxes, and the cost of any renovations permitted under the leases. In addition, we have leased, and may continue to lease, certain properties to qualified tenants or operators who are significant industry leaders under long-term, gross leases. Under a gross lease, the tenant generally pays its proportionate share of Operating Expenses above a contractual base amount. We will be the lessor under each lease except in certain circumstances in which we may be a party to a joint venture which will own the property. In those cases, the joint venture, and not us, will be the lessor, and all references in this section to us as lessor therefore should be read accordingly.

Leases with subsidiaries. We may invest in interests in properties to be leased to subsidiaries, pursuant to leases which generally have a lease term of five to 20 years, plus multiple renewal options. Properties leased to subsidiaries will be managed by third-party operators. For properties subject to this arrangement, our consolidated financial statements will report the properties’ operating revenues and expenses rather than the rent contractually due under the leases with our subsidiaries. This structure has been implemented as permitted by the REIT Modernization Act of 1999 and is available for lodging assets. Under this law, which became effective on January 1, 2001, we are permitted to lease a property to a subsidiary provided that the subsidiary lessee engages a third party management company to operate the property and it makes a joint election with us to be treated as a taxable REIT subsidiary. If this election is made, rents received from the subsidiary will not be disqualified from being “rents from real property” under the Code. See “Federal Income Tax Considerations Taxation of CNL Lifestyle Properties.”

Term of leases. We anticipate that properties generally will be leased for an initial term of five to 20 years with multiple renewal options. The minimum rental payment under the renewal option is expected to be greater than that due for the final year of the initial term of the lease. Upon termination of the lease, the tenant will surrender possession of the property to us, together with any improvements made to the property during the term of the lease. In cases where we own only the building and not the underlying land, the owner of the land may assume ownership of the building upon termination of the lease.

Lease payments and security. We typically structure our leases to provide for the payment of a minimum annual base rent generally equal to a specified percentage of our cost of purchasing the property, with periodic increases in base rent over the lease term. In addition, our leases provide for the payment of percentage rent normally based on a percentage of gross revenues generated at the property over certain thresholds. Within the provisions of our leases, we also generally require the payment of capital improvement reserve rent. Capital improvement reserves are paid by the tenant and generally based on a percentage of gross revenue of the property and are set aside by us for capital improvements, replacements and other capital expenditures at the property.

As security for our leases, we generally require the tenant to provide at least one of the following: (1) a security deposit, (2) a parent company guarantee of the tenant’s lease obligations, and/or (3) demonstration of a certain net worth. In addition, where a tenant leases more than one property from us, we may require the leases, and pooling agreements, where applicable, to be cross-defaulted.

Assignment and sublease. In general, we expect that no lease may be assigned or subleased without our prior written consent (which may not be unreasonably withheld). A tenant may, however, generally assign or sublease a lease to its corporate affiliate, subsidiary or successor by merger or acquisition, if such assignee or subtenant agrees to operate the same type of facility on the premises, but only to the extent consistent with our objective of qualifying and maintaining our status as a REIT. Such leases will set forth certain factors (such as the financial condition of the proposed tenant or subtenant) that are deemed to be a reasonable basis for our refusal to consent to an assignment or sublease. In addition, we may refuse to permit any assignment or sublease that would jeopardize our continued qualification as a REIT. The original tenant generally will remain fully liable, however, for the performance of all tenant obligations under the lease following any such assignment or sublease unless we agree in writing to release the original tenant from its lease obligations.

Alterations to premises. A tenant will generally have the right to make certain improvements, alterations or modifications to the property without our prior written consent and at the tenant’s own expense. Under certain leases, the tenant, at its own expense, may make certain immaterial structural improvements without our prior consent. Certain leases may require the tenant to post a payment and performance bond for any structural alterations that exceed certain specified amounts.

Insurance, taxes, maintenance and repairs. Tenants of properties will be required, under the terms of our leases, to maintain, for our benefit and the tenant’s benefit, insurance that is commercially reasonable given the size, location and nature of the property. All tenants, other than those tenants with a substantial net worth, will generally also be required to obtain “rental value” or “business interruption” insurance to cover losses due to the occurrence of an insured event for a specified period, generally six to 12 months. Additionally, all tenants will be required to maintain liability coverage, including, where applicable, professional liability insurance. In general, no lease will be entered into unless, in the opinion of our Advisor, as approved by the board of directors, the insurance required to be obtained and maintained by the tenant pursuant to the lease adequately insures the property.

Our leases are expected to require that the tenant pay all taxes and assessments, maintenance, repair, utility, and insurance costs applicable to the real estate and permanent improvements. Tenants will be required to maintain such properties in good order and repair. In the event that we provide funding for certain capital expenditures, such funding is generally added to the tenant’s lease basis and results in an increase in the rents due under the lease.

A tenant generally will be required to repair the property as long as the property is still suitable for its intended use in the event that less than a material portion of the property is taken for public or quasi-public use. Our leases will generally provide that, in the event of any condemnation of the property that does not give rise to an option to terminate the lease or in the event of any condemnation which does give rise to an option to terminate the lease and the tenant elects not to terminate, we will remit to the tenant the award from such condemnation and the tenant will be required to repair and restore the property. To the extent that the award exceeds the estimated costs of restoring or repairing the property, the tenant is required to disburse such excess amount to us upon completion of the restoration. The tenant’s rent will generally not be abated.

Events of default. The leases generally are expected to provide that the following events, among others, will constitute a default under the lease: (i) the insolvency or bankruptcy of the tenant, provided that the tenant may have the right, under certain circumstances, to cure such default; (ii) the failure of the tenant to make timely payment of rent or other charges due and payable under the lease, if such failure continues for a specified period of time (generally, five to 30 days); (iii) the failure of the tenant to comply with any of its other obligations under the lease (for example, the discontinuance of operations of the leased property) if such failure continues for a specified period of time (generally, 10 to 45 days) after notice from us of such failure; (iv) in cases where we enter into a development agreement relating to the construction or renovation of a building, a default under the development agreement or the indemnity agreement or the failure to establish the minimum annual rent at the end of the development period; (v) in cases where we have entered into other leases with the same tenant, a default under any such lease or pooling agreement, if any; and (vi) loss of licensure.

Upon default by the tenant, we generally will have the right under the lease and under most state laws to evict the tenant, re-lease the property to others, and hold the tenant responsible for any deficiency in the minimum annual base rent payments. Similarly, if we determine not to re-lease the property, we could sell the property. In the event that a lease requires the tenant to make a security deposit, we will have the right under the lease to apply the security deposit, upon default by the tenant, towards any payments due from the defaulting tenant. In general, the tenant will remain liable for all amounts due under the lease to the extent not paid from a security deposit or by a new tenant.

Managed Properties

In addition to the properties operated by tenants under long-term triple-net leases described above, certain of the properties in our portfolio are currently managed by third-party operators under management contracts. To a lesser extent, when beneficial to our investment structure, certain properties may be leased to wholly-owned tenants that are taxable REIT subsidiaries or that are owned through taxable REIT subsidiaries (referred to as “TRS” entities). Under these structures, we engage third-party managers to conduct day-to-day operations. Our results of operations will include the operating results of the underlying properties as opposed to rental income from operating leases that is recorded for properties leased to third-party tenants.

The following table summarized the properties operated by third-party managers and the related contract terms:

Operator(1)	Number of Properties	Management Contract Term
Kemper Sports Management, Inc.	1	3 years
Century Golf Partners	1	3 years
Omni Hotels Management Corporation	1	5 years
Great Wolf Resorts, Inc.:	2
Wolf Dells Property		10 years
Wolf Sandusky Property		1 year (month to month)
GREP Southeast, LLC Management	1	1 year (month to month)

FOOTNOTE:

(1)	For further detail on the properties operated by these management companies, see “Business—Real Estate Portfolio - Properties.”

Property Held for Development

We own a 399-room waterpark hotel located in Orlando, Florida, on International Drive, within eight miles of Walt Disney World. The property is in its final stages of redevelopment and is scheduled to reopen in the second quarter of 2010. In 2009, we also received a deed in lieu of foreclosure on development land in Granby, Colorado.

Joint Venture Arrangements

We have entered and may continue to enter into joint ventures to purchase and hold properties with various unaffiliated Persons or entities for investment. We have structured each of our joint ventures such that our partners subordinate their returns to our minimum return. This structure may provide us with some protection against the risk of downturns in performance. We anticipate using this structure in some form in the future.

We may also enter into a joint venture with another program formed by our Advisor or its affiliates if a majority of our directors, including a majority of the Independent Directors, not otherwise interested in the transaction determine that the investment in such joint venture is fair and reasonable to us and on substantially the same terms and conditions as those to be received by the co-venturer or co-venturers. We may take more or less than a 50 percent interest in any joint venture, subject to obtaining the requisite approval of the directors. See

“Risk Factors—Real Estate and Other Investment Risks—We may not control our joint ventures” and “Risk Factors—Real Estate and Other Investment Risks—It may also be difficult for us to exit a joint venture after an impasse.”

Under the terms of each joint venture agreement, it is anticipated that each joint venture partner will be jointly and severally liable with us for all debts, obligations, and other liabilities of the joint venture, and we will have the power to bind each other with any actions we take within the scope of the joint venture’s business. In addition, it is expected that our Advisor or its affiliates will be entitled to reimbursement, at cost, for actual expenses incurred by our Advisor or its affiliates on behalf of the joint venture. The joint venture agreement typically will restrict each venturer’s ability to sell, transfer, or assign its joint venture interest without first offering it for sale to its co-venturer, and will provide a customary buy/sell provision that could be triggered by either party typically after a period of time has passed since the inception of the venture. In addition, in any joint venture with another program sponsored by our Advisor or its affiliates, where such arrangements are entered into for the purpose of purchasing and holding properties for investment, in the event that one party desires to sell the property and the other party does not desire to sell, either party will have the right to trigger dissolution of the joint venture by sending notice to the other party. Such notice will establish the price and terms for the sale or purchase of the other party’s interest in the joint venture to the other party. The joint venture agreement will grant the receiving party the right to elect either to purchase the other party’s interest on the terms set forth in the notice or to sell its own interest on such terms.

Under the terms of each joint venture agreement, operating profits and losses generally will be allocated on a pro-rata basis to each co-venturer. Profits from the sale or other disposition of joint venture property generally will be allocated first to any co-venturers with negative capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter on a pro rata basis in proportion to the ownership of each co-venturer. Similarly, losses from the sale or other disposition of joint venture property generally will be allocated first to joint venture partners with positive capital account balances in proportion to such balances until such capital accounts equal zero, and thereafter on a pro rata basis to each co-venturer. Notwithstanding any other provisions in the joint venture agreement, income, gain, loss, and deductions with respect to any contributed property will be shared in a manner which takes into account the variation between the basis of such property and its fair market value at the time of contribution in accordance with Section 704(c) of the Code.

Net cash flow from operations of the joint venture generally will be distributed on a pro-rata basis to each joint venture partner. Any liquidation proceeds, after paying joint venture debts and liabilities and funding reserves for contingent liabilities, generally will be distributed first to the joint venture partners with positive capital account balances in proportion to such balances until such balances equal zero, and thereafter on a pro-rata basis to each joint venture partner. Nevertheless, there may be some transactions in which we get a preferred return so that we receive distributions before the co-venturer receives its distributions; and in some of these situations, the co-venturer might get a larger share of the remaining proceeds. Conversely, there may be some transactions in which the co-venturer gets a preferred return so that it receives distributions before we receive ours; and in some of these situations, we might get a larger share of the remaining proceeds. With respect to our joint venture with Intrawest, Intrawest may receive a greater return than us if the Resort Village Properties perform at certain levels. Our joint venture with DMC also has a similar feature.

For the allocations of joint venture income, gain, loss, and deduction provided in joint venture agreements to be respected for federal income tax purposes, it is expected that any joint venture agreement either (i) (a) will contain a “qualified income offset” provision, (b) will prohibit allocations of loss or deductions to the extent such allocation would cause or increase an “Adjusted Capital Account Deficit,” and (c) will require (1) that capital accounts be maintained for each joint venture partner in a manner which complies with Treasury Regulation Section 1.704-1(b)(2)(iv) and (2) that distributions of proceeds from the liquidation of a partner’s interest in the joint venture (whether or not in connection with the liquidation of the joint venture) be made in accordance with the partner’s positive capital account balance; and/or (ii) otherwise will provide for allocations of income, gain, deduction and loss which are deemed to have economic effect under the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(i). See “Federal Income Tax Considerations—Investment in Joint Ventures.”

Prior to entering into any joint venture arrangement with any unaffiliated co-venturer (or the principals of any unaffiliated co-venturer), we will confirm that such person or entity has met certain requisite financial qualifications.

We may acquire properties from time to time by issuing limited partnership units in an operating partnership to sellers of such properties pursuant to which the seller, as owner, would receive partnership interests convertible at a later date into our common stock. This structure enables a property owner to transfer property without incurring immediate tax liability, and therefore may allow us to acquire properties on more favorable terms than we would otherwise receive.

Intrawest Joint Venture. In December 2004, we acquired an 80.0 percent interest, through unconsolidated entities (the “Intrawest Partnership”), in retail and commercial properties at seven resort villages in the United States and Canada (the “Resort Village Properties”), six of which are located near ski resorts and one of which is located near a golf resort. The Intrawest Partnership paid approximately $111.9 million in initial purchase price for the Resort Village Properties, which were and are encumbered with mortgage loans. As of December 31, 2009, the outstanding principal balance on these loans totaled approximately $77.2 million. Intrawest Corporation (new Intrawest ULC Corporation) and its affiliates collectively (“Intrawest”) owned and operated these properties prior to the transaction. Intrawest continues to hold a 20.0 percent interest and operate the properties under long-term management agreements. The Resort Village Properties consist of approximately 408,000 square feet of leasable retail and commercial space at the following locations with initial estimated federal income tax bases as noted:

•	the Village at Blue Mountain, Ontario ($12.1 million);

•	Whistler Creekside, British Columbia ($21.0 million);

•	the Village at Copper Mountain, Colorado ($18.8 million);

•	the Village at Mammoth Mountain, California ($18.6 million);

•	the Village of Baytowne Wharf (Sandestin), Florida; ($14.5 million)

•	the Village at Snowshoe Mountain, West Virginia ($7.2 million); and

•	the Village at Stratton, Vermont ($7.8 million).

Under the terms of our partnership agreement with Intrawest, we receive a preferred return up to a certain threshold with that preference alternating between the partners at various thresholds thereafter. Although we own an 80.0 percent interest in the property and receive a certain return prior to any payments to Intrawest, Intrawest has equal voting rights on the management board of the property and shares control over certain key decisions with us.

At the closing of the acquisition of the Resort Village Properties, Intrawest entered into new leases for certain commercial space in the Resort Village Properties that is occupied by Intrawest or its affiliates. The new leases are gross leases that have terms of 15 or 20 years, with four five-year renewal options and annual base rents approximating market rates. Additionally, Intrawest provided a full recourse indemnity guaranteeing the payment of contractual rents for all existing leases made to Intrawest or any of its affiliates for the term of each of those leases.

Additionally, the U.S. and Canadian Resort Village Properties are managed by affiliates of Intrawest pursuant to management agreements that provide for an initial operating term expiring on December 31, 2024, with four five-year renewal options, subject to certain termination rights. The managers are paid a fee based upon a percentage of revenues of the respective U.S. and Canadian Resort Village Properties.

Dallas Market Center Venture. Pursuant to a series of three investments between February and May 2005, we contributed approximately $73.7 million in equity to a partnership with the Dallas Market Center providing us with an 80 percent interest (the “DMC Partnership”). The agreed upon value of the properties owned by the DMC Partnership was $250.7 million and the partnership assumed loans with remaining principal balances totaling $158.6 million. The DMC Partnership owns four buildings at the Dallas Market Center (“DMC”), which consists of the World Trade Center, the Dallas Trade Mart, the International Floral and Gift Center (the “IFGC”), Market Hall and surface and garage parking areas (collectively the “DMC Property”). The World Trade Center consists of 15 floors encompassing the Fashion Center Dallas, showrooms and retailers offering gifts and home textiles and 4.8 million leaseable square feet. The Dallas Trade Mart has five floors encompassing gifts, house wares and lighting. Market Hall is a consumer and tradeshow exhibition hall. The IFGC houses permanent showrooms for floral products, holiday decorative products and related accessories. The DMC Partnership entered into a memorandum of understanding and a development agreement to develop an approximate 500,000 square foot expansion, which included a 160,000 square foot lighting center expansion and additional parking at the Trade Mart (the “Trade Mart Expansion”). The Trade Mart Expansion was completed in October 2006. We funded approximately $17.0 million for our share of the project. On August 3, 2009, we contributed cash to the DMC Partnership to exercise our option to purchase the land under the DMC Property, which increased our ownership in the partnership to 81.9%.

The DMC Partnership leases the DMC Property to Dallas Market Center Operating, L.P. and IFDC Operating L.P., both subsidiaries of the existing management company, Market Center Management Company, Ltd. (“MCMC”). Both leases are five-year triple-net leases with five five-year renewals. The leases require the payment of the greater of minimum annual rent of approximately $27.5 million or percentage rent. MCMC, an affiliate of Crow Holdings, operates the Dallas Market Center.

Under the terms of our partnership agreement with DMC, we receive a preferred return up to a certain threshold with that preference alternating between the partners at various thresholds thereafter. Although we own an 80 percent interest in the DMC Property and receive a certain return prior to any payments to DMC, DMC has equal voting rights on the management board of the DMC Property and shares control over certain key decisions with us.

Equity Investments

While we may acquire assets directly by purchasing a fee, leasehold interest or similar interest, this section discusses equity that we have invested or may invest in and the possibility that we may acquire the stock of or other interests in REITs, other real estate operating companies or joint ventures.

REITs or Real Estate Operating Companies. With the approval of a majority of our board of directors (including a majority of our Independent Directors) and subject to our articles of incorporation and bylaws, we may seek to acquire, or seek partnerships or joint ventures with, publicly traded or privately owned entities that own lifestyle properties. These entities may include REITs and other “real estate operating companies,” such as real estate management companies and real estate development companies. We have not yet made any investments in REITs or other real estate operating companies as of the date of this prospectus.

In most cases, we evaluate the feasibility of acquiring these entities using the same criteria we will use in evaluating a particular property. Any entity we acquire would generally be operated as either a wholly owned or controlled subsidiary. The criteria we consider when acquiring a property or an entity can be found in “Selection of Properties.” We may acquire these entities in negotiated transactions or through tender offers. Any acquisition must, however, be consistent with maintaining our qualification to be taxed as a REIT.

Sale of Properties and Loans

During the period of time prior to December 31, 2015, we intend, to the extent consistent with our objective of qualifying and maintaining our status as a REIT, to reinvest any proceeds of the sale of assets that are not required to be distributed to stockholders in order to preserve our REIT status for federal income tax purposes in additional properties, loans or other Permitted Investments. At or prior to December 31, 2015, we intend to provide our stockholders with liquidity of their investment, either in whole or in part, through listing on a national securities exchange (although liquidity cannot be assured thereby), by commencing the orderly sale of our assets, or by merging with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless our stockholders owning a majority of our shares elect to extend the duration of CNL Lifestyle Properties by amendment of our articles of incorporation. If listing occurs, we intend to use any Net Sales Proceeds not required to be distributed to stockholders in order to preserve our status as a REIT to reinvest in additional properties, loan or other Permitted Investments or to repay outstanding indebtedness.

In deciding the precise timing and terms of sales of assets or a merger, our Advisor will consider factors such as national and local market conditions, potential capital appreciation, cash flows, and federal income tax considerations. The terms of certain leases, however, may require us to sell a property at an earlier time if the tenant exercises its option to purchase a property after a specified portion of the lease term has elapsed. We will have no obligation to sell all or any portion of a property at any particular time, except as may be required under property or joint venture purchase options granted to certain tenants, partners or operators. In connection with seeking to provide stockholders with liquidity, we will only engage in a merger that results in the distribution to our stockholders of cash or securities of a publicly traded company. In connection with our sales of assets, we may take purchase money obligations as partial payment of the sales price, and the terms of payment will be affected by custom in the area in which the property is located and by prevailing economic conditions. When a purchase money obligation is accepted in lieu of cash upon the sale of a property, we may continue to have a mortgage on the property and the proceeds of the sale may be realized over a period of years rather than at closing of the sale.

We do not anticipate selling any loans prior to the expiration of the loan term, except in the event that: (i) we own the property (land only) underlying the building improvements which secure a mortgage loan and the sale of the property occurs; (ii) we undertake an orderly sale of our assets; or (iii) we determine that it is in the best interest of our stockholders under certain circumstances We will not sell any assets if such sale would not be consistent with our objective of maintaining our status as a REIT.

Mortgage Loans and Other Loans

Detailed information on our mortgage and other loans is provided in our 2009 annual report on Form 10-K, which is incorporated by reference herein. We have used and may continue to use cash raised through our public offerings to make or acquire real estate related loans. We may provide mortgage loans to operators to enable them to acquire or develop the land or buildings or as part of a larger acquisition or both. The mortgage loans will be collateralized by such property.

Generally, we believe that the terms of these transactions will be substantially the same as those of our property leases. We expect that any mortgage loans would provide for interest payments of fixed base interest. Certain mortgage loans may also provide for accrued interest based on our return expectations at the property. Management expects that the base interest rate charged under the terms of the mortgage loan will generally be comparable to, or slightly lower than, lease rates charged to tenants for properties. The borrower will be responsible for all of the expenses of owning the property, as with our triple-net leases, including expenses for insurance, repairs and maintenance. Management expects the mortgage loans to be amortized over a period of 10 to 20 years (generally, the same term as the initial term of the property leases), with payments of principal and interest due monthly.

We may provide short-term or mezzanine financing to businesses within our targeted asset classes that are experiencing growth opportunities which require additional investment capital. In order to remain competitive, many businesses will seek to expand their capacity and/or engage in development which provides them with the potential to grow their earnings and market share. This type of financing is similar to debt capital that gives the lender the rights to convert to an ownership or equity interest in the company if the loan is not paid back in time and in full. This debt is generally subordinated to debt acquired from senior lenders such as banks and venture capital companies. In the case of short-term or mezzanine loans, we will generally charge a higher rate of interest and try to obtain a mortgage collateralized by real estate. Our mortgage may not have first priority in the event of default. As a mezzanine or short-term lender, we expect that we will generally receive a portion of our return during the duration of the loan, with the balance payable upon maturity. The terms of these short-term or mezzanine loans will usually be less than five years.

We may combine leasing and financing in connection with our involvement with a particular property. For example, we may make a mortgage loan with respect to the building and acquire and lease the underlying land to the borrower. Management believes that the combined leasing and financing structure provides the benefit of allowing us to receive interest on our initial investment in each financed building. At the same time, we retain ownership of the underlying land, which may appreciate in value, thus providing an opportunity for a capital gain on the sale of the land. In such cases in which the borrower is also the tenant under a property lease for the underlying land, if the borrower does not elect to exercise its purchase option to acquire the property under the terms of the lease, then the building and improvements on the property will revert to us at the end of the term of the lease, including any renewal periods. If the borrower does elect to exercise its purchase option as the tenant of the underlying land, then we will generally have the option of selling the property at the greater of fair market value or cost plus a specified percentage.

We will not make or invest in mortgage loans unless an appraisal is obtained concerning the property that secures the mortgage loan. In cases in which the majority of the Independent Directors so determine, and in all cases in which the mortgage loan involves our Advisor, directors, or affiliates, such appraisal must be obtained from an independent expert concerning the underlying property. Such appraisal shall be maintained in our records for at least five years and shall be available for inspection and duplication by any stockholder. In addition to the appraisal, we must obtain a mortgagee’s or owner’s title insurance policy or commitment regarding the priority of the mortgage and condition of the title.

We may also provide other loans to entities in which we own an interest. Such other loans may be collateralized by, among other things, the interests in the entity held by co-venturers.

We believe that the criteria for investing in mortgage loans are substantially the same as those involved in our investments in properties; therefore, we will use the same underwriting criteria as described above in “Selection of Properties” In addition, we will not make or invest in mortgage loans on any one property if the aggregate amount of all mortgage loans outstanding on the property, including our other loans, would exceed an amount equal to 85 percent of the appraised value of the property unless substantial justification exists because of the presence of other underwriting criteria and the loan is approved by our Independent Directors. In no event shall mortgage indebtedness on any property exceed such property’s appraised value. For purposes of this limitation, the aggregate amount of all mortgage loans outstanding on the property, including our other loans, shall include all interest (excluding contingent participation in income and/or appreciation in value of the mortgaged property) and the current payment, which payment may be deferred pursuant to the terms of such loans, to the extent that deferred interest on each loan exceeds 5 percent per annum of the principal balance of the loan.

We will not make or invest in any mortgage loans or other loans that are subordinate to any mortgage, other indebtedness or equity interest of our Advisor, the directors, or our affiliates. We anticipate that we will continue to compete with other REITs, real estate partnerships, mutual funds, institutional investors, specialty finance companies, opportunity funds and other investors, including, but not limited to, banks and insurance companies, many of which have greater financial resources than we do for the purposes of leasing and financing of properties within our targeted asset classes and making loans and Permitted Investments. These competitors often also have a lower cost of capital and are subject to less regulation. This competition impacts our ability to both find real estate investments and tenants. We may also face competition from other funds in which affiliates of our Advisor participate.

Our loan program may be subject to regulation by federal, state and local regulations, laws, and administrative decisions that impose various requirements and restrictions, including among other things, regulating credit granting activities, establishing maximum interest rates and finance charges, requiring disclosures to customers, governing secured transactions, and setting collection, repossession and claims handling procedures and other trade practices. In addition, certain states have enacted legislation requiring the licensing of mortgage bankers or other lenders and these requirements may affect our ability to effectuate our loan program. Commencement of operations in these or other jurisdictions may be dependent upon a finding of our financial responsibility, character and fitness. We may determine not to make loans in any jurisdiction in which we believe we have not complied in all material respects with applicable requirements.

Financings and Borrowings

General. Detailed information on our financings and borrowings is provided in our 2009 annual report on Form 10-K, which is incorporated by reference herein. We have borrowed and intend to continue borrowing funds to acquire properties, make loans and other Permitted Investments and to pay certain related fees. We have borrowed and may continue to borrow money to pay distributions to stockholders, for working capital and for other corporate purposes. We also intend to encumber assets in connection with such borrowings. The aggregate amount of long-term financing is not expected to exceed 50% of our total assets on an annual basis. As of December 31, 2009, we had outstanding debt of $739.0 million, which was 27.7 percent of our total assets.

We have no significant near term debt maturities. We have obtained a revolving line of credit and may obtain additional lines of credit aggregating up to $500 million, which may be increased at the discretion of our board of directors. We may repay the line of credit with offering proceeds, proceeds from the sale of assets, working capital or Permanent Financing. We cannot assure you that additional lines of credit will be obtained. We have obtained Permanent Financing and may obtain additional Permanent Financing in the future.

We believe that borrowings funds in connection with the acquisition of properties benefits us by allowing us to take advantage of favorable interest rates and cost of capital. Specifically, we intend to structure the terms of any financing so that the lease rates for properties acquired and the interest rates for loans made with the loan proceeds will exceed the interest rate payable on the financing. In addition, the use of financing will increase the diversification of our portfolio by allowing us to acquire more assets than would be possible using only the Gross Proceeds from the offering. For information about mortgage loans and other encumbrances on our properties, see “—Real Estate Investment Portfolio, Properties” table above.

We may borrow funds for the purpose of preserving our status as a REIT or for any other authorized corporate purpose. For example, we may borrow to the extent necessary to permit us to make distributions required in order to enable us to continue to qualify as a REIT for federal income tax purposes; however, we will not borrow for the purpose of returning Invested Capital to our stockholders unless necessary to eliminate corporate level tax to us. Our aggregate borrowing, secured and unsecured, will be reasonable in relation to our Net Assets and will be reviewed by the board of directors at least quarterly. In addition, the aggregate amount of Permanent Financing is not expected to exceed 50 percent of our total assets on an annual basis. In accordance with our articles of incorporation, the maximum amount we may borrow is 300 percent of our Net Assets, in the absence of a satisfactory showing that a higher level of borrowing is appropriate. In order to borrow an amount in excess of 300 percent of our Net Assets, a majority of our Independent Directors must approve the borrowing, and the borrowing must be disclosed and explained to our stockholders in our first quarterly report after such approval occurs. Under our articles of incorporation, we may borrow funds from our Advisor or its affiliates.

SELECTED FINANCIAL DATA

The following selected financial data for CNL Lifestyle Properties, Inc. (in thousands except per share data) should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as reported in our 2009 annual report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 25, 2010 and incorporated by reference herein:

	Year Ended December 31,
	2009	2008	2007	2006	2005
Operating Data:
Revenues	$253,271	$210,415	$139,422	$21,887	$227
Operating income (loss)	13,012	57,578	34,661	1,295	(4,984)
Income (loss) from continuing operations(1)	(19,320)	34,240	35,356	19,250	6,583
Discontinued operations(2)	—	2,396	169	135	—
Net income (loss)(1)	(19,320)	36,636	35,525	19,385	6,583
Net income (loss) per share (basic and diluted):
From continuing operations	(0.08)	0.16	0.22	0.31	0.33
From discontinued operations	—	0.01	—	—	—
Weighted average number of shares outstanding (basic and diluted)	235,873	210,192	159,807	62,461	19,796
Distributions declared(3)	154,453	128,358	94,067	33,726	10,096
Distributions declared per share	0.66	0.62	0.60	0.56	0.54
Cash provided by operating activities	62,400	118,782	117,212	45,293	4,616
Cash used in investing activities	141,884	369,193	1,221,387	562,480	199,063
Cash provided by financing activities	53,459	424,641	842,894	721,293	251,542

	Year Ended December 31,
	2009	2008	2007	2006	2005
Balance Sheet Data:
Real estate investment properties, net	$2,021,188	$1,862,502	$1,603,061	$464,892	$20,953
Investments in unconsolidated entities	142,487	158,946	169,350	178,672	212,025
Mortgages and other notes receivable, net	145,640	182,073	116,086	106,356	3,171
Cash	183,575	209,501	35,078	296,163	93,804
Total assets	2,672,128	2,529,735	2,042,210	1,103,699	336,795
Long-term debt obligations	639,488	539,187	355,620	69,996	—
Line of credit	99,483	100,000	—	3,000	4,504
Total liabilities	822,912	707,363	424,896	104,505	12,163
Rescindable common stock	—	—	—	21,688	—
Stockholders’ equity	1,849,216	1,822,372	1,617,314	977,506	324,632

Other Data:
Funds from operations (“FFO”)(1)(4)	120,576	148,853	118,378	40,037	14,170
FFO per share	0.51	0.71	0.74	0.64	0.72
Modified funds from operations (“MFFO”)(4)	141,422	148,853	118,378	40,037	14,170
MFFO per share	0.60	0.71	0.74	0.64	0.72
Properties owned directly at the end of period	107	104	90	42	1
Properties owned through unconsolidated entities at end of the period	8	10	10	10	10
Investments in mortgages and other notes receivable at the end of period	10	11	9	7	1

FOOTNOTES:

(1)	For the year ended December 31, 2009, acquisition fees and miscellaneous acquisition costs of approximately $14.6 million, which were historically capitalized, were expensed as a result of new accounting standards effective January 1, 2009 which has significantly impacted our net income (loss).

(2)	On December 12, 2008, we sold our Talega Golf Course property. In accordance with GAAP, we have reclassified and included the results from the property sold in 2008 as discontinued operations in the consolidated statements of operations for all periods presented.

(3)	Cash distributions are declared by the board of directors and generally are based on various factors, including expected and actual net cash from operations and our general financial condition, among others. Approximately 4.4%, 41.0%, 58.0%, 71.9% and 51.9%, of the distributions received by stockholders were considered to be taxable income and approximately 95.6%, 59.0%, 42.0%, 28.1%, and 48.1% were considered a return of capital for federal income tax purposes for the years ended December 31, 2009, 2008, 2007, 2006, and 2005, respectively. We have not treated such amounts as a return of capital for purposes of calculating the stockholders’ return on their invested capital, as described in our advisory agreement.

(4)	FFO is a non-GAAP financial measure that is widely recognized as a measure of REIT operating performance. We use FFO, which is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income (loss) computed in accordance with GAAP, excluding gains or losses from sales of property, plus depreciation and amortization on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures, as one measure to evaluate our operating performance. In addition to FFO, we use MFFO, which excludes acquisition-related costs and non-recurring charges such as the write-off of in-place lease intangibles, other similar costs associated with lease terminations and fair value adjustments of contingent purchase price obligations in order to further evaluate our ongoing operating performance.

FFO was developed by NAREIT as a relative measure of performance of an equity REIT in order to recognize that income-producing real estate has historically not depreciated on the basis determined under GAAP. We believe that FFO is helpful to investors and our management as a measure of operating performance, because it excludes depreciation and amortization, gains and losses from property dispositions, and extraordinary items, and as a result, when compared year to year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which is not immediately apparent from net income (loss) alone.

We believe MFFO is helpful to our investors and our management as a measure of operating performance because it excludes costs that management considers more reflective of investing activities, such as the payment of acquisition expenses that are directly associated with property acquisition, and other non-operating items historically included in the computation of FFO such as non-recurring charges associated with lease terminations and the write-off of in-place lease intangibles and other deferred charges. Acquisition expenses are paid for with proceeds from our common stock offerings or debt proceeds rather than paid for with cash generated from operations. Costs incurred in connection with acquiring a property are generally added to the contractual lease basis of the property thereby generating future incremental revenue rather than creating a current periodic operating expense and are funded through offering proceeds rather than operations. Similarly, new accounting standards require us to estimate any future contingent purchase consideration at the time of acquisition and subsequently record changes to those estimates or eventual payments in the statement of operations even though the payment is funded by offering proceeds. Previously under GAAP, these amounts would be capitalized, which is consistent with how these incremental payments are added to the contractual lease basis used to calculate rent for the related property and generate future rental income. Therefore, we exclude these amounts in the computation of MFFO. By providing MFFO, we present information that is more consistent with management’s long term view of our core operating activities and is more reflective of a stabilized asset base.

Accordingly, we believe that in order to facilitate a clear understanding of our operating performance between periods and as compared to other equity REITs, FFO and MFFO should be considered in conjunction with our net income (loss) and cash flows as reported in the accompanying consolidated financial statements and notes thereto. Because acquisition fees and costs and adjustments to contingent purchase price obligations were not required to be expensed under GAAP prior to January 1, 2009, MFFO for the prior periods is the same as FFO. FFO and MFFO (i) do not represent cash generated from operating activities determined in accordance with GAAP (which, unlike FFO or MFFO, generally reflects all cash effects of transactions and other events that enter into the determination of net income (loss)), (ii) are not necessarily indicative of cash flow available to fund cash needs and (iii) should not be considered as alternatives to net income (loss) determined in accordance with GAAP as an indication of our operating performance, or to cash flow from operating activities determined in accordance with GAAP as a measure of either liquidity or our ability to make distributions. FFO or MFFO as presented may not be comparable to amounts calculated by other companies.

The following table presents a reconciliation of net income (loss) to FFO and MFFO for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 (in thousands except per share data):

	Year Ended December 31,
	2009	2008	2007	2006	2005
Net income (loss)	$(19,320)	$36,636	$35,525	$19,385	$6,583

Adjustments:
Depreciation and amortization	124,040	98,901	64,883	8,489	17
Gain on sale of real estate investment properties	—	(4,470)	—	—	—
Net effect of FFO adjustment from unconsolidated entities(a)	15,856	17,786	17,970	12,163	7,570

Total funds from operations	$120,576	$148,853	$118,378	$40,037	$14,170

Acquisition fees and costs(b)	14,616	—	—	—	—
Contingent purchase price consideration(c)	3,472	—	—	—	—
Write-off of non-cash deferred charges(d)	2,758	—	—	—	—

Modified funds from operations	$141,422	$148,853	$118,378	$40,037	$14,170

Weighted average number of shares of common stock outstanding (basic and diluted)	235,873	210,192	159,807	62,461	19,796

FFO per share (basic and diluted)	$0.51	$0.71	$0.74	$0.64	$0.72

Modified FFO per share (basic and diluted)	$0.60	$0.71	$0.74	$0.64	$0.72

FOOTNOTES:

(a)	This amount represents our share of the FFO adjustments allowable under the NAREIT definition (primarily depreciation) multiplied by the percentage of income or loss recognized under the hypothetical liquidation at book value (“HLBV”) method.

(b)	Acquisition fees and costs that were directly identifiable with properties acquired were not required to be expensed under GAAP prior to January 1, 2009. Accordingly, no adjustments to funds from operations are necessary for periods prior to 2009.

(c)	In connection with the acquisition of Wet’n’Wild Hawaii, we recorded the fair value of the additional incremental contingent purchase price consideration as a result of the property exceeding certain performance thresholds which entitled the seller to additional contingent purchase consideration above what we initially estimated at the acquisition date. In accordance with GAAP, this amount is required to be expensed even though it is funded by offering proceeds and added to the contractual lease basis used to calculate rent.

(d)	This amount includes non-recurring charges associated with lease terminations such as the write-off of in-place lease intangibles and other deferred charges. Prior to January 1, 2009, there were no lease terminations.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers are listed below:

Name	Age	Position
James M. Seneff, Jr.	63	Director and Chairman of the Board
Robert A. Bourne	63	Director, Vice Chairman of the Board and Treasurer
Bruce Douglas	77	Independent Director
Dennis N. Folken	75	Independent Director
Robert J. Woody	66	Independent Director
R. Byron Carlock, Jr.	47	President and Chief Executive Officer
Charles A. Muller	51	Chief Operating Officer and Executive Vice President
Tammie A. Quinlan	47	Chief Financial Officer and Executive Vice President
Joseph T. Johnson	35	Senior Vice President, Chief Accounting Officer and Secretary
Baxter R. Underwood	32	Senior Vice President and Chief Investment Officer

James M. Seneff, Jr. Chairman of the Board and Director. Mr. Seneff has served as the chairman of our board and as the chairman of our Advisor’s board, and subsequently as a director and the chief executive officer of our Advisor’s managing member, since our inception in 2003. He is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including, as chairman (1988 to present), chief executive officer (1995 to present) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served in similar capacities for a number of CNL Holdings’ affiliates, including: CNL Macquarie Global Growth Trust, a public, unlisted REIT, and its advisor, CNL Macquarie Global Advisors, LLC (December 2008 to present); Macquarie CNL Global Income Trust, Inc. (March 2009 to present), a newly formed corporation that intends to operate as a REIT, and its advisor, Macquarie CNL Global Income Advisors, LLC (December 2008 to present); CNL Hotels & Resorts, Inc., a public, unlisted REIT, and its advisor, CNL Hospitality Corp. (1997 to 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, unlisted REIT, and its advisor, CNL Retirement Corp. (1997 to 2006); CNL Restaurant Properties, Inc., a public, unlisted REIT, and its advisor (1994 to 2005 (became self-advised); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to 2007); CNL Securities Corp., the Managing Dealer of this offering (1979 to present); CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNL Bancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his degree in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisition, ownership and dispositions in a variety of public and private real estate investment vehicles. This experience strengthens the board’s collective knowledge, capabilities and experience. Mr. Seneff is principally responsible for overseeing the formulation of our company’s strategic objectives.

Robert A. Bourne. Vice Chairman of the Board and Treasurer. Mr. Bourne has served as vice chairman of our board and our treasurer since 2003, as vice chairman and treasurer of our advisor from 2003 to 2007 and as a director and the president of our Advisor’s managing member since 2003. He has served as an executive officer of CNL Financial Group, Inc. since 1984, and he also serves or has served as an executive officer for a number of other CNL Holdings, LLC’s affiliates, including: CNL Macquarie Global Growth Trust and its advisor (December 2008 to present); Macquarie CNL Global Income Trust, Inc. (March 20009 to present) and its advisor (December 2008); CNL Hotels & Resorts, Inc. and its advisor (1997 to 2006); CNL Retirement Properties, Inc. and its advisor (1997 to 2006); CNL Restaurant Properties, Inc. (1994 to 2005); National Retail Properties, Inc. (1996 to 2005); CNL Securities Corp. (1979 to present); and CNL Capital Markets Corp. (2000 to present). Mr. Bourne has also served as a director of Trustreet Properties, Inc. (2005 to 2007) and CNLBancshares, Inc.

(1999 to present). Mr. Bourne was a certified public accountant employed by Coopers & Lybrand, Certified Public Accountants, from 1971 through 1978, and attained the position of tax manager in 1975. Mr. Bourne graduated with honors from Florida State University with a degree in Accounting.

Mr. Bourne is primarily responsible for setting the capital markets strategy and broadly overseeing the financial management of our company. His background in capital markets and financial management enhances the board’s collective knowledge, capabilities and experience.

Bruce Douglas. Dr. Douglas has served as one of our Independent Directors since 2004. Dr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation since 2001. Dr. Douglas was the President of Sterling College from 2005 through 2008. Dr. Douglas founded The Douglas Company, a construction and engineering firm, and was chairman and chief executive officer between 1975 and 2001. Dr. Douglas is a member of the Taubman Center Advisory Board of Harvard University and serves on the boards of the Festival of Orchestras, Orlando EDC Governor’s Council, Orlando Museum of Art, Winter Park Public Library and the Rollins College Crummer School Board of Advisors. Dr. Douglas received his BA in Physics from Kalamazoo College in 1954, BS in Civil Engineering from the University of Michigan in 1955, MPA from Harvard University in 1995 and Ph.D. in History at the University of Toledo in 2004.

As a result of these professional and other experiences, Mr. Douglas possesses particular knowledge of real estate development and planning that strengthens the board’s collective knowledge, capabilities and experience.

Dennis N. Folken. Mr. Folken has served as one of our Independent Directors since 2004. He is a retired certified public accountant who worked with several local accounting firms before joining Coopers & Lybrand, Certified Public Accountants, where he served as an office managing partner and group managing partner from 1969 until 1988. From 1989 until his retirement in 1997, Mr. Folken served as a manager of Devex Realty, Inc. & Comreal, Inc., a real estate brokerage firm, and an adviser to Fiduciary Associates, Inc., a trust administration company. He currently serves on the board of the Transylvania Endowment. Mr. Folken received a BA from Rollins College in 1956 and attended the University of Florida Graduate School of Business. He received his certified public accountant designation in 1957.

As a result of these professional and other experiences, Mr. Folken possess particular knowledge of accounting and tax practices that strengthens the board’s collective knowledge, capabilities and experience.

Robert J. Woody. Mr. Woody has served as one of our Independent Directors since 2004. He serves as a partner in Elgin Energy Partners, LLC, the general partner of a private equity limited partnership in Washington, D.C. He also serves as Chairman of Elgin Energy, LLC, an engineering, technology and exploration company located in Colorado. He served as deputy chairman and general counsel for Northstar Financial Services Ltd. (2005 through 2008) and as CEO of Northstar Consulting Group, Inc. (2004 through 2008). Mr. Woody was the executive vice president and general counsel for Northstar Companies, Inc., an international wealth management firm, from 2002 until 2004. Before joining Northstar Companies, Inc., Mr. Woody was a partner at the law firm of Shook, Hardy & Bacon, L.L.P. (1997-2002). Mr. Woody received a Bachelor of Arts in 1966 and a J.D. in 1969 from the University of Kansas and undertook graduate legal study in international law at the University of Exeter, England, in 1972.

As a result of these professional and other experiences, Mr. Woody possesses particular knowledge of business management and government relations that strengthens the board’s collective knowledge, capabilities and experience.

R. Byron Carlock, Jr. Chief Executive Officer and President. Mr. Carlock has served as president (April 2004 to present) and chief executive officer (September 2005 to present) of CNL Lifestyle Properties. He has also served as president of CNL Lifestyle Company, LLC, our Advisor, since April 2004. From March 1998 through June 1998 and since 2000, Mr. Carlock has served as the chairman and CEO of The Carlock Companies LLC, a Dallas-based advisory firm specializing in mergers, acquisitions and recapitalizations. Mr. Carlock, through The Carlock Companies, LLC and its predecessors, has provided consulting services to a number of our Advisor’s affiliates. Prior to 2000, Mr. Carlock served as chief investment officer and executive vice president of Post Corporate Services and as president and chief operating officer of W.B. Johnson Properties, LLC. He was employed by the Trammell Crow Company and then Crow Holdings International in various capacities between 1987 and 1997, ultimately as managing director of capital markets for the last two years of that term. Mr. Carlock received an M.B.A. from the Harvard Business School in 1988 and a B.A. in Accounting from Harding University in Arkansas in 1984. Mr. Carlock is an inactive certified public accountant and a member of the Urban Land Institute and the Real Estate Round Table. He completed additional studies as a Rotary Scholar at the Chinese University of Hong Kong in 1985.

Tammie A. Quinlan. Chief Financial Officer and Executive Vice President. Ms. Quinlan has served as our and our Advisor’s chief financial officer and executive vice president since April 2004. Prior to joining us and our Advisor, Ms. Quinlan served as senior vice president of corporate finance and treasury of CNL Hospitality Corp., the advisor to CNL Hotels & Resorts, Inc., from 1999 to 2004. Before joining CNL Hospitality Corp., Ms. Quinlan was employed by KPMG LLP (1987-1999), most recently as a senior manager, performing services for a variety of clients in the real estate, hospitality and financial services industries. Ms. Quinlan is a certified public accountant. She graduated from the University of Central Florida where she received a B.S. in Accounting and Finance.

Charles A. Muller. Chief Operating Officer and Executive Vice President. Mr. Muller has served as our and our Advisor’s chief operating officer since April 2004, our executive vice president since April 2005 and the executive vice president of our Advisor since February 2005. Mr. Muller served as executive vice president and chief operating officer of CNL Hotels & Resorts, Inc., a public, unlisted REIT, and its advisor from 1997 to 2003. Before joining CNL Hotels & Resorts, Inc., Mr. Muller spent 15 years in hotel and resort sector investment, development and operations working for companies such as AIRCOA Hospitality Services, Inc., PKF Consulting, Wyndham Hotels & Resorts and Tishman Hotel Corporation. Mr. Muller currently serves on the Urban Land Institute, Recreational Development Council. He received a B.A. in Hotel Administration from Cornell University in 1981.

Joseph T. Johnson. Senior Vice President, Chief Accounting Officer and Secretary. Mr. Johnson has served as our senior vice president and chief accounting officer since February 2007 and secretary since January 2010. From July 2005 through February 2007, he was our and our Advisor’s vice president of accounting and financial reporting. Prior to joining us, Mr. Johnson was employed by CNL Hospitality Corp. from 2001 to 2005, most recently as vice president of accounting and financial reporting. Prior to joining CNL Hospitality Corp., Mr. Johnson was employed in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in Accounting in 1997 and a M.S. in Accounting in 1999 from the University of Central Florida.

Baxter R. Underwood. Senior Vice President and Chief Investment Officer. Mr. Underwood has served as our and our Advisor’s Senior Vice President and Chief Investment Officer since September 2008. From September 2005 to September 2008, Mr. Underwood served our Advisor as Vice President of Investments where he oversaw the acquisition and asset management of ski & mountain lifestyle and marina properties, and from February 2004 through September 2005 he served our Advisor as Director of Acquisitions. He originally joined CNL in September 2002 as an analyst for CNL Real Estate Group and subsequently served as a senior analyst for CNL Investment Company until February 2004. Prior to that, Mr. Underwood was employed by Opportunity International, a global microfinance organization, as a consultant consolidating its Latin American operations. Mr. Underwood received a B.A. in 2001 from Stanford University.

Prior Affiliate Litigation. In 2004, stockholders in CNL Hotels & Resorts, Inc. (“CHR”) filed two class action complaints, which were consolidated, in the United States District Court for the Middle District of Florida (the “District Court”) against, among others, CHR, its advisor, CNL Hospitality Corp. (“CHC”), certain affiliates of CHR and CHC, and certain of CHR’s directors and officers, including James M. Seneff, Jr., and Robert A. Bourne. Messrs. Seneff and Bourne are also members of our board of directors. Neither we nor our Advisor or our directors or officers, in their respective capacities with CNL Income Properties, were defendants in the CHR litigation. In the Consolidated CHR Litigation, the plaintiffs sought money damages, rescission of their securities purchases, and various injunctions relating to the proposed merger of CHC into CHR. Plaintiffs alleged violations of Sections 11, 12(a)(2) and 15 of the Securities Act and Section 14(a), including Rule 14a-9 hereunder, and Section 20(a) of the Exchange Act.

On February 6, 2006, the parties to the litigation entered into a memorandum of understanding to settle all claims in the litigation upon the payment of $35.0 million by CHR over a period of three years. On August 2, 2006, the court issued its final order approving the settlement and the determination of legal fees. There was no admission or adjudication of liability with regard to Messrs. Seneff and Bourne in the settlement.

Independent Directors

Under our articles of incorporation, a majority of the board of directors, and also a majority of any committee of the board of directors, must consist of Independent Directors, except for a period of 90 days after the death, removal or resignation of an Independent Director. The Independent Directors shall appoint replacements for vacancies in the Independent Director positions. An Independent Director may not, directly or indirectly (including through a member of his immediate family), be associated with us, our Advisor or any of our affiliates within the last two years of becoming a director and at such time an Independent Director may not own any interest in, be employed by, have any material business or professional relationship with, serve as an officer or director of our Advisor or its affiliates, serve as a director of more than three REITs advised by our Advisor or its affiliates or perform services (other than as an Independent Director) for us.

Committees of the Board of Directors

We have a standing audit committee, the members of which are selected by the board of directors each year. During 2009, the audit committee was comprised of Bruce Douglas, Dennis N. Folken and Robert J. Woody, each of whom has been determined to be “independent” under the listing standards of the New York Stock Exchange referenced above. We operate under a written charter adopted by the board of directors. A copy of the audit committee charter is posted on our website at www.cnllifestylereit.com/n-filings.asp. The audit committee assists the board of directors by providing oversight responsibilities relating to:

•	the integrity of financial reporting;

•	the independence, qualifications and performance of our independent auditors;

•	the systems of internal controls;

•	the performance of our internal audit function; and

•	compliance with management’s audit, accounting and financial reporting policies and procedures.

In addition, the audit committee recommends the independent auditors for appointment by the board of directors and is responsible for the compensation and oversight of our independent auditor and internal auditors. In performing these functions, the audit committee meets periodically with the independent auditors, management and internal auditors (including private sessions) to review the results of their work. During the year ended December 31, 2009, the audit committee met four times with our independent auditors, internal auditors and management to discuss the annual and quarterly financial reports prior to filing them with the Commission. The audit committee has determined that Mr. Folken, the chairman of the audit committee and an Independent Director, is an “audit committee financial expert” under the rules and regulations of the Commission for purposes of Section 407 of the Sarbanes-Oxley Act of 2002.

Currently, we do not have a nominating committee, and therefore, do not have a nominating committee charter. The board of directors is of the view that it is not necessary to have a nominating committee at this time because the board of directors is composed of only five members, including three “Independent Directors” (as defined under the New York Stock Exchange listing standards), and each director is responsible for identifying and recommending qualified board of directors candidates. The board of directors does not have any minimum qualifications with respect to board nominees. However, the board of directors considers many factors with regard to each candidate, including judgment, integrity, diversity, prior experience, the interplay of the candidate’s experience with the experience of other members of the board of directors, the extent to which the candidate would be desirable as a member of the audit committee, and the candidate’s willingness to devote substantial time and effort to board responsibilities.

At such time, if any, as our shares of common stock are listed on a national securities exchange or included for quotation on the National Market System of the NASDAQ Stock Market, we will form a compensation committee, the members of which will be selected by the full board of directors each year. Currently, we do not have a compensation committee.

Compensation of Independent Directors

During the year ended December 31, 2009, each independent director received a $45,000 annual fee for services as well as $2,000 per board meeting attended whether they participated by telephone or in person. Each director serving on the Audit Committee received $2,000 per Audit Committee meeting attended whether they participated by telephone or in person. The Audit Committee Chair received an annual retainer of $10,000 in addition to Audit Committee meeting fees and fees for meeting with the independent accountants as a representative of the Audit Committee. Independent directors are also paid $1,000 per day for their participation in certain meetings and other company-related business outside of normally scheduled board meetings. No additional compensation is paid for attending the annual meeting.

The following table sets forth the compensation paid to our directors during the year ended 2009 for their service on the board and audit committee (where applicable).

Name	Fees Earned or Paid in Cash	Total
James M. Seneff, Jr.	None	None
Robert A. Bourne	None	None
Bruce Douglas	$70,750	$70,750
Dennis N. Folken	$103,500	$103,500
Robert A. Woody	$71,250	$71,250

Management Compensation

For a description of the types, recipients, methods of computation, and estimated amounts of all compensation, fees, and reimbursements we pay directly or indirectly to our Advisor, Managing Dealer, and their affiliates, see “Management Compensation.”

SECURITY OWNERSHIP

The following table sets forth, as of March 31, 2010, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of the named officers and directors is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares
James M. Seneff, Jr.	50,046	(1)		(2)
Robert A. Bourne	—		—
Bruce Douglas	10,206			(2)
Dennis N. Folken	8,198			(2)
Robert J. Woody	—		—
R. Byron Carlock, Jr.	3,333			(2)
Tammie A. Quinlan	2,566			(2)
Charles A. Muller	2,500			(2)
Joseph T. Johnson	—		—
Baxter R. Underwood	—		—

All directors and executive officers as a group (10 persons)	76,849			(2)

FOOTNOTES:

(1)	This number represents shares attributed to Mr. Seneff as a result of his control of our Advisor and CNL Financial Group, Inc. Our Advisor is a wholly owned subsidiary of CNL Financial Group, Inc. Mr. Seneff beneficially owns part of our Advisor through his ownership of CNL Financial Group, Inc.

(2)	This number represents less than one percent of all shares beneficially owned.

THE ADVISOR AND THE ADVISORY AGREEMENT

Our Advisor

Our Advisor, CNL Lifestyle Company, LLC, is a Florida limited liability company that provides us with management, advisory and administrative services and has a fiduciary responsibility to us and to our stockholders. It was originally organized in July 2003 as CNL Income Corp., a Florida corporation. We are party to an Advisory Agreement with our Advisor, which Advisory Agreement has a one-year term that is subject to extension.

The executive officers and directors of our Advisor are as follows:

Name	Age	Position
R. Byron Carlock, Jr.	47	President and Chief Executive Officer
Tammie A. Quinlan	47	Chief Financial Officer and Executive Vice President
Charles A. Muller	51	Chief Operating Officer and Executive Vice President
Joseph T. Johnson	35	Senior Vice President and Chief Accounting Officer
Baxter R. Underwood	32	Senior Vice President and Chief Investment Officer

Messrs. Seneff and Bourne are directors and officers the managing member of our Advisor. The backgrounds of the individuals listed above are described under “Management — Directors and Executive Officers.”

Our Advisor currently owns 20,000 shares of our common stock. Our Advisor may not sell this stock while the Advisory Agreement is in effect; however, our Advisor may transfer this stock to its affiliates. None of our Advisor, any director, or any affiliate may vote or consent on matters submitted to the stockholders regarding removal of our Advisor, directors or any of their affiliates, or any transaction between us and any of them. In determining the requisite percentage interest of shares of common stock necessary to approve a matter on which our Advisor, directors, and any affiliate may not vote or consent, any shares of common stock owned by any of them will not be included.

The Advisory Agreement

Under the terms of the Advisory Agreement, our Advisor has responsibility for our day-to-day operations, administers our bookkeeping and accounting functions, serves as our consultant in connection with policy decisions to be made by the board of directors, manages our properties, loans and other Permitted Investments and renders other services as the board of directors deems appropriate. Our Advisor is subject to the supervision of our board of directors and has only such functions as are delegated to it.

We will reimburse our Advisor for all of the costs it incurs in connection with the services it provides to us, including, but not limited to:

•

Organizational and Offering Expenses, which are defined to include expenses attributable to preparing the documents relating to this offering, our formation and organization, qualification of our shares for sale in the states, escrow arrangements, filing fees and expenses attributable to selling our shares;

•	expenses of managing and operating our properties whether payable to an affiliate or an unaffiliated Person;

•	audit, accounting and legal fees;

•	the actual cost of goods and materials we use and obtain from entities not affiliated with our Advisor, including brokerage fees paid in connection with the purchase and sale of securities;

•

administrative services (including personnel costs; provided, however, that no reimbursement shall be made for costs of personnel to the extent that such personnel perform services in transactions for which our Advisor receives a separate fee, at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated Persons providing similar goods and services in the same geographic location);

•

Acquisition Expenses, which are defined to include expenses related to the selection and acquisition of investments, for goods and services provided by our Advisor in connection with the selection and acquisition of investments at the lesser of actual cost or 90% of the competitive rate charged by unaffiliated Persons providing similar goods and services in the same geographic location; and

•	expenses related to negotiating and servicing loans and other Permitted Investments.

We will not reimburse our Advisor at the end of any fiscal quarter for Operating Expenses that, in any expense year, exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “2%/25% Guidelines”) for such year. Within 60 days after the end of any of our fiscal quarters for which total Operating Expenses for the Expense Year exceed the 2%/25% Guidelines, our Advisor shall reimburse us the amount by which the total Operating Expenses paid or incurred by us exceed the 2%/25% Guidelines.

We will not reimburse our Advisor or its affiliates for services for which our Advisor or its affiliates are entitled to compensation in the form of a separate fee. Pursuant to the Advisory Agreement, our Advisor is entitled to receive fees and reimbursements as listed under “Management Compensation.” The Subordinated Incentive Fee payable to our Advisor under certain circumstances if listing occurs may be paid, at our option, in cash, in shares, by delivery of a promissory note payable to our Advisor, or by any combination thereof. The Subordinated Incentive Fee is an amount equal to 10% of the amount by which (i) our market value, measured by taking the average closing price or average of bid and asked prices, as the case may be, over a period of 30 days during which our shares are traded, with such period beginning 180 days after listing (the “Market Value”), plus the total distributions paid to stockholders from our inception until the date of listing, exceeds (ii) the sum of (A) 100% of Invested Capital and (B) the total distributions required to be paid to the stockholders in order to pay the Stockholders’ 8% Return from inception through the date the Market Value is determined. The Subordinated Incentive Fee will be reduced by the amount of any prior payment to our Advisor of a deferred subordinated share of Net Sales Proceeds from the sales of our assets. In the event the Subordinated Incentive Fee is paid to our Advisor following listing, no Performance Fee (defined as the fee payable under certain circumstances if certain performance standards are met, such circumstances and standards being described below) will be paid to our Advisor under the Advisory Agreement nor will any additional share of Net Sales Proceeds be paid to our Advisor.

The total of all Acquisition Fees and any Acquisition Expenses shall be reasonable and shall not exceed an amount equal to 6% of the Real Estate Asset Value of a property, or in the case of a loan or other Permitted Investment, 6% of the funds advanced, unless a majority of the board of directors, including a majority of the Independent Directors not otherwise interested in the transaction, approves fees in excess of this limit subject to a determination that the transaction is commercially competitive, fair and reasonable to us.

If our Advisor or an affiliate of CNL Holdings, Inc. performs services that are outside of the scope of the Advisory Agreement, compensation will be at such rates and in such amounts as are agreed to by our Advisor and our Independent Directors.

Further, if listing occurs, we automatically will become a perpetual life entity. Prior to, or in conjunction with, listing we anticipate merging with our Advisor and becoming self-advised. Management anticipates that any transaction by which we would become self-advised would be submitted to our stockholders for approval.

In the event that we do not become self-advised, we will negotiate in good faith with our Advisor a fee structure appropriate for an entity with a perpetual life, subject to approval by a majority of the Independent Directors. In negotiating a new fee structure, the Independent Directors will consider all of the factors they deem relevant. These are expected to include, but will not necessarily be limited to:

•	the amount of the advisory fee in relation to the asset value, composition, and profitability of our portfolio;

•	the success of our Advisor in generating opportunities that meet our investment objectives;

•	the rates charged to other REITs and to investors other than REITs by advisors that perform the same or similar services;

•

additional revenues realized by our Advisor and its affiliates through their relationship with us, including loan administration, underwriting or broker commissions, servicing, engineering, inspection and other fees, whether paid by us or by others with whom we do business;

•	the quality and extent of service and advice furnished by our Advisor;

•	the performance of our investment portfolio, including income, conservation or appreciation of capital, and number and frequency of problem investments; and

•	the quality of our property, loan and other Permitted Investments portfolio in relationship to the investments generated by our Advisor for its own account.

The board of directors, including a majority of the Independent Directors, may not approve a new fee structure that, in its judgment, is more favorable to our Advisor than the current fee structure.

The Independent Directors are responsible for reviewing our fees and expenses at least annually or with sufficient frequency to determine that our total fees and expenses are reasonable in light of our investment performance, Net Assets, Net Income, and the fees and expenses of other comparable unaffiliated REITs. For purposes of this determination, Net Assets are our total assets (other than intangibles), calculated at cost before deducting depreciation or other non-cash reserves, less total liabilities, and computed at least quarterly on a basis consistently applied. Such determination will be reflected in the minutes of the meetings of the board of directors. In addition, a majority of the Independent Directors must approve each transaction with our Advisor or its affiliates. The board of directors also is responsible for reviewing and evaluating the performance of our Advisor before entering into or renewing an Advisory Agreement. The Independent Directors shall determine from time to time and at least annually that compensation to be paid to our Advisor is reasonable in relation to the nature and quality of services to be performed and shall supervise the performance of our Advisor and the compensation we pay to it to determine that the provisions of the Advisory Agreement are being carried out. Specifically, the Independent Directors will consider factors such as the amount of the fees paid to our Advisor in relation to the size, composition and performance of our investments, the success of our Advisor in generating appropriate investment opportunities, rates charged to other comparable REITs and other investors by entities performing similar services, additional revenues realized by our Advisor and its affiliates through their relationship with us, whether paid by us or by others with whom we do business, the quality and extent of service and advice furnished by our Advisor, the performance of our investment portfolio and the quality of our portfolio relative to the investments generated by our Advisor for its own account. Such review and evaluation will be reflected in the minutes of the meetings of the board of directors.

Many REITs that are listed on a national securities exchange are self-administered, which means that they employ persons or agents to perform all significant management functions. The costs to perform these management functions are “internalized” rather than external and no third-party fees, such as advisory and acquisition fees, are paid by the REIT. We will consider becoming a self-administered REIT if our board of directors determines that internalizing the management functions performed by our Advisor is in the best interests of our stockholders. If our board should make this determination in the future and propose to our Advisor such a transaction, we would anticipate that our Advisor would engage an independent investment banking firm to advise it as to the value of our Advisor.

Upon the receipt of any proposal from our Advisor, we would expect to make a formal presentation to our board of directors, which would consider whether to continue a process of discussion with our Advisor. If our board of directors determined to move forward, it would then form a special committee comprised entirely of Independent Directors to consider a possible business combination with our Advisor. In such case, the board would, subject to applicable law, delegate all of its decision-making power and authority to the special committee with respect to these matters. The special committee would be authorized to, and would be expected to, retain its own financial advisors and legal counsel to, among other things, negotiate with representatives of our Advisor regarding a possible business combination. In addition, any business combination with our Advisor would be contingent upon the receipt by the special committee of an opinion from an independent financial advisor or investment banking firm that the consideration to be paid to the stockholders of our Advisor in connection with the transaction was fair to our stockholders from a financial point of view, and the approval of the proposed transaction at a duly convened meeting of our stockholders at which a quorum of the holders of a majority of the outstanding shares of our common stock is present; provided however, that, for these purposes, any shares held by our Advisor or any of its affiliates will be counted only for purposes of determining the presence of quorum and not for determining the number of votes necessary to approve the acquisition.

We anticipate that any consideration we may offer in connection with a business combination with our Advisor will be payable solely in shares of our common stock. Unless and until definitive documentation is executed, we will not be obligated to complete a business combination with our Advisor.

The Advisory Agreement, which we entered into with the unanimous approval of our board of directors, including our Independent Directors, expires one year from the date of its execution, subject to successive one-year renewals upon mutual consent of the parties. In the event that a new advisor is retained, the previous advisor will cooperate with us and the directors in effecting an orderly transition of the advisory functions. Our board of directors (including a majority of the Independent Directors) shall approve a successor advisor only upon a determination that the new advisor possesses sufficient qualifications to perform our advisory functions and that the compensation to be received by the new advisor pursuant to the new advisory agreement is justified.

The Advisory Agreement may be terminated without cause or penalty by either party or by the mutual consent of the parties (by a majority of our Independent Directors or a majority of our Advisor’s directors, as the case may be) upon 60 days’ prior written notice. At that time, our Advisor shall be entitled to receive the Performance Fee if performance standards have been achieved in a manner satisfactory to a majority of our board of directors, including a majority of the Independent Directors, when compared to:

•	the performance of our Advisor in comparison with its performance for other entities, and

•	the performance of other advisors for similar entities. If listing has not occurred, the Performance Fee, if any, shall equal 10% of the amount, if any, by which:

•

the appraised value of our assets on the termination date, less the amount of all indebtedness collateralized by our assets, plus the total distributions made to stockholders from our inception through the termination date, exceeds

•	Invested Capital plus an amount equal to the Stockholders’ 8% Return from inception through the termination date.

Our Advisor is entitled to receive all accrued but unpaid compensation and expense reimbursements in cash within 30 days of the termination date. All other amounts payable to our Advisor in the event of a termination will be evidenced by a promissory note and payable from time to time. The Performance Fee will be paid in 12 equal quarterly installments without interest on the unpaid balance, provided, however, that no payment will be made in any quarter in which such payment would jeopardize our REIT status, in which case any such payment or payments will be delayed until the next quarter in which payment would not jeopardize our REIT status. Notwithstanding the preceding sentence, any amounts which may be deemed payable at the date the obligation to pay the Performance Fee is incurred which relate to the appreciation of our assets shall be an amount which provides compensation to the terminated advisor only for that portion of the holding period for the respective assets during which such terminated advisor provided services to us. If listing occurs, the Performance Fee, if any, then payable will be as negotiated between us and our Advisor. Our Advisor shall not be entitled to payment of the Performance Fee in the event the Advisory Agreement is terminated because we fail to establish a fee structure appropriate for a perpetual-life entity at such time, if any, as our shares become listed. The Performance Fee, to the extent payable at the time of listing, will not be paid in the event that the Subordinated Incentive Fee is paid.

Our Advisor has the right to assign the Advisory Agreement to an affiliate subject to approval by our Independent Directors. We have the right to assign the Advisory Agreement to any successor to all of our assets, rights, and obligations.

Our Advisor will not be liable to us or our stockholders or others, except by reason of acts constituting bad faith, fraud, misconduct, or negligence, and will not be responsible for any action of the board of directors in following or declining to follow any advice or recommendation given by our Advisor. We have agreed to indemnify our Advisor with respect to acts or omissions of our Advisor undertaken in good faith, in accordance with the foregoing standards and pursuant to the authority set forth in the Advisory Agreement. Any indemnification made to our Advisor may be made only out of our Net Assets and not from our stockholders.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of our directors and officers hold similar positions with both, our Advisor, CNL Lifestyle Company, LLC, and CNL Securities Corp., the Managing Dealer for our public offerings. Our chairman of the board indirectly owns a controlling interest in CNL Financial Group, Inc., the parent company of the Advisor and Managing Dealer. The Advisor and Managing Dealer receive fees and compensation in connection with our stock offerings and the acquisition, management and sale of our assets.

For the years ended December 31, 2009, 2008 and 2007, we incurred the following fees (in thousands):

	Year Ended December 31,
	2009	2008	2007
Selling commissions	$15,484	$21,899	$49,921
Marketing support fee & due diligence expense reimbursements	6,654	9,392	21,418

Total	$22,138	$31,291	$71,339

The Managing Dealer is entitled to selling commissions of up to 7.0% of gross offering proceeds and marketing support fees of 3.0% of gross offering proceeds in connection with our offerings, as well as actual expenses of up to 0.10% of proceeds in connection with due diligence. A substantial portion of the selling commissions and marketing support fees and all of the due diligence expenses are reallowed to third-party participating broker dealers.

For the years ended December 31, 2009, 2008 and 2007, our Advisor earned fees and incurred reimbursable expenses as follows (in thousands):

	Year Ended December 31,
	2009	2008	2007
Acquisition fees:(1)
Acquisition fees from offering proceeds	$6,512	$10,239	$22,652
Acquisition fees from debt proceeds	2,614	5,506	8,567

Total	9,126	15,745	31,219

Asset management fees:(2)	25,075	21,937	14,804

Reimbursable expenses:(3)
Offering costs	3,618	5,587	6,371
Acquisition costs	114	1,732	1,237
Operating expenses	9,616	4,235	2,488

Total	13,348	11,554	10,096

Total fees earned and reimbursable expenses	$47,549	$49,236	$56,119

FOOTNOTES:

(1)	Acquisition fees are paid for services in connection with the selection, purchase, development or construction of real property, generally equal to 3.0% of gross offering proceeds, and 3.0% of loan proceeds for services in connection with the incurrence of debt.

(2)	Asset management fees are equal to 0.08334% per month of our Real Estate Asset Value, and the outstanding principal amount of any mortgage loan as of the end of the preceding month.

(3)

Our Advisor and its affiliates are entitled to reimbursement of certain expenses incurred on our behalf in connection with our organization, offering, acquisitions, and operating activities. Pursuant to the Advisory Agreement, we will not reimburse our Advisor any amount by which total operating expenses paid or incurred by us exceed the greater of 2% of Average Invested Assets or 25% of Net Income (the “Expense Cap”) in any expense year, as defined in the Advisory Agreement. For the Expense Years ended December 31, 2009, 2008 and 2007, operating expenses did not exceed the Expense Cap.

Amounts due to our Advisor and its affiliates for fees and expenses described above are as follows (in thousands):

	Year Ended December 31,
	2009	2008
Due to the Advisor and its affiliates:
Offering expenses	$256	$657
Asset management fees	2,212	1,930
Operating expenses	1,305	479
Acquisition fees and expenses	119	664

Total	$3,892	$3,730

Due to Managing Dealer:
Selling commissions	$243	$99
Marketing support fees and due diligence expense reimbursements	104	46

Total	$347	$145

Total due to affiliates	$4,239	$3,875

SUMMARY OF REINVESTMENT PLAN

We have adopted a reinvestment plan pursuant to which stockholders may elect to have the full amount of their cash distributions reinvested in additional shares. The following discussion summarizes the principal terms of our reinvestment plan, a copy of which is attached hereto as Appendix A.

An independent agent, referred to as the “reinvestment agent,” which currently is Boston Financial Data Services, Inc., will act on behalf of the participants in the reinvestment plan. The reinvestment agent will invest all distributions attributable to shares owned by participants in our shares at either:

•	the per share offering price for reinvestment plan shares under our current best efforts offering,

•

$9.50 per share if there is no current best efforts offering, unless adjusted by our board of directors, which price shall in no event be less than 95% of the fair market value as determined by our board of directors at such time, or

•

the market price following the listing of our shares on a national stock exchange or over-the-counter market or the inclusion of our shares for quotation on the NASDAQ National Market System, which we refer to as listing or listed.

All shares available for purchase under the reinvestment plan either are registered pursuant to this prospectus or will be registered under the Securities Act of 1933, as amended (the “Securities Act”), through a separate prospectus relating solely to the reinvestment plan. Until this offering has terminated, shares will be available for purchase out of the additional 30 million shares registered with the Commission in connection with this offering. Prior to the conclusion of this offering, if the 30 million shares initially designated for the reinvestment plan have been purchased by the reinvestment agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of our shares initially designated for this offering to the reinvestment plan. Similarly, prior to the conclusion of this offering, if any of the 30 million shares initially designated for the reinvestment plan remain unsold after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of such shares in this offering. Our Sponsor, Advisor, directors and affiliates are prohibited from receiving a fee in connection with our redemption of shares.

After the offering has terminated, shares will be available from any additional shares which we elect to register with the Commission for the reinvestment plan. The reinvestment plan may be amended or supplemented by an agreement between the reinvestment agent and us at any time, including, but not limited to, an amendment to the reinvestment plan to add a voluntary cash contribution feature or to substitute a new reinvestment agent to act as agent for the participants or to increase the administrative charge payable to the reinvestment agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each participant at his or her last address of record; provided, that any such amendment must be approved by a majority of our Independent Directors and by any necessary regulatory authorities. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants from whom we receive written notice of termination prior to the effective date thereof.

Our reinvestment agent will use the aggregate amount of distributions to all participants for each fiscal quarter to purchase shares (including fractional shares) for the participants. If the aggregate amount of distributions to participants exceeds the amount necessary to purchase all shares then available for purchase, the reinvestment agent will purchase all available shares and will return all remaining distributions to the participants within 30 days after the date such distributions are made. Any distributions not so invested will be returned to participants.

For each participant, the reinvestment agent will maintain a record which shall reflect for each fiscal quarter the distributions received by the reinvestment agent on behalf of such participant. The purchased shares will be allocated among the participants based on the portion of the aggregate distributions received by the reinvestment agent on behalf of each participant. The allocation of shares among participants may result in the ownership of fractional shares, computed to three decimal places. The ownership of our shares purchased pursuant to the reinvestment plan shall be reflected on our books.

We will be responsible for all administrative charges and expenses charged by the reinvestment agent. Any interest earned on such distributions will be paid to us to defray certain costs relating to the reinvestment plan.

Subject to the provisions of our articles of incorporation relating to certain restrictions on and the effective dates of transfer, shares acquired pursuant to the reinvestment plan will entitle the participant to the same rights and to be treated in the same manner as those purchased by the participants in the offering. In the event the proceeds from the sale of shares are used to acquire properties or to invest in loans or other Permitted Investments, we will pay Acquisition Fees of 3.0% of the purchase price of our shares sold pursuant to the reinvestment plan. We may also pay approximately 0.73%, 0.10% and 1.00% to affiliates as reimbursement for organizational and offering expenses, due diligence expenses and Acquisition Expenses, respectively. Our Managing Dealer will pay all of the 0.10% for due diligence expenses to participating broker dealers in our offering. As a result, aggregate fees and expenses payable to our affiliates will total approximately 4.83% of the proceeds of reinvested distributions.

During each quarter but in no event later than 30 days after the end of each fiscal quarter, the reinvestment agent will mail to each participant a statement of account describing, as to such participant, the distributions received during the quarter, the number of shares purchased during the quarter, the per share purchase price for such shares and the total administrative charge, if any, paid by us on behalf of each participant. Tax information for income earned on shares under the reinvestment plan will be sent to each participant by us or by the reinvestment agent at least annually.

Stockholders who purchase shares in this offering may become participants in the reinvestment plan by making a written election to participate on their subscription agreements at the time they subscribe for shares or completing an authorization form or such other similar form as applicable. Participation in the reinvestment plan will commence with the next distribution made after receipt of the participant’s notice, and for all fiscal quarters thereafter, provided such notice is received more than thirty days prior to the last day of the fiscal quarter, as the case may be. Participants will be able to terminate their participation in the reinvestment plan at any time without penalty by delivering written notice to us at least thirty days before the end of a fiscal quarter to which such distribution relates.

Stockholders subject to federal taxation who elect to participate in the reinvestment plan will incur a tax liability for distributions allocated to them even though they have elected not to receive their distributions in cash but rather to have their distributions withheld and reinvested pursuant to such plan. Specifically, stockholders will be treated as if they have received the distribution from us and then applied such distribution to purchase shares in the reinvestment plan. In addition, to the extent that a stockholder purchases shares in the reinvestment plan at a discount to their fair market value, the stockholder participants in our reinvestment plan will be treated as having received a distribution of $10.00 for each $9.50 reinvested by them under our reinvestment plan. A stockholder designating a distribution for reinvestment will be taxed on the amount of such distribution as ordinary income to the extent such distribution is from current or accumulated earnings and profits, unless we have designated all or a portion of the distribution as a capital gain dividend. In such case, such designated portion of the distribution will be taxed as long-term capital gain. For additional discussion of the tax treatment of distributions, see “Federal Income Tax Considerations – Distributions Generally.” Any stockholder that is eligible for a volume discount or any other reduction in selling commissions or other fees, as set forth elsewhere in this prospectus, should consult with its own tax advisor before electing to participate in the reinvestment plan.

A participant who chooses to terminate participation in the reinvestment plan must terminate his or her entire participation in the reinvestment plan and will not be allowed to terminate in part. If a participant terminates his or her participation, the reinvestment agent will send him or her a check in payment for the amount of any distributions in the participant’s account that have not been reinvested in shares, and our record books will be revised to reflect the ownership records of his or her full and fractional shares. There are no fees associated with a participant’s terminating his or her interest in the reinvestment plan. A participant in the reinvestment plan who terminates his or her interest in the reinvestment plan will be allowed to participate in the reinvestment plan again upon receipt of the then current version of this prospectus or a separate current prospectus relating solely to the reinvestment plan by notifying the reinvestment agent and completing any required forms.

Our board of directors reserves the right to prohibit Plans from participating in the reinvestment plan if such participation would cause our underlying assets to constitute “plan assets” of Plans. See “Plan of Distribution—ERISA Considerations.

We reserve the right to renew, extend, or amend any aspect of the reinvestment plan without the consent of stockholders, provided that notice of the amendment is sent to participants at least 15 days prior to the effective date thereof. Such amendment or supplement shall be deemed conclusively accepted by each participant except those participants who notify us in writing prior to the effective date of the distribution. We also reserve the right to terminate the reinvestment plan for any reason, at any time, by 15 days prior written notice to all participants.

SUMMARY OF REDEMPTION PLAN

Our redemption plan is designed to provide eligible stockholders with limited interim liquidity by enabling them to sell shares back to us prior to any listing of our shares. The Company is prohibited from paying a fee to our Sponsor, Advisor, directors or affiliates in connection with the redemption of our shares. Subject to certain restrictions discussed below, we may redeem shares.

Subject to certain restrictions discussed below, we may redeem shares computed to three decimal places at the following prices:

•	92.5% of the purchase price per share for stockholders who have owned those shares for at least one year;

•	95.0% of the purchase price per share for stockholders who have owned those shares for at least two years;

•	97.5% of the purchase price per share for stockholders who have owned those shares for at least three years; and

•	for stockholders who have owned those shares for at least four years, a price determined by our board of directors but in no event less than 100% of the purchase price per share.

During the period of any public offering, the repurchase price will not exceed the current public offering price of the shares. If there is no current offering, the redemption price will not exceed the estimated fair market value of the shares as determined by the discretion of management. Redemption of shares issued pursuant to our reinvestment plan or shares purchased subject to certain discounts (as described under “Plan of Distribution”) will be priced based upon the purchase price from which shares are being reinvested as described in the plan. In addition, we have the right to waive the above holding periods and redemption prices in the event of the death, qualifying disability, bankruptcy or unforeseeable emergency of a stockholder as defined under the plan. Redemption of shares issued pursuant to our dividend reinvestment plan will be priced based upon the purchase price from which shares are being reinvested.

Any stockholder who has held shares for not less than one year (other than our Advisor) may present for our consideration, all or any portion of his or her shares for redemption at any time. Commitments to redeem shares will be made at the end of each quarter and will be communicated to each stockholder who has submitted a redemption request in writing. A stockholder may present fewer than all of his or her shares to us for redemption, provided that:

(i)	the minimum number of shares which must be presented for redemption shall be at least 25% of his or her shares, and

(ii)	if such stockholder retains any shares, he or she must retain at least $5,000 worth of shares based on the current offering price or, subsequent to the termination of the offering period for the Company’s common stock, the then fair market value of the Company’s common stock as determined and announced from time to time by the Company.

At such time, we may, at our sole option, choose to redeem such shares presented for redemption for cash to the extent we have sufficient funds available. There is no assurance that there will be sufficient funds available for redemption or that we will exercise our discretion to redeem such shares and, accordingly, a stockholder’s shares may not be redeemed. Factors that we will consider in making our determinations to redeem shares include:

•	whether such redemption impairs our capital or operations;

•	whether an emergency makes such redemption not reasonably practical;

•	whether any governmental or regulatory agency with jurisdiction over us demands such action for the protection of our stockholders;

•	whether such redemption would be unlawful; and

•	whether such redemption, when considered with all other redemptions, sales, assignments, transfers and exchanges of our shares, could prevent us from qualifying as a REIT for tax purposes.

We are not obligated to redeem shares under the plan. If we determine to redeem shares, at no time during a 12-month period may the number of shares we redeem exceed 5% of the weighted average number of shares of our outstanding common stock at the beginning of such 12-month period. To date we have not exceeded this limit, and we do not anticipate that we will reach the maximum number of shares redeemable under our redemption plan in the next twelve months. As of December 31, 2009, the maximum number of shares that might yet have been purchased under our redemption plan was approximately 2.5 million shares. The aggregate amount of funds under the plan will be determined on a quarterly basis in the sole discretion of the board of directors, and may be less than but is not expected to exceed the aggregate proceeds from our reinvestment plan. To the extent the aggregate proceeds received from the reinvestment plan are not sufficient to fund redemption requests pursuant to the 5% limitation described above, our board of directors may, in its sole discretion, choose to use other sources of funds to redeem shares. There is no guarantee that any funds will be set aside under the reinvestment plan or otherwise made available for the plan during any period during which redemptions may be requested. No redemptions will be made on a dividend or other distribution date.

Our board of directors has determined that we will redeem shares pursuant to the redemption plan in an amount totaling $7.5 million per calendar quarter beginning in the second quarter of 2010. Our board of directors will continue to evaluate and determine the amount of shares to be redeemed based on what it believes to be in our best interests and the best interests of our stockholders, as the redemption of shares dilutes the amount of cash available to make acquisitions.

In the event there are insufficient funds to redeem all of the shares for which redemption requests have been submitted, and we have determined to redeem shares, we will redeem pending requests at the end of each quarter in the following order:

(i)	pro rata as to redemptions sought upon a stockholder’s death;

(ii)	pro rata as to redemptions sought by stockholders with a qualifying disability;

(iii)	pro rata as to redemptions sought by stockholders subject to bankruptcy;

(iv)	pro rata as to redemptions sought by stockholders in the event of an unforeseeable emergency;

(v)	pro rata as to stockholders subject to mandatory distribution requirements under an individual retirement arrangement (an “IRA”);

(vi)	pro rata as to redemptions that would result in a stockholder owning less than 100 shares; and

(vii)	pro rata as to all other redemption requests.

For a disability to be considered a “Qualifying Disability” for the purposes of the redemption plan, the stockholder: (a) must receive a determination of disability based upon a physical or mental impairment arising after the date the stockholder acquired the shares to be redeemed that can be expected to result in death or to last for a continuous period of not less than twelve months; and (b) the determination of disability must have been made by the governmental agency, if any, responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive. Such governmental agencies are limited to the following: (1) if the stockholder is eligible to receive Social Security disability benefits, the Social Security Administration; (2) if the stockholder is not eligible for Social Security disability benefits but could be eligible to receive disability benefits under the Civil Service Retirement System (the “CSRS”), the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time; or (3) if the stockholder is not eligible for Social Security disability benefits but could be eligible to receive military disability benefits, the Veteran’s Administration or the agency charged with the responsibility for administering military disability benefits at that time.

With respect to redemptions sought upon a stockholder’s bankruptcy, “Bankruptcy” shall mean a bankruptcy over which a trustee has been appointed by a bankruptcy court.

An “Unforeseeable Emergency” shall mean: (x) a severe financial hardship to the stockholder resulting from an illness or accident of the stockholder or the stockholder’s spouse, beneficiary or dependent; (y) loss of the stockholder’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance); or (z) similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the stockholder, as determined in the discretion of the Company, any of which shall have arisen after the date the stockholder acquired the Shares to be redeemed.

With regard to a stockholder whose shares are not redeemed due to insufficient funds in that quarter, the redemption request will be retained by us, unless withdrawn by the stockholder in the manner described below, and such shares will be redeemed in subsequent quarters as funds become available and before any subsequently received redemption requests are honored, subject to the priority for redemption requests listed in (i) through (vi) above. Stockholders will not relinquish their shares of common stock to us until such time as we commit to redeem such shares. However, the redemption price for redemption requests not withdrawn by the stockholder and subsequently redeemed by us shall be equal to the redemption price as of the date on which the stockholder first submits the initial redemption request, determined in accordance with order described above.

Until such time as we redeem the shares, a stockholder may withdraw its redemption request as to any remaining shares not redeemed by requesting from us a redemption change form, completing the form and delivering it to us by facsimile transmission to the facsimile number indicated on the form (subject to such stockholder receiving an electronic confirmation of such transmission) or by mail to the mailing address indicated on the form. Upon receipt of the redemption change form, we will treat the initial redemption request as cancelled as to any shares not redeemed in prior quarters.

Our board of directors, in its sole discretion, may amend or suspend the redemption plan at any time it determines that such amendment or suspension is in our best interest. If our board of directors amends or suspends the redemption plan, we will provide stockholders with at least 15 days advance notice prior to effecting such amendment or suspension: (i) in our annual or quarterly reports or (ii) by means of a separate mailing accompanied by disclosure in a current or periodic report under the Exchange Act. While we are engaged in an offering, we will also include this information in a prospectus supplement or post-effective amendment to the registration statement as required under federal securities laws. The redemption plan will terminate, and we no longer shall accept shares for redemption, if and when listing occurs.

2009 Redemptions (shares are in thousands)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Redemptions Requested	2,268	3,409	1,762	1,872	9,311
Shares Redeemed	2,268	2,112	1,758	1,849	7,987
Redemption Requests Unfulfilled(1)	—	1,297	1,301	1,324	1,324
Average Price Paid Per Share	$9.55	$9.58	$9.70	$9.35	$9.55

FOOTNOTE:

(1)	Unfulfilled requests will be redeemed on a pro rata basis as described above. In the fourth quarter of 2009, we redeemed all unfulfilled requests from the third quarter of 2009 and 29.3% of new redemption requests.

For the year ended December 31, 2009, we received total redemption requests of approximately 9.3 million shares, of which 8.0 million shares were redeemed on a pro rata basis with the remaining 1.3 million shares redeemed at the end of the first quarter of 2010. For the year ended December 31, 2008, we received redemption requests for approximately 3.6 million shares, all of which were redeemed in the period they were requested.

DISTRIBUTION POLICY

We make distributions to stockholders pursuant to the provisions of our articles of incorporation. We have and intend to continue to declare distributions monthly and pay distributions to our stockholders on a quarterly basis. The amount of distributions declared to our stockholders will be determined by our board of directors and is dependent upon a variety of factors that include:

•	Sources of cash available for distribution such as current year and inception to date cumulative cash flows, FFO and MFFO, as well as, expected future long-term stabilized cash flows, FFO and MFFO;

•	The proportion of distributions paid in cash compared to that which is being reinvested through our dividend reinvestment program; and

•	The avoidance of distribution volatility, our objective of continuing to qualify as a REIT, capital requirements, the general economic environment and other factors.

The following table represents total distributions declared including cash distributions, distributions reinvested, distributions per share paid in cash, as well as the source of distributions paid in cash for the years ended December 31, 2009 and 2008 (in thousands except per share data):

					Sources of Distributions Paid in Cash
Periods	Distributions Per Share	Total Distributions Declared	Distributions Reinvested	Distributions Paid in Cash	Cash Flows From Operating Activities (1)	Excess Prior Period Cash Flows From Operating Activities (1)
2009 Quarter
First	$0.1538	$34,917	$16,304	$18,613	$18,613	$—
Second	0.1913	44,285	20,237	24,048	3,902	20,146
Third	0.1563	37,160	16,910	20,250	20,250	—
Fourth	0.1563	38,091	17,167	20,924	—	20,924

Year	$0.6577	$154,453	$70,618	$83,835	62,400	21,435

2008 Quarter
First	$0.1538	$29,911	$14,060	$15,851	$15,851	$—
Second	0.1538	31,361	14,839	16,522	16,522	—
Third	0.1537	32,771	15,632	17,139	17,139	—
Fourth	0.1537	34,315	16,266	18,049	16,440	1,609

Year	$0.6150	$128,358	$60,797	$67,561	67,561	—

FOOTNOTE:

(1)	Cash flows from operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offerings and debt financings as opposed to operating cash flows.

On January 27, 2009, our board of directors declared a special distribution of $0.035 per share to stockholders of record as of March 31, 2009. Additionally, we increased our monthly distribution rate from $0.05125 to $0.0521 per share effective April 1, 2009. The special distribution, totaling approximately $8.0 million, was paid on June 30, 2009 along with our quarterly distribution. Our board of directors declared distributions of $0.0521 per share to stockholders of record at the close of business on January 1, 2010, February 1, 2010 and March 1, 2010. These distributions were paid by March 31, 2010. Our board of directors declared distributions of $0.0521 per share to stockholders of record at the close of business on April 1, 2010. This distribution is to be paid by June 30, 2010. On an annualized basis, the increased rate, excluding the special distribution, represents a 6.25% return if paid for twelve months based on the current $10.00 per share offering price of our common stock. No assurance can be made that distributions will be sustained at current levels.

We paid distributions for the year ended December 31, 2008 with cash flows generated from operating activities. A portion of the distributions paid for the year ended December 31, 2009 was funded from excess cash flows from operating activities in prior years and borrowings.

For the years ended December 31, 2009 and 2008, approximately 4.4% and 41.0%, respectively, of the distributions paid to our stockholders were considered taxable income and approximately 95.6% and 59.0%, respectively, were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to our stockholders for the years ended December 31, 2009 and 2008, were required to be or have been treated by us as a return of capital for purposes of calculating our stockholders’ return on their invested capital as described in our advisory agreement.

Our historical annualized distribution rate for the year ended December 31, 2009 was 6.23%. Historically, the board of directors has declared distributions based on various factors described below. No assurance can be made that distributions will be sustained at current levels.

Operating cash flows are expected to be generated from properties, loans and other Permitted Investments acquired or made by us. We are required to distribute at least 90% of our taxable income to maintain our REIT qualification for tax purposes. We have and may continue to borrow on our revolving line of credit to fund distributions to stockholders at the end of each fiscal quarter. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” as reported in the Annual Report on form 10-K for the fiscal year ended December 31, 2009 filed on March 25, 2010 for additional information related to our sources of cash for distributions.

SUMMARY OF THE

ARTICLES OF INCORPORATION AND BYLAWS

General

We are organized as a corporation under the laws of the State of Maryland and were formerly known as CNL Income Properties, Inc. until we amended our articles of incorporation on March 26, 2008. As a Maryland corporation, we are governed by Maryland General Corporation Law. Maryland corporate law deals with a variety of matters regarding Maryland corporations, including our liabilities, stockholders, directors, officers, the amendment of articles of incorporation, and mergers of a Maryland corporation with other entities. Since many matters are not addressed by Maryland corporate law, it is customary for a Maryland corporation to address these matters through provisions in its articles of incorporation.

Our articles of incorporation and bylaws contain certain provisions that could make it more difficult to acquire control of us by means of a tender offer, a proxy contest, or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage Persons seeking to acquire control of us to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer.

Our articles of incorporation also permit listing on a national securities exchange by our board of directors.

The discussion below sets forth material provisions of governing laws, instruments and guidelines applicable to our company. For more complete provisions, refer to the Maryland General Corporation Law and our articles of incorporation and bylaws.

Description of Capital Stock

We have authorized a total of 1.32 billion shares of capital stock, consisting of 1 billion shares of common stock, $0.01 par value per share, 200 million shares of preferred stock, and 120 million shares of excess stock (“Excess Shares”), $0.01 par value per share. Of the 120 million Excess Shares, 100 million are issuable in exchange for common stock and 20 million are issuable in exchange for preferred stock as described in this section under “Restriction of Ownership.” As of December 31, 2009, we had received approximately $2.6 billion (260.1 million shares) in total offering proceeds.

Our board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following the termination of this offering, and may, in the future, seek to increase the number of authorized shares, if it determines that such action is in our best interest.

We will not issue share certificates except to stockholders who make a written request to us. Each stockholder’s investment will be recorded on our books, and information concerning the restrictions and rights attributable to shares (whether in connection with an initial issuance or a transfer) will be sent to the stockholder receiving shares in connection with an issuance or transfer. A stockholder wishing to transfer his or her shares will be required to send us forms, and we will provide such forms upon a stockholder’s request. We must receive the executed forms and any other required documentation on or before the 15th of the month for the transfer to be effective the following month. Subject to restrictions in our articles of incorporation, transfers of shares shall be effective, and the transferee of the shares will be recognized as the holder of such shares as of the first day of the month following on which we receive properly executed documentation.

Stockholders have no preemptive rights to purchase or subscribe for securities that we may issue subsequently. Each share of common stock is entitled to one vote per share, and shares do not have cumulative voting rights. The stockholders are entitled to distributions in such amounts as may be declared by the board of directors from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any of our assets remaining after payment in full of all creditors.

All of our shares offered hereby will be fully paid and nonassessable when issued.

The articles of incorporation authorize the board of directors to designate and issue from time to time one or more classes or series of common or preferred stock without stockholder approval. The board of directors may determine the relative rights, preferences, and privileges of each class or series of common or preferred stock so issued. To the extent common or preferred stock is issued in connection with an affiliated transaction, the issuance of such stock shall be approved by a majority of our Independent Directors who do not have any interest in the transactions and who have access, at our expense, to our legal counsel or independent legal counsel. Because our board of directors has the power to establish the preferences and rights of each class or series of common or preferred stock, it may afford the holders of any series or class of stock preferences, powers, and rights senior to the rights of holders of common stock offered in this offering; however, the voting rights for each share of preferred stock shall not exceed voting rights which bear the same relationship to the voting rights of the shares of common stock as the consideration paid to us for each share of preferred stock bears to the book value of the shares of common stock on the date that such preferred stock is issued. The issuance of common or preferred stock could have the effect of delaying or preventing a change in control of our company.

For a description of the characteristics of the Excess Shares, which differ from common stock and preferred stock in a number of respects, including voting and economic rights, see “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.”

Board of Directors

Our articles of incorporation provide that the number of directors cannot be less than three or more than 15. A majority of the board of directors will be Independent Directors. See “Management—Independent Directors.” Each director, other than a director elected to fill a vacancy, will be elected at each annual meeting or at any special meeting of the stockholders called for that purpose, by a majority of the shares of common stock present in person or by proxy and entitled to vote. Independent Directors will appoint replacements for vacancies among the Independent Directors. Under our articles of incorporation, the term of office for each director will be one year, expiring at each annual meeting of stockholders; however, nothing in our articles of incorporation prohibits a director from being reelected by the stockholders. Our directors may establish such committees as they deem appropriate (provided that the majority of the members of each committee are Independent Directors).

Stockholder Meetings

An annual meeting will be held for the purpose of electing directors and for transacting such other business as may come before the meeting, and will be held not less than 30 days after delivery of our annual report. Under our bylaws, a special meeting of stockholders may be called by the chairman of the board, a majority of the directors, or a majority of our Independent Directors. Special meetings of the stockholders also may be called by our secretary upon the written request of stockholders holding in the aggregate not less than 10% of the outstanding common stock entitled to vote at such meeting. Upon receipt of such a written request, either in person or by mail, stating the purpose or purposes of the meeting, we shall provide all stockholders, within ten days of receipt of the written request, written notice, either in person or by mail, of the time and place of the meeting and its purpose. Such meeting will be held not less than 15 nor more than 60 days after the written request is received, at the time and place specified in the request, or if none is specified, at a time and place convenient to stockholders.

At any meeting of stockholders, each stockholder is entitled to one vote per share of common stock owned of record on the applicable record date. In general, the presence in person or by proxy of 50% of our shares of common stock then outstanding shall constitute a quorum, and the majority vote of our shares of common stock present in person or by proxy will be binding on all of our stockholders.

Advance Notice for Stockholder Nominations for Directors and Proposals of New Business

Our bylaws require notice at least 60 days and not more than 90 days before the anniversary of the prior annual meeting of stockholders in order for a stockholder to (a) nominate a director, or (b) propose new business other than pursuant to the notice of the meeting by, or on behalf of, the directors. Our bylaws contain a similar notice requirement in connection with nominations for directors at a special meeting of stockholders called for the purpose of electing one or more directors. Accordingly, failure to comply with the notice provisions will make stockholders unable to nominate directors or propose new business.

Amendments to the Articles of Incorporation

Generally, our articles of incorporation may be amended only by the affirmative vote of our stockholders. In certain instances, the affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote is required and in other instances the affirmative vote of the holders of two-thirds of such shares is required. To the extent permitted by Maryland corporate law, the stockholders may vote to amend our articles of incorporation, terminate or dissolve our company or remove one or more directors without any approval of the board of directors.

The board of directors may, upon the affirmative vote of a majority of the members of the board of directors, and without the approval of the stockholders, amend the articles of incorporation to increase the number of our authorized Equity Shares. Additionally, the board of directors, by a two-thirds (2/3) vote, may amend the articles of incorporation to enable the company to qualify as a REIT. Without stockholder approval, the board of directors may not, (i) amend the articles of incorporation, except for amendments which do not adversely affect the rights, preferences and privileges of stockholders; (ii) sell all or substantially all of our assets other than in the ordinary course of business or in connection with liquidation and dissolution; (iii) cause a merger in which we do not survive or cause us to reorganize.

Board of Directors’ Agreement

As a condition for clearing our Second Offering in Pennsylvania, the Pennsylvania Securities Commission had originally required us to undertake to amend certain provisions of article 10 and article 12 of our amended and restated articles of incorporation. On August 18, 2006, our board adopted resolutions amending, and recommending that our stockholders approve amendments to sections 10.1, 10.2, 10.3 and 12.1 of our articles of incorporation. As proposed, the amendment to section 10.1 would have reduced the required vote needed to amend our articles from 2/3rds to a majority of the outstanding shares, the amendment to section 10.2 would have restricted us from reorganizing or selling portions of the company without a shareholder vote except in certain limited circumstances and the amendment to article 12 would have removed a reference to Maryland law as overriding certain securities guidelines with which the Company, and all other unlisted REITs, already comply. On December 19, 2007, the Pennsylvania Securities Commission waived its prior requirement that we amend certain sections of our articles of incorporation subject to the board of directors’ continuing agreement to act as if the amendments to sections 10.2, 10.3, and 12.1 had been adopted.

Mergers, Combinations and Sale of Assets

A sale or other disposition of all or substantially all of our assets other than in the ordinary course of business, or a merger in which we do not survive or a reorganization, must be approved by the directors and holders of a majority of our shares of common stock outstanding and entitled to vote. In addition, any such transaction involving our affiliate or an affiliate of our Advisor also must be approved by a majority of our directors (including a majority of our Independent Directors) not otherwise interested in such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The Maryland Business Combinations Statute provides that certain business combinations (including mergers, consolidations, share exchanges or, in certain circumstances, asset transfers or issuances or reclassifications of equity securities) between a Maryland corporation and any Person who beneficially owns 10% or more of the voting power of such corporation’s shares or an affiliate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation (an “Interested Stockholder”) or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as determined by statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares.

Section 2.7 of our articles of incorporation provides that the prohibitions and restrictions set forth in the Maryland Business Combinations Statute are inapplicable to any business combination between us and any Person. Consequently, the five year prohibition and supermajority vote requirements will not apply to business combinations between us and any stockholder.

Control Share Acquisitions

The Maryland Control Share Acquisition Act provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer and/or officers or directors who are employees of the corporation. Control shares are shares which, if aggregated with all other shares of the corporation previously acquired by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors of such corporation within one of the following ranges of voting power: (i) one-tenth or more but less than one-third; (ii) one-third or more but less than a majority; or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring Person is entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

Section 2.8 of our articles of incorporation provides that the Maryland Control Share Acquisition Act is inapplicable to any acquisition of our securities by any Person. Consequently, in instances where our board of directors otherwise waives or modifies restrictions relating to the ownership and transfer of our securities or such restrictions are otherwise removed, our control shares will have voting rights, without having to obtain the approval of a supermajority of the outstanding shares eligible to vote thereon.

Termination and REIT Status

Our articles of incorporation provide for our voluntary termination and dissolution by the affirmative vote of a majority of our shares of common stock outstanding and entitled to vote at a meeting called for that purpose. In addition, our articles of incorporation permit our stockholders to terminate the our status as a REIT under the Code only by the affirmative vote of the holders of a majority of our shares of common stock outstanding and entitled to vote.

Under our articles of incorporation, we automatically will terminate and dissolve on December 31, 2015, unless a listing occurs, in which event we will automatically become a perpetual life entity. If our shares are not listed on or before December 31, 2015, we will sell our assets and distribute Net Sales Proceeds to our stockholders or merge with another entity in a transaction which provides our stockholders with cash or securities of a publicly traded company, unless stockholders owning a majority of our shares elect to extend the duration of our company by amending our articles of incorporation. In making a determination of whether listing is in the best interest of our stockholders, our board of directors may consider a variety of criteria, including, but not limited to, market capitalization, the number of properties owned, portfolio diversification, portfolio performance, our financial condition, potential access to capital as a listed company, and the potential for stockholder liquidity.

We have extended our current stock offering for a period of one year through April 9, 2011 and may have the ability to extend for another six months beyond that date upon meeting certain criteria. Notwithstanding the above, our board of directors has determined that on or prior to December 31, 2011, it will consider an evaluation of our strategic options, which may include, but are not limited to, listing on a national securities exchange, merging with another public company or selling the company or our assets.

This offering is currently registered, or otherwise qualified, to be sold in all fifty states, the District of Columbia and Puerto Rico. These qualifications are typically effective for one year from their effective dates and are subject to yearly renewals. Although we intend to renew these qualifications as necessary, there can be no assurance that we will continue this offering in each jurisdiction beyond April 9, 2011. We reserve the right to terminate this offering at any time. If we terminate this offering prior to April 9, 2011, we will provide that information in a prospectus supplement.

Restriction of Ownership

To qualify as a REIT under the Code, among other things, (i) not more than 50% of the value of the REIT’s outstanding stock may be owned, directly or indirectly (applying certain attribution rules), by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, (ii) the REIT’s stock must be beneficially owned (without reference to any attribution rules) by 100 or more Persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year; and (iii) certain other requirements must be satisfied. See “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties.”

To ensure that we satisfy these requirements, our articles of incorporation restrict the direct or indirect ownership (applying certain attribution rules) of shares of common stock and preferred stock by any Person to no more than 9.8% of the outstanding shares of such common stock or 9.8% of any series of preferred stock, which we refer to as the “ownership limitation” herein. It is the responsibility of each Person (as defined in the articles of incorporation) owning (or deemed to own) more than 5% of the outstanding shares of common stock or any series of outstanding preferred stock to give us written notice of such ownership. In addition, to the extent deemed necessary by our directors, we can demand that each stockholder disclose to us in writing all information regarding the beneficial and constructive ownership (as such terms are defined in our articles of incorporation) of the common stock and preferred stock. However, our articles of incorporation generally provide that the board of directors, upon a receipt of a ruling from the IRS or an opinion of counsel or other evidence, representations or undertakings acceptable to the board of directors, may, in its sole discretion, waive the application of certain transfer restrictions or the 9.8% ownership limit to a Person if the board of directors determines that such Person’s ownership our of common stock and/or preferred stock will not jeopardize our status as a REIT under the Code. In addition, the restrictions on transfer, ownership limitations and information requirements described in this section will not apply if the board of directors determines that it is no longer in our best interest to attempt to qualify, or to continue to qualify, as a REIT under the Code.

Subject to our board of director’s ability to waive certain of the following restrictions in certain circumstances (as described below), transfers of shares of our common stock or preferred stock or other events that would create a direct or indirect ownership of such stock that would (i) violate the ownership limit; (ii) result in our disqualification as a REIT under the Code, including any transfer that results in: (a) our common stock and/or preferred stock being owned by fewer than 100 Persons, (b) our being “closely held” within the meaning of Section 856(h) of the Code; or (iii) potentially jeopardize our status as a REIT under the Code, shall be null and void and of no effect with respect to the shares in excess of the applicable limit and, accordingly, the intended transferee (or “prohibited owner”) shall acquire no right or interest in such shares. Any shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to an unaffiliated trust for the exclusive benefit of one or more qualified charitable organizations. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell the shares of excess stock to a Person or entity who could own the shares without violating the applicable limit and distribute to the prohibited owner an amount equal to the lesser of:

•	the proceeds of the sale;

•

the price paid for the stock in excess of the applicable limit by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event; or

•	the pro rata amount of the prohibited owner’s initial capital investment in us properly allocated to such shares of excess stock.

All dividends and other distributions received with respect to the shares of excess stock prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the prohibited owner will be distributed to the beneficiary of the trust. In connection with any liquidation, however, the trust must distribute to the prohibited owner the amounts received upon such liquidation, but the prohibited owner is not entitled to receive amounts in excess of the price paid for such shares by the prohibited owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of the shares on the date of the transfer or other event. In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any shares of excess stock are held by the trust, to purchase all or any portion of such shares of excess stock for the lesser of the price paid for such shares by the prohibited owner (or, in the event that the original violative transfer was a gift or an event other than a transfer, the market price of our shares on the date of the transfer or other event) or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the prohibited owner. In all instances, the market price will be determined in the manner set forth in the articles of incorporation.

For purposes of the articles of incorporation, the term “Person” shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, a private foundation within the meaning of Section 509(a) of the Code, a joint stock company or other entity, or a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended; but does not include (i) our Advisor during the period ending on December 31, 2004, or (ii) an underwriter which participated in a public offering of shares for a period of sixty (60) days following the initial purchase by such underwriter of shares therein, provided that the foregoing exclusions shall apply only if the ownership of such shares by our Advisor or an underwriter would not cause us to fail to qualify as a REIT by reason of being “closely held” within the meaning of Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

Responsibility of Directors

Our directors serve in a fiduciary capacity and shall have a fiduciary duty to our stockholders, which duty shall include a duty to supervise our relationship with our Advisor. See “Conflicts of Interest — Competition to Acquire Properties and Invest in Loans and Other Financings.”

Limitation of Liability and Indemnification

Pursuant to Maryland corporate law and our articles of incorporation, we are required to indemnify and hold harmless a present or former director, officer, Advisor, or its affiliates and may indemnify and hold harmless a present or former employee or agent (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on our behalf while a director, officer, Advisor, affiliate, employee, or agent acted in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in our best interests. We will not indemnify or hold harmless the Indemnitee if:

•	the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct;

•	the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty;

•	the Indemnitee received an improper personal benefit in money, property, or services;

•	in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful; or

•	in a proceeding by or in the right of our company, the Indemnitee shall have been adjudged to be liable to us.

In addition, we will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met:

•	there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee;

•	such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or

•

a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Commission and of the published position of any state securities regulatory authority in which our securities were offered or sold as to indemnification for violations of securities laws.

Pursuant to our articles of incorporation, we are required to pay or reimburse reasonable expenses incurred by a present or former director, officer, Advisor or affiliates and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following conditions are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as our director, officer, Advisor, affiliate, employee or agent; (ii) the Indemnitee provides us with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us as authorized by our articles of incorporation; (iii) the Indemnitee provides us with a written agreement to repay the amount paid or reimbursed by us, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if the proceeding was initiated by a stockholder acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. Our articles of incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by our articles of incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of our Net Assets, and no portion may be recoverable from the stockholders.

There are certain defenses under Maryland corporate law available to directors in the event of a stockholder action against them. One such defense is the “business judgment rule.” A director can argue that he or she performed the action giving rise to the stockholder’s action in good faith and in a manner he or she reasonably believed to be in our best interests, and with such care as an ordinarily prudent person in a like position would have used under similar circumstances. The directors are also entitled to rely on information, opinions, reports or records prepared by experts (including accountants, consultants, counsel, etc.) who were selected with reasonable care. However, the directors may not invoke the business judgment rule to further limit the rights of the stockholders to access records as provided in the articles of incorporation.

We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, we must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. We also must cover officers and directors under our directors’ and officers’ liability insurance. Although these indemnification agreements offer substantially the same scope of coverage afforded by the indemnification provisions in the articles of incorporation, they provide greater assurance to directors and officers that indemnification will be available because these contracts cannot be modified unilaterally by the board of directors or by the stockholders.

Removal of Directors

Under our articles of incorporation, a director may resign or be removed with or without cause at a meeting of the stockholders called for that purpose, by the affirmative vote of a majority of our capital stock that is outstanding and entitled to vote.

Inspection of Books and Records

The directors will keep, or cause to be kept, on our behalf, financial statements in accordance with GAAP. All of such financial statements, together with all of our other records, including a copy of the articles of incorporation and any amendments thereto, will at all times be maintained at our principal office, and will be open to inspection, examination, and, for a reasonable charge, duplication upon reasonable notice and during normal business hours by a stockholder or his or her agent.

As a part of our books and records, we will maintain at our principal office an alphabetical list of names of stockholders, along with their addresses, telephone numbers and the number of shares held by each stockholder. Such list shall be updated at least quarterly and shall be available for inspection at our home office by a stockholder or his or her designated agent upon such stockholder’s request. Such list also shall be mailed to any stockholder requesting the list within 10 days of a request. The copy of the stockholder list shall be printed in alphabetical order, on white paper, and in readily readable type size that is not smaller than 10-point type. We may impose a reasonable charge for expenses incurred in reproducing such list. The list may not be sold or used for commercial purposes. The purposes for which a stockholder may request a list include matters relating to his or her voting rights.

If our Advisor or directors neglect or refuse to exhibit, produce or mail a copy of the stockholder list as requested, our Advisor and the directors shall be liable to any stockholder requesting the list for the costs, including attorneys’ fees, incurred by that stockholder for compelling the production of the stockholder list. It shall be a defense that the actual purpose and reason for the requests for inspection or for a copy of the stockholder list is to secure such list of stockholders or other information for the purpose of selling such list or copies thereof, or of using the same for a commercial purpose other than in the interest of the applicant as a stockholder relative to our affairs. We may require the stockholder requesting the stockholder list to represent that the list is not requested for a commercial purpose unrelated to the stockholder’s interest in us. The remedies provided by the articles of incorporation to stockholders requesting copies of the stockholder list are in addition to, and do not in any way limit, other remedies available to stockholders under federal law, or the law of any state.

Restrictions on “Roll-Up” Transactions

In connection with a proposed Roll-Up Transaction, which, in general terms, refers to any transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity that would be created or would survive after the successful completion of the Roll-Up Transaction, an appraisal of all properties shall be obtained from an independent expert. In order to qualify as an independent expert for this purpose(s), the Person shall have no material current or prior business or personal relationship with our Advisor or directors and shall be engaged to a substantial extent in the business of rendering opinions regarding the value of assets of the type we hold. The properties shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the properties as of a date immediately prior to the announcement of the proposed Roll-Up Transaction. The appraisal shall assume an orderly liquidation of properties over a 12-month period. The terms of the engagement of such independent expert shall clearly state that the engagement is for our benefit and that of our stockholders. A summary of the independent appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with a proposed Roll-Up Transaction. If the appraisal will be included in a prospectus used to offer the securities of a Roll-Up Entity, the appraisal shall be filed with the Commission and the states as an exhibit to the registration statement for the offering.

In connection with a proposed Roll-Up Transaction, the Person sponsoring the Roll-Up Transaction shall offer to stockholders who vote against the proposal the choice of:

•	accepting the securities of the Roll-Up Entity offered in the proposed Roll-Up Transaction; or

•	one of the following:

•	remaining stockholders of our company and preserving their interests therein on the same terms and conditions as existed previously; or

•	receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our Net Assets.

We are prohibited from participating in any proposed Roll-Up Transaction:

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which would result in the stockholders having democracy rights in the Roll-Up Entity that are less than those provided in sections 8.1, 8.2, 8.4, 8.5, 8.6, 8.7 and 9.1 of our articles of incorporation and described elsewhere in this prospectus, including rights with respect to the election and removal of directors, annual reports, annual and special meetings, amendment of the articles of incorporation, and dissolution of our company. (See “—Description of Capital Stock” and “—Stockholder Meetings,”);

•

which includes provisions that would operate as a material impediment to, or frustration of, the accumulation of shares by any purchaser of the securities of the Roll-Up Entity (except to the minimum extent necessary to preserve the tax status of the Roll-Up Entity), or which would limit the ability of an investor to exercise the voting rights of its securities of the Roll-Up Entity on the basis of the number of shares held by that investor;

•

in which investor’s rights to access of records of the Roll-Up Entity will be less than those provided in sections 8.5 and 8.6 of our articles of incorporation and described in “—Inspection of Books and Records,” above; or

•	in which any of the costs of the Roll-Up Transaction would be borne by us if the Roll-Up Transaction is not approved by the stockholders.

FEDERAL INCOME TAX CONSIDERATIONS

The following summary of how we are taxed and the material federal tax consequences to the holders of our securities is for general information only and is not tax advice. This summary does not address all aspects of taxation that may be relevant to certain types of holders of stock or securities (including, but not limited to, insurance companies, tax exempt entities, financial institutions or broker dealers, persons holding shares of common stock as part of a hedging, integrated conversion or constructive sale transaction or a straddle, traders in securities that use a mark to market method of accounting for their securities, investors in pass through entities and foreign corporations and persons who are not citizens or residents of the United States).

Moreover, this summary does not deal with all tax aspects that might be relevant to you, as a prospective stockholder, in light of your personal circumstances, nor does it deal with particular types of stockholders that are subject to special treatment under the federal income tax laws, such as insurance companies, holders whose shares are acquired through the exercise of share options or otherwise as compensation, holders whose shares are acquired through our reinvestment plan or who intend to sell their shares under our redemption plan, tax-exempt organizations except as provided below, financial institutions or broker-dealers, or foreign corporations or persons who are not citizens or residents of the United States except as provided below.

In addition, this summary does not discuss any state or local income taxation or foreign income taxation or other tax consequences. This summary is based on current U.S. federal income tax law. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of our securities as set forth in this summary. Before you purchase our securities, you should consult your own tax advisor regarding the particular U.S. federal, state, local, foreign and other tax consequences of acquiring, owning and selling our securities.

It is possible that the IRS could challenge the statements in this discussion, which do not bind the IRS or the courts, and that a court could agree with the IRS.

Taxation of CNL Lifestyle Properties

General. We elected to be taxed as a real estate investment trust (a “REIT”) commencing with our first taxable year ending December 31, 2004. We intend to continue to operate in such a manner as to qualify as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. Qualification and taxation as a REIT depends upon our ability to meet a variety of qualification tests imposed under federal income tax law with respect to income, assets, distribution level and diversity of share ownership as discussed below under “—Qualification as a REIT.” There can be no assurance that we will be owned and organized and will operate in a manner so as to qualify or remain qualified.

In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed. If we elect to retain and pay income tax on our net long-term capital gain, stockholders are required to include their proportionate share of our undistributed long-term capital gain in income, but they will receive a refundable credit for their share of any taxes paid by us on such gain.

Despite the REIT election, we may be subject to federal income and excise tax as follows:

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To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates;

•	We may be subject to the “alternative minimum tax” (the “AMT”) on certain tax preference items to the extent that the AMT exceeds our regular tax;

•

If we have Net Income from the sale or other disposition of “foreclosure property” that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, such income will be taxed at the highest corporate rate;

•

Any Net Income from prohibited transactions (which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business, other than dispositions of foreclosure property and dispositions of property due to an involuntary conversion) will be subject to a 100% tax; and

•

If we fail to satisfy either the 75% or 95% gross income tests (as discussed below), but nonetheless maintain our qualification as a REIT because certain other requirements are met, we will be subject to a 100% tax on an amount equal to (1) the gross income attributable to the greater of (i) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% gross income test (discussed below) or (ii) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% gross income test (discussed below) multiplied by (2) a fraction intended to reflect our profitability.

We will be subject to a 100% tax on the amount of any rents from real property, deductions or excess interest paid to us by any of our “taxable REIT subsidiaries” that would be reduced through reallocation under certain federal income tax principles in order to more clearly reflect income of the taxable REIT subsidiary. See “—Qualification as a REIT.”

If we fail to distribute during each year at least the sum of (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain Net Income for such year (other than capital gain that we elect to retain and pay tax on) and (3) any undistributed taxable income from preceding periods, we will be subject to a 4% excise tax on the excess of such required distribution over amounts actually distributed.

If we acquire any assets from a corporation which is or has been a “C” corporation in a carryover basis transaction, we could be liable for specified liabilities that are inherited from the “C” corporation. A “C” corporation is generally defined as a corporation that is required to pay full corporate level federal income tax. If we recognize gain on the disposition of the assets during the ten-year period beginning on the date on which we acquired the assets, then to the extent of the assets’ “built in gain” (i.e., the excess of the fair market value of the asset over the adjusted tax basis in the asset, in each case determined as of the beginning of the ten-year period), we will be subject to tax on the gain at the highest regular corporate rate applicable. The results described in this paragraph with respect to the recognition of built in gain assume that the built in gain assets, at the time the built in gain assets were subject to a conversion transaction (either where a “C” corporation elected REIT status or a REIT acquired the assets from a “C” corporation), were not treated as sold to an unrelated party and gain recognized.

Qualification as a REIT. A REIT is defined as a corporation, trust or association:

1.	which is managed by one or more trustees or directors;

2.	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	which would be taxable as a domestic corporation but for the federal income tax law relating to REITs;

4.	which is neither a financial institution nor an insurance company;

5.	the beneficial ownership of which is held by 100 or more Persons in each taxable year of the REIT except for its first taxable year;

6.	not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, excluding its first taxable year, directly or indirectly, by or for five or fewer individuals (which includes certain entities) (the “Five or Fewer Requirement”); and

7.	which meets certain income and asset tests described below.

The first four conditions above inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a “look-through” exception in the case of condition (6).

Based on publicly available information, we believe we have satisfied the share ownership requirements set forth in (5) and (6) above. In addition, Article 7, Section 7.6 of our Amended and Restated Articles of Incorporation, provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist us in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that we will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.

We have complied with, and will continue to comply with, regulatory rules that require us to send annual letters to certain of our stockholders requesting information regarding the actual ownership of our stock. If despite sending the annual letters, we do not know, or after exercising reasonable diligence would not have known, whether we failed to meet the Five or Fewer Requirement, we will be treated as having met the Five or Fewer Requirement. If we fail to comply with these regulatory rules, we will be subject to a monetary penalty. If our failure to comply was due to intentional disregard of the requirement, the penalty would be increased. However, if our failure to comply were due to reasonable cause and not willful neglect, no penalty would be imposed.

We may own a number of properties through wholly owned subsidiaries. A corporation will qualify as a “qualified REIT subsidiary” if 100% of its stock is owned by a REIT and the REIT does not elect to treat the subsidiary as a taxable REIT subsidiary. A “qualified REIT subsidiary” will not be treated as a separate corporation, and all assets, liabilities and items of income, deductions and credits of a “qualified REIT subsidiary” will be treated as assets, liabilities and items (as the case may be) of the REIT. A “qualified REIT subsidiary” is not subject to federal income tax, and our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of its total assets, as described below under “—Asset tests.”

If we invest in a partnership, a limited liability company or a trust taxed as a partnership or as a disregarded entity, we will be deemed to own a proportionate share of the partnership’s, limited liability company’s or trust’s assets. Likewise, we will be treated as receiving our share of the income and loss of the partnership, limited liability company or trust, and the gross income will retain the same character in our hands as it has in the hands of the partnership, limited liability company or trust. These “look-through” rules apply for purposes of the income tests and assets tests described below.

Income Tests. There are two separate percentage tests relating to our sources of gross income that we must satisfy for each taxable year.

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At least 75% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from “rents from real property,” other income from investments relating to real property or mortgages on real property or certain income from qualified temporary investments.

•

At least 95% of our gross income (excluding gross income from certain sales of property held primarily for sale) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% gross income test and from dividends (including dividends from taxable REIT subsidiaries) and interest.

For taxable years beginning on or before October 22, 2004, (1) payments to us under an interest rate swap or cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by us to reduce interest rate risk on indebtedness incurred or to be incurred and (2) gain from the sale or other disposition of any such investment are treated as income qualifying under the 95% gross income test. As to transactions entered into in taxable years beginning after October 22, 2004, any income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us or such other risks that are prescribed by the IRS, is excluded from the 95% gross income test.

For transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction that is entered into by us in the normal course of business, directly or indirectly, to manage the risk of interest rate movements, price changes or currency fluctuations with respect to borrowings or obligations incurred or to be incurred by us is excluded from the 95% and 75% gross income tests. In addition, for transactions entered into after July 30, 2008, any of our income from a “clearly identified” hedging transaction entered into by us primarily to manage risk of currency fluctuations with respect to any item of income or gain that is included in gross income in the 95% and 75% gross income tests is excluded from the 95% and 75% gross income tests.

In general, a hedging transaction is “clearly identified” if (1) the transaction is identified as a hedging transaction before the end of the day on which it is entered into and (2) the items or risks being hedged are identified “substantially contemporaneously” with the hedging transaction. An identification is not substantially contemporaneous if it is made more than 35 days after entering into the hedging transaction.

As to gains and items of income recognized after July 30, 2008, “passive foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 95% gross income test and “real estate foreign exchange gain” for any taxable year will not constitute gross income for purposes of the 75% gross income test. Real estate foreign exchange gain is certain foreign currency gain which is attributable to: (i) any qualifying item of income or gain for purposes of the 75% gross income test; (ii) the acquisition or ownership of obligations secured by mortgages on real property or interests in real property; or (iii) becoming or being the obligor under obligations secured by mortgages on real property or on interests in real property. Real estate foreign exchange gain also includes gain resulting from income of a qualified business unit (a “QBU”) in a foreign country, which is computed by using such QBU’s functional currency and translating that income at the appropriate exchange rate, so long as the QBU itself meets the 75% income test for the taxable year and the 75% asset test at the close of each quarter that the REIT has directly or indirectly held the QBU. Real estate foreign exchange gain also includes any other foreign currency gain as determined by the Secretary of the Treasury. Passive foreign exchange gain includes all real estate foreign exchange gain and foreign currency gain which is attributable to: (i) any qualifying item of income or gain for purposes of the 95% gross income test; (ii) the acquisition or ownership of obligations; (iii) becoming or being the obligor under obligations; and (iv) any other foreign currency gain as determined by the Secretary of the Treasury.

Generally, other than income from “clearly identified” hedging transactions entered into by us in the normal course of business, any foreign currency gain derived by us from dealing, or engaging in substantial and regular trading, in securities will constitute gross income which does not qualify under the 95% or 75% gross income tests.

Rents received by us will only qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT if several conditions are met:

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The amount of rent must not be based in whole or in part on the income or profits of any Person, although rents generally will not be excluded merely because they are based on a fixed percentage or percentages of receipts or sales.

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Rents received from a tenant will not qualify as rents from real property if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of the tenant, unless the tenant is its taxable REIT subsidiary and certain other requirements are met with respect to the real property being rented.

•

If rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•

For rents to qualify as rents from real property, we generally must not furnish or render services to tenants, other than through a taxable REIT subsidiary or an “independent contractor” from whom we derive no income, except that we may directly provide services that are “usually or customarily rendered” in the geographic area in which the property is located in connection with the rental of real property for occupancy only, or are not otherwise considered “rendered to the occupant for his convenience.”

For taxable years beginning after August 5, 1997, a REIT has been permitted to render a de minimis amount of impermissible services to tenants and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the REIT during the taxable year for the impermissible services with respect to a property may not exceed 1% of all amounts received or accrued by the REIT directly or indirectly from the property. The amount received for any service, management or operation for this purpose shall be deemed to be not less than 150% of the direct cost of the REIT in furnishing or rendering the service or providing the management or operation. Furthermore, impermissible services may be furnished to tenants by a taxable REIT subsidiary subject to certain conditions and it may still treat rents received with respect to the property as rent from real property.

The term “interest” generally does not include any amount if the determination of the amount depends in whole or in part on the income or profits of any Person, although an amount generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage of receipts or sales.

We have represented with respect to our leasing of the properties that we will not (1) charge rent for any property that is based in whole or in part on the income or profits of any Person (except by reason of being based on a percentage or percentages of receipts or sales, as described above); (2) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease; (3) directly perform services considered to be rendered to the occupant of a property or which are not usually or customarily furnished or rendered in connection with the rental of space for occupancy only; or (4) enter into any lease with a Related Party Tenant. Specifically, we expect that virtually all of our income will be derived from leases of the type described in “—Property Lease Terms,” and we do not expect such leases to generate income that would not qualify as rents from real property for purposes of the 75% or 95% income tests.

In addition, we may be paid interest on our mortgage loans. All interest income qualifies under the 95% gross income test so long as the amount of such interest does not depend on the Net Income or profits of any person. If a mortgage loan is collateralized by both real property and other property, all the interest on it will nevertheless qualify under the 75% gross income test if the amount of the loan did not exceed the fair market value of the real property at the time of the loan commitment. With the possible exception of mortgage loans collateralized by interests in marinas, we represent that this will always be the case. Therefore, income generated through our investments in mortgage loans collateralized by properties other than marinas will be treated as qualifying income under the 75% gross income test.

Rents from personal property will satisfy the 75% or 95% gross income tests if they are received in connection with a lease of real property, and the rent attributable to the personal property does not exceed 15% of the total rent received from the tenant in connection with the lease. However, if rents attributable to personal property exceed 15% of the total rent received from a particular tenant, then the portion of the total rent attributable to personal property will not qualify under either the 75% or 95% gross income tests.

License income and other income from the right to use property which is not properly characterized as a lease for federal income tax purposes will not qualify under either the 75% or 95% gross income tests. Rents from leases of marina properties may not qualify under the 75% or 95% gross income tests to the extent of the portion of the rental income properly allocable to the value of the water rights associated with the marina.

If we acquire ownership of property by reason of a borrower’s default on a loan or possession of property by reason of a tenant’s default on a lease, we may elect to treat certain qualifying property as “foreclosure property,” in which case, the income from such property will be treated as qualifying income under the 75% and 95% gross income tests for three years following such acquisition. To qualify for such treatment, we must satisfy additional requirements, including that we operate the property through an independent contractor after a short grace period. Such treatment may be available for an additional three years, a total of six years, if the REIT establishes to the satisfaction of the Internal Revenue Service that the extension is necessary for the orderly liquidation of the REIT’s interests in such property. We will be subject to tax on our net income from foreclosure property. Such net income generally means the excess of any gain from the sale or other disposition of foreclosure property and income derived from foreclosure property that otherwise does not qualify for the 75% gross income test, over the allowable deductions that relate to the production of such income.

Income from sales of property by a REIT which are held for sale to customers may be subject to a 100% “prohibited transactions tax” and would not constitute gross income for purposes of the 75% and 95% gross income tests. A safe harbor to the characterization of such sales as prohibited transactions is available if the following requirements are met: (1) the REIT has held the property for not less than two years; (2) the aggregate expenditures made by the REIT, or any partner of the REIT, during the two-year period preceding the date of the sale that are includible in the basis of the property do not exceed 30% of the selling price of the property; (3) either (a) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or section 1031 like-kind exchanges or (b) the aggregate adjusted bases of the non-foreclosure property sold by the REIT during the year did not exceed, 10% of either the aggregate bases or fair market value, at the REIT’s option, of all of the assets of the REIT at the beginning of such year; (4) if the property is land or improved property not acquired through foreclosure or lease termination, the REIT has held the property for at least two years for the production of rental income; and (5) if the REIT has made more than seven sales of non-foreclosure property during the year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income. Properties which we acquired for the purpose of developing and selling to third parties, such as certain interests in vacation ownership properties will be held by us through a TRS and subject to corporate level taxes. Net after-tax income of a TRS may be distributed to us and will be qualifying income for purposes of the 95% but not the 75% gross income test.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are eligible for relief. For taxable years beginning on or before October 22, 2004, these relief provisions generally will be available if: (1) our failure to meet such tests was due to reasonable cause and not due to willful neglect; (2) we attach a schedule of the sources of our income to our return; and (3) any incorrect information on the schedule was not due to fraud with intent to evade tax. For taxable years beginning after October 22, 2004, these relief provisions generally will be available if (1) following our identification of the failure, we file a schedule for such taxable year describing each item of our gross income, and (2) the failure to meet such tests was due to reasonable cause and not due to willful neglect.

It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on an amount equal to (a) the gross income attributable to (1) 75% of our gross income over the amount of qualifying gross income for purposes of the 75% income test and (2) 95% of our gross income (90% of our gross income for taxable years beginning on or before October 22, 2004) over the amount of qualifying gross income for purposes of the 95% income test, multiplied by (b) a fraction intended to reflect our profitability.

The Secretary of the Treasury is given broad authority to determine whether particular items of income or gain qualify or not under the 75% and 95% gross income tests, or are to be excluded from the measure of gross income for such purposes.

Asset Tests. Within 30 days after the close of each quarter of our taxable year, we must also satisfy several tests relating to the nature and diversification of our assets determined in accordance with generally accepted accounting principles. At least 75% of the value of our total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of our operation), government securities and qualified temporary investments. The term “real estate assets” includes real property, interests in real property, leaseholds of land or improvements thereon, and mortgages on the foregoing and any property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date the REIT receives such capital). When a mortgage is secured by both real property and other property, it is considered to constitute a mortgage on real property to the extent of the fair market value of the real property when the REIT is committed to make the loan or, in the case of a construction loan, the reasonably estimated cost of construction.

It is anticipated that the bulk of our assets will be “real estate assets” including direct and indirect interests in real property, direct and indirect interests in leaseholds of land and any improvements thereon, and interests in mortgages secured by any of the foregoing. However, certain of our properties, such as our interests in marinas, may represent interests in property that does not qualify, in whole or in part, as “real estate assets” under prevailing interpretations of the tax laws. We have represented that at the end of each quarter the sum of the value of any personal property owned by us plus the value of all other company assets not qualifying for the 75% Asset Test, in the aggregate represented less than 25% of our total assets. No independent appraisals have been or will be acquired to support this representation, and counsel, in rendering our opinion as to our qualifications as a REIT, is relying on our conclusions and our senior management as to the relative values of our assets. There can be no assurance however, that the IRS may not contend that the value of any personal property or other property owned by us not qualifying for the 75% Asset Test, exceeds 25% of our total assets.

Although the remaining 25% of our assets generally may be invested without restriction, we are prohibited from owning securities representing more than 10% of either the vote (the “10% vote test”) or value (the “10% value test”) of the outstanding securities of any issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary. Further, no more than 25% of the total assets may be represented by securities of one or more taxable REIT subsidiaries (the “25% asset test”) and no more than 5% of the value of our total assets may be represented by securities of any non-governmental issuer other than a qualified REIT subsidiary, another REIT or a taxable REIT subsidiary (the “5% asset test”). Each of the 10% vote test, the 10% value test, the 25% and the 5% asset tests must be satisfied at the end of each quarter. There are special rules which provide relief if the value related tests are not satisfied due to changes in the value of the assets of a REIT.

For taxable years beginning after December 31, 2000, certain items are excluded from the 10% value test, including: (1) straight debt securities of an issuer; (2) any loan to an individual or an estate; (3) any rental agreement described in Section 467 of the Code, other than with a “related person”; (4) any obligation to pay rents from real property; (5) certain securities issued by a state or any subdivision thereof, the District of Columbia, a foreign government, or any political subdivision thereof, or the Commonwealth of Puerto Rico; (6) any security issued by a REIT; and (7) any other arrangement that, as determined by the Secretary of the Treasury, is excepted from the definition of security (“excluded securities”). Special rules apply to straight debt securities issued by corporations and entities taxable as partnerships for federal income tax purposes. If a REIT, or its taxable REIT subsidiary, holds (1) straight debt securities of a corporate or partnership issuer and (2) securities of such issuer that are not excluded securities and have an aggregate value greater than 1% of such issuer’s outstanding securities, the straight debt securities will be included in the 10% value test.

A REIT’s interest as a partner in a partnership is not treated as a security for purposes of applying the 10% value test to securities issued by the partnership. For taxable years beginning after December 31, 2000, any debt instrument issued by a partnership will not be a security for purposes of applying the 10% value test (1) to the extent of the REIT’s interest as a partner in the partnership and (2) if at least 75% of the partnership’s gross income (excluding gross income from prohibited transactions) would qualify for the 75% gross income test. For taxable years beginning after October 22, 2004, for purposes of the 10% value test, a REIT’s interest in a partnership’s assets is determined by the REIT’s proportionate interest in any securities issued by the partnership (other than the excluded securities described in the preceding paragraph).

Our investments in shares of REITs, assuming such REITs qualify as real estate investment trusts under the Code, are treated as qualifying real estate assets for purposes of the asset tests and generates qualifying income for purposes of the income tests.

For taxable years beginning after July 30, 2008, if the REIT or its QBU uses a foreign currency as its functional currency, the term “cash” includes such foreign currency, but only to the extent such foreign currency is (i) held for use in the normal course of the activities of the REIT or QBU which give rise to items of income or gain that are included in the 95% and 75% gross income tests or are directly related to acquiring or holding assets qualifying under the 75% asset test, and (ii) not held in connection with dealing or engaging in substantial and regular trading in securities.

With respect to corrections of failures for which the requirements are satisfied after October 22, 2004, regardless of whether such failures occurred in taxable years beginning on, before or after such date, as to violations of the 10% vote test, the 10% value test or the 5% asset test, a REIT may avoid disqualification as a REIT by disposing of sufficient assets to cure a violation that does not exceed the lesser of 1% of the REIT’s assets at the end of the relevant quarter or $10,000,000, provided that the disposition occurs within six months following the last day of the quarter in which the REIT first identified the assets. For violations of any of the REIT asset tests due to reasonable cause and not willful neglect that exceed the thresholds described in the preceding sentence, a REIT can avoid disqualification as a REIT after the close of a taxable quarter by taking certain steps, including disposition of sufficient assets within the six month period described above to meet the applicable asset test, paying a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the non-qualifying assets during the period of time that the assets were held as non qualifying assets and filing a schedule with the IRS that describes the non-qualifying assets.

Investments in Taxable REIT Subsidiaries. For taxable years beginning after December 31, 2000, REITs may own more than 10% of the voting power and value of securities in taxable REIT subsidiaries. CNL Lifestyle Properties and any taxable corporate entity in which we own an interest are allowed to jointly elect to treat such entity as a “taxable REIT subsidiary.”

We own taxable REIT subsidiaries. Taxable REIT subsidiaries are subject to full corporate level federal taxation on their earnings but are permitted to engage in certain types of activities that cannot be performed directly by REITs without jeopardizing their REIT status. Our taxable REIT subsidiaries will attempt to minimize the amount of these taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent our taxable REIT subsidiaries are required to pay federal, state or local taxes, the cash available for distribution as dividends to us from our taxable REIT subsidiaries will be reduced.

The amount of interest on related-party debt that a taxable REIT subsidiary may deduct is limited. Further, a 100% tax applies to any interest payments by a taxable REIT subsidiary to our affiliated REIT to the extent the interest rate is not commercially reasonable. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any of these restrictions.

The IRS may reallocate costs between a REIT and its taxable REIT subsidiary where there is a lack of arm’s-length dealing between the parties. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% tax. Additional taxable REIT subsidiary elections may be made in the future for additional entities in which we own an interest.

Annual Distribution Requirements. In order to avoid being taxed as a regular corporation, we are required to make distributions (other than capital gain distributions) to our stockholders which qualify for the dividends paid deduction in an amount at least equal to (1) the sum of (i) 90% of our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (ii) 90% of the after-tax net income, if any, from foreclosure property, minus (2) a portion of certain items of non-cash income. These distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for that year and if paid on or before the first regular distribution payment after such declaration. The amount distributed must not be preferential. This means that every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax on the undistributed amount at regular corporate tax rates. Finally, as discussed above, we may be subject to an excise tax if we fail to meet certain other distribution requirements. We intend to make timely distributions sufficient to satisfy these annual distribution requirements.

It is possible that, from time to time, we may not have sufficient cash or other liquid assets to meet the 90% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to, among other things, (1) timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of income and deduction of expenses in arriving at our taxable income, or (2) the payment of severance benefits that may not be deductible to us. For example, in the event of the default or financial failure of one or more tenants, we might be required to continue to accrue rent for some period of time under federal income tax principles even though we would not currently be receiving the corresponding amounts of cash. Similarly, under federal income tax principles, we might not be entitled to deduct certain expenses at the time those expenses are incurred. In either case, our cash available for making distributions might not be sufficient to satisfy the 90% distribution requirement. If the cash available to us is insufficient, we might raise cash in order to make the distributions by borrowing funds, issuing new securities or selling assets. In the event that timing differences occur, we may find it necessary to arrange for borrowings or, if possible, pay dividends in the form of taxable stock dividends, in order to meet the distribution requirement.

Under certain circumstances, in the event of a deficiency determined by the IRS, we may be able to rectify a resulting failure to meet the distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for distributions paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay applicable penalties and interest based upon the amount of any deduction taken for deficiency dividend distributions.

Failure to Qualify as a REIT. If we fail to qualify for taxation as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year. All distributions to stockholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits allocable to these distributions and, subject to certain limitations, will be eligible for the dividends received deduction for corporate stockholders. Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to statutory relief. Failure to qualify for even one year could result in our need to incur indebtedness or liquidate investments in order to pay potentially significant resulting tax liabilities.

In addition to the relief described above under “—Income Tests” and “—Asset Tests,” relief is available in the event that we violate a provision of the Code that would result in our failure to qualify as a REIT if: (1) the violation is due to reasonable cause and not due to willful neglect; (2) we pay a penalty of $50,000 for each failure to satisfy the provision; and (3) the violation does not include a violation described under “—Income Tests” or “—Asset Tests” above. It is not now possible to determine the circumstances under which we may be entitled to the benefit of these relief provisions.

Taxation of Stockholders

Treatment of Taxable U.S. Stockholders. The following summary applies to you only if you are a “U.S. stockholder.” A “U.S. stockholder” is a holder of shares of stock who, for United States federal income tax purposes, is:

•	a citizen or resident of the United States;

•

a corporation, partnership or other entity classified as a corporation or partnership for these purposes, created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. Persons, within the meaning of the Code, has the authority to control all of the trust’s substantial decisions.

So long as we qualify for taxation as a REIT, distributions on shares of our stock made out of the current or accumulated earnings and profits allocable to these distributions (and not designated as capital gain dividends) will be includable as ordinary income for federal income tax purposes. None of these distributions will be eligible for the dividends received deduction for U.S. corporate stockholders.

Generally, for taxable years ending after May 6, 2003 through December 31, 2010, the maximum marginal rate of tax payable by individuals on dividends received from corporations that are subject to a corporate level of tax is 15%. Except in limited circumstances, this tax rate will not apply to dividends paid to you by us on our shares, because generally we are not subject to federal income tax on the portion of our REIT taxable income or capital gains distributed to our stockholders. The reduced maximum federal income tax rate will apply to that portion, if any, of dividends received by you with respect to our shares that are attributable to: (1) dividends received by us from non-REIT corporations or other taxable REIT subsidiaries; (2) income from the prior year with respect to which we were required to pay federal corporate income tax during the prior year (if, for example, we do not distribute 100% of our REIT taxable income for the prior year); or (3) the amount of any earnings and profits that were distributed by us and accumulated in a non-REIT year.

Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year), without regard to the period for which you held our stock. However, if you are a corporation, you may be required to treat a portion of some capital gain dividends as ordinary income.

If we elect to retain and pay income tax on any net long-term capital gain, you would include in income, as long-term capital gain, your proportionate share of this net long-term capital gain. You would also receive a refundable tax credit for your proportionate share of the tax paid by us on such retained capital gains, and you would have an increase in the basis of your shares of our stock in an amount equal to your includable capital gains less your share of the tax deemed paid.

You may not include in your federal income tax return any of our net operating losses or capital losses. Federal income tax rules may also require that certain minimum tax adjustments and preferences be apportioned to you. In addition, any distribution declared by us in October, November or December of any year on a specified date in any such month shall be treated as both paid by us and received by you by December 31 of that year, provided that the distribution is actually paid by us no later than January 31 of the following year.

We will be treated as having sufficient earnings and profits to treat as a dividend any distribution up to the amount required to be distributed in order to avoid imposition of the 4% excise tax discussed under “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—General” and “Federal Income Tax Considerations—Taxation of CNL Lifestyle Properties—Qualification as a REIT” above. As a result, you may be required to treat as taxable dividends certain distributions that would otherwise result in a tax-free return of capital. Moreover, any “deficiency dividend” will be treated as a dividend (an ordinary dividend or a capital gain dividend, as the case may be), regardless of our earnings and profits. Any other distributions in excess of current or accumulated earnings and profits will not be taxable to you to the extent these distributions do not exceed the adjusted tax basis of your shares of our stock. You will be required to reduce the tax basis of your shares of our stock by the amount of these distributions until the basis has been reduced to zero, after which these distributions will be taxable as capital gain, if our shares of our stock are held as capital assets. The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of shares of our stock. Any loss upon a sale or exchange of shares of our stock which were held for six months or less (after application of certain holding period rules) will generally be treated as a long-term capital loss to the extent you previously received capital gain distributions with respect to these shares of our stock.

Upon the sale or exchange of any shares of our stock to or with a Person other than ourselves or a sale or exchange of all shares of our stock (whether actually or constructively owned), you will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your adjusted tax basis in these shares of our stock. This gain will be capital gain if you held these shares of our stock as a capital asset.

Our distributions and any gain you realize from disposition of shares of our stock will not be treated as passive activity income. Therefore, you may not utilize passive losses to offset this income. To the extent that our distributions do not constitute a return of capital, they will be treated as investment income for purposes of the investment interest deduction limitation. Net capital gain from a disposition of our shares and capital gain distributions may be included in investment income for purposes of the investment interest deduction limitation to the extent you properly elect to so include such gain; however, upon such election, the capital gain will be taxed as ordinary income.

If we redeem any of your shares in our company, the treatment can only be determined on the basis of particular facts at the time of redemption. In general, you will recognize gain or loss (as opposed to dividend income) equal to the difference between the amount received by you in the redemption and your adjusted tax basis in your redeemed shares if such redemption: (1) results in a “complete termination” of your interest in all classes of our equity securities; (2) is a “substantially disproportionate redemption”; or (3) is “not essentially equivalent to a dividend” with respect to you. In applying these tests, your ownership of all classes of our equity securities (e.g., common stock, preferred stock, depositary shares and warrants) must be taken into account. You must also take into account any equity securities that are considered to be constructively owned by you.

If, as a result of our redemption of your shares, you no longer own (either actually or constructively) any of our equity securities or only own (actually and constructively) an insubstantial percentage of our equity securities, then it is probable that the redemption of your shares would be considered “not essentially equivalent to a dividend” and, thus, would result in gain or loss to you. However, whether a distribution is “not essentially equivalent to a dividend” depends on all of the facts and circumstances, and if you rely on any of these tests at the time of redemption, you should consult your tax advisor to determine their application to the particular situation.

Generally, if the redemption does not meet the tests described above, then the proceeds received by you from the redemption of your shares will be treated as a distribution taxable as a dividend to the extent of the allocable portion of current or accumulated earnings and profits. If the redemption is taxed as a dividend, your adjusted tax basis in the redeemed shares will be transferred to any other shareholdings in us that you own. If you own no other shareholdings in us under certain circumstances, such basis may be transferred to a related Person, or it may be lost entirely.

Gain from the sale or exchange of our shares held by an individual for more than one year is taxed at a maximum long-term capital gain rate, which is currently 15%. Pursuant to IRS guidance, we may classify portions of our capital gain dividends as gains eligible for the long-term capital gains rate or as gain taxable to individual stockholders at a maximum rate of 25%.

Treatment of Tax-Exempt U.S. Stockholders. Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts (“Exempt Organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). The IRS has issued a published revenue ruling concluding that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the exempt employee pension trust. Based on this ruling, amounts distributed by us to Exempt Organizations generally should not constitute UBTI. However, if an Exempt Organization finances its acquisition of the shares of our stock with debt, a portion of its income from us will constitute UBTI pursuant to the “debt financed property” rules. Likewise, a portion of the Exempt Organization’s income from us would constitute UBTI if we held a residual interest in a real estate mortgage investment conduit.

In addition, in certain circumstances, a pension trust that owns more than 10% of our stock is required to treat a percentage of its dividends as UBTI. This rule applies to a stock bonus, pension or profit-sharing trust holding more than 10% of our stock only if: (1) the percentage of our income that is UBTI (determined as if we were a pension trust) is at least 5%; (2) we qualify as a REIT by reason of the modification of the Five or Fewer Requirement that allows beneficiaries of the pension trust to be treated as holding shares in proportion to their actuarial interests in the pension trust; and (3) either (i) one pension trust owns more than 25% of the value of our stock, or (ii) a group of pension trusts individually holding more than 10% of the value of our stock collectively own more than 50% of the value of our stock.

Backup Withholding and Information Reporting. Under certain circumstances, you may be subject to backup withholding at applicable rates on payments made with respect to, or cash proceeds of a sale or exchange of, shares of our stock. Backup withholding will apply only if you: (1) fail to provide a correct taxpayer identification number, which if you are an individual, is ordinarily your social security number; (2) furnish an incorrect taxpayer identification number; (3) are notified by the IRS that you have failed to properly report payments of interest or dividends; or (4) fail to certify, under penalties of perjury, that you have furnished a correct taxpayer identification number and that the IRS has not notified you that you are subject to backup withholding.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. You should consult with a tax advisor regarding qualification for exemption from backup withholding, and the procedure for obtaining an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to payments to a stockholder will be allowed as a credit against such stockholder’s United States federal income tax liability and may entitle such stockholder to a refund, provided that the required information is provided to the IRS. In addition, withholding a portion of capital gain distributions made to stockholders may be required for stockholders who fail to certify their non-foreign status.

Taxation of Foreign Stockholders. The following summary applies to you only if you are a foreign Person. The federal taxation of foreign Persons is a highly complex matter that may be affected by many considerations.

Except as discussed below, distributions to you of cash generated by our real estate operations in the form of ordinary dividends, but not by the sale or exchange of our capital assets, generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and you file with us the required form evidencing the lower rate.

In general, you will be subject to United States federal income tax on a graduated rate basis rather than withholding with respect to your investment in our stock if such investment is “effectively connected” with your conduct of a trade or business in the United States. A corporate foreign stockholder that receives income that is, or is treated as, effectively connected with a United States trade or business may also be subject to the branch profits tax, which is payable in addition to regular United States corporate income tax. The following discussion will apply to foreign stockholders whose investment in us is not so effectively connected. We expect to withhold United States income tax, as described below, on the gross amount of any distributions paid to you unless (1) you file an IRS Form W-8ECI with us claiming that the distribution is “effectively connected” or (2) certain other exceptions apply.

Distributions by us that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to you under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) as if these distributions were gains “effectively connected” with a United States trade or business. Accordingly, you will be taxed at the normal capital gain rates applicable to a U.S. stockholder on these amounts, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Distributions subject to FIRPTA may also be subject to a branch profits tax in the hands of a corporate foreign stockholder that is not entitled to treaty exemption.

We will be required to withhold from distributions subject to FIRPTA, and remit to the IRS, 35% of designated capital gain dividends, or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends. In addition, if we designate prior distributions as capital gain dividends, subsequent distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding.

For taxable years beginning after October 22, 2004, any capital gain dividend with respect to any class of stock that is “regularly traded” on an established securities market will be treated as an ordinary dividend if the foreign stockholder did not own more than 5% of such class of stock at any time during the taxable year. Under this provision, foreign stockholders generally will not be required to report distributions received from us on U.S. federal income tax returns and all distributions treated as dividends for U.S. federal income tax purposes, including any capital gain dividend, will be subject to a 30% U.S. withholding tax (unless reduced under an applicable income tax treaty) as discussed above. In addition, the branch profits tax will no longer apply to such distributions.

Unless its shares constitute a “United States real property interest” within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of our shares by you generally will not be subject to United States taxation. Our shares will not constitute a United States real property interest if we qualify as a “domestically controlled REIT.” We do, and expect to continue to, qualify as a domestically controlled REIT. A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by foreign stockholders. However, if you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, you will be subject to a 30% tax on such capital gains. In any event, a purchaser of its shares from you will not be required under FIRPTA to withhold on the purchase price if the purchased shares are “regularly traded” on an established securities market or if we are a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser may be required to withhold 10% of the purchase price and remit such amount to the IRS.

Backup withholding tax and information reporting will generally not apply to distributions paid to you outside the United States that are treated as: (1) dividends to which the 30% or lower treaty rate withholding tax discussed above applies; (2) capital gains dividends; or (3) distributions attributable to gain from the sale or exchange by us of U.S. real property interests. Payment of the proceeds of a sale of stock within the United States or conducted through certain U.S. related financial intermediaries is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that he or she is not a U.S. Person (and the payor does not have actual knowledge that the beneficial owner is a U.S. Person) or otherwise established an exemption. You may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

Potential Legislation or Other Actions Affecting Tax Consequences. Current and prospective securities holders should recognize that the present federal income tax treatment of an investment in us may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by Persons involved in the legislative process and by the IRS and the Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations of these laws could adversely affect the tax consequences of an investment in us.\

Recent Legislation. On March 18, 2010, the President signed into law the Hiring Incentives to Restore Employment Act of 2010, or the HIRE Act. The HIRE Act imposes a withholding tax at a 30% rate on dividends and proceeds of sale in respect of our common stock received by U.S. stockholders that own their stock through foreign accounts or foreign intermediaries and certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit of such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld. These new withholding rules are generally effective for payments made after December 31, 2012.

On March 30, 2010, the President signed into law the Health Care and Education Reconciliation Act of 2010, or the Reconciliation Act. The Reconciliation Act will require certain U.S. stockholders that are individuals, estates or trusts to pay a 3.8% Medicate tax on, among other things, dividends on and capital gains from the sale or other disposition of stock, subject to certain exceptions. This tax will apply for taxable years beginning after December 31, 2012. U.S. stockholders should consult their tax advisors regarding the effect, if any, of the Reconciliation Act on their ownership and disposition of our common stock.

Characterization of Property Leases

Our ability to claim certain tax benefits associated with ownership of the properties, such as depreciation, depends on a determination that the lease transactions engaged in by us are true leases, under which we are the owner of the leased property for federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of the properties for federal income tax purposes may have adverse consequences to us, such as denial of our depreciation deductions. Moreover, a denial of our depreciation deductions could result in a determination that our distributions to stockholders were insufficient to satisfy the 90% distribution requirement for qualification as a REIT. However, if we have sufficient cash, we may be able to remedy any past failure to satisfy the distribution requirements by paying a “deficiency dividend” (plus a penalty and interest). Furthermore, in the event that it was determined that we were not the owner of a particular property, the income that we would receive pursuant to the recharacterized lease would constitute interest qualifying under the 95% and 75% gross income tests by reason of being interest on an obligation secured by a mortgage on an interest in real property, because the legal ownership structure of such property will have the effect of making the building serve as collateral for the debt obligation.

While certain characteristics of the leases anticipated to be entered into by us suggest that we might not be the owner of the properties, such as the fact that such leases are triple-net leases, a substantial number of other characteristics indicate the bona fide nature of such leases and that we will be the owner of the properties. For example, we will bear the risk of substantial loss in the value of the properties, since we will acquire interests in the properties with an equity investment, rather than with nonrecourse indebtedness. Further, we, rather than the tenant, will benefit from any appreciation in the properties, since we will have the right at any time to sell or transfer the properties, subject to the tenant’s right to purchase the property at a price not less than the property’s fair market value (determined by appraisal or otherwise).

Other characteristics of our ownership of the properties are that: (1) the tenants are liable for repairs and to return the properties in reasonably good condition; (2) insurance proceeds generally are to be used to restore the properties and, to the extent not so used, belong to us; (3) the tenants agree to subordinate their interests in the properties to the lien of any first mortgage upon delivery of a nondisturbance agreement and agree to attorn to the purchaser upon any foreclosure sale; and (4) we have not relinquished the properties to the tenants for their entire useful lives but instead have retained a significant residual interest in them because we have determined that the properties can reasonably be expected to have at the end of their lease terms (generally a maximum of 30 to 40 years) a fair market value of at least 20% of our cost and a remaining useful life of at least 20% of their useful lives at the beginning of the leases.

Investment in Joint Ventures

As indicated in “Business—Joint Venture Arrangements,” we may participate in joint ventures which own and lease properties. Assuming that the joint ventures have the characteristics described in “Business—Joint Venture Arrangements,” and are operated in the same manner that we operate with respect to properties that we own directly, the joint ventures will be treated as partnerships, as defined in Sections 7701(a)(2) and 761(a) of the Code, and not as associations taxable as corporations, and we will be subject to tax as a partner pursuant to Sections 701-761 of the Code.

If a joint venture were to be treated as an association taxable as a corporation, we would be treated as a stockholder for tax purposes and would not be treated as owning a pro rata share of the joint venture’s assets. In addition, the items of income and deduction of the joint venture would not pass through to us. Instead, the joint venture would be required to pay income tax at regular corporate tax rates on its Net Income, and distributions to partners would constitute dividends that would not be deductible in computing the joint venture’s taxable income. Moreover, a determination that a joint venture is taxable as a corporation could cause us to fail to satisfy the asset tests for qualification as a REIT.

REPORTS TO STOCKHOLDERS

We will furnish each stockholder with our annual report within 120 days following the close of each fiscal year. These annual reports will contain the following:

•

financial statements, including a balance sheet, statement of operations, statement of stockholders’ equity, and statement of cash flows, prepared in accordance with GAAP, which are audited and reported on by independent certified public accountants;

•	the ratio of the costs of raising capital during the period to the capital raised;

•

the aggregate amount of advisory fees and the aggregate amount of other fees paid by us to our Advisor and any affiliate of our Advisor and including fees or charges paid to our Advisor and any affiliate of our Advisor by third parties doing business with us;

•

our Operating Expenses, stated as a percentage of the Average Invested Assets (the average of the aggregate book value of our assets, for a specified period, invested, directly or indirectly, in equity interests in and loans collateralized by real estate, before reserves for depreciation or bad debts or other similar non-cash reserves, computed by taking the average of such values at the end of each month during such period) and as a percentage of our Net Income;

•	a report from the Independent Directors that the policies being followed by us are in the best interests of our stockholders and the basis for such determination;

•

separately stated, full disclosure of all material terms, factors and circumstances surrounding any and all transactions involving us, and our directors, Advisor and any affiliate, occurring during the year for which the annual report is made, and the Independent Directors shall be specifically charged with a duty to examine and comment in the report on the fairness of such transactions; and

•

distributions to the stockholders for the period, identifying the source of such distributions and if such information is not available at the time of the distribution, a written explanation of the relevant circumstances may accompany the distributions (with the statement as to the source of distributions to be sent to stockholders not later than 60 days after the end of the fiscal year in which the distribution was made).

Within 90 days following the close of each of our fiscal years, each stockholder that is a Plan will be furnished with an annual statement of share valuation to enable it to file annual reports required by ERISA as they relate to its investment in our company. For any period during which we are making a public offering of shares, the statement will report an estimated value of each share at the public offering price per share, which during the term of this offering is $10.00 per share. If no public offering is ongoing, and until listing, the statement will report an estimated value of each share, based on (i) appraisal updates performed by us based on a review of the existing appraisal and lease of each property, focusing on a re-examination of the capitalization rate applied to the rental stream to be derived from that property, and (ii) a review of the outstanding loans, and other Permitted Investments focusing on a determination of present value by a re-examination of the capitalization rate applied to the stream of payments due under the terms of each loan and other Permitted Investment. Such statement will be provided within 18 months of the close of our last public offering, including an offering of our reinvestment plan shares, if we have not listed within such time. We may elect to deliver such reports to all stockholders. Stockholders will not be forwarded copies of appraisals or updates. In providing such reports to stockholders, neither us nor our affiliates thereby make any warranty, guarantee, or representation that (i) we or our stockholders, upon liquidation, will actually realize the estimated value per share, or (ii) the stockholders will realize the estimated net asset value if they attempt to sell their shares.

We are required by the Securities Exchange Act of 1934, as amended, to file quarterly reports with the Commission on Form 10-Q and stockholders will be furnished with a summary of the information contained in each such report within 90 days after the end of each fiscal quarter. Such summary information generally will include a balance sheet, a quarterly statement of income, and a statement of cash flows, and any other pertinent information regarding us and our activities during the quarter. Stockholders also may receive a copy of any Form 10-Q upon request to us. If we are not subject to this filing requirement, stockholders will be furnished with a semi-annual report within 90 days after each six-month period containing information similar to that contained in the quarterly report but applicable to such six-month period.

Stockholders and their duly authorized representatives are entitled to inspect and copy our books and records at their expense at all times during regular business hours, upon reasonable prior notice to us and at the location where we keep such reports. Stockholders, upon request and at their expense, may obtain full information regarding our financial condition and, subject to certain confidentiality and other requirements, may obtain a list containing the name, address, and shares held by each stockholder. See “Summary of the Articles of Incorporation and Bylaws—Inspection of Books and Records.”

Our fiscal year will be the calendar year.

Our federal tax return (and any applicable state income tax returns) will be prepared by the accountants regularly retained by us. Appropriate tax information will be submitted to the stockholders within 30 days following the end of each of our fiscal years. A specific reconciliation between GAAP and income tax information will not be provided to the stockholders; however, such reconciling information will be available for inspection and review by any interested stockholder at our office.

PLAN OF DISTRIBUTION

The Offering

We are offering a maximum of 200 million shares, including 30 million shares initially designated to be offered pursuant to our reinvestment plan. Prior to the conclusion of this offering, if any of the 30 million shares initially designated for the reinvestment plan remain after meeting anticipated obligations under the reinvestment plan, we may decide to sell a portion of these shares in this offering. Similarly, prior to the conclusion of this offering, if the 30 million shares initially designated for the reinvestment plan have been purchased by the Reinvestment Agent and we anticipate additional demand for our reinvestment plan shares, we may decide to reallocate a portion of our shares designated for this offering to the reinvestment plan. Any shares purchased pursuant to the reinvestment plan will be purchased at 95.0% of the purchase price per share. See “Summary of Reinvestment Plan.” The board of directors may determine to engage in future offerings of common stock of up to the number of unissued authorized shares of common stock available following termination of this offering.

We have extended our current common stock offering for a period of one year through April 9, 2011 and may have the ability to extend for another six months beyond that date upon meeting certain criteria. We reserve the right to terminate this offering at any time. If we terminate this offering prior to April 9, 2011, we will provide that information in a prospectus supplement.

We have and will continue to use the net proceeds from our public offerings of common stock to acquire properties and make loans and other Permitted Investments. As of December 31, 2009, we had cumulatively raised approximately $2.6 billion (260.1 million shares) in subscription proceeds, including approximately $197.0 million (20.7 million shares) received through our dividend reinvestment plan. The current offering, which is our third, commenced on April 9, 2008 and as of February 28, 2010, we have raised $583.0 million. There are 152.7 million shares remaining to be sold in this offering. As of March 15, 2010 we had approximately 80,083 common stockholders of record.

This offering is currently registered, or otherwise qualified, to be sold in all fifty states, the District of Columbia and Puerto Rico. These qualifications are typically effective for one year from their effective dates and are subject to yearly renewals. Although we intend to renew these qualifications as necessary, there can be no assurance that we will continue this offering in each jurisdiction beyond April 9, 2011.

Individuals must initially invest a minimum of $5,000 and Plans must initially invest $4,000. Any investor who has made the required minimum investment, either through this offering or our prior offerings, may purchase additional shares in increments of one share. See—Subscription Procedures.”

The shares are being offered to the public on a “best efforts” basis (meaning there is no guarantee that any minimum amount will be sold) through participating brokers who are members of the Financial Industry Regulatory Authority (“FINRA”), the Managing Dealer and/or other persons exempt from broker-dealer registration. The participating brokers will use their best efforts during the offering period to find eligible investors who desire to purchase our shares. The Managing Dealer does not intend to purchase any shares in this offering. Participating brokers in the offering are required to deliver a copy of the prospectus to each potential investor. We plan to make this prospectus, the subscription agreement, certain offering documents, administrative and transfer forms, as well as certain marketing materials, available electronically to participating brokers as an alternative to paper copies. Although an investor may receive a paper copy of these documents upon request, if a participating broker electronically delivers such documents to an investor, then that participating broker is responsible for complying with all applicable requirements of the Commission and FINRA and any laws or regulations related to such electronic delivery.

Procedure upon Liquidation

Any distributions that can be considered a return of capital, special distribution or sales (any large cash outlay) for non-qualified plans or all distributions upon any final liquidation event, will be forwarded to a stockholder’s address of record unless directed elsewhere via written instruction from the stockholder or stockholder’s authorized broker.

Liquidity of Prior Programs

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. Our Sponsor has sponsored five non-traded public REIT programs. Three of the non-traded public REIT programs have gone full cycle and, for programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date. Non-traded public REIT programs sponsored by our Sponsor have never delayed an investor’s stated liquidity event beyond the date contemplated in the program’s offering documents.

We are the fourth non-traded public REIT program sponsored by our Sponsor and have stated that our exit strategy anticipates listing, liquidating or merging on or before December 31, 2015.

Our Managing Dealer has served as the managing dealer for all four of the above mentioned non-traded public REIT offerings.

Indemnification of Managing Dealer

We have agreed to indemnify the Managing Dealer against certain liabilities, including liabilities under the Securities Act and liabilities resulting from our breach of the Managing Dealer Agreement and the Managing Dealer and the participating brokers have agreed to severally indemnify us, our officers and directors, our Advisor, its officers and directors and their affiliates against certain liabilities, including liabilities arising under the Securities Act. Pursuant to a selected dealer agreement with Ameriprise Financial Services, Inc. (the “Selected Dealer”), we have agreed, along with our Managing Dealer, to indemnify the Selected Dealer against certain liabilities, including liabilities under the Securities Act and liabilities resulting from our breach of the Selected Dealer Agreement, or to contribute to payments that the Selected Dealer may be required to make in respect thereof. In connection with the Selected Dealer Agreement, we have agreed with our Managing Dealer that, as between us and the Managing Dealer, Article 8 of the Managing Dealer Agreement shall govern all indemnity and contribution matters and shall supersede and replace the provisions of the Selected Dealer Agreement applicable to potential indemnity and contribution claims between us and the Managing Dealer. The Commission and some state securities commissions take the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.

Compensation Paid for Sales of Shares

Subject to reductions of the marketing support fees and of the selling commissions in connection with the purchase of a certain minimum number of shares that are described below, we pay the Managing Dealer selling commissions up to 7.0% of the Gross Proceeds from the sale of shares of our common stock. The Managing Dealer may reallow all or any portion of these commissions to participating brokers with respect to shares they sell. It is anticipated that 6.5% will be reallowed to participating brokers. In addition, we reimburse participating brokers for actual expenses incurred in connection with their due diligence review of our company and this offering following their submission of invoices supporting such expenses. We also pay the Managing Dealer a marketing support fee equal to 3.0% of Gross Proceeds from the sale of any shares of our common stock, all or a portion of which may be reallowed by the Managing Dealer to participating brokers who have signed a participating broker agreement with the Managing Dealer or, to a participating broker’s broker-dealer affiliate who agrees to assume the participating broker’s obligations as set forth in such participating broker agreement. Generally, the Managing Dealer will reallow a portion of the marketing support fees if the participating broker agrees to provide one or more of the following services:

•	internal marketing support personnel to assist the Managing Dealer’s marketing team;

•	internal marketing communications vehicle(s) such as newsletters, conference calls, cassette tapes and internal mail to promote us and the offering;

•

answers to investors’ inquiries concerning monthly statements, valuations, distribution rates, tax information, annual reports, reinvestment and redemption rights and procedures, our financial status and the real estate markets in which we have invested;

•	assistance to investors with reinvestments and redemptions;

•	maintaining the technology necessary to adequately service our investors or otherwise associated with the offering; and

•	other services as requested by investors from time to time.

The marketing support fees and selling commissions will not be paid in connection with shares purchased pursuant to the reinvestment plan. See the section of the prospectus titled “Summary of Reinvestment Plan.”

The following table shows the maximum amount of selling commissions and marketing support fees payable to the Managing Dealer assuming all 170,000,000 shares are sold in the offering with no discounts and 30,000,000 shares are sold pursuant to our reinvestment plan.

	Per Share	Maximum Offering
Primary Offering
Price to Public	$10.00	$1,700,000,000
Commissions and Fees	$1.00	$170,000,000
Proceeds to Us	$9.00	$1,530,000,000

Reinvestment Plan
Price to Public	$9.50	$285,000,000
Proceeds to Us	$9.50	$285,000,000

Participating brokers may withhold the selling commissions to which they are entitled from the purchase price for our shares and forward the balance to us if (i) the participating broker is legally permitted to do so, and (ii) (a) the participating broker meets all applicable net capital requirements under the rules of FINRA or other applicable rules regarding such an arrangement; (b) the participating broker forwards the subscription agreement to us and such subscription agreement is accepted prior to forwarding the purchase price for our shares, net of the commissions; and (c) the participating broker verifies that there are sufficient funds in the investor’s account with the participating broker to cover the entire cost of the subscription.

Other Compensation

In connection with the sale of shares, certain associated persons of our Managing Dealer may perform wholesaling functions for which they will receive compensation in an aggregate amount not to exceed 0.9% of Gross Proceeds, which shall be paid by our Managing Dealer out of its own resources (including any selling commissions or marketing support fees received by it in connection with the sale of shares of our common stock).

In addition, we and, to a lesser extent, our affiliates will pay CNL Capital Markets Corp., our Managing Dealer and their associated persons and affiliates for other expenses incurred, including expenses related to bona fide training and education meetings, sales seminars, wholesaling activities and legal expenses. Amounts paid by us to our Managing Dealer may be paid by our Managing Dealer to any participating brokers. We may also reimburse the participating brokers for certain expenses incurred in connection with the offering. Expenses that we may pay to participating brokers, or those expenses our Managing Dealer reallows to participating brokers, include reimbursements for costs and expenses related to investor and broker/dealer sales and training meetings, broker/dealer bona fide training and education meetings for such meetings conducted by us, our Managing Dealer or participating brokers and including costs of technology associated with the offering and other costs and expenses related to such technology costs. All such expenses are capped at 3.0% of Gross Proceeds.

Underwriting compensation consists of all cash and non-cash compensation paid in connection with the sale of our shares and includes selling commissions, marketing support fees, wholesaling compensation and expense reimbursements, expenses relating to bona fide training and education meetings, sales seminars and sales incentives. The total amount of underwriting compensation paid in connection with the offering will not exceed 10% of Gross Proceeds plus an additional 0.5% of Gross Proceeds for reimbursement of bona fide due diligence expenses.

Purchases Net of Selling Commissions and Marketing Support Fee

As with purchases made pursuant to the reinvestment plan, we may also pay reduced or no selling commissions or marketing support fees in connection with sale of shares in the offering to:

•	registered principals or representatives of the Managing Dealer or a participating broker;

•

our employees, officers and directors or those of our Advisor, or of the affiliates of either of the foregoing entities (and the immediate family members of any of the foregoing persons, provided that “immediate family members” means such person’s spouse, parents, children, grandparents, grandchildren and any such person who is so related by marriage such that this includes “step-” and “-in-law” relations as well as such persons so related by adoption), and any Plan established exclusively for the benefit of such persons or entities;

•

clients of an investment adviser registered under the Investment Advisers Act of 1940, as amended, or under applicable state securities laws (other than any registered investment advisor that is also registered as a broker-dealer, with the exception of clients who have “wrap” accounts which have asset-based fees with such dually registered investment adviser/broker-dealer); or

•	persons investing in a bank trust account with respect to which the authority for investment decisions made has been delegated to the bank trust department.

All sales must be made through a registered broker-dealer participating in the offering and any investment adviser must arrange for the placement of any sales accordingly. Our proceeds will not be affected by reducing or eliminating selling commissions and marketing support fees payable in connection with sales through any registered investment advisers or bank trust departments. In addition, participating brokers contractually obligated to their clients for the payment of fees on terms inconsistent with the terms of acceptance of all or a portion of the selling commissions and marketing support fees may elect not to accept all or a portion of such compensation. In that event, such shares shall be sold to the investor at a per share purchase price as low as $9.00, net of the portion of the selling commissions and marketing support fees.

Volume Discount

In connection with the purchase of a certain minimum number of shares by an investor who does not otherwise qualify for the reduction in commissions or fees described above, the amount of selling commissions otherwise payable to a participating broker may be reduced in accordance with the following schedule:

Number of Shares Purchased	Purchase Price per Incremental Share in Volume Discount Range	Commissions on Sales per Incremental Share Payable to the Managing Dealer(subject to Reallowance to Participating Brokers)		Reallowed Commissions on Sales per Incremental Share in Volume Discount Range
		Percent	Dollar Amount	Percent	Dollar Amount
1—50,000	$10.00	0.5%	$0.05	6.5%	$0.65
50,001—75,000	9.90	0.5%	$0.05	5.5%	$0.55
75,001—100,000	9.80	0.5%	$0.05	4.5%	$0.45
100,001—250,000	9.70	0.5%	$0.05	3.5%	$0.35
250,001—500,000	9.60	0.5%	$0.05	2.5%	$0.25
Over 500,001	9.50	0.5%	$0.05	1.5%	$0.15

For example, if an investor purchases 100,000 of our shares, then the investor would pay as little as $992,500 for those shares rather than $1 million, in which event the selling commissions on the sale of such shares would be $57,500, or an average of $0.575 per share. Our net proceeds will not be affected by such volume discounts.

To the extent requested in writing by an investor as described below, our volume discount is cumulative. To the extent an investor’s cumulative purchases qualify for a volume discount, that investor’s subsequent purchase, regardless of shares subscribed for in that purchase, will also qualify for (x) that volume discount or (y) to the extent the subsequent purchase when aggregated with the prior purchase(s) qualifies for a greater volume discount, a greater discount. If an investor does not qualify for the first discount with the first purchase, the subsequent purchase may be aggregated with the prior purchase to qualify for the volume discount, even in such cases where the previous purchase was in a prior offering. For example, if an initial purchase is for 74,000 shares in the first or second offering, and a second purchase is for 3,000 shares in the current offering, then 1,000 shares of the second purchase will be priced at $9.90 per share and 2,000 shares of the second purchase will be priced at $9.80 per share.

Discount Procedures

The volume discount will be prorated among the separate subscribers considered to be a single “purchaser.” For purposes of applying various discounts, shares purchased pursuant to the reinvestment plan on behalf of a participant in the reinvestment plan will not be combined with other subscriptions for shares by the investor. Further, shares purchased pursuant to the reinvestment plan will not be eligible for a volume or any other type of discount referred to in this Plan of Distribution. See “Summary of Reinvestment Plan.”

For purposes of determining the applicability of a volume discount, “purchaser” means:

•	an individual, his or her spouse, and their children under the age of 21, who purchase our shares for their own accounts;

•	a corporation, partnership, association, joint-stock company, trust fund, or any organized group of persons, whether incorporated or not;

•	an employee’s trust, pension, profit-sharing, or other employee benefit plan qualified under Section 401 of the Code; and

•	all pension, trust, or other funds maintained by a given bank.

Except as described in the section of the prospectus entitled, “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership,” there are no limits on the number of shares a purchaser may acquire.

Any reduction in selling commissions and/or the marketing support fee will reduce the effective purchase price per share but will not alter the proceeds available to us as a result of such sale. All investors will be deemed to have contributed the same amount per share whether or not the investor receives a discount. Accordingly, for purposes of distributions, investors who pay reduced commissions will receive higher returns on their investments in our common stock than investors who do not pay reduced commissions.

Sales Incentives

We, or our Advisor’s affiliates, may provide incentive items for registered representatives of the Managing Dealer and the participating brokers, which incentives shall in no event exceed an aggregate of $100 per annum per participating registered representative, in accordance with FINRA regulations. In the event other incentives are provided to registered representatives of the Managing Dealer or participating brokers, those incentives will be paid in cash and made only to the Managing Dealer or the participating brokers rather than to the registered representatives. Sales incentive programs offered to participating brokers must first be submitted for review by FINRA and comply with FINRA Rule 2710 or 2810, as applicable. Sales incentive programs offered to registered representatives of our Managing Dealer must comply with Rule 2710 or 2810, as applicable, but are not required to be submitted to FINRA. Costs incurred in connection with such sales incentive programs, if any, will be considered underwriting compensation.

Subscription Procedures

All subscribers must complete and execute our subscription agreement in the form set forth as Appendix B to this prospectus in order to purchase shares in the offering. All subscriptions for shares must be accompanied by a check payable to “CNL Lifestyle Properties, Inc.” in the amount of $10.00 per share, which amount may vary according to certain discounts discussed above. An approved trustee must process and forward to us subscriptions made through Plans. See “Suitability Standards” and “Subscription Procedures” for additional detail on how you can purchase our shares.

Subscribers who wish to purchase shares in this offering at regular intervals may be able to do so through their participating broker by completing the appropriate portion of the subscription agreement or by completing a reinvestment authorization form. Within 30 days after the end of each fiscal quarter, the administrator of the reinvestment plan will mail to each participant a statement of account describing, as to such participant:

•	the distributions received during the quarter;

•	the number of shares purchased during the quarter;

•	the per share purchase price for such shares; and

•	the total administrative charge paid by us on behalf of each participant.

See “Summary of Reinvestment Plan.”

Each participating broker receiving a subscriber’s check made payable to “CNL Lifestyle Properties, Inc.” (where the participating broker’s internal supervisory procedures must be conducted at the same location at which subscription documents and checks are received from subscribers), will deliver such checks to Boston Financial Data Services, Inc., our transfer agent, no later than the close of business of the first business day after their receipt. If the participating broker maintains a branch office, and, pursuant to a participating broker’s internal supervisory procedures, final internal supervisory review is conducted at a different location, the branch office will transmit the subscription documents and check to the office of the participating broker conducting such internal supervisory review by the close of business on the first business day following the receipt of the subscription documents by the branch office. Further, in this circumstance, the participating broker will review the subscription documents and subscriber’s check to ensure their proper execution and form and, if they are acceptable, transmit the check to our transfer agent by the close of business on the first business day after the check is received by such other office of the participating broker.

Once our transfer agent receives investor funds and subscription documents as set forth above, it will make a determination regarding whether or not the investor’s subscription documents are in good order. If the investor’s subscription documents are found to be in good order, the proceeds from the investor’s check will be deposited in a non-interest bearing reconciliation account for no more than one business day. Subscriptions funds held in the non-interest bearing account and do not accrue interest or any other benefits to you.

The investment proceeds will be transferred to our operating account no later than the close of business on the first business following the day the funds were placed into the reconciliation account. Subscriptions are effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part. We generally admit stockholders on a daily basis; however, at our election, any purchase of shares at a discount (other than shares purchased under our reinvestment plan) shall not be made effective on a date we pay a dividend or other distribution. Subscriptions will be accepted or rejected within 30 days of receipt by our transfer agent and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. We may not accept a subscription for shares until at least five business days after the date you receive this prospectus. You will receive a confirmation of your purchase.

The proceeds from the sale of common shares to New York residents are delivered to us and held in trust for the benefit of investors and are used only for the purposes set forth in this prospectus. Before they are applied, funds may be placed in short-term interest bearing investments, including obligations of, or obligations guaranteed by, the United States Government or bank money market accounts or certificates of deposit of national or state banks that have deposits insured by the Federal Deposit Insurance Corporation which can be readily sold or otherwise disposed of for cash.

Investments through IRA Accounts

Community National Bank (“CNB”) has agreed to act as an IRA custodian for our stockholders who have or desire to establish with CNB an IRA, SEP or certain other tax-deferred accounts or transfer or rollover existing accounts. Such agreement is subject to change and terminable upon 90 days notice by us or CNB. We will pay the annual maintenance fee for the calendar year in which a subscriber first purchases our shares through an investor account with CNB unless such annual maintenance fee has already been paid by one or more third parties prior to the purchase of any shares through an investor account with CNB. Subscribers who choose CNB as IRA custodian are responsible for paying subsequent annual maintenance fees and any other fees for such accounts. Our payment of the annual maintenance fee will be treated as a purchase price adjustment and result in a lower tax basis in the shares purchased by the IRA. In some cases, the purchase price adjustment may be shared among investments purchased for the account. Subscribers who choose a different IRA custodian are responsible for paying annual maintenance fees and other fees related to such account. Further information as to these custodial services is available through our Managing Dealer or a participating broker.

Suitability Standards

Our Sponsor and each person selling shares on our behalf have the responsibility to make every reasonable effort to determine that the purchase of shares in this offering is a suitable and appropriate investment based on information provided by the stockholder regarding the stockholder’s financial situation and investment objectives. In making this determination, those selling shares on our behalf have a responsibility to ascertain that the subscriber:

•	meets the minimum income and net worth standards set forth under “Suitability Standards;”

•	can reasonably benefit from an investment in our shares based on the subscriber’s overall investment objectives and portfolio structure;

•	is able to bear the economic risk of the investment based on the subscriber’s overall financial situation; and

•

has apparent understanding of the fundamental risks of the investment, the risk that the subscriber may lose the entire investment, the lack of liquidity of our shares, the restrictions on transferability of our shares, the background and qualifications of our Advisor and its affiliates, and the tax consequences of the investment.

When determining an investor’s suitability, participating brokers rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments, and any other pertinent information; however, each such investor and the participating broker should be aware that determining investor suitability is the responsibility of the participating broker alone. Furthermore, each participating broker is required to maintain, for the period required by applicable laws and regulations, records of the information used to determine that an investment in our shares is suitable and appropriate for an investor.

Appropriateness of Investment

An investment in our shares may provide:

•	regular distributions because we intend to make regular cash distributions to our stockholders on a quarterly basis;

•	a hedge against inflation because we intend to enter into leases with tenants that provide for scheduled rent increases; and

•	preservation of an investor’s capital with appreciation because we intend to acquire a portfolio of diverse commercial real estate assets that offer appreciation potential.

However, we can make no assurances that the foregoing objectives will be achieved. See “Risk Factors” above. Investors should consult with their participating broker to evaluate whether this investment is appropriate for them.

Certain Benefit Plan Considerations

The following summary is based upon ERISA, the Code, judicial decisions, US Department of Labor (“DOL”) regulations and rulings in existence on the date hereof, all of which are subject to change. This summary is general in nature and does not address every issue that may be applicable to a prospective subscriber of our shares. Accordingly, each prospective subscriber that is a Plan should consult with its own counsel.

Before authorizing an investment in shares, fiduciaries of pension, profit or profit-sharing plans, other employee benefit plans, individual retirement accounts and other plans, whether or not subject to ERISA or the Code (all such plans and accounts, and entities deemed to hold assets of such plans and accounts, are herein referred to as “Plans”) should consider, among other matters, (a) fiduciary standards imposed by ERISA or governing state or other law, if applicable, (b) whether the purchase of shares satisfies the prudence and diversification requirements of ERISA and governing state or other law, if applicable, taking into account any applicable Plan investment policy and the composition of the Plan’s portfolio, and the limitations on the marketability of shares;(c) whether such fiduciaries have authority to hold shares under the applicable Plan investment policies and governing instruments; (d) rules relating to the periodic valuation of Plan assets and the delegation of control over responsibility for “plan assets” under ERISA or governing state or other law, if applicable, and (e) prohibitions under ERISA, the Code and/or governing state or other law relating to Plans engaging in certain transactions involving “plan assets” with persons who are “disqualified persons” under the Code or “parties in interest” under ERISA or governing state or other law, if applicable.

Regulations issued by the DOL relating to what constitutes “plan assets,” as set forth in 29 C.F.R. Section 2510-3.101 and as modified by Section 3(42) of ERISA (the “Regulations” set forth guidelines for determining when an investment in an entity by a Plan that is subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will cause the assets of such entity to be treated as “plan assets” of the ERISA Plan. If we were deemed to hold “plan assets,” it is likely, among other things, that (a) the fiduciaries of ERISA Plans subject to Title I of ERISA who directed the Plan’s investment in shares would be subject to ERISA’s fiduciary duty rules with respect to the assets held by us; (b) our Advisor and Persons providing investment advice or other services to us would become fiduciaries and/or “parties in interest” or “disqualified persons” of ERISA Plans that hold shares; and (c) certain of our transactions could constitute prohibited transactions under ERISA and the Code.

Under the Regulations, if an ERISA Plan acquires an equity interest in an entity, which equity interest is not a “publicly-offered security,” the ERISA Plan’s assets generally would include both the equity interest and an undivided interest in each of the entity’s underlying assets unless certain specified exceptions apply. In general, the Regulations define a publicly-offered security as a security that is “widely held,” “freely transferable,” and either part of a class of securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or sold to the public pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days (or such later time permitted by the Commission) after the end of the fiscal year of the issuer during which the offering occurred). Our shares are being sold in an offering registered under the Securities Act and were registered under Section 12(g) of the Exchange Act within the required time period.

The Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. However, a class of securities will not fail to be “widely held” solely because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer’s control. Our shares are “widely held.”

The Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis of all the relevant facts and circumstances. The Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less, as is the case with this offering, certain restrictions ordinarily will not affect, alone or in combination, the finding that such securities are freely transferable. We believe that the restrictions imposed under our articles of incorporation on the transfer of the common stock are limited to restrictions on transfer generally permitted under the Regulations and are not likely to result in the failure of the common stock to be “freely transferable.” See “Summary of the Articles of Incorporation and Bylaws—Restriction of Ownership.” No assurance can be given that the Department of Labor, the U.S. Treasury Department or a court would not reach a contrary conclusion with respect to our common stock.

Assuming that our shares are “widely held” and “freely transferable,” we believe that our shares are publicly-offered securities for purposes of the Regulations and that our assets would not be deemed to be “plan assets” of any ERISA Plan that invests in our shares.

Governmental plans and certain church plans (as defined in ERISA) are not subject to ERISA or the prohibited transaction provisions under Section 4975 of the Code. However, state laws or regulations governing the investment and management of the assets of such plans may contain fiduciary and prohibited transaction requirements similar to those under ERISA and the Code.

Acceptance of a subscription on behalf of a Plan is in no respect a representation by us or any other person that the investment in our shares meets all relevant legal requirements with respect to investments by the Plan or that such investment is appropriate for the Plan. Any prospective investor that is a Plan should consult its own advisers with respect to the provisions of ERISA, the Code and any governing state or other law that may apply with respect to an investment in shares.

Determination of Offering Price

The offering price per share was determined by us in our sole discretion based upon the price which we believed investors would pay for our shares (less a discount with respect to shares offered pursuant to the reinvestment plan), the fees to be paid to our Advisor and its affiliates, as well as estimated fees to third parties, the expenses of this offering and the funds we believed should be available to invest in properties, loans and other Permitted Investments. There is no public market for our shares on which to base market value. In addition, we did not take into account the value of our underlying assets in determining our share price. We have sold all of our shares in prior offerings at $10.00 per share.

SUPPLEMENTAL SALES MATERIAL

Shares are being offered only through this prospectus. In addition to this prospectus, we may use certain sales materials in connection with this offering, although only when accompanied or preceded by the delivery of this prospectus. No sales material may be used unless it has first been approved by us in writing. We anticipate that sales materials will be provided in various electronic formats to participating brokers for their internal use as well as for use with potential investors. The electronic formats we anticipate using may include, but are not limited to: viewable and downloadable data from an access-controlled website, CD-Rom, diskette, memory sticks and email. As of the date of this prospectus, we anticipate that the following sales material will be authorized for use in connection with this offering:

•	a brochure entitled “CNL Lifestyle Properties;”

•	a flyer providing financial and portfolio updates;

•	a cover letter transmitting the prospectus;

•	a properties portfolio;

•	an electronic, interactive CD-ROM;

•	a summary description of the offering;

•	a presentation about us;

•	a script for telephonic marketing;

•	broker updates;

•	a listing of properties;

•	sales support pieces;

•	seminar advertisements and invitations;

•	certain third-party articles;

•	industry-specific information pieces;

•	distribution pieces; and

•	webinars.

All such materials will be used only by registered broker-dealers that are members of the FINRA and advisers registered under the Investment Advisers Act of 1940. We also may respond to specific questions from participating brokers and prospective investors. Additional materials relating to the offering may be made available to participating brokers for their internal use.

LEGAL OPINIONS

The legality of our shares of our common stock being offered hereby has been passed upon for us by Arnold & Porter LLP. Statements made under the sections of this prospectus entitled “Risk Factors—Tax Risks” and “Federal Income Tax Considerations” have been reviewed by Arnold & Porter LLP, which has given its opinion that such statements as to matters of law are correct in all material respects. Arnold & Porter LLP serves as securities and tax counsel to us and our Advisor and certain of its affiliates. Members of the firm of Arnold & Porter LLP may invest in our common stock but are not expected to hold any substantial interest in us.

EXPERTS

The financial statements of CNL Lifestyle Properties, Inc. and CNL Dallas Market Center, LP incorporated in this Prospectus by reference to the Annual Report on Form 10-K of CNL Lifestyle Properties, Inc. for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus and the information that we file later with the Commission may update and supersede the information in this prospectus including the information we incorporated by reference. For information on how to access this information, see the following section of this prospectus entitled, “Where You Can Find More Information.”

We incorporate by reference the following documents that we have previously filed with the Commission:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed on March 25, 2010

Upon request we will provide to each person, including a beneficial owner, to whom this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

CNL Client Services

PO Box 4920

Orlando, FL 32802

866-650-0650, option 3

www.cnl.com

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirement of the Exchange Act and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission located at 100 F Street, NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. Copies of such materials can be obtained from the Public Reference Section of the Commission at prescribed rates. Such materials, except for the annual report, may also be accessed electronically by the public on the Commission’s website accessible via the internet at http://www.sec.gov and through our website at http://www.cnllifestylereit.com. Unless specifically listed above in “Incorporation of Certain Information by Reference,” the information contained on the Commission website is not intended to be incorporated by reference into this prospectus.

We have filed a registration statement on Form S-11, of which the prospectus forms a part, and related exhibits with the Commission under the Securities Act. The registration statement contains additional information about us and this offering. You can inspect or access electronically the registration statement and exhibits by the means described in the paragraph above.

DEFINITIONS

“Acquisition Expenses” means any and all expenses incurred by us, our Advisor, or any affiliate thereof in connection with the selection, acquisition or making of any investment, including any property, loan or other Permitted Investments, whether or not acquired or made, including, without limitation, legal fees and expenses, travel and communication expenses, costs of appraisals, nonrefundable option payments on property not acquired, accounting fees and expenses, taxes, and title insurance.

“Acquisition Fees” means any and all fees and commissions, exclusive of Acquisition Expenses, paid by any Person, as defined below, or entity to any other Person or entity (including any fees or commissions paid by or to any our affiliates or our Advisor) in connection with making an investment, making or investing in loans or other Permitted Investments or the purchase, development or construction of a property, including, without limitation, real estate commissions, Acquisition Fees, finder’s fees, selection fees, development fees, construction fees, nonrecurring management fees, consulting fees, loan fees, points, or any other fees or commissions of a similar nature. This definition specifically excludes development fees and construction fees paid to any Person or entity not affiliated with our Advisor in connection with the actual development and construction of any particular property. We will not pay Acquisition Fees in connection with temporary short-term investments acquired for purposes of cash management.

“affiliate” or “affiliated” or any derivation thereof means an affiliate of another Person including: (i) any Person directly or indirectly owning, controlling, or holding, with power to vote 10% or more of the outstanding voting securities of such other Person; (ii) any Person 10% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by, or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; or (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

“Asset Management Fee” means the fee payable to our Advisor for day-to-day professional management services it provides for us and our investments in properties, loans and other Permitted Investments pursuant to the Advisory Agreement.

“Average Invested Assets” means, for a specified period, the average of the aggregate book value of our assets invested, directly or indirectly, in equity interests in, and loans collateralized by, real estate, or in other Permitted Investments, before reserves for depreciation or bad debts or other similar non-cash reserves and computed by taking the average of such values at the end of each month during such period.

“Competitive Real Estate Commission” means a real estate or brokerage commission for the purchase or sale of property that is reasonable, customary, and competitive in light of the size, type, and location of the property. The total of all real estate commissions paid by us to all Persons (including the subordinated disposition fee payable to our Advisor) in connection with any sale of one or more of our properties shall not exceed the lesser of (i) a Competitive Real Estate Commission or (ii) 6% of the gross sales price of the property or properties.

“Equity Shares” means shares of our capital stock in any class or series (other than Excess Shares). The use of the term “Equity Shares” or any term related thereto shall refer to the particular class or series of our capital stock that is appropriate under the context.

“Excess Shares” means any excess shares, par value $0.01 per share, exchanged for shares of common stock or preferred stock, as the case may be, transferred or proposed to be transferred in excess of the ownership limit and/or would otherwise jeopardize our status as a REIT under the Code.

“Gross Proceeds” means the aggregate purchase price of all of the shares sold on our behalf, without deduction for selling commissions, volume discounts, marketing support fees, due diligence expenses, or other

Organizational and Offering Expenses. For purposes of computing Gross Proceeds, the purchase price of any share for which reduced or no selling commissions or marketing support fees are paid to the Managing Dealer or a participating broker (where net proceeds to us are not reduced) shall be deemed to be the full offering price of our shares, except for shares purchased pursuant to the reinvestment plan, which shares will be factored into the calculation using their actual purchase price.

“Independent Director” means a director who is not, and within the last two years has not been, directly or indirectly associated with our Advisor by virtue of (i) ownership of an interest in our Advisor or its affiliates; (ii) employment by our Advisor or its affiliates; (iii) service as an officer or director of our Advisor or its affiliates; (iv) performance of services, other than as a director, for us; (v) service as a director or trustee of more than three REITs advised by our Advisor; or (vi) maintenance of a material business or professional relationship with our Advisor or any of its affiliates. An indirect relationship shall include circumstances in which a director’s spouse, parents, children, siblings, mothers- or fathers-in-law, sons- or daughters-in-law or brothers- or sisters-in-law is or has been associated with our Advisor, any of its affiliates or us. A business or professional relationship is considered material per se if the gross revenue derived by a director from our Advisor and affiliates exceeds five percent of either the director’s annual gross revenue during either of the last two years or the director’s net worth on a fair market value basis.

“Invested Capital” means the amount calculated by multiplying the total number of Equity Shares issued and outstanding by the offering price per share (which price per Equity Shares, in the case of Equity Shares purchased pursuant to the reinvestment plan, shall be deemed to be the actual purchase price), without deduction for selling commissions, volume discounts, the marketing support fee, due diligence expense reimbursements or Organizational and Offering Expenses, but reduced by the portion of any distribution that is attributable to Net Sales Proceeds.

“Net Assets” means our total assets (other than intangibles), at cost, before deducting depreciation or other non-cash reserves, less total liabilities, calculated quarterly by us on a basis consistently applied.

“Net Income” means the total revenues applicable to a particular period, less the total expenses applicable to such period excluding additions to reserves for depreciation, bad debts or other similar non-cash reserves; provided, however, Net Income for purposes of calculating total allowable Operating Expenses shall exclude the gain from the sale of our assets.

“Net Offering Proceeds” means Gross Proceeds less (i) selling commissions, (ii) Organizational and Offering Expenses, (iii) the marketing support fee, and (iv) due diligence expense reimbursements.

“Net Sales Proceeds” means in the case of a transaction described in clause (i) (A) of the definition of sale in the Advisory Agreement, the proceeds of any such transaction less the amount of all real estate commissions plus our closing costs. In the case of a transaction described in clause (i) (B) of such definition, Net Sales Proceeds means the proceeds of any such transaction less the amount of any legal and other selling expenses incurred in connection with such transaction. In the case of a transaction described in clause (i) (C) of such definition, Net Sales Proceeds means the proceeds of any such transaction actually distributed to us from the joint venture. In the case of a transaction or series of transactions described in clause (i) (D) of the definition of sale, Net Sales Proceeds means the proceeds of any such transaction less the amount of all commissions and closing costs we pay. In the case of a transaction described in clause (ii) of the definition of sale, Net Sales Proceeds means the proceeds of such transaction or series of transactions less all amounts generated thereby and reinvested in one or more properties within 180 days thereafter and less the amount of any real estate commissions, closing costs, and legal and other selling expenses incurred by or allocated to us in connection with such transaction or series of transactions. Net Sales Proceeds shall also include, in the case of any lease of a property consisting of a building only or any loan or other Permitted Investments, any amounts from tenants, borrowers or lessees that we determine, in our discretion, to be economically equivalent to the proceeds of a sale. Net Sales Proceeds shall not include, as we determine in our sole discretion, any amounts reinvested in one or more properties, loans or other Permitted Investments, to repay outstanding indebtedness, or to establish reserves.

“Operating Expenses” means all costs and expenses we incur, as determined under generally accepted accounting principles, that relate in any way to our operation or to our business, including, but not limited to (a) advisory fees; (b) the Asset Management Fee; (c) the Performance Fee; and (d) the Subordinated Incentive Fee, but excluding: (i) the expenses of raising capital such as Organizational and Offering Expenses, legal, audit, accounting, underwriting, brokerage, listing, registration, and other fees, printing and other such expenses and tax incurred in connection with the issuance, distribution, transfer, registration and listing of our shares; (ii) interest payments; (iii) taxes; (iv) non-cash expenditures such as depreciation, amortization and bad debt reserves; (v) our Advisor’s subordinated ten percent share of Net Sales Proceeds; and (vi) Acquisition Fees and Acquisition Expenses, real estate or other commissions on the sale of assets, and other expenses connected with the acquisition and ownership of real estate interests, loans, or other Permitted Investments such as the costs of foreclosure, insurance premiums, legal services, maintenance, repair, and improvement of property.

“Organizational and Offering Expenses” means any and all costs and expenses, other than selling commissions, the marketing support fee and due diligence expense reimbursements incurred by us, our Advisor or any affiliate of either in connection with our formation, qualification and registration, and the marketing and distribution of shares, including, without limitation, the following: legal, accounting and escrow fees; printing, amending, supplementing, mailing and distributing costs; filing, registration and qualification fees and taxes; telegraph and telephone costs; and all advertising and marketing expenses, including the costs related to investor and broker sales meetings. The Organizational and Offering Expenses we pay in connection with each offering, together with all selling commissions, the marketing support fee and due diligence reimbursements we incur, will not exceed 13% of the proceeds raised in connection with this offering.

“Performance Fee” means the fee payable to our Advisor under certain circumstances if certain performance standards have been met and the Subordinated Incentive Fee has not been paid.

“Permanent Financing” means financing to: (i) acquire properties, make loans or other Permitted Investments; (ii) pay any Acquisition Fees arising from any Permanent Financing; and (iii) refinance outstanding amounts on the line of credit. Permanent Financing may be in addition to any borrowing under the line of credit.

“Permitted Investments” means all investments that we may acquire pursuant to our articles of incorporation and bylaws. For purposes of calculating fees payable, Permitted Investments shall not include short-term investments acquired for purposes of cash management.

“Person” means an individual, corporation, partnership, estate, trust (including a trust qualified under Section 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company or other entity, or any government or any agency or political subdivision thereof, and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, but does not include (i) an underwriter that participates in a public offering of Equity shares for a period of 60 days following the initial purchase by such underwriter of such Equity shares in such public offering, or (ii) CNL Lifestyle Company, LLC during the period ending December 31, 2004, provided that the foregoing exclusions shall apply only if the ownership of such Equity Shares by an underwriter or CNL Lifestyle Company, LLC would not cause us to fail to qualify as a REIT by reason of being “closely-held” within the meaning of Section 856(a) of the Code or otherwise cause us to fail to qualify as a REIT.

“Real Estate Asset Value” means the amount actually paid or allocated to the purchase, development, construction or improvement of real property, exclusive of Acquisition Fees and Acquisition Expenses.

“Related Party Tenant” means a related party tenant, as defined pursuant to Section 856(d) (2) (B) of the Code.

“Roll-Up Entity” means a partnership, REIT, corporation, trust or similar entity that would be created or that would survive after the successful completion of a proposed Roll-Up Transaction.

“Roll-Up Transaction” means a transaction involving our acquisition, merger, conversion, or consolidation, directly or indirectly, and the issuance of securities of a Roll-Up Entity. Such term does not include: (i) a transaction involving our securities that have been listed on a national securities exchange or included for quotation on the National Market System of the National Association of Securities Dealers Automated Quotation System for at least 12 months; or (ii) a transaction involving our conversion to corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in stockholder voting rights, our term of existence, compensation to our Advisor or our investment objectives.

“Sponsor” means any Person directly or indirectly instrumental in organizing, wholly or in part, CNL Lifestyle Properties or any Person who will control, manage or participate in our management, and any affiliate thereof. Sponsor does not include any Person whose only relationship with us is that of an independent property manager of our properties, loans or other Permitted Investments, and whose compensation is only for property management services. Sponsor does not include wholly independent third parties such as attorneys, accountants, and underwriters whose only compensation is for professional services. A Person may also be deemed our Sponsor by:

•	taking the initiative, directly or indirectly, in founding or organizing our business or enterprise, either alone or in conjunction with one or more other Persons;

•	receiving a material participation in CNL Lifestyle Properties in connection with the founding or organizing of our business in consideration of services or property, or both services and property;

•	having a substantial number of relationships and contacts with us;

•	possessing significant rights to control our properties;

•	receiving fees for providing services to us which are paid on a basis that is not customary in the industry; or

•	providing goods or services to us on a basis which was not negotiated at arm’s length.

“Stockholders’ 8% Return” means as of each date, an aggregate amount equal to an 8% cumulative, noncompounded, annual return on Invested Capital.

“Subordinated Incentive Fee” means the fee payable to our Advisor under certain circumstances if our shares are listed.

“Unimproved Real Property” means property in which we have a direct or indirect equity interest that is not acquired for the purpose of producing rental or other operating income that has no development or construction in process and for which no development or construction is planned, in good faith, to commence within one year.

APPENDIX A

AMENDED AND RESTATED

REINVESTMENT PLAN

AMENDED AND RESTATED

REINVESTMENT PLAN

CNL LIFESTYLE PROPERTIES, INC., a Maryland corporation (the “Company”), pursuant to its amended and restated Articles of Incorporation, adopted an Amended and Restated Reinvestment Plan (the “Reinvestment Plan”) on the terms and conditions set forth below.

1. Reinvestment of Distributions. Boston Financial Data Services, Inc., the reinvestment agent (the “Reinvestment Agent”) for participants (the “Participants”) in the Reinvestment Plan, will receive all cash distributions made by the Company with respect to shares of common stock of the Company (the “Shares”) owned by each Participant (collectively, the “Distributions”). The Reinvestment Agent will apply such Distributions on behalf of the Participants as follows:

(a) At any period during which the Company is making a “best-efforts” public offering of Shares, the Reinvestment Agent will invest Distributions in Shares acquired from the Company at the then current per share offering price for reinvestment plan shares.

(b) During any period when the Company is not making a “best-efforts” offering of Shares, as described in 1(a) above unless the Shares are listed on a national stock exchange or quoted on an over-the-counter market or a national market system (collectively, “Listed” or “Listing”), the Reinvestment Agent will purchase Shares directly from the Company at $9.50 per Share, unless adjusted by the Board of Directors, which price shall in no event be less than 95% of the fair market value as determined by the Board of Directors.

(c) Notwithstanding sections 1(a) and (b) above, upon Listing of the Shares, the Reinvestment Agent may purchase Shares either through the exchange, over-the-counter market or market system on which the Shares are Listed, or directly from the Company pursuant to a registration statement relating to the Reinvestment Plan. In either case, the Shares shall be purchased at a per Share price equal to the then-prevailing market price for the Shares at the date of purchase by the Reinvestment Agent. In the event that, after Listing occurs, the Reinvestment Agent purchases Shares on an exchange, over-the-counter market or market system through a registered broker-dealer, the amount to be reinvested shall be reduced by any brokerage commissions charged by such registered broker-dealer. In the event that such registered broker-dealer charges reduced brokerage commissions, additional funds in the amount of any such reduction shall be left available for the purchase of Shares.

(d) In the event of a subsequent determination that the purchase price for Shares under the Reinvestment Plan represented a discount in excess of 5% of the fair market value at the time of the sale, the distribution of the portion of the Shares issued under the Reinvestment Plan representing the excess amount may be voided, ab initio, to the extent it could result in the Company’s failure to qualify as a real estate investment trust.

(e) For each Participant, the Reinvestment Agent will maintain a record which shall reflect for each fiscal quarter the Distributions received by the Reinvestment Agent on behalf of such Participant. The Reinvestment Agent will use the aggregate amount of Distributions to all Participants for each fiscal quarter to purchase Shares for the Participants. If the aggregate amount of Distributions to Participants exceeds the amount required to purchase all Shares then available for purchase, the Reinvestment Agent will purchase all available Shares and will return all remaining Distributions to the Participants within 30 days after the date such Distributions are made. The purchased Shares will be allocated among the Participants based on the portion of the aggregate Distributions received by the Reinvestment Agent on behalf of each Participant, as reflected in the records maintained by the Reinvestment Agent. The ownership of the Shares purchased pursuant to the Reinvestment Plan shall be reflected on the books of the Company.

(f) Distributions shall be invested by the Reinvestment Agent in Shares promptly following the payment date with respect to such Distributions to the extent Shares are available. If sufficient Shares are not available, Distributions shall be invested on behalf of the Participants in one or more interest-bearing accounts in a commercial bank approved by the Company which is located in the continental United States and has assets of at least $100,000,000, until Shares are available for purchase, provided that any Distributions that have not been invested in Shares within 30 days after such Distributions are made by the Company shall be returned to Participants.

(g) The allocation of Shares among Participants may result in the ownership of fractional Shares, computed to three decimal places.

(h) Distributions attributable to Shares purchased on behalf of the Participants pursuant to the Reinvestment Plan will be reinvested in additional Shares in accordance with the terms hereof.

(i) No certificates will be issued to a Participant for Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan, except to Participants who make a written request to the Company. Participants in the Reinvestment Plan will receive statements of account in accordance with Paragraph 6 below.

2. Election to Participate. Any stockholder who has received a final prospectus, either solely for the Reinvestment Plan, if any, or for the then current offering, may elect to participate in and purchase Shares through the Reinvestment Plan at any time by completing and executing a Subscription Agreement, Authorization Form or such other similar form, as applicable. Participation in the Reinvestment Plan will commence with the next Distribution made after receipt of the Participant’s notice, and to all fiscal quarters thereafter, provided such notice is received more than 30 days prior to the last day of the fiscal quarter. Subject to the preceding sentence, regardless of the date of such election, a stockholder will become a Participant in the Reinvestment Plan effective on the first day of the fiscal quarter following such election, and the election will apply to all Distributions attributable to the fiscal quarter in which the stockholder makes such written election to participate in the Reinvestment Plan and to all fiscal quarters thereafter. A Participant who has terminated his or her participation in the Reinvestment Plan pursuant to Paragraph 10 will be allowed to participate in the Reinvestment Plan again upon receipt of a current version of a final prospectus relating to participation in the Reinvestment Plan which contains, at a minimum, the following: (i) the minimum investment amount; (ii) the type or source of proceeds which may be invested; and (iii) the tax consequences of the reinvestment to the Participant; by notifying the Reinvestment Agent and completing any required forms.

3. Distribution of Funds. In making purchases for Participants’ accounts, the Reinvestment Agent may commingle Distributions attributable to Shares owned by Participants in the Reinvestment Plan.

4. Proxy Solicitation. The Reinvestment Agent will distribute to Participants proxy solicitation materials received by it from the Company which are attributable to Shares held in the Reinvestment Plan. The Reinvestment Agent will vote any Shares that it holds for the account of a Participant in accordance with the Participant’s written instructions. If a Participant gives a proxy to person(s) representing the Company covering Shares registered in the Participant’s name, such proxy will be deemed to be an instruction to the Reinvestment Agent to vote the full Shares in the Participant’s account in like manner. If a Participant does not direct the Reinvestment Agent as to how the Shares should be voted and does not give a proxy to person(s) representing the Company covering these Shares, the Reinvestment Agent will not vote said Shares.

5. Absence of Liability. Neither the Company nor the Reinvestment Agent shall have any responsibility or liability as to the value of the Company’s Shares, any change in the value of the Shares acquired for the Participant’s account, or the rate of return earned on, or the value of, the interest-bearing accounts in which Distributions are invested. Neither the Company nor the Reinvestment Agent shall be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability (a) arising out of the failure to terminate a Participant’s participation in the Reinvestment Plan upon such Participant’s death prior to receipt of notice in writing of such death and the expiration of 30 days from the date of receipt of such notice and (b) with respect to the time and the prices at which Shares are purchased for a Participant. Notwithstanding the foregoing, liability under the federal securities laws cannot be waived. Similarly, the Company and the Reinvestment Agent have been advised that in the opinion of certain state securities commissioners, indemnification is also considered contrary to public policy and therefore unenforceable.

6. Reports to Participants. At the end of each quarter, but in no event later than 30 days after the end of each fiscal quarter, the Reinvestment Agent will mail to each Participant a statement of account describing, as to such Participant, the Distributions received during the quarter, the number of Shares purchased during the quarter, the per Share purchase price for such Shares, the total administrative charge to such Participant and the total Shares purchased on behalf of the Participant pursuant to the Reinvestment Plan. Tax information for income earned on Shares under the Reinvestment Plan will be sent to each Participant by the Company or the Reinvestment Agent at least annually.

7. Administrative Charges and Plan Expenses. The Company shall be responsible for all administrative charges and expenses charged by the Reinvestment Agent. The administrative charge for each Participant for each fiscal quarter shall be the lesser of 5% of the amount reinvested for the Participant or $2.50, with a minimum charge of $0.50. Any interest earned on Distributions will be paid to the Company to defray costs relating to the Reinvestment Plan. In the event that proceeds from the sale of Shares are used to acquire properties or to invest in loans or other permitted investments, the Company will pay its advisor acquisition fees of 3.0% pursuant to the Reinvestment Plan. The Company may also pay approximately 0.73%, 0.10% and 0.25% to affiliates as reimbursement for other offering expenses, due diligence expenses and acquisition expenses, respectively. All of the 0.10% reimbursement for due diligence expenses will be paid to participating broker dealers and certain of the offering expenses will be paid to third parties. As a result, aggregate fees and expenses payable to affiliates of the Company will total approximately 4.08% of the proceeds of reinvested Distributions.

8. No Drawing. No Participant shall have any right to draw checks or drafts against his or her account or to give instructions to the Company or the Reinvestment Agent except as expressly provided herein.

9. Taxes. Taxable Participants may incur a tax liability for Distributions made with respect to such Participant’s Shares, even though they have elected not to receive their Distributions in cash but rather to have their Distributions held in their account under the Reinvestment Plan.

10. Termination.

(a) A Participant may terminate his or her participation in the Reinvestment Plan at any time by written notice to the Company. To be effective for any Distribution, such notice must be received by the Company at least 30 days prior to the last day of the fiscal quarter to which such Distribution relates.

(b) The Company or the Reinvestment Agent may terminate a Participant’s individual participation in the Reinvestment Plan, and the Company may terminate the Reinvestment Plan itself at any time by 15 days’ prior written notice mailed to a Participant, or to all Participants, as the case may be, at the address or addresses shown on the Participant’s account or such more recent address as a Participant may furnish to the Company in writing.

(c) After termination of the Reinvestment Plan or termination of a Participant’s participation in the Reinvestment Plan, the Reinvestment Agent will send to each Participant (i) a statement of account in accordance with Paragraph 6 hereof, and (ii) a check for the amount of any Distributions in the Participant’s account that have not been reinvested in Shares. The record books of the Company will be revised to reflect the ownership of record of the Participant’s whole and fractional Shares. Any future Distributions made after the effective date of the termination will be sent directly to the former Participant.

11. Notice. Any notice or other communication required or permitted to be given by any provision of this Reinvestment Plan shall be in writing and addressed to CNL Capital Markets, Attention: CNL Client Services, C/O Boston Financial, Suite 8562, 30 Dan Road, Canton, Massachusetts 02021-2809 if to the Reinvestment Agent, or such other addresses as may be specified by written notice to all Participants. Notices to a Participant may be given by letter addressed to the Participant at the Participant’s last address of record with the Company. Each Participant shall notify the Company promptly in writing of any change of address.

12. Amendment. The terms and conditions of this Reinvestment Plan may be amended, renewed, extended or supplemented by an agreement between the Reinvestment Agent and the Company at any time, including but not limited to, an amendment to the Reinvestment Plan to add a voluntary cash contribution feature or to substitute a new Reinvestment Agent to act as agent for the Participants or to increase the administrative charge payable to the Reinvestment Agent, by mailing an appropriate notice at least 15 days prior to the effective date thereof to each Participant at his or her last address of record; provided, that any such amendment must be approved by a majority of the Independent Directors of the Company and by any necessary regulatory authority. Such amendment shall be deemed conclusively accepted by each Participant, except those Participants from whom the Company receives written notice of termination prior to the effective date thereof.

13. Governing Law. THIS REINVESTMENT PLAN AND A PARTICIPANT’S ELECTION TO PARTICIPATE IN THE REINVESTMENT PLAN SHALL BE GOVERNED BY THE LAWS OF THE STATE OF FLORIDA APPLICABLE TO CONTRACTS TO BE MADE AND PERFORMED ENTIRELY IN SAID STATE; PROVIDED, HOWEVER, THAT CAUSES OF ACTION FOR VIOLATIONS OF FEDERAL OR STATE SECURITIES LAWS SHALL NOT BE GOVERNED BY THIS SECTION 13.

APPENDIX B

SUBSCRIPTION AGREEMENT

Return via Standard Mail CNL Lifestyle Properties, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery CNL Lifestyle Properties, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Canton, MA 02021-2809	CNL Client Services Toll-Free (866) 650-0650 Fax (877) 694-1116

Subscription Agreement
THIRD OFFERING	CNL Lifestyle Properties, Inc.

one	Investment

Make check payable to	Select One:
CNL Lifestyle
Properties, Inc.	☐ Initial Investment	☐ Additional Purchase	☐ Net of Commissions Purchase* ($9.00 per share)
or the custodian of record for qualified plan Investments.	* Attach a Net-of-Commission affirmation letter, completed and signed by your Broker Dealer.

We do not accept cash, money orders, starter or counter checks, third-party checks and traveler’s checks.	Amount of Subscription $	Number of Shares
If a check received from an investor is returned for insufficient funds or otherwise not honored, CNL Lifestyle Properties, Inc. may return the check with no attempt to redeposit, and any issuance of the shares or declaration of distributions on shares may be rescinded or redeemed. CNL Lifestyle Properties, Inc. may reject any subscription, in whole or in part, in its sole discretion.

two	Investor Information

Name(s) and address will be recorded exactly as printed. Print name(s) in which shares are to be registered.	Investor Name/Trustee		Social Security Number / TIN
	Co-Investor Name/Trustee (if applicable)		Social Security Number / TIN
Street Address (required) ☐ If subsequent purchase, check here if new address.
	City	State	Zip Code
Email Address
	Daytime Phone Number	Evening Phone Number
Optional Mailing Address
	City	State	Zip Code

All accounts must select one type of citizenship and confirm backup withholding status.	Citizenship	☐ U.S. citizen	☐ U.S. citizen residing outside the U.S., Country
☐ Resident Alien
I am subject to backup withholding ☐ YES ☐ NO

For Custodial Accounts Only

Name	TIN

Address	Custodian/Brokerage Acct. Number

City	State	Zip Code

three	Form of Ownership

Select one type of account.	Non-Custodial – Single Signature (minimum investment $5,000):

☐ Individual ☐ Individual with Transfer on Death*

* Fill out Transfer on Death Form to effect designation. Transfer on Death form available on www.CNLLifestyleREIT. com.	Non-Custodial – Multiple Signatures ☐ Joint Tenant with Rights of Survivorship ☐ Joint Tenants with Transfer on Death* ☐ Community Property

Non-Custodial – Trust

☐ Taxable Trust ☐ Tax Exempt Trust

Name of Trust

Custodial –Custodian Signature Required (minimum investment $4,000):

☐ Traditional IRA ☐ ROTH IRA ☐ SEP/IRA ☐ Rollover IRA ☐ Beneficial IRA

Beneficial IRA Decedent Name

Other – Custodian Signature Required (minimum investment $5,000):

☐ Uniform Gift to Minors Act, State of __________________ DOB of Minor _______________

☐ Uniform Transfers to Minors Act, State of _______________ DOB of Minor _____________

Other

☐ Corporation ☐ Partnership ☐ Non-Profit Organization ☐ Profit Sharing Plan ☐ Pension Plan

Name of Corporation/Plan Name/Other

four	Distributions Instructions

Select only one option.	☐ Send distributions to investor address shown in Section 2 (For non-qualified accounts only)

Complete this section to

direct your distributions

to our Reinvestment Plan

(DRP) or to deposit them

directly into your account.

Qualified Plan accounts

need the Custodian’s

approval to direct

distributions.

☐ Reinvest in CNL Lifestyle Properties, Inc. shares (See prospectus for more details)
☐ Direct Deposit cash (non-custodian investors only; Provide information requested below)

I authorize CNL Lifestyle Properties, Inc. or its Agents (collectively, the “CNL”) to deposit my distribution to my checking, savings or brokerage account. This authority will remain in force until I notify the CNL in writing to cancel it. In the event that the CNL deposits funds erroneously into my account, it is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution

Address

City	State	Zip Code

Select One Account Type. (For Direct Deposit Only)	☐ Checking (please include a voided check) ☐ Savings ☐ Brokerage or other

Account Number	ABA Routing Number

five	Subscriber Signatures

Please separately initial

each of the representata- tions below. Except in the

case of fiduciary accounts,

you may not grant any

person a power of attorney

to make such representa-

tions on your behalf.

	In order to induce CNL Lifestyle Properties, Inc. to accept this subscription, I hereby represent and warrant as follows:	Investor	Co-Investor
	a) I have received the current Prospectus for CNL Lifestyle Properties, Inc.	Initials	Initials

b)      I have (i) a net worth (does not include home, furnishings and personal automobiles) of at least $250,000 or (ii) a net worth (as described above) of at least $70,000 and a gross annual income of at least $70,000.

		Initials	Initials
If applicable, I also meet the additional suitability requirements imposed by my state of primary residence as set forth in the Prospectus under the section entitled “Suitability Standards.”

Substitute IRS Form W-9 Certification:

The investor signing below, under penalties of perjury, certifies that (i) the number shown on this subscription agreement is its correct taxpayer identification number (or it is waiting for a number to be issued to it) and (ii) it is not subject to backup withholding either because (A) it is exempt from backup withholding, (B) it has not been notified by the Internal Revenue Service (“IRS”) that it is subject to backup withholding as a result of a failure to report all interest or dividends, or (C) the IRS has notified it that it is no longer subject to backup withholding, and (iii) it is a U.S. person for federal tax purposes (including a U.S. resident alien).

YOU MUST CROSS OUT CLAUSE (ii) IN THIS CERTIFICATION AND THE “SUBJECT TO BACKUP WITHHOLDING” BOX SHOULD BE CHECKED IN SECTION TWO IF THE INVESTOR HAS BEEN NOTIFIED BY THE IRS THAT IT IS CURRENTLY SUBJECT TO BACKUP WITHHOLDING BECAUSE IT HAS FAILED TO REPORT ALL INTEREST AND DIVIDENDS ON ITS TAX RETURN.

The Internal Revenue Service does not require your consent to any provision of this document other than this certification, which is required to avoid backup withholding.

	Signature of Investor – OR – Beneficial Owner	Date

	Signature of Co-Investor – OR - Custodian	Date

six	Electronic Delivery

☐ Electronic Delivery – I hereby request that CNL Lifestyle Properties, Inc. deliver all stockholder communications (including proxy statements, annual and quarterly reports, prospectus supplements, investor communications, account statements*, tax forms and other required reports) to me by sending electronic notifications to the email address I have provided below. I understand that I may revoke my request for electronic delivery at any time by calling (866) 650–0650.

*  Electronic delivery of account statements is not available to investors electing to receive a check by mail.

Email Address

seven	Broker/Financial Advisor Information & Signature

The Financial Advisor (“FA”) or Registered Representative hereby warrants that it is duly licensed and may lawfully sell shares in the state designated as the investor’s legal residence.

Participating Broker-Dealer Name ☐ Check if recently employed by new B/D

	Financial Advisor – OR – Registered Representative Name		Advisor Number

Mailing Address ☐ Check if updated address

	City	State	Zip Code

	Telephone	Fax

Email Address

THE FINANCIAL ADVISOR OR REGISTERED REPRESENTATIVE MUST SIGN BELOW.

The undersigned confirms by its signature that it (i) has reasonable grounds to believe that the information and representations concerning the investor identified herein are true, correct and complete in all respects; (ii) has verified that the form of ownership selected is accurate and, if other than individual ownership, has verified that the individual executing on behalf of the investor is properly authorized and identified; (iii) has discussed such investor’s prospective purchase of shares with such investor; (iv) has advised such investor of all pertinent facts with regard to the liquidity and marketability of the shares; (v) has delivered the prospectus and related supplements, if any, to such investor; and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The above-identified entity, acting in its capacity as agent, Advisor and/or Broker/Dealer, has performed functions required by federal and state securities laws and FINRA rules and regulations, including, but not limited to Know Your Customer, Suitability and PATRIOT Act (AML, Customer Identification) as required by their relationship with the subscriber(s) identified on this document.

THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND.

I understand this Subscription Agreement is for the offering of CNL Lifestyle Properties, Inc.

	Signature of Financial Advisor – OR – Registered Representative		Date

	Signature of Branch Manager		Date

All items on the Subscription Agreement must be completed in order for a subscription to be processed. Subscribers should read the Prospectus in its entirety. Each subscription will be accepted or rejected by CNL Lifestyle Properties, Inc. within 30 days after its receipt, and no sale of shares shall be completed until at least five business days after the date the subscriber receives a copy of the Prospectus. Subscribers will receive a confirmation of their purchase.

Return via Standard Mail CNL Lifestyle Properties, Inc. c/o Boston Financial Data Services P.O. Box 8562 Boston, MA 02266-8562	Return via Overnight Delivery CNL Lifestyle Properties, Inc. c/o Boston Financial Data Services 30 Dan Road, Suite 8562 Canton, MA 02021-2809	CNL Client Services Toll-free (866) 650-0650 Fax (877) 694-1116

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

	Amount
SEC registration fee	$61,400
FINRA filing fee	75,500
Accounting fees and expenses	2,300,000	*
Escrow agent’s fees	7,000	*
Sales and advertising expenses	4,000,000	*
Legal fees and expenses	2,000,000	*
Blue sky fees and expenses	200,000	*
Printing expenses	3,700,000	*
Miscellaneous	100,000	*
Investor services	772,500	*
Administrative	400,000	*

Total	$13,616,400	*

*	Estimated through completion of the offering, assuming sale of 195 million shares.

Item 33.	Recent Sales of Unregistered Securities.

None.

Item 34.	Indemnification of Directors and Officers.

Pursuant to Maryland corporate law and the Company’s Articles of Incorporation, the Company is required to indemnify and hold harmless a present or former director, officer, Advisor, or Affiliate and may indemnify and hold harmless a present or former employee or agent of the Company (the “Indemnitee”) against any or all losses or liabilities reasonably incurred by the Indemnitee in connection with or by reason of any act or omission performed or omitted to be performed on behalf of the Company while a director, officer, Advisor, Affiliate, employee, or agent and in such capacity, provided, that the Indemnitee has determined, in good faith, that the act or omission which caused the loss or liability was in the best interests of the Company. The Company will not indemnify or hold harmless the Indemnitee if: (i) the loss or liability was the result of negligence or misconduct, or if the Indemnitee is an Independent Director, the loss or liability was the result of gross negligence or willful misconduct, (ii) the act or omission was material to the loss or liability and was committed in bad faith or was the result of active or deliberate dishonesty, (iii) the Indemnitee actually received an improper personal benefit in money, property, or services, (iv) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful, or (v) in a proceeding by or in the right of the Company, the Indemnitee shall have been adjudged to be liable to the Company. In addition, the Company will not provide indemnification for any loss or liability arising from an alleged violation of federal or state securities laws unless one or more of the following conditions are met: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular Indemnitee; (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular Indemnitee; or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular Indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which securities of the Company were offered or sold as to indemnification for violations of securities laws. Pursuant to its Articles of Incorporation, the Company is required to pay or reimburse reasonable

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

expenses incurred by a present or former director, officer, Advisor or Affiliate and may pay or reimburse reasonable expenses incurred by any other Indemnitee in advance of final disposition of a proceeding if the following are satisfied: (i) the Indemnitee was made a party to the proceeding by reasons of his or her service as a director, officer, Advisor, Affiliate, employee or agent of the Company; (ii) the Indemnitee provides the Company with written affirmation of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the Articles of Incorporation; (iii) the Indemnitee provides the Company with a written agreement to repay the amount paid or reimbursed by the Company, together with the applicable legal rate of interest thereon, if it is ultimately determined that the Indemnitee did not comply with the requisite standard of conduct; and (iv) the legal proceeding was initiated by a third party who is not a stockholder or, if by a stockholder of the Company acting in his or her capacity as such, a court of competent jurisdiction approves such advancement. The Company’s Articles of Incorporation further provide that any indemnification, payment, or reimbursement of the expenses permitted by the Articles of Incorporation will be furnished in accordance with the procedures in Section 2-418 of the Maryland General Corporation Law.

Any indemnification may be paid only out of Net Assets of the Company, and no portion may be recoverable from the stockholders.

The Company has entered into indemnification agreements with each of the Company’s officers and directors. The indemnification agreements require, among other things, that the Company indemnify its officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. In accordance with these agreements, the Company must indemnify and advance all expenses reasonably incurred by officers and directors seeking to enforce their rights under the indemnification agreements. The Company also must cover officers and directors under the Company’s directors’ and officers’ liability insurance.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements: None

(b)	Exhibits:

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated April 30, 2008 among CNL Lifestyle Properties, Inc., CNL Securities Corp., CNL Lifestyle Company, LLC, CNL Financial Group, Inc. and Ameriprise Financial Services, Inc. (Previously filed as part of Exhibit 1.3 to Post-Effective Amendment No. Two to the Registration Statement on Form S-11 (File No. 333-146457) filed July 9, 2008 and incorporated herein by reference.)

1.4	Side Letter dated June 18, 2008 between CNL Lifestyle Properties, Inc. and CNL Securities Corp. (Previously filed as part of Exhibit 1.4 to Post-Effective Amendment No. Two to the Registration Statement on Form S-11 (File No. 333-146457) filed July 9, 2008 and incorporated herein by reference.)

2.1	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Previously filed as Exhibit 2.4 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

3.1	Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 10, 2004 (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	Bylaws of CNL Income Properties, Inc. dated March 4, 2004 (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated April 8, 2004 (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

3.4	Amendment No. One to the Bylaws of CNL Income Properties, Inc. dated January 1, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on May 9, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.5	Amendment No. Two to the Bylaws of CNL Income Properties, Inc. dated September 19, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on September 23, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 26, 2008 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on March 26, 2008 (File No. 000-51288) and incorporated herein by reference.)

3.7	Amendment No. Three to the Bylaws of CNL Income Properties, Inc. (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.1	Amended and Restated Redemption Plan. (Previously filed as Exhibit 4.1 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

4.2	Amended and Restated Reinvestment Plan (Previously filed as Appendix A to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

5	Opinion of Arnold & Porter LLP as to the legality of the securities being registered by CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 5 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

8	Opinion of Arnold & Porter LLP regarding certain material tax issues relating to CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.1	Advisory Agreement (Previously filed as Exhibit 10.1 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

10.2	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004, Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004, Amy Sinelli dated June 14, 2005, Joseph T. Johnson dated January 1, 2006, Daniel Crowe dated March 22, 2006 and Baxter Underwood dated September 9, 2008 (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.3	Loan Agreement dated as of August 2, 2004 between WTC-Trade Mart, L.P., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.16 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.4	Loan Agreement dated as of August 8, 2003 by and between IFDC Property Company, Ltd., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.19 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.5	Asset Purchase Agreement dated as of January 10, 2007 between PARC 7F-Operations Corporation and CNL Income Properties, Inc. (Previously filed as Exhibit 10.58 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.6	The Second Amended and Restated Loan Agreement dated February 9, 2007 between CNL Income Palmetto, LLC, et al., Borrowers, and Sun Life Assurance Company of Canada, Lender (Previously filed as Exhibit 10.60 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.7	Deed of Trust, Security Agreement and Financing Statement dated February 9, 2007 executed by CNL Income Canyon Springs, LLC, Grantor, in favor of Sun Life Assurance Company of Canada, Beneficiary (Previously filed as Exhibit 10.61 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

10.8	Loan Agreement dated March 23, 2007 by and among CNL Income Northstar, LLC, et al, Borrower, CNL Income SKI II, LLC, et al, Pledgor, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.63 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.9	Sublease Agreement dated as of April 5, 2007 by and between CNL Income Enchanted Village, LLC, Landlord, and PARC Enchanted Parks, LLC, Tenant (Previously filed as Exhibit 10.64 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.10	Purchase and Sale Agreement and Joint Escrow Instructions dated as of October 29, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.57 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 15, 2008 and incorporated herein by reference.)

10.11	Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated November 19, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.65 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 14, 2008 and incorporated herein by reference.)

10.12	Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated December 14, 2007 among American Golf Corporation, et al, Sellers, and CNL Lifestyle Partners, LP, Buyer (Previously filed as Exhibit 10.66 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 14, 2008 and incorporated herein by reference.)

10.13	Collateral Loan Agreement dated as of January 25, 2008 between CNL Income EAGL Southwest Golf, LC, et al., Borrower, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.1 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.14	Deed of Trust and Security Agreement dated January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.2 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.15	Omnibus Lease Resolution Agreement dated as of October 30, 2008 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed November 14, 2008 and incorporated herein by reference.)

10.16	First Amendment to Omnibus Lease Resolution Agreement dated as of December 30, 2008 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.20 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

10.17	Second Amendment to Omnibus Lease Resolution Agreement dated as of February 5, 2009 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.21 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

10.18	Third Amendment to Omnibus Lease Resolution Agreement dated as of March 27, 2009 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.22 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

10.19	Schedule of Omitted Agreements (Previously filed as Exhibit 10.19 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as part of Exhibits 5 and 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 27, 2008 and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated April 12, 2010 (Filed herewith.)

99	Securities Purchase Agreement dated as of January 10, 2007 among Six Flags Theme Parks, Inc., et al. and PARC 7F-Operations Corporation (Previously filed as Exhibit 10.1 to the Report on 8-K filed January 17, 2007 by Six Flags, Inc. and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

Item 37.	Undertakings.

The registrant undertakes (a) to file any prospectuses required by Section 10(a)(3) as post-effective amendments to this registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, (c) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Commission in effect at the time such post-effective amendments are filed, and (d) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant undertakes to send to each stockholder, at least on an annual basis, a detailed statement of any transactions with the Advisor or its Affiliates, and of fees, commissions, compensation, and other benefits paid or accrued to the Advisor or its Affiliates, for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

The registrant undertakes to provide to the stockholders the financial statements required by Form 10-K for the first full fiscal year of operations of the Registrant.

The registrant undertakes to file a sticker supplement pursuant to Rule 424(c) under the Act during the distribution period describing each property not identified in the Prospectus at such time as there arises a reasonable probability that such property will be acquired and to consolidate all such stickers into a post-effective amendment filed at least once every three months, with the information contained in such amendment provided simultaneously to the existing stockholders. Each sticker supplement will disclose all compensation and fees received by the Advisor and its Affiliates in connection with any such acquisition. Post-effective amendments will include audited financial statements meeting the requirements of Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based upon the type of property acquired and the type of lease to which such property will be subject, only for properties acquired during the distribution period.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 or Rule 3-05 of Regulation S-X, as appropriate based on the type of property acquired and the type of lease to which such property will be subject, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the stockholders at least once each quarter after the distribution period of the offering has ended. The registrant undertakes to include, in filings containing audited financial statements of the Company, after the end of the distribution period, separate audited financial statements for all lessees leasing one or more properties whose cost represents 20% or more of the gross proceeds of the offering.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. Nine to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on April 12, 2010.

CNL LIFESTYLE PROPERTIES, INC. (Registrant)

By:	R. Byron Carlock, Jr.
R. Byron Carlock, Jr. Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. Nine to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ James M. Seneff, Jr. James M. Seneff, Jr.	Chairman of the Board	April 12, 2010

/s/ Robert A. Bourne Robert A. Bourne	Vice Chairman of the Board	April 12, 2010

/s/ R. Byron Carlock, Jr. R. Byron Carlock, Jr.	Chief Executive Officer and President (Principal Executive Officer)	April 12, 2010

/s/ Tammie A. Quinlan Tammie A. Quinlan	Chief Financial Officer and Executive Vice President (Principal Financial Officer)	April 12, 2010

/s/ Joseph T. Johnson Joseph T. Johnson	Chief Accounting Officer and Senior Vice President (Principal Accounting Officer)	April 12, 2010

/s/ Bruce Douglas Bruce Douglas	Independent Director	April 12, 2010

/s/ Dennis N. Folken Dennis N. Folken	Independent Director	April 12, 2010

/s/ Robert J. Woody Robert J. Woody	Independent Director	April 12, 2010

EXHIBIT INDEX

1.1	Managing Dealer Agreement (Previously filed as Exhibit 1.1 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.2	Form of Participating Broker Agreement (Previously filed as Exhibit 1.2 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

1.3	Selected Dealer Agreement dated April 30, 2008 among CNL Lifestyle Properties, Inc., CNL Securities Corp., CNL Lifestyle Company, LLC, CNL Financial Group, Inc. and Ameriprise Financial Services, Inc. (Previously filed as part of Exhibit 1.3 to Post-Effective Amendment No. Two to the Registration Statement on Form S-11 (File No. 333-146457) filed July 9, 2008 and incorporated herein by reference.)

1.4	Side Letter dated June 18, 2008 between CNL Lifestyle Properties, Inc. and CNL Securities Corp. (Previously filed as part of Exhibit 1.4 to Post-Effective Amendment No. Two to the Registration Statement on Form S-11 (File No. 333-146457) filed July 9, 2008 and incorporated herein by reference.)

2.1	Amended and Restated Partnership Interest Purchase Agreement by and between CNL Income Properties, Inc. and Dallas Market Center Company, Ltd. as of January 14, 2005 (Previously filed as Exhibit 2.4 to Post-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-108355) filed March 3, 2005, and incorporated herein by reference.)

3.1	Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 10, 2004 (Previously filed as Exhibit 3.3 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.2	Bylaws of CNL Income Properties, Inc. dated March 4, 2004 (Previously filed as Exhibit 3.4 to the Registration Statement on Form S-11 (File No. 333-108355) filed March 16, 2004, and incorporated herein by reference.)

3.3	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated April 8, 2004 (Previously filed as Exhibit 3.5 to the Registration Statement on Form S-11 (File No. 333-108355) filed April 9, 2004, and incorporated herein by reference.)

3.4	Amendment No. One to the Bylaws of CNL Income Properties, Inc. dated January 1, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on May 9, 2005 (File No. 000-51288) and incorporated herein by reference.)

3.5	Amendment No. Two to the Bylaws of CNL Income Properties, Inc. dated September 19, 2005 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on September 23, 2005 (File No. 000-51288) and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

3.6	Articles of Amendment to the Amended and Restated Articles of Incorporation of CNL Income Properties, Inc. dated March 26, 2008 (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on March 26, 2008 (File No. 000-51288) and incorporated herein by reference.)

3.7	Amendment No. Three to the Bylaws of CNL Income Properties, Inc. (Previously filed as Exhibit 3.1 to the Report on Form 8-K filed on December 5, 2007 and incorporated herein by reference.)

4.1	Amended and Restated Redemption Plan. (Previously filed as Exhibit 4.1 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

4.2	Amended and Restated Reinvestment Plan (Previously filed as Appendix A to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

5	Opinion of Arnold & Porter LLP as to the legality of the securities being registered by CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 5 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

8	Opinion of Arnold & Porter LLP regarding certain material tax issues relating to CNL Income Properties, Inc. dated March 27, 2008 (Previously filed as Exhibit 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 28, 2008 and incorporated herein by reference.)

10.1	Advisory Agreement (Previously filed as Exhibit 10.1 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

10.2	Indemnification Agreement between CNL Income Properties, Inc. and James M. Seneff, Jr. dated March 2, 2004. Each of the following directors and/or officers has signed a substantially similar agreement: Robert A. Bourne, Bruce Douglas, Dennis N. Folken, Robert J. Woody dated March 2, 2004, Thomas J. Hutchison III, R. Byron Carlock, Jr., Tammie A. Quinlan and Charles A. Muller dated April 19, 2004, Amy Sinelli dated June 14, 2005, Joseph T. Johnson dated January 1, 2006, Daniel Crowe dated March 22, 2006 and Baxter Underwood dated September 9, 2008 (Previously filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q for the period ended June 30, 2004, filed August 4, 2004 and incorporated herein by reference.)

10.3	Loan Agreement dated as of August 2, 2004 between WTC-Trade Mart, L.P., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.16 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.4	Loan Agreement dated as of August 8, 2003 by and between IFDC Property Company, Ltd., as Borrower and Bank of America, N.A., as Lender (Previously filed as Exhibit 10.19 to Post-Effective Amendment No. Three to the Registration Statement on Form S-11 (File No. 333-108355) filed on June 15, 2005 and incorporated herein by reference.)

10.5	Asset Purchase Agreement dated as of January 10, 2007 between PARC 7F-Operations Corporation and CNL Income Properties, Inc. (Previously filed as Exhibit 10.58 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

10.6	The Second Amended and Restated Loan Agreement dated February 9, 2007 between CNL Income Palmetto, LLC, et al., Borrowers, and Sun Life Assurance Company of Canada, Lender (Previously filed as Exhibit 10.60 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.7	Deed of Trust, Security Agreement and Financing Statement dated February 9, 2007 executed by CNL Income Canyon Springs, LLC, Grantor, in favor of Sun Life Assurance Company of Canada, Beneficiary (Previously filed as Exhibit 10.61 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-128662) filed March 8, 2007 and incorporated herein by reference.)

10.8	Loan Agreement dated March 23, 2007 by and among CNL Income Northstar, LLC, et al, Borrower, CNL Income SKI II, LLC, et al, Pledgor, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.63 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.9	Sublease Agreement dated as of April 5, 2007 by and between CNL Income Enchanted Village, LLC, Landlord, and PARC Enchanted Parks, LLC, Tenant (Previously filed as Exhibit 10.64 to Post-Effective Amendment No. Six to the Registration Statement on Form S-11 (File No. 333-128662) filed April 16, 2007 and incorporated herein by reference.)

10.10	Purchase and Sale Agreement and Joint Escrow Instructions dated as of October 29, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.57 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 15, 2008 and incorporated herein by reference.)

10.11	Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated November 19, 2007 among American Golf Corporation, et al, Sellers, and CNL Income Partners, LP, Buyer (Previously filed as Exhibit 10.65 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 14, 2008 and incorporated herein by reference.)

10.12	Second Amendment to Purchase and Sale Agreement and Joint Escrow Instructions dated December 14, 2007 among American Golf Corporation, et al, Sellers, and CNL Lifestyle Partners, LP, Buyer (Previously filed as Exhibit 10.66 to Post-Effective Amendment No. Nine to the Registration Statement on Form S-11 (File No. 333-128662) filed January 14, 2008 and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement

10.13	Collateral Loan Agreement dated as of January 25, 2008 between CNL Income EAGL Southwest Golf, LC, et al., Borrower, and The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.1 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.14	Deed of Trust and Security Agreement dated January 25, 2008 by CNL Income EAGL Southwest Golf, LLC, Borrower, to The Prudential Insurance Company of America, Lender (Previously filed as Exhibit 10.2 to Report on Form 8-K filed January 31, 2008 and incorporated herein by reference.)

10.15	Omnibus Lease Resolution Agreement dated as of October 30, 2008 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the period ended September 30, 2008, filed November 14, 2008 and incorporated herein by reference.)

10.16	First Amendment to Omnibus Lease Resolution Agreement dated as of December 30, 2008 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.20 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

10.17	Second Amendment to Omnibus Lease Resolution Agreement dated as of February 5, 2009 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.21 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

10.18	Third Amendment to Omnibus Lease Resolution Agreement dated as of March 27, 2009 among Evergreen Alliance Golf Limited, L.P. et al. and CNL Income Partners, LP et al. (Previously filed as Exhibit 10.22 to Post-Effective Amendment No. Five to the Registration Statement on Form S-11 (File No. 333-146457) filed April 9, 2009 and incorporated herein by reference.)

10.19	Schedule of Omitted Agreements (Previously filed as Exhibit 10.19 to the Annual Report on Form 10-K filed on March 25, 2010 and incorporated herein by reference.)

21	Subsidiaries of the Registrant (Filed herewith.)

23.1	Consent of Arnold & Porter LLP (Previously filed as part of Exhibits 5 and 8 to Pre-Effective Amendment No. One to the Registration Statement on Form S-11 (File No. 333-146457) filed March 27, 2008 and incorporated herein by reference.)

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Certified Public Accounting Firm, dated April 12, 2010 (Filed herewith.)

99	Securities Purchase Agreement dated as of January 10, 2007 among Six Flags Theme Parks, Inc., et al. and PARC 7F-Operations Corporation (Previously filed as Exhibit 10.1 to the Report on 8-K filed January 17, 2007 by Six Flags, Inc. and incorporated herein by reference.)

CNL Lifestyle Properties, Inc. Post-Effective Amendment No. Nine to S-11 Registration Statement